As filed with the Securities and Exchange Commission on July 7, 2006

Registration Nos. 333-134632

333-134632-01

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Houghton Mifflin, LLC

Houghton Mifflin Finance, Inc.

(Exact Name of Registrant Issuer as Specified in Its Charter)

Delaware Delaware	2731 2731	20-4822961 20-4822812
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

222 Berkeley Street

Boston, Massachusetts 02116

(617) 351-5000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Paul D. Weaver

Secretary and General Counsel

Houghton Mifflin, LLC

Houghton Mifflin Finance, Inc.

222 Berkeley Street

Boston, Massachusetts 02116

(617) 351-5000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With copies to:

Edward P. Tolley III, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000 Fax: (212) 455-2502	Jane D. Goldstein, Esq. Ropes & Gray LLP One International Place Boston, Massachusetts 02110 (617) 951-7000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective Registration Statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Floating Rate Senior PIK Notes due 2011	$340,000,000	100%	$340,000,000	$36,380	(2)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Includes $40,000,000 principal amount of such notes which may be issued, at the option of the Registrants, in lieu of cash interest payments thereon. Such additional principal amount constitutes the Registrants’ reasonable good faith estimate of the amount of such notes which may be paid as interest in lieu of cash. $32,100 of this fee was paid in connection with the filing of the Registration Statement on Form S-4 on June 1, 2006.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated July 7, 2006

Prospectus

Houghton Mifflin, LLC

Houghton Mifflin Finance, Inc.

Offer to exchange up to $300,000,000 aggregate principal amount of Floating Rate Senior PIK Notes due 2011, which have been registered under the Securities Act of 1933, for any and all outstanding Floating Rate Senior PIK Notes due 2011.

The Exchange Offer

•	Houghton Mifflin, LLC, which we refer to as Issuer, and Houghton Mifflin Finance, Inc., which we refer to as Co-issuer, will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradeable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at 12:01 a.m., New York City time, on , 2006, unless extended. We do not currently intend to extend the expiration date of the exchange offer.

•	The exchange of outstanding notes for the exchange notes in the exchange offer will not constitute a taxable event to holders for U.S. federal income tax purposes.

The Exchange Notes

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradeable.

•	We do not intend to apply for the listing of the exchange notes on any securities exchange or automated dealer quotation system.

Broker-Dealers

•	Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that, by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

•	This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities.

•	We have agreed that, for a period of 90 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with the resale of exchange notes. See “Plan of Distribution.”

You should consider carefully the risk factors beginning on page 18 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2006.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different from that contained in this document. This document may be used only where it is legal to sell these securities. The information in this document may be accurate only on the date of this document.

i

PROSPECTUS SUMMARY

This summary highlights information about our company, our industry, the terms of this exchange offer, and our historical financial information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you. We urge you to read this entire prospectus, including the “Risk Factors” section and the consolidated financial statements and related notes. In this prospectus, the term “Parent” refers to Houghton Mifflin Holding Company, Inc., the term “Issuer” refers to Houghton Mifflin, LLC, a wholly owned subsidiary of Parent, the term “Co-issuer” refers to Houghton Mifflin Finance, Inc., a 100% owned finance subsidiary of Issuer, the term the “Issuers” refers to Issuer and Co-issuer, the term “Holdings” refers to Houghton Mifflin Holdings, Inc., a wholly owned subsidiary of Issuer, the term “Publishing” refers to HM Publishing Corp., a wholly owned subsidiary of Holdings, the term “Houghton Mifflin” refers to Houghton Mifflin Company, a wholly owned subsidiary of Publishing, and the terms “we,” “our,” “ours,” “us,” and “Company” refer collectively to Issuer and its subsidiaries, including Holdings, Publishing, and Houghton Mifflin, except where otherwise indicated. The use of these terms is not intended to imply that Issuer and Issuer’s subsidiaries are not separate and distinct legal entities. The Issuers are the sole obligors on the notes, and neither Parent nor Issuer’s subsidiaries (other than Co-issuer) have any obligation with respect to the notes. For a more comprehensive discussion of the Company, see “Business.”

Our Company

The Company is a leading publisher in the pre-kindergarten through grade twelve (“K-12”) and college education, trade and reference, educational, and clinical testing markets in the United States. As a publisher, the Company shapes ideas, information, and instructional methods into various media that satisfy the lifelong need of people to learn, gain proficiency, and be entertained. The Company seeks out, selects, and generates worthwhile concepts and then enhances their value and accessibility through creative development, design, production, marketing, sales, and distribution. While the Company’s works have been published principally in printed form, programs or works are also published in other formats, including computer software, laser discs, CD-ROM, and Internet-based platforms.

For the year ended December 31, 2005, the Company generated net sales of $1,282.1 million, a $63.2 million, or 5.2%, increase over its $1,218.9 million in net sales in the same period in 2004. Significant sales in 2005 included elementary reading, social studies, and math programs, and secondary social studies and science programs.

The Company’s diverse product offerings are classified into three reportable segments:

•	K-12 Publishing The K-12 Publishing segment develops comprehensive educational programs, comprised primarily of textbooks, workbooks, supplemental materials, teaching guides, technology-based components, and other resources. This reportable segment also provides testing and assessment services to the K-12 market. For the year ended December 31, 2005, the K-12 Publishing segment’s net sales increased $75.7 million, or 8.9%, to $925.5 million from $849.8 million in the same period for 2004.

•	College Publishing The College Publishing segment publishes textbooks, ancillary products, such as workbooks and study guides, technology-based instructional materials, teacher materials, and other materials, primarily for introductory college-level courses. This reportable segment also sells college products in the high school advanced placement market. For the year ended December 31, 2005, the College Publishing segment’s net sales increased $7.4 million, or 3.3%, to $228.3 million from $220.9 million in the same period for 2004.

•	Trade and Reference Publishing The Trade and Reference Publishing segment publishes fiction and non-fiction books for adults and children, dictionaries, and other reference materials for the trade market worldwide. For the year ended December 31, 2005, the Trade and Reference Publishing segment’s net sales decreased $19.9 million, or 13.4%, to $128.3 million from $148.2 million in the same period for 2004.

For the year ended December 31, 2005, the Company derived approximately 90% of its net sales from educational publishing in the K-12 and College Publishing segments, which are markedly seasonal businesses. During each of the three fiscal years ended December 31, 2005, the Company realized approximately 75% of consolidated net sales in the second and third quarters, which the Company believes is a typical pattern for its business.

Industry Overview

We are one of the largest participants in the instructional materials and testing portion of the U.S. educational publishing industry. The spending in this sector was estimated to be almost $13 billion in 2005, which was comprised of: (i) $7.5 billion for K-12 educational materials, with textbooks estimated to account for almost half of that amount; (ii) $4.1 billion for new college instructional materials; and (iii) $1.3 billion for educational testing. Our target educational publishing, testing, and assessment markets benefit directly from government spending on education, which aggregated more than $450 billion in 2003, including spending on teacher salaries, infrastructure, transportation, instructional materials, and other items. According to the U.S. Department of Education, total government spending on K-12 education in the United States has grown at an approximate 8% compound annual growth rate (“CAGR”) over the past 30 years. State and local sources account for over 90% of total K-12 educational funding in the United States.

We believe our targeted educational publishing markets will benefit from the positive demographic trend of increasing college enrollment and a favorable long-term K-12 funding environment. K-12 enrollment in the United States grew from approximately 53 million students in 2000 to approximately 55 million students in 2005 and is predicted to remain steady for the next nine years. Educational spending has outpaced enrollment growth, with spending per K-12 student increasing from approximately $7,400 in the 2000-01 school year to approximately $8,400 in the 2004-05 school year. We believe the recent K-12 funding trend is characterized by an increased focus on accountability and student assessment. Additionally, we believe this spending will continue to be augmented by the increased emphasis on education, most prominently evidenced by the No Child Left Behind Act of 2001 (“NCLB Act”), which focuses on accountability, student assessment, and increased federal spending on education and includes the Reading First initiative targeting pre-kindergarten through grade three (“K-3”) reading improvement. We believe that this type of federal legislation will also significantly increase future demand and funding for student assessment. College enrollment in the United States grew from approximately 15 million students in 2000 to more than 17 million students in 2005 and is estimated to grow to 19 million students in 2014. The market for new college textbooks is estimated to have grown from $3.7 billion in 2002 to a projected $4.4 billion in 2007.

We also compete in the trade and reference publishing market. Sales of trade titles in that market grew steadily over the last 5 years to approximately $14 billion in 2005.

Our Business Strengths

Recently, we have experienced growth in net sales and operating margins. We believe this favorable operating performance is due to a number of core strengths, which include the following:

Leading Market Positions. We are a leader in the markets in which we compete. In our targeted K-12 subjects, we have significant market shares in elementary school reading and language arts, and mathematics and secondary school language arts, mathematics, social studies, and world languages.

Diverse Portfolio of Businesses, Products and Recognized Brands. We target a focused set of markets within each of our operating segments, reducing our dependence on any single segment. We offer a comprehensive set of leading products and services within each of these areas, including textbooks, workbooks, supplemental materials, technology-based products, teaching guides, various types of standardized and customized tests, and a range of trade and reference titles. In addition, our products span a broad set of educational disciplines, reducing our dependence on any single K-12 subject. In 2005 and 2006, we released new products for the science and social studies disciplines, to further broaden our product portfolio in the K-12 Publishing segment. Through more than a century of experience in the educational publishing market and our diverse portfolio of educational businesses, we have developed many recognized brands across our business segments.

Significant Economies of Scale and Barriers to Entry in U.S. Educational Publishing Markets. We recognize significant competitive advantages as a result of our scale, including the ability to: (i) develop complete educational programs and other publications cost-effectively; (ii) use our educational sales force to sell multiple products across the K-12 and college markets and to expand into new product offerings more easily; (iii) obtain volume purchasing benefits from our suppliers; (iv) leverage our fixed costs to enhance profitability; and (v) use our strong platforms as the foundation for future growth and expansion.

Experienced and Motivated Management Team. Our senior management team has significant publishing and educational expertise. Our senior corporate executives and divisional managers have an average of more than twenty years of experience in the publishing and education industries and ten years of experience with us or one of our predecessor companies.

Long-Term Customer Relationships Sustained by Experienced Educational Sales Force. We believe our customer relationships, many of which have lasted for decades, provide us with a significant competitive advantage. Our customer relationships are built by our experienced sales force around our full-service offering of teaching tools, training, and methods.

Our Business Strategy

We continually strive to develop high-quality content and deliver it to the marketplace using various media to advance education and literature. We have leveraged our core strengths to broaden our portfolio of products and services across our segments resulting in increased growth, diversity, and scale. We intend to continue to grow our market share through the additional expansion and strengthening of our product portfolio and the increased competitiveness of our sales force. Our strategy to achieve these goals includes the following elements:

Leverage Leadership Positions into Future Market Opportunities. We intend to grow our market share and maintain our current leadership positions by expanding our product offerings to include additional K-12 subjects and college disciplines, as well as new technology-based products, thereby enabling us to increase growth and profitability. This growth in market share and broadening of product offerings also increases the productivity of our sales force, which in turn enables us to increase our competitiveness in the markets we serve. Our sales force was expanded in 2005, in connection with the release of our new science and social studies products.

Capitalize on Trends in the U.S. Education Market. We believe education in the United States is experiencing several significant trends, including: (i) increased focus on accountability and student assessment; (ii) increased federal funding through the NCLB Act for educational materials; (iii) broadening acceptance of technology; and (iv) increased college enrollment. Through strong, long-standing relationships with local, state, and federal entities and through our long history of developing educational products and programs as well as assessment solutions, we believe we are well-positioned to capitalize on these trends.

Continue to Maximize Operational Efficiency. In recent years, we have streamlined our editorial, production, and distribution and back-office processes to maximize profitability. The results include the implementation of an enterprise resource planning system, enhancements to our procurement process, reductions in our overhead costs, and the integration and rationalization of our technology spending. We have also increased efficiency in the editorial and production areas through the use of technology and other publishing tools, which provide greater flexibility to meet the needs of our customers and to reduce our time to publish products for new markets. We anticipate further operating efficiencies by fully implementing measures already in place, and believe there is even more potential for efficiency through planned initiatives.

Pursue Opportunistic Acquisitions. We have historically pursued opportunistic acquisitions to enhance our portfolio of products and leverage our existing infrastructure. We believe that the trends in the current U.S. education market present opportunities for us to acquire businesses, educational products, assessment solutions, and technologies to help us compete more effectively in our markets.

Risks Relating To Our Business Strategy

Our markets are highly competitive and are subject to rapid change and increasing costs of development. We may not be able to identify successful business models for generating sales of technology-based programs. In addition, federal and state standards for educational materials may change and government funding for our products and services may decline. Furthermore, we may not successfully complete or integrate acquisitions, or achieve the expected benefits from any future acquisitions, which could adversely affect our growth. If we are unable to address these risks, our results of operations may be negatively impacted.

For more information, see “Business” included elsewhere in this prospectus.

Recent Developments

On May 31, 2006 Houghton Mifflin agreed to purchase certain assets of Achievement Technologies, Inc. (“ATI”) for approximately $18.5 million in cash plus certain commissions, contingent payments of up to $4 million and other payments by Houghton Mifflin to ATI as well as certain payments by ATI to Houghton Mifflin. On May 31, 2006, Houghton Mifflin also entered into an Option Agreement pursuant to which it has the right to exercise an option to purchase certain retained assets of ATI.

At the time of the transaction, Michael Perik was a director of Parent, Issuers, Holdings, Publishing, and Houghton Mifflin and a shareholder and President and Chief Executive Officer of Achievement Technologies, Inc. Mr. Perik resigned on June 12, 2006 as a director of Parent, Issuers, Holdings, Publishing, and Houghton Mifflin and became Chairman of Houghton Mifflin’s Assessment Group. Certain other stockholders of ATI are affiliates of Thomas H. Lee Partners, L.P. and its affiliates, which are shareholders of Parent.

On June 5, 2006, Houghton Mifflin entered into a consulting agreement with Steve Gandy, a director of Parent, Issuers, Holdings, Publishing, and Houghton Mifflin, pursuant to which Mr. Gandy will provide consulting services for the period from June 1, 2006 through August 31, 2006, and will be compensated at the rate of $20,000 per month.

The Company’s principal executive offices are located at 222 Berkeley Street, Boston, Massachusetts 02116-3764. The Company’s telephone number is (617) 351-5000. Houghton Mifflin’s internet address is www.hmco.com. Information on Houghton Mifflin’s website is not incorporated into this prospectus and is not a part of this prospectus.

Ownership Structure

Issuer was formed on May 1, 2006 and is a wholly owned subsidiary of Parent. We undertook a reorganization transaction in connection with the original offering of the outstanding notes pursuant to which we added three new companies, Parent, Issuer, and Co-issuer, to our corporate structure. To effectuate the restructuring, Holdings’ current equity holders contributed their equity in Holdings in exchange for equity in Parent. Parent then contributed its equity in Holdings to Issuer in exchange for equity in Issuer. After giving effect to this reorganization transaction, Parent is a company beneficially owned by Thomas H. Lee Partners, L.P. and its affiliates (“THL”), Bain Capital, LLC and its affiliates (“Bain Capital”), and the Blackstone Group and its affiliates (“Blackstone;” collectively the “Sponsors”) and management. Holdings is a wholly owned subsidiary of Issuer, and Issuer is a wholly owned subsidiary of Parent.

As Issuer and Holdings are companies organized under the common control of Parent, the contribution will be accounted for in a manner similar to a pooling. Accordingly, the historical consolidated financial statements of Holdings will become the historical consolidated financial statements of Issuer. Issuer’s only assets are its ownership of the stock of Holdings and ownership of the stock of Co-issuer. Co-issuer exists solely for the purpose of serving as co-issuer of the notes. For purposes of this prospectus we have presented the historical financial statements of Holdings. The chart below illustrates in summary form the ownership and corporate structure (certain other former and current management own less than 1% of Parent).

Summary of Terms of the Exchange Offer

In this prospectus, the term “outstanding notes” refers to the Floating Rate Senior PIK Notes due 2011; the term “exchange notes” refers to the Floating Rate Senior PIK Notes due 2011 as registered under the Securities Act of 1933, as amended (the “Securities Act”); the term “notes” refers to the outstanding notes and exchange notes.

On May 9, 2006, we completed the private offering of $300,000,000 aggregate principal amount of our outstanding notes.

We entered into a registration rights agreement with Deutsche Bank Securities, Inc. and Goldman, Sachs & Co., the initial purchasers, in connection with the private offering of the outstanding notes in which we agreed to deliver this prospectus to you as part of the exchange offer and we agreed to complete the exchange offer within 360 days after the date of issuance of the outstanding notes. In the exchange offer, you are entitled to exchange your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except that:

•	the exchange notes have been registered under the Securities Act;

•	the exchange notes are not entitled to any registration rights under the registration rights agreement; and

•	the additional interest provisions of the registration rights agreement will not be applicable to the exchange notes.

The Exchange Offer

We are offering to exchange all of the outstanding notes for a like aggregate principal amount of exchange notes. Outstanding notes may be exchanged only in minimum denominations of $2,000 principal amount and integral multiples of $1,000 or, if any interest has been paid in additional notes, integral multiples of $1.00.

Resale

Based on an interpretation by the staff of the Securities and Exchange Commission, or the SEC, set forth in no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer in exchange for outstanding notes may be offered for resale, resold, and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of exchange notes; and

•	you are not an “affiliate” of the Issuers within the meaning of Rule 405 of the Securities Act.

Each participating broker-dealer that receives exchange notes for its own account during the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Prospectus delivery requirements are discussed in greater detail in the section captioned “Plan of Distribution.”

Any holder of outstanding notes who:

•	is an affiliate of the Issuers,

•	does not acquire exchange notes in the ordinary course of its business, or

•	tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated, or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration Date; Withdrawal of Tenders

The expiration date of the exchange offer will be at 12:01 a.m., New York City time, on                     , 2006, or such later date and time to which we extend either exchange offer. A tender of outstanding notes in connection with the exchange offer may be withdrawn at any time prior to the expiration date. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions, which we may waive. All conditions, other than those conditions subject to government approvals, will be satisfied or waived prior to the expiration of the exchange offer. Please read the section captioned “The Exchange Offer—Conditions to the Exchange Offer” of this prospectus for more information regarding the conditions to the exchange offer.

Procedures for Tendering Outstanding Notes

If you wish to accept the exchange offer, you must complete, sign, and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding notes through The Depository Trust Company, or DTC, and wish to participate in either exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

•	you are not an “affiliate,” as defined in Rule 405 of the Securities Act, of the Issuers or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Special Procedures for Beneficial Owners

If you are a beneficial owner of outstanding notes that are not registered in your name, and you wish to tender outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal, or any other documents required by the letter of transmittal, or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date(s), you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Consequences of Failure to Exchange

All untendered outstanding notes will continue to be subject to the restrictions on transfer provided for in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except in compliance with an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

Material U.S. Federal Income and Estate Tax Consequences

The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read the section of this prospectus captioned “Material United States Federal Income and Estate Tax Consequences” for more information on tax consequences of the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer.

Exchange Agent

Wells Fargo Bank, National Association is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent” of this prospectus.

Summary of Terms of Exchange Notes

The following is not intended to be a complete summary of the terms of the notes. For a more detailed description of the notes, see “Description of Notes.”

Issuers	Houghton Mifflin, LLC and Houghton Mifflin Finance, Inc.

Notes Offered	$300.0 million aggregate principal amount of Floating Rate Senior PIK Notes due 2011.

Maturity Date	May 15, 2011.

Interest

Interest on the notes will accrue and be payable semiannually in arrears on May 15 and November 15 of each year, commencing on November 15, 2006 at a rate per annum equal to LIBOR plus 6.75% (increasing to 7.25% if any notes are outstanding on or after November 15, 2007 and 7.75% on or after May 15, 2009), and will be payable in the form of additional notes, or in cash if we so elect. Interest on the notes will be reset semi-annually.

Ranking	The notes will be senior unsecured obligations of the Issuers and will:

•	rank equally in right of payment to any of the Issuers’ future unsecured senior indebtedness;

•	rank senior in right of payment to any of the Issuers’ future senior subordinated indebtedness and subordinated indebtedness; and

•	be effectively subordinated in right of payment to the Issuers’ future secured debt, to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of Issuer’s existing and future subsidiaries (other than Co-issuer), including Holdings, Publishing, and Houghton Mifflin.

Currently, the Issuers do not have any indebtedness other than the notes.

Optional Redemption of Notes

Prior to November 15, 2006, we may redeem some or all of the notes at a price equal to 100% of the principal amount of the notes, plus a “make-whole” premium based upon 50 basis points above the yield on the relevant U.S. Treasuries.

In addition, for the period from September 15, 2006 until November 15, 2006, we may redeem up to 100% of the notes at a price equal to 100% of the principal amount of the notes with the net proceeds that the Issuer or any of its parent companies raises from one or more equity offerings and all (but not less than all) of the notes with the proceeds of one or more equity and equity-linked offerings.

Thereafter, we may redeem the notes, in whole or in part, at any time on or after November 15, 2006 at the redemption prices set forth below, plus accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2006	100.0%
2007	102.0%
2008	101.0%
2009 and thereafter	100.0%

Mandatory Offer to Repurchase

If we sell certain assets without applying the proceeds therefrom in a specified manner, or experience specific kinds of changes of control, we must offer to repurchase the notes at the price set forth in “Description of Notes—Optional Redemption.” See “Risk Factors” for a description of the possible effects if Issuer is unable to repurchase the notes upon a change of control.

Certain Covenants	The indenture governing the notes will contain certain covenants that will, among other things, limit Issuer’s ability and the ability of some of Issuer’s subsidiaries to:

•	incur indebtedness or issue preferred shares;

•	pay dividends or make distributions in respect of our capital stock or to make other restricted payments;

•	make investments;

•	sell assets;

•	create liens without securing the notes;

•	consolidate, merge, sell, or otherwise dispose of all or substantially all of Issuer’s assets;

•	enter into certain transactions with our affiliates; and

•	designate Issuer’s subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important qualifications and limitations. See “Description of Notes—Certain Covenants.”

Original Issue Discount

We have the option to pay interest on the notes in cash interest or additional notes. For U.S. federal income tax purposes, the existence of this option means that none of the interest payments on the notes will be qualified stated interest even if we never exercise the option to pay interest in the form of additional notes. Consequently, the notes will be treated as issued at a discount and U.S. holders will be required to include original issue discount in gross income for U.S. federal income tax purposes in advance of the receipt of cash payments on such notes. For more information, see “Material U.S. Federal and Estate Tax Consequences.”

Absence of a Public Market for the Exchange Notes

The exchange notes generally will be freely transferable but will also be new securities for which there will not initially be a market. Accordingly, we cannot assure you whether a market for the exchange notes will develop or as to the liquidity of any market. We do not intend to apply for the listing of the exchange notes on any securities exchange or automated dealer quotation system. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market in the exchange notes in the over-the-counter market. However, they are not obligated to do so, and any market making with respect to the exchange notes may be discontinued without notice.

Risk Factors

Investment in the notes involves certain risks. You should carefully consider all of the information in this prospectus. In particular, for a discussion of some specific factors that you should consider in evaluating an investment in the notes, see “Risk Factors” beginning on page 18.

Summary Historical and Pro Forma Consolidated Financial and Other Data

Issuer was formed on May 1, 2006 and is a wholly owned subsidiary of Parent. We undertook a reorganization transaction in connection with the original offering of the outstanding notes pursuant to which we added three new companies, Parent, Issuer, and Co-issuer, to our corporate structure. To effectuate the restructuring, Holdings’ equity holders contributed their equity in Holdings in exchange for equity in Parent. After giving effect to this reorganization transaction, Parent is a company beneficially owned by the Sponsors and management, Holdings is a wholly owned subsidiary of Issuer, and Issuer is a wholly owned subsidiary of Parent.

As Issuer and Holdings are companies organized under the common control of Parent, the contribution will be accounted for in a manner similar to a pooling. Accordingly, the historical consolidated financial statements of Holdings will become the historical consolidated financial statements of Issuer. Issuer’s only assets are its ownership of the stock of Holdings and ownership of the stock of Co-issuer. Co-issuer exists solely for the purpose of serving as co-issuer of the notes. As a result, the following table sets forth summary historical consolidated financial data for Holdings, as of the dates and for the periods indicated.

The summary historical consolidated statement of operations data and consolidated statement of cash flow data for the years ended December 31, 2003, 2004, and 2005 and the three months ended March 31, 2005 and 2006, and the summary historical consolidated balance sheet data as of December 31, 2004, December 31, 2005, and March 31, 2006 have been derived from the historical financial statements of Holdings appearing elsewhere in this prospectus. The summary historical consolidated balance sheet data as of March 31, 2005 has been derived from the historical financial statements of Holdings, which are not included in this prospectus.

Our summary unaudited pro forma consolidated financial data for the year ended December 31, 2005 and the three months ended March 31, 2006, and as of March 31, 2006 give effect to the reorganization transaction and the original offering of the outstanding notes as if they occurred as of the beginning of the periods, or on the dates, indicated. The unaudited pro forma consolidated statement of operations data do not purport to represent what our results of operations would have been if these transactions had occurred as of the dates indicated or what such results will be for future periods. See “Unaudited Pro Forma Consolidated Financial Data of Issuer.”

In January 2006, the Company signed a definitive stock purchase agreement to sell its subsidiary, Promissor, Inc. This sale was completed and all activities of Promissor ceased during January 2006. The selected historical financial data has been reclassified to reflect this business as a discontinued operation for all periods presented.

You should read the information contained in this table in conjunction with “Unaudited Pro Forma Consolidated Financial Data of Issuer,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the accompanying notes thereto included elsewhere in this prospectus.

	Houghton Mifflin Holdings, Inc.(a)					Houghton Mifflin, LLC Pro Forma for the Transactions
	Years Ended			Three Months Ended		Year Ended	Three Months Ended
	December 31, 2003	December 31, 2004	December 31, 2005	March 31, 2005	March 31, 2006	December 31, 2005	March 31, 2006
	(dollars in thousands)
Statement of Operations Data:
Net sales	$1,199,600	$1,218,889	$1,282,067	$132,354	$134,402	$1,282,067	$134,402
Cost of sales excluding pre-publication and publishing rights amortization	489,902	513,613	516,046	81,200	75,802	516,046	75,802
Pre-publication and publishing rights amortization	161,324	178,610	185,297	42,836	36,010	185,297	36,010

Cost of sales	651,226	692,223	701,343	124,036	111,812	701,343	111,812
Selling and administrative	498,100	501,001	517,115	126,212	125,330	517,115	125,330
Intangible asset amortization	370	3,724	4,256	944	945	4,256	945

Operating income (loss)	49,904	21,941	59,353	(118,838)	(103,685)	59,353	(103,685)
Net interest expense (b)	(117,079)	(127,993)	(132,341)	(32,505)	(31,679)	(171,156)	(42,214)
Debt extinguishment costs	(48,427)	—	—	—	—	—	—
Other income (expense)	(39)	184	10	(10)	8	10	8

Income (loss) from continuing operations before income taxes and extraordinary item (b)	(115,641)	(105,868)	(72,978)	(151,353)	(135,356)	(111,793)	(145,891)
Net loss (e)	$(74,662)	$(70,386)	$(62,040)	$(98,083)	$(126,926)

Other Operating Data:
Depreciation and amortization	$187,748	$218,410	$225,614	$54,053	$46,237	$225,614	$46,237
Capital investments excluding pre-publication (c)	20,860	39,680	56,628	8,266	18,842	56,628	18,842
Capital investments pre-publication (c)	95,610	93,923	111,297	20,089	20,703	111,297	20,703

Cash Flow and Other Data:
Cash flows from (used in) continuing operating activities	$180,444	$167,394	$190,266	$(106,409)	$(134,741)	$190,266	$(134,741)
Cash flows used in continuing investing activities	(166,329)	(168,395)	(117,725)	25,845	(27,358)	(117,725)	(27,358)
Cash flows from (used in) continuing financing activities	68,086	(1,002)	(33)	(21)	(5)	(33)	(5)
EBITDA (loss) (d)(e)	237,613	240,535	284,977	(64,795)	(57,440)
Operating free cash flow (e)(f)	63,974	33,791	22,341	(134,764)	(174,286)
Net Sales Operating Segments:
K-12 Publishing	$848,372	$849,809	$925,460	$85,441	$85,809	$925,460	$85,809
College Publishing	226,099	220,891	228,344	19,996	23,693	228,344	23,693
Trade and Reference Publishing	125,129	148,189	128,263	26,947	24,900	128,263	24,900

Total net sales	$1,199,600	$1,218,889	$1,282,067	$132,354	$134,402	$1,282,067	$134,402

	Houghton Mifflin Holdings, Inc.(a)				Houghton Mifflin, LLC Pro Forma for the Transactions

	As of December 31, 2004	As of December 31, 2005	As of March 31, 2005	As of March 31, 2006	As of March 31, 2006
	(dollars in thousands)
Balance Sheet Data for continuing operations:
Cash and cash equivalents (g)	$148,120	$227,068	$67,745	$65,453	$43,763
Working capital (h)	305,586	326,973	218,138	223,098	201,408
Goodwill and other intangible assets	1,304,132	1,209,025	1,278,481	1,188,471	1,188,471
Total assets	2,291,411	2,246,674	2,117,182	2,061,083	2,046,374
Total long-term debt	1,309,983	1,332,569	1,315,351	1,338,505	1,635,505
Total debt (i)	1,310,027	1,332,576	1,315,374	1,338,507	1,635,507
Stockholder’s equity (deficit)	330,061	263,502	231,861	136,987	(174,722)

(a)	For purposes of this prospectus we have presented the historical financial statements of Holdings, the predecessor to Issuer.
(b)	Pro forma interest expense of $38.8 million for the year ended December 31, 2005 and $10.5 million for the three months ended March 31, 2006, and assuming notes were issued on January 1, 2005.
(c)	Pre-publication capital investments include art, prepress, and other costs incurred in the creation of a master copy of a book or other media. These investments are capitalized and then amortized over the subsequent three to five years. The costs to write manuscripts are expensed as incurred. Effective January 1, 2006, the Company changed the service life attributed to most pre-publication costs in the K-12 Publishing segment from three to five years. The change in service life is the result of management’s review of sales history as well as future sales projections, which indicated that a five-year life more closely matches amortization expenses to the period over which the Company will recognize revenue related to these pre-publication investments.
(d)	The Company does not intend for EBITDA to represent net income (loss) as defined by generally accepted accounting principles (“GAAP”) nor is it a substitute for net income (loss). EBITDA is included as a supplemental disclosure because we believe it is a meaningful measure of our operating performance. While EBITDA and similar measures are frequently used as measures of operations and an ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. Reconciliation of net loss to EBITDA:

	Houghton Mifflin Holdings, Inc.
	Years Ended			Three Months Ended
	December 31, 2003	December 31, 2004	December 31, 2005	March 31, 2005	March 31, 2006
	(dollars in thousands)
Net loss	$(74,662)	$(70,386)	$(62,040)	$(98,083)	$(126,926)
Depreciation and amortization	187,748	218,410	225,614	54,053	46,237
Income tax benefit	(42,374)	(38,680)	(16,726)	(54,756)	(8,870)
Net interest expense	117,079	127,993	132,341	32,505	31,679
Loss from discontinued operations, net of tax	1,395	3,198	5,788	1,486	440
Debt extinguishment costs	48,427	—	—	—	—

EBITDA (loss)	$237,613	$240,535	$284,977	$(64,795)	$(57,440)

(e)	Not applicable to pro forma financial information.

(f)	Operating free cash flow is included as both a measure of the Company’s ability to generate cash as well as its ability to meet debt service requirements. The Company does not intend for operating cash flow to represent cash flow from operations as defined by GAAP and does not suggest that investors consider it as an indicator of operating performance or as an alternative to cash flow or operating income (as measured by GAAP) or as a measure of liquidity. While operating free cash flow and similar measures are frequently used as measures of an ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. Reconciliation of cash flow from operations to operating free cash flow:

	Houghton Mifflin Holdings, Inc.
	Years Ended			Three Months Ended
	December 31, 2003	December 31, 2004	December 31, 2005	March 31, 2005	March 31, 2006
	(dollars in thousands)
Cash flow provided by (used in) continuing operations	$180,444	$167,394	$190,266	$(106,409)	$(134,741)
Capital expenditures—excluding pre-publication costs	(20,860)	(39,680)	(56,628)	(8,266)	(18,842)
Capital expenditures—pre-publication costs	(95,610)	(93,923)	(111,297)	(20,089)	(20,703)

Operating free cash flow	$63,974	$33,791	$22,341	$(134,764)	$(174,286)

(g)	On a pro forma basis, reflects the payment of approximately $21.7 million in management bonuses by Houghton Mifflin. See “Certain Relationships and Related Party Transactions.”
(h)	Represents total current assets minus total current liabilities excluding discontinued operations.
(i)	Excludes intercompany promissory notes owed to Vivendi Universal, S.A. (“Vivendi”) in 2001.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before exchanging any notes. Any of the following risks could materially and adversely affect our business, financial condition, or results of operations. In such a case, you may lose all or part of your original investment.

Risks Related to Our Business

A significant portion of net sales is derived from sales of K-12 instructional materials pursuant to cyclical adoption schedules, and if the Company is unable to maintain residual sales and continue to generate new business net sales could be materially and adversely affected.

Due to the revolving and staggered nature of state adoption schedules, sales of K-12 instructional materials have traditionally been cyclical, with some years offering more sales opportunities than others. Furthermore, the Company cannot make assurances that states that have adopted its programs, or that schools and school districts that have purchased its products and services, will do so again in the future. A significant portion of net sales is therefore dependent upon the Company’s ability to maintain residual sales and to continue to generate new business. For example, from 2007 through 2009, adoptions are scheduled in the primary subjects of reading, language arts, and literature in, among others, the states of California, Texas, and Florida, the three largest adoption states, which have historically represented almost 22% of all state spending on K-12 programs. The inability to succeed in these three states, or reductions in their anticipated funding levels, could materially and adversely affect net sales for subsequent years.

A significant portion of net sales is derived from sales of K-12 instructional materials to school districts that are dependent on government funding. If the funding available for the Company’s products and services declines or does not continue to grow, net sales could be materially and adversely affected.

Most public school districts, the primary customers for K-12 products and services, are largely dependent on state and local funding to purchase materials. The amount of funding available to the school districts and the timing of funding opportunities are closely tied to numerous national and local political, economic, and demographic factors that are beyond the Company’s control. These factors include the level of student enrollment in subjects that are up for adoption and the level of spending per student on instructional materials in each school district and/or state. In adoption states, the amount of funding available at the state level for K-12 educational materials has historically had a significant effect on year-to-year net sales.

Net sales may be negatively affected by reductions in local, state, and/or federal funding. In school districts in states that primarily rely on local tax proceeds, significant reductions in those proceeds for any reason can severely restrict district purchases of instructional materials. In districts and states that primarily rely on state funding for instructional materials, a reduction in state allocations or additional restrictions on the use of those funds may reduce net sales.

A number of factors related to federal funding may negatively affect school spending on instructional materials, including reductions in federal education spending and increases in regulations or requirements that may make certain materials ineligible for federal funding and thus less attractive to local schools. In addition, the actual implementation of the NCLB Act may affect the acceptability and availability of funding for materials. New requirements for “research-based” programs could result in additional costs for development of materials beyond what is currently anticipated and thus reduce expected profit margins and/or reduce sales opportunities. The Company could be materially and adversely affected if the federal government institutes a mandatory national assessment program.

The Company’s operating results fluctuate on a seasonal and quarterly basis and in the event it does not generate sufficient net sales in the third quarter, it may not be able to meet the debt service and other obligations.

The Company’s business is seasonal. For the year ended December 31, 2005, the Company derived approximately 90% of net sales from educational publishing in the K-12 and College Publishing segments in the aggregate. In the K-12 Publishing segment, purchases typically are made primarily in the second and third quarters of the calendar year, in preparation for the beginning of the school year, though testing net sales are primarily generated in the second and fourth quarters. In the College Publishing segment, purchases are typically made in the third and fourth quarters for the semesters starting classes in September and January. During each of the three fiscal years ended December 31, 2005, the Company typically realized approximately 45% of net sales during the third quarter, making third-quarter results material to full-year performance. This sales seasonality affects operating cash flow from quarter to quarter. The Company normally incurs a net cash deficit from all of its activities through the middle of the third quarter of the year. The Company cannot make assurances that its third quarter net sales will continue to be sufficient to meet its obligations or that they will be higher than net sales for its other quarters. In the event it does not derive sufficient net sales in the third quarter, the Company may not be able to meet its debt service requirements and other obligations.

The Company is a party to at-will contracts with significant customers and the termination of these contracts could harm its business.

The Company currently provides or has agreements to provide products and services to governmental agencies, school districts, and educational facilities under contracts that are terminable at-will. The fact that these customers have at-will contracts with the Company gives rise to the possibility that it may have no recourse in the event of customer cancellation of a contract. In addition, contracts awarded by states pursuant to a procurement process are subject to challenge by competitors and other parties during and after that process. The Company anticipates that it will continue to rely upon customers under such at-will contractual arrangements. As a result of this reliance, the election by these customers to terminate any or all of their at-will contracts with the Company, or the loss of or decrease in business from several of its large customers, could materially and adversely affect its business, prospects, financial condition, and results of operations.

The Company is subject to contingent liabilities that may affect liquidity and its ability to meet its obligations.

In the ordinary course of business, the Company issues performance bonds, surety bonds, and letters of credit posted as security for its operating activities, some of which obligate the Company to make payments if it fails to perform under certain contracts in connection with the sale of textbooks and criterion-referenced tests (“CRTs”). As of December 31, 2005, the Company’s contingent liability for such performance and surety bonds and letters of credit was $24.7 million, including $18.2 million of letters of credit. The gross amount of letters of credit is deducted from the amount of credit available to Houghton Mifflin under the senior revolving credit facility (the “Revolver”). As a result, letters of credit reduce Houghton Mifflin’s ability to borrow funds under the Revolver, which could affect liquidity and, therefore, its ability to meet its obligations. Houghton Mifflin may increase the number and amount of contracts that require the use of letters of credit, which may further restrict liquidity and, therefore, its ability to meet its obligations in the future.

If the Company cannot successfully implement its business strategy, then its business, results of operations, and growth potential could be materially and adversely affected.

The Company’s ability to achieve its business and financial objectives is subject to a variety of factors, many of which are beyond its control, and the Company may not be successful in implementing its strategy. In addition, the implementation of its strategy may not improve its operating results. The Company may decide to alter or discontinue aspects of its business strategy and may adopt alternative or additional strategies due to business or competitive factors or factors not currently expected, such as unforeseen costs and expenses or events beyond its control. Any failure to successfully implement its business strategy could materially and adversely affect its results of operations and growth opportunities.

The Company operates in a highly competitive environment that is subject to rapid change and increasing costs of development, and if it is unable to compete effectively, profitability could be harmed.

The Company’s businesses operate in highly competitive markets. These markets continue to change in response to technological innovations and other factors. Profitability is affected by developments in the Company’s markets beyond its control, including:

•	changing federal and state standards for educational materials;

•	rising development costs due to customers’ requirements for more customized instructional materials and assessment programs;

•	changes in prevailing educational and testing methods and philosophies;

•	higher technology costs due to the trend toward delivering more educational content in both traditional print and electronic formats;

•	market acceptance of new technology products, including online or computer-based testing;

•	an increase in the amount of materials given away in the K-12 and college publishing markets;

•	the effect of the used book market, course packs, and student resistance to textbook price increases on sales of college textbooks;

•	college enrollment trends;

•	changing demographics and preferences of college students and professors that may affect product offerings and net sales;

•	the impact of the expected increase in turnover of K-12 teachers and instructors on the market acceptance of the Company’s products;

•	customer consolidation in the retail and wholesale book market and the increased dependence on fewer but stronger customers;

•	rising advances for popular authors and market pressures to maintain competitive retail pricing;

•	dependence on third parties to provide scoring services for the Company’s testing businesses;

•	a material increase in product returns or in certain costs such as paper; and

•	overall uncertain economic issues that affect all markets.

The Company cannot predict with certainty the changes that may occur and the effect of those changes on the competitiveness of its businesses. The Company will continue to monitor and evaluate these and any other emerging developments, but acceleration of any of these developments may materially and adversely affect its profitability.

The means of delivering the Company’s products may be subject to rapid technological change. Although the Company has undertaken several initiatives and invested significant amounts of capital to adapt to and benefit from these changes, it cannot predict whether technological innovations will, in the future, make some of the Company’s products, particularly those printed in traditional formats, wholly or partially obsolete. If this were to occur, the Company might be required to invest significant resources to further adapt to the changing competitive environment. In addition, the Company cannot predict whether its end customers will have sufficient funding to purchase the equipment needed to use its new technology products.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could result in a loss of investor confidence regarding the Company’s financial reports or may have a material adverse effect on the business.

During the course of the evaluation, attestation, and compliance process required by Section 404, deficiencies may be identified which the Company may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act. The Company is required to comply with the reporting requirements of Section 404 in its annual report for the year ending December 31, 2007. If the Company fails to maintain adequate internal controls, as such standards are modified, supplemented, or amended from time to time, or to remediate any identified weaknesses, management may not be able to conclude on an ongoing basis that effective internal controls over financial reporting are in accordance with Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain an effective internal control environment could result in a loss of investor confidence regarding the accuracy and completeness of the Company’s financial reports or may have a material adverse effect on the business.

In connection with the financial statement audit for the year ended December 31, 2005, the Company’s independent registered public accounting firm advised the Company that the control deficiency described below constitutes a material weakness in its internal controls. A material weakness, as defined by the Public Company Accounting Oversight Board, is a control deficiency that by itself, or in combination with other control deficiencies, results in more than a remote likelihood that a material misstatement of the annual or interim financial statements could result that would not be prevented or detected.

The Company cannot reconcile its royalty accrual balance to an underlying trial balance. Although the Company has existing controls over payments to authors, the input of data into the royalty system, and the posting of entries from the royalty system to the general ledger, the reconciliation of the balance sheet accrual is considered an important control. This control deficiency did not result in a restatement or adjustment of the Company’s interim or annual consolidated financial statements, but it represents a material weakness.

During the fiscal quarter ended March 31, 2006, the Company continued to develop a remediation plan to eliminate this material weakness, including adding additional resources in the royalty department as well as assigning one of its information technology personnel full-time to evaluate whether trial balance functionality is feasible within the current royalty system. Additionally, management is working to identify and implement alternative mitigating controls in the event that trial balance functionality cannot be achieved. As of March 31, 2006, these remediation efforts, and the Company’s evaluation of its internal controls over the royalty accrual, are continuing.

Consolidation in the markets in which the Company operates could place it at a competitive disadvantage.

Some of the markets in which the Company operates have experienced significant consolidation. In particular, the combinations of traditional media content companies and new media distribution companies have resulted in new business models and strategies. Similarly, the consolidation of book retailers has increased the Company’s reliance on certain customers. The Company cannot predict with certainty the extent to which these types of business combinations may occur or the impact that they may have. These combinations could potentially place the Company at a competitive disadvantage with respect to negotiations, scale, resources, and its ability to develop and exploit new media technologies.

The Company’s reliance on intellectual property and proprietary rights that may not be adequately protected under current laws may harm its competitive position and materially and adversely affect its business and results of operations.

The Company’s products are largely comprised of intellectual property content delivered through a variety of media, including books and the Internet. The Company relies on copyright, trademark, and other intellectual property law as well as contractual arrangements to establish, acquire, and protect its proprietary publishing rights in these products. However, the Company cannot make assurances that its proprietary publishing rights will not be challenged, invalidated, or circumvented, or that its contractual arrangements deliver valid intellectual property rights in all circumstances. The Company conducts business in other countries where the extent of effective legal protection for intellectual property rights is uncertain, and this uncertainty could affect future growth. Moreover, despite copyright and trademark protection, third parties may be able to copy, infringe, or otherwise profit from the Company’s proprietary rights without its authorization. The Internet may more easily facilitate these unauthorized activities. In addition, the lack of Internet-specific legislation relating to intellectual property protection creates an additional challenge for the Company in protecting its proprietary rights relating to its online business processes and other digital technology rights. If the Company is unable to adequately acquire and/or protect its intellectual property and proprietary rights, or delivers products without valid title or adequate rights to the intellectual property contained therein, its competitive position may be harmed and its business and financial results could be materially and adversely affected.

The Company may not be able to identify successful business models for generating sales of technology-based programs. Furthermore, customers’ expectations for the number and sophistication of technology-based programs that are given to them at no additional charge may increase, as may development costs.

The basal elementary school, basal secondary school, educational testing, and college customers have become accustomed to being given technology-based products at no additional charge from publishers, such as the Company, as incentives to adopt programs and other products. The sophistication and expense of technology-based products continues to grow. Thus far, no business model generating material sales has proven to be effective.

The Company’s profitability may decrease materially if:

•	the Company is unable to realize sales of these products;

•	customers continue to rely on an increasing number of technology-based materials of increasing quality being given to them; or

•	costs of these products continue to rise.

The Company may not be able to complete, or achieve the expected benefits from, any future acquisitions, which could materially and adversely affect its growth.

The Company has at times used acquisitions as a means of expanding its business and expects that it will continue to do so. If the Company does not successfully integrate acquisitions, anticipated operating advantages and cost savings may not be realized. The acquisition and integration of companies involve a number of risks, including:

•	use of available cash, new borrowings, or borrowings under the Company’s Revolver to consummate the acquisition;

•	demands on management related to the increase in the Company’s size after an acquisition;

•	diversion of management’s attention from existing operations to the integration of acquired companies;

•	integration of acquired companies’ existing systems into the Company’s systems;

•	difficulties in the assimilation and retention of employees; and

•	potential adverse affects on the Company’s operating results.

The Company may not be able to maintain the levels of operating efficiency that acquired companies achieved separately. Successful integration of acquired operations will depend upon the Company’s ability to manage those operations and to eliminate redundant and excess costs. The Company may not be able to achieve the cost savings and other benefits that it would hope to achieve from acquisitions, which could materially and adversely affect the Company’s financial condition and results.

The Company may not be able to retain or attract the key management, creative, editorial, and sales personnel that it needs to remain competitive and grow.

The Company operates in a number of highly visible industry segments where there is intense competition for experienced and highly effective individuals, including authors. The Company’s successful operations in these segments may increase the market visibility of members of key management and creative and editorial teams, and result in their recruitment by other businesses. The loss of certain of the Company’s high-profile authors could harm business.

In addition, the Company’s sales personnel make up about 28% of its employees, and its business results depend largely upon the experience, knowledge of local market dynamics, and long-standing customer relationships of such personnel. The Company’s inability to retain or hire effective sales people at economically reasonable compensation levels could materially and adversely affect its ability to operate profitably and grow its business.

The Sponsors control the Company and their interests as equity holders may conflict with those of the Company’s creditors.

The Sponsors currently control nearly 100% of the Parent’s outstanding capital stock on a fully-diluted basis, which in turn controls the Company. The Sponsors have the ability to control the Company’s policies and operations including the appointment of management and the entering into of mergers, acquisitions, sales of assets, divestitures, and other extraordinary transactions. For instance, the Sponsors could cause the Company to enter into contracts or make acquisitions that increase the Company’s indebtedness or to sell revenue-generating assets, thereby impairing its ability to make payments under the notes. Additionally, the Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with the Company. The Sponsors may also pursue acquisition opportunities that may be complimentary to the Company’s business, and as a result, those acquisition opportunities may not be available to the Company. Further, the Sponsors may receive payments from the Company in connection with certain of these transactions, such as structuring or financial advisory fees.

Risks Related to the Notes

The Issuers are the sole obligors of the notes and Issuer’s subsidiaries (other than Co-issuer) and Parent do not guarantee the Issuers’ obligations under the notes and do not have any obligation with respect to the notes; the notes are structurally subordinated to the debt and liabilities of Issuer’s subsidiaries (other than Co-issuer) and are effectively subordinated to any of the Issuers’ secured debt.

The Issuers have no operations of their own and Issuer derives all of its revenues and cash flow from its subsidiaries. Issuer’s subsidiaries are separate and distinct legal entities and, other than Co-issuer, have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan, or other payments.

The notes are structurally subordinated to all debt and liabilities of Issuer’s subsidiaries (other than Co-issuer), including Holdings, Publishing, and Houghton Mifflin. In the event of a bankruptcy, liquidation, or reorganization or similar proceeding relating to these subsidiaries of Issuer, you will participate ratably with all other holders of Issuer’s indebtedness, based upon the respective amount owed to each holder, in the assets remaining after these subsidiaries of Issuer have paid all of their debt and liabilities. In any of these cases,

Issuer’s subsidiaries may not have sufficient funds to make payments to Issuer, and you may receive less, ratably, than the holders of debt of Issuer’s subsidiaries and other liabilities. As of March 31, 2006, the aggregate amount of liabilities of Issuer’s subsidiaries was approximately $1,924.1 million. In addition, Issuer’s subsidiaries could borrow an additional $225.3 million, subject to borrowing base limitations, under the Revolver.

In addition, holders of any of our secured debt will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other debt. In the event of a bankruptcy, liquidation, or reorganization or similar proceeding relating to us, holders of any secured debt will have a prior claim to the assets that constitute their collateral. Additionally, the indentures governing the notes and the indebtedness of our subsidiaries and the Revolver permit us and/or our subsidiaries to incur additional indebtedness, including secured indebtedness, under certain circumstances.

We cannot assure you that if Issuer’s subsidiaries have their debt accelerated, we will be able to repay such indebtedness. We also cannot assure you that the assets of the Issuers or the other subsidiaries of Issuer will be sufficient to fully repay the notes and its other indebtedness. See “Description of Other Indebtedness.”

We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the notes.

Our operations are conducted through our subsidiaries and our ability to make payment on the notes is dependent on the earnings and the distribution of funds from our subsidiaries. However, none of our subsidiaries is obligated to make funds available to Issuer for payment on the notes (other than Co-issuer). Further, the terms of the indentures governing the 8.250% senior notes due February 1, 2011 (the “8.250% Senior Notes”), the 9.875% senior subordinated notes due February 1, 2013 (the “9.875% Senior Subordinated Notes”) of Houghton Mifflin, and the 11.5% senior discount notes due October 15, 2013 (the “11.5% Senior Discount Notes”) of Publishing significantly restrict Houghton Mifflin, Publishing, and our other subsidiaries from paying dividends and otherwise transferring assets to us. For example, the ability of Houghton Mifflin and Publishing, respectively, to make such payments is governed by a formula based on 50% of its consolidated net income (which, as defined in such indentures, excludes goodwill impairment charges and any after-tax extraordinary, unusual or nonrecurring gains and losses, and, in the case of Publishing, amortization of original issue discount) accruing from April 1, 2003. In addition, as a condition to making such payments to Holdings and Issuer based on such formula, Houghton Mifflin and Publishing must have an adjusted EBITDA to interest expense ratio of at least 2.0 to 1.0 after giving effect to any such payments. Notwithstanding such restrictions, such indentures permit an aggregate of $25.0 million of such payments to be made whether or not there is availability under the formula or the conditions to its use are met. Furthermore, Issuer’s subsidiaries will be permitted under the terms of the Revolver and other indebtedness to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends, or the making of loans by such subsidiaries to Issuer.

We cannot assure you that the agreements governing the current and future indebtedness of Issuer’s subsidiaries will permit Issuer’s subsidiaries to provide Issuer with sufficient dividends, distributions, or loans to fund scheduled interest and principal payments on these notes when due. See “Description of Other Indebtedness.”

You should not rely on Co-issuer in evaluating an investment in the notes.

Co-issuer was formed in connection with the original offering of the outstanding notes and has no assets and no operations and will be prohibited from engaging in any business activities, except in connection with the issuance of the notes. You should therefore not rely upon Co-issuer in evaluating whether to invest in the notes.

You will be required to pay U.S. federal income tax on the notes even if Issuer does not pay cash interest.

Because the notes provide us with the option to pay interest in additional notes instead of paying cash interest, the notes will be treated as issued with original issue discount for U.S. federal income tax purposes. As a result, interest will accrue from the issue date on a constant yield to maturity basis and a holder will be required to include amounts in income, as original issue discount, regardless of whether interest is paid currently in cash. See “Material United States Federal Income and Estate Tax Consequences.”

Our high level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, and prevent us from meeting our obligations under the notes.

We are highly leveraged. At March 31, 2006, after giving effect to the original offering of the outstanding notes, our consolidated as adjusted indebtedness would have been $1,635.5 million. See “Capitalization” for additional information.

Our substantial debt could have important consequences for you, including:

•	making it more difficult for us to make payments on the notes;

•	making it difficult for Holdings, Publishing, and Houghton Mifflin to make payments on their debt and, therefore, to make distributions to us;

•	increasing our vulnerability to general economic and industry conditions;

•	requiring a substantial portion of our cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures, and future business opportunities;

•	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under the Revolver, will be at variable rates of interest;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions, and general corporate or other purposes; and

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who have less debt.

The Revolver provides for up to $250.0 million of additional borrowings. As of March 31, 2006, Houghton Mifflin had no borrowings under the Revolver and, subject to certain covenants and borrowing base capacity limitations for outstanding letters of credit, had $225.3 million available to borrow. We and our subsidiaries may be able to incur substantial additional indebtedness in the future, subject to the restrictions contained in the Revolver and the indentures relating to the notes. If new debt, including the issuance of additional notes under the indentures, is added to our current debt levels, the related risks that we now face could intensify.

Our subsidiaries may not be able to generate sufficient cash to service all of their and our indebtedness, including the notes hereby offered, and may be forced to take other actions to satisfy their and our obligations under such indebtedness, which may not be successful.

Our subsidiaries’ ability to make scheduled payments on or to refinance their and our debt obligations depends on our subsidiaries’ financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, and other factors beyond their or our control.

We cannot assure you that our subsidiaries will maintain levels of cash flow from operating activities sufficient to permit them and us to pay the principal, premium, if any, and interest on their and our indebtedness, including the notes.

If our subsidiaries’ cash flows and capital resources are insufficient to fund our and their debt service obligations, we and our subsidiaries may be forced to reduce or delay capital expenditures, sell assets, seek additional capital, or restructure or refinance our and their indebtedness, including the notes. These alternative measures may not be successful and may not permit us and our subsidiaries to meet our and their scheduled debt service obligations. In the absence of such operating results and resources, we and they could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our and their debt service and other obligations. The Revolver and the indentures restrict our subsidiaries’ ability to dispose of assets and use the proceeds from the disposition. Our subsidiaries may not be able to consummate those dispositions or to obtain the proceeds which could be realized from them and these proceeds may not be adequate to meet any debt service obligations then due.

Restrictive covenants in our debt instruments may adversely affect us.

The Revolver, the indenture governing the notes offered hereby, and the indentures governing our subsidiaries’ existing notes contain various covenants that limit our and our restricted subsidiaries’ ability to engage in specified types of transactions. These covenants limit our and our restricted subsidiaries’ ability to, among other things:

•	incur indebtedness or issue preferred shares;

•	pay dividends or make distributions in respect of our capital stock or to make other restricted payments;

•	make investments;

•	sell assets;

•	create liens without securing the notes as well as our existing notes;

•	consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

In addition, the Revolver contains covenants that require our restricted subsidiaries to maintain specified financial ratios and satisfy other financial condition tests. Our subsidiaries’ ability to meet those financial ratios and tests can be affected by events beyond our and their control, and we cannot assure you that they will meet those tests. A breach of any of these covenants could result in a default under the Revolver. Upon the occurrence of an event of default under the Revolver, the lenders could elect to declare all amounts outstanding under the Revolver to be immediately due and payable and terminate all commitments to extend further credit. If we or they were unable to repay those amounts, the lenders under the Revolver could proceed against the collateral granted to them to secure that indebtedness. Houghton Mifflin has pledged a significant portion of its assets as collateral under the Revolver and Houghton Mifflin’s existing senior secured notes. In addition, Holdings and Publishing have guaranteed all amounts under the Revolver, which guarantees are secured by pledges of all the stock of Publishing and Houghton Mifflin. If the lenders under the Revolver accelerate the repayment of borrowings, we cannot assure you that our subsidiaries will have sufficient assets to repay the Revolver and Houghton Mifflin’s existing senior secured notes, as well as these notes.

If we or our subsidiaries default on our and their obligations to pay our and their indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our or our subsidiaries’ indebtedness, including a default under the Revolver that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the notes, and substantially decrease the market value of the notes. If we or they are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our or their indebtedness, or if we or they otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our or their indebtedness (including covenants in the Revolver and the indentures), we or they could be in default under the terms of the agreements governing such indebtedness, including the Revolver and the indentures. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the Revolver could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our or their operating performance declines we may in the future need to obtain waivers from the required lenders under the Revolver to avoid being in default. If our subsidiaries breach the covenants under the Revolver and seek a waiver, they may not be able to obtain a waiver from the required lenders. If this occurs, they would be in default under the Revolver, the lenders could exercise their rights, as described above, and they could be forced into bankruptcy or liquidation.

We may not be able to repurchase the notes upon a change of control, which would result in a default under the indenture governing the notes and adversely affect our business and financial condition.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all notes that are outstanding at 101% of their principal amount. The source of funds for any such purchase of the notes will be our available cash or cash generated from the operations of our subsidiaries or other sources, including borrowings, sales of assets, or sales of equity. We may not be able to repurchase the notes upon a change of control because we or our subsidiaries may not have sufficient funds. Our failure to repurchase the notes upon a change of control would cause a default under the indenture. The Revolver also provides that a change of control will be a default that permits lenders to accelerate the maturity of borrowings of our subsidiaries thereunder. These defaults could, in turn, be defaults under other indebtedness. Any of our future debt agreements may contain similar provisions.

If this event occurred, we may not have enough assets to satisfy the obligations under the indenture and other indebtedness. We could seek to refinance the indebtedness or obtain a waiver from the holders of the indebtedness, but we cannot assure you that we could obtain a waiver or refinance indebtedness on terms acceptable to us, if at all.

Certain corporate events may not trigger a change of control event in which case we will not be required to repurchase your notes.

The indenture governing the notes and the indentures governing our subsidiaries’ existing notes permit us and our subsidiaries to engage in certain important corporate events, such as leveraged recapitalizations, that would increase indebtedness but would not constitute a “Change of Control.” If either we or our subsidiaries effected a leveraged recapitalization or other such “non-change in control” transaction that resulted in an increase in indebtedness, our ability to make payments on the notes would be adversely affected. However, we would not be required to make an offer to repurchase the notes, and you might be required to continue to hold your notes, despite our decreased ability to meet our obligations under the notes.

There is no existing market for the exchange notes, and we cannot assure you that an active trading market will develop for the exchange notes or that you will be able to sell your exchange notes.

There is no existing market for the exchange notes, and there can be no assurance as to the liquidity of any markets that may develop for the exchange notes, your ability to sell your exchange notes or the prices at which you would be able to sell your exchange notes. Future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the market for similar securities and whether additional notes are issued. The initial purchasers of the outstanding notes are not obligated to make a market in the exchange notes and any market making by them may be discontinued at any time without notice. We do not intend to apply for a listing of the exchange notes on any securities exchange or on any automated dealer quotation system.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the exchange notes will be subject to disruptions. Any such disruptions may have a negative effect on you, as a holder of the exchange notes, regardless of our prospects and financial performance.

If you choose not to exchange your outstanding notes, the present transfer restrictions will remain in force and the market price of your outstanding notes could decline.

If you do not exchange your outstanding notes for exchange notes under the exchange offer, then you will continue to be subject to the existing transfer restrictions on the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Prospectus Summary” and “The Exchange Offer” for information about how to tender your outstanding notes.

The tender of outstanding notes under the exchange offer will reduce the principal amount of the outstanding notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes due to a reduction in liquidity.

Federal and state statutes allow courts, under specific circumstances, to void the notes and require noteholders to return payments received from us.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the notes could be voided, or claims in respect of the notes could be subordinated to all of our other debts, if, among other things, we, at the time we incurred the indebtedness evidenced by the notes:

•	were insolvent or rendered insolvent by reason of such indebtedness; or

•	were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they mature.

In addition, any payment by us pursuant to the notes could be voided and required to be returned to us, or to a fund for the benefit of our creditors.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

•	the sum of our debts, including contingent liabilities, were greater than the fair saleable value of all of our assets; or

•	if the present fair saleable value of our assets were less than the amount that would be required to pay our probable liability on existing debts, including contingent liabilities, as they become absolute and mature; or

•	we could not pay our debts as they become due.

On the basis of historical financial information, recent operating history, and other factors, we believe that we, after giving effect to the indebtedness incurred in the offering and the application of the proceeds therefrom, will not be insolvent, will not have unreasonably small capital for the business in which we are engaged, and will not have incurred debts beyond our ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements.” Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future sales or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends, and other information that is not historical information and, in particular, appear under the headings “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. Our expectations, beliefs, and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from the expectations. These factors include, but are not limited to:

•	market acceptance of new educational and testing products and services, particularly reading, literature, language arts, mathematics, science, and social studies programs, and norm-referenced and criterion-referenced testing;

•	the seasonal and cyclical nature of educational sales;

•	changes in funding in school systems throughout the nation, which may result in cancellation of planned purchases of educational and testing products and/or services and shifts in timing of purchases;

•	changes in educational spending in key states such as California, Texas, and Florida, and our share of that spending;

•	changes in purchasing patterns in elementary and secondary schools and, particularly in college markets, the effect of textbook prices, technology, and the used book market on sales;

•	changes in the competitive environment, including those which could adversely affect revenue and cost of sales, such as the increased amount of materials given away in the elementary and secondary school markets and increased demand for customized products;

•	changes in the relative profitability of products sold;

•	regulatory changes that could affect the purchase of educational and testing products and services;

•	changes in the strength of the retail market for general interest publications and market acceptance of newly published titles and new electronic products;

•	the effect of fluctuations in raw material prices, particularly paper;

•	the ability of the Assessment Group to enter into new agreements for testing services and generate net sales growth;

•	delays and unanticipated expenses in developing new programs and other products;

•	delays and unanticipated expenses in developing new technology products, and market acceptance and use of online instruction and assessment materials;

•	the potential for damages and fines resulting from errors in scoring high-stakes tests;

•	the potential effect of a continued weak economy on sales of K-12, college, and general interest publications;

•	the risk that our well-known authors will depart and write for competitors;

•	the effect of changes in accounting, regulatory, and/or tax policies and practices; and

•	the other factors set forth under “Risk Factors.”

There may be other factors not presently known to us or which we currently consider to be immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. Our actual results may differ materially from results anticipated in our forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

TRADEMARKS AND COPYRIGHTS

We own or have rights to trademarks, service marks and trade names that we use in conjunction with the operation of our business including, without limitation, the following: Houghton Mifflin®, McDougal Littell®, Mariner Books®, Clarion Books®, Curious George®, Woodcock-Johnson®, Iowa Tests of Basic Skills®, Gates-MacGinitie Reading Tests®, Best American®, American Heritage® dictionaries, Peterson Field Guides®, Write Source®, and Riverside®. We also own or have rights to copyrights that protect the content of our products. Each trademark, service mark, or trade name of any other company appearing in this prospectus belongs to its holder.

MARKET DATA

Market data used throughout this prospectus, including information relating to our relative position in the industries in which we operate, are based on the good faith estimates of management, which are based upon their review of internal surveys, independent industry publications and other publicly available information from sources including Simba Information Inc., Association of American Publishers, and the U.S. Department of Education. Although we believe that these sources are reliable, we have not independently verified this information.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer.

Issuer used the net proceeds from the original offering of the outstanding notes to pay a dividend on its membership interests to Parent, which in turn paid a dividend on its Class L common stock to its Class L common stockholders, which include the Sponsors, certain members of management, and certain former employees of the Company.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and capitalization of Holdings as of March 31, 2006 on an actual basis and the cash and cash equivalents and capitalization of Issuer as of March 31, 2006 on a pro forma basis after giving effect to this offering and the related reorganization transaction, and also reflects the payment of the management bonuses. The information should be read in conjunction with “Unaudited Pro Forma Consolidated Financial Data of Issuer,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Holdings’ historical consolidated financial statements and accompanying notes thereto appearing elsewhere in this prospectus.

	Holdings (a)	Issuer
	As of March 31, 2006	Pro Forma as of March 31, 2006
	(dollars in thousands)
Cash and cash equivalents (b)	$65,453	$43,763

Debt:
Houghton Mifflin (including current portion):
Revolver (c)	$—	$—
7.20% senior secured notes due 2011	141,173	141,173
8.250% Senior Notes	600,000	600,000
9.875% Senior Subordinated Notes (d)	397,868	397,868
Other	52	52
Publishing
11.5% Senior Discount Notes (e)	199,414	199,414
Issuer
Floating Rate Senior PIK Notes due 2011 (f)	—	297,000

Total debt	1,338,507	1,635,507
Total stockholder’s equity (deficit) (g) (h)	136,987	(174,722)

Total capitalization	$1,475,494	$1,460,785

(a)	For purposes of this prospectus we have presented the historical financial statements of Holdings, the predecessor to Issuer.
(b)	On a pro forma basis, reflects the payment of approximately $21.7 million in management bonuses by Houghton Mifflin. See “Certain Relationships and Related Party Transactions.”
(c)	The Revolver provides for up to $250.0 million of borrowings. As of March 31, 2006, Houghton Mifflin had no borrowings under the Revolver and, subject to certain covenants and borrowing base capacity limitations for outstanding letters of credit, had $225.3 million available to borrow. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Description of Other Indebtedness—Revolver.”
(d)	Houghton Mifflin’s 9.875% Senior Subordinated Notes were priced at $992.20 per note to yield an effective annual rate of 10.0%, which resulted in an original issue discount of $3.1 million.
(e)	The amount of Publishing’s 11.5% Senior Discount Notes will accrete semi-annually to $265.0 million aggregate principal amount at maturity at October 15, 2008.
(f)	As adjusted for issuance of Floating Rate Senior PIK Notes due 2011, less discount.
(g)	As adjusted for issuance of Floating Rate Senior PIK Notes due 2011, less discount, compensation charge for management bonuses of approximately $21.7 million, and dividend to Parent of $290.0 million.
(h)	We have added three new companies, Parent, Issuer, and Co-Issuer to our corporate structure. To effect the restructuring, Holdings’ current equity holders contributed their equity in Holdings in exchange for equity in Parent.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA OF ISSUER

We derived the unaudited pro forma consolidated financial data set forth below by the application of pro forma adjustments to the historical financial statements of Holdings appearing elsewhere in this prospectus.

The Company engaged in a reorganization transaction in connection with the offering to which three new companies, Parent, Issuer, and Co-issuer, were added to our corporate structure. To effectuate the restructuring, Holdings’ equity holders contributed their equity in Holdings in exchange for equity in Parent. After giving effect to this reorganization transaction, Issuer is a wholly owned subsidiary of Parent, and Holdings is a wholly owned subsidiary of Issuer.

The unaudited pro forma consolidated balance sheet as of March 31, 2006 gives effect to the offering of the Floating Rate Senior PIK Notes due 2011 as if it occurred on such date. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2005 and the three months ended March 31, 2006 give effect to the offering of the Floating Rate Senior PIK Notes due 2011 as if it had occurred at the beginning of 2005. The pro forma adjustments to the consolidated statements of operations do not include one-time bonuses totaling approximately $21.7 million paid to certain members of management in May 2006. This one-time bonus was funded by existing cash balances and not from the proceeds of the offering of the Floating Rate Senior PIK Notes due 2011. The Company recorded a corresponding compensation charge in May 2006. The unaudited pro forma consolidated financial data do not purport to represent what our results of operations or financial information would have been if the offering of the Floating Rate Senior PIK Notes due 2011 had occurred as of the dates indicated or what such results will be for future periods.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. You should read our unaudited pro forma consolidated financial statements and the accompanying notes in conjunction with our audited historical financial statements and unaudited interim consolidated financial statements and the accompanying notes thereto and other financial information contained in “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

HOUGHTON MIFFLIN, LLC

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2006

	Historical Holdings (a)	Recapitalization Transaction (a)	Elimination of Issuer’s Investment in Holdings	Adjustments for the Senior PIK Notes		Pro Forma Consolidated Issuer
ASSETS
Current assets
Cash and cash equivalents	$65,453	$—	$—	$(21,690	)(b)	$43,763
Short-term investments	30,000	—	—	—		30,000
Accounts receivable, net	125,298	—	—	—		125,298
Inventories	202,425	—	—	—		202,425
Deferred income taxes	41,327	—	—	—		41,327
Prepaid and other current assets	10,973	—	—	—		10,973

Total current assets	475,476	—	—	(21,690)		453,786
Property, plant, and equipment, net	133,438	—	—	—		133,438
Pre-publication costs	178,637	—	—	—		178,637
Royalty advances to authors, net	28,535	—	—	—		28,535
Goodwill	590,004	—	—	—		590,004
Other intangible assets	598,467	—	—	—		598,467
Other assets and long-term receivables	56,526	—	—	6,981	(c)	63,507
Investment in Holdings	—	136,987	(136,987)	—		—

Total assets	$2,061,083	$136,987	$(136,987)	$(14,709)		$2,046,374

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Current portion of long-term debt	$2	$—	$—	$—		$2
Accounts payable	120,253	—	—	—		120,253
Royalties payable	30,283	—	—	—		30,283
Salaries, wages, and commissions payable	14,612	—	—	—		14,612
Interest payable	15,410	—	—	—		15,410
Other	71,818	—	—	—		71,818

Total current liabilities	252,378	—	—	—		252,378
Long-term debt	1,338,505	—	—	297,000	(c)	1,635,505
Accrued pension benefits	60,556	—	—	—		60,556
Accrued postretirement benefits	57,508	—	—	—		57,508
Deferred income taxes	185,403	—	—	—		185,403
Other	29,746	—	—	—		29,746

Total liabilities	1,924,096	—	—	297,000		2,221,096
Stockholder’s Equity
Common stock, Class L	—	—	—	—		—
Common stock, Class A	1	—	(1)	—		—
Capital in excess of par value	474,143	136,987	(136,986)	(290,019	)(c)	184,125
Accumulated deficit	(334,014)	—	—	(21,690	)(b)	(355,704)
Other comprehensive income (loss)	(3,143)	—	—			(3,143)

Total stockholder’s equity (deficit)	136,987	136,987	(136,987)	(311,709)		(174,722)

Total liabilities and stockholder’s equity (deficit)	$2,061,083	$136,987	$(136,987)	$(14,709)		$2,046,374

See Notes to Unaudited Pro Forma Consolidated Balance Sheet

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(a)	Issuer, a wholly owned subsidiary of Parent, was formed on May 1, 2006 in order to issue the Floating Rate Senior PIK Notes due 2011. We undertook a reorganization transaction in connection with the original offering of the outstanding notes pursuant to which we added three new companies, Parent, Issuer, and Co-issuer, to our corporate structure. To effectuate the restructuring, Holdings’ equity holders contributed their equity in Holdings in exchange for equity in Parent. After giving effect to this reorganization transaction, Parent is a company beneficially owned by the Sponsors and management, Holdings is a wholly owned subsidiary of Issuer, and Issuer is a wholly owned subsidiary of Parent. As Issuer and Holdings are companies organized under the common control of Parent, the contribution will be accounted for in a manner similar to a pooling. Accordingly, the historical consolidated financial statements of Holdings will become the historical consolidated financial statements of Issuer. As Issuer was not previously in existence, the results presented are those of Holdings.

(b)	In connection with this transaction, the Company paid one-time bonuses totaling approximately $21.7 million to certain members of management and recorded a corresponding compensation charge. This bonus was funded by existing cash balances and not from the proceeds of the offering of the Floating Rate Senior PIK Notes due 2011.

(c)	The unaudited pro forma consolidated balance sheet gives effect to the following pro forma adjustments to reflect the incurrence of debt and fees and expenses incurred in connection with the offering of the Floating Rate Senior PIK Notes due 2011 and amounts for other corporate purposes:

(dollars in thousands)
Sources of Funds
Floating Rate Senior PIK Notes due 2011	$297,000

Total sources of funds	$297,000

Use of Funds
Payment of dividend to Parent	$290,019
Estimated fees and expenses	6,981

Total uses of funds	$297,000

HOUGHTON MIFFLIN, LLC

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2005

	Historical Holdings	Pro Forma Adjustments		Pro Forma Consolidated Issuer
NET SALES	$1,282,067	—		$1,282,067
COSTS AND EXPENSES
Cost of sales excluding pre-publication and publishing rights amortization	516,046	—		516,046
Pre-publication and publishing rights amortization	185,297	—		185,297

Cost of sales	701,343	—		701,343
Selling and administrative	517,115	—		517,115
Other intangible amortization	4,256	—		4,256

	1,222,714	—		1,222,714

OPERATING INCOME (LOSS)	59,353	—		59,353

OTHER INCOME (EXPENSE)
Net interest expense	(132,341)	(38,815	)(a)	(171,156)
Other income (expense)	10	—		10

	(132,331)	(38,815)		(171,146)
Loss from continuing operations before taxes	(72,978)	(38,815)		(111,793)
Income tax benefit	(16,726)	(10,668	)(b)	(27,394)

Loss from continuing operations	$(56,252)	$(28,147)		$(84,399)

See Notes to Unaudited Pro Forma Consolidated Statement of Operations

HOUGHTON MIFFLIN, LLC

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2006

	Historical Holdings	Pro Forma Adjustments		Pro Forma Consolidated Issuer
NET SALES	$134,402	—		$134,402
COSTS AND EXPENSES
Cost of sales excluding pre-publication and publishing rights amortization	75,802	—		75,802
Pre-publication and publishing rights amortization	36,010	—		36,010

Cost of sales	111,812	—		111,812
Selling and administrative	125,330	—		125,330
Other intangible amortization	945	—		945

	238,087	—		238,087

OPERATING INCOME (LOSS)	(103,685)	—		(103,685)

OTHER INCOME (EXPENSE)
Net interest expense	(31,679)	(10,535	)(a)	(42,214)
Other income (expense)	8	—		8

	(31,671)	(10,535)		(42,206)
Loss from continuing operations before taxes	(135,356)	(10,535)		(145,891)
Income tax expense (benefit)	(8,870)	12,280	(b)	3,410

Loss from continuing operations	$(126,486)	$(22,815)		$(149,301)

See Notes to Unaudited Pro Forma Consolidated Statement of Operations

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(a)	Reflects the increase in interest expense as a result of the offering of the Floating Rate Senior PIK Notes due 2011 as follows:

	Year ended December 31, 2005	Three Months Ended March 31, 2006
Interest expense at LIBOR (5.17%) plus 6.75%	$36,821	$10,036
Amortization of deferred financing costs	1,396	349
Accretion of debt discount	596	150

Total interest expense	$38,815	$10,535

An increase of .125% on the interest rate would have increased the pro forma interest expense by $398 thousand and $117 thousand for the year ended December 31, 2005 and the three months ended March 31, 2006 respectively.

(b)	Reflects the tax effect of the pro forma adjustments at the estimated effective tax rate less a valuation allowance.

	Year ended December 31, 2005	Three Months Ended March 31, 2006
Historical Income Tax Expense (Benefit)	$(16,726)	$(8,870)
Pro Forma Adjustment to Income Tax Expense (Benefit) before Valuation Allowance	(14,974)	(4,064)
Pro Forma Adjustment to Valuation Allowance	4,306	16,344
Pro Forma Adjustment to Income Tax Expense (Benefit) after Valuation Allowance	(10,668)	12,280

Pro Forma Income Tax Expense (Benefit)	$(27,394)	$3,410

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Issuer was formed on May 1, 2006 and is a wholly owned subsidiary of Parent. We undertook a reorganization transaction in connection with the original offering of the outstanding notes pursuant to which we added three new companies, Parent, Issuer, and Co-issuer, to our corporate structure. To effectuate the restructuring, Holdings’ equity holders contributed their equity in Holdings in exchange for equity in Parent. Parent then contributed its equity in Holdings to Issuer in exchange for equity in Issuer. After giving effect to this reorganization transaction, Parent is a company beneficially owned by the Sponsors and management, Holdings is a wholly owned subsidiary of Issuer, and Issuer is a wholly owned subsidiary of Parent.

As Issuer and Holdings are companies organized under the common control of Parent, the contribution will be accounted for in a manner similar to a pooling. Accordingly, the historical consolidated financial statements of Holdings will become the historical consolidated financial statements of Issuer. Issuer’s only assets are its ownership of the stock of Holdings and ownership of the stock of Co-issuer. Co-issuer exists solely for the purpose of serving as co-issuer of the notes. As a result, the following table sets forth summary historical consolidated financial data for Holdings, as of the dates and for the periods indicated.

The selected historical consolidated statement of operations data and consolidated statement of cash flow data for the years ended December 31, 2003, 2004, and 2005 and the three months ended March 31, 2005 and 2006, and the selected historical consolidated balance sheet data as of December 31, 2004, December 31, 2005, and March 31, 2006 have been derived from the historical financial statements of Holdings appearing elsewhere in this prospectus. The selected historical consolidated statement of operations data and consolidated statement of cash flow data for the periods of July 7, 2001 through December 31, 2001 and January 1, 2001 through July 6, 2001 and the year ended December 31, 2002 and the selected historical consolidated balance sheet data as of December 31, 2002, and 2001, have been derived from the historical financial statements of Houghton Mifflin Company, which is the predecessor to Holdings, and the historical consolidated balance sheet data as of December 31, 2003 and March 31, 2005 have been derived from the historical financial statements of Holdings, which are not included in this prospectus.

In January 2006, the Company signed a definitive stock purchase agreement to sell its subsidiary, Promissor. This sale was completed and all activities of Promissor ceased during January 2006. The selected historical financial data has been reclassified to reflect this business as a discontinued operation for all periods presented.

You should read the information contained in this table in conjunction with “Unaudited Pro Forma Consolidated Financial Data of Issuer,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the accompanying notes thereto included elsewhere in this prospectus.

	Houghton Mifflin Holdings, Inc. (a)
	Period Ended (Predecessor Basis)	Period Ended (Predecessor Basis)		Year Ended (Predecessor Basis)	Years Ended (Successor Basis)			Three Months Ended (Successor Basis)
	January 1, 2001 through July 6, 2001 (b)	July 7, 2001 through December 31, 2001 (b)		December 31, 2002	December 31, 2003	December 31, 2004	December 31, 2005	March 31, 2005	March 31, 2006
	(dollars in thousands)
Statement of Operations Data:
Net sales	$436,180	$693,028		$1,129,483	$1,199,600	$1,218,889	$1,282,067	$132,354	$134,402
Cost of sales excluding pre-publication and publishing rights amortization	231,262	279,831		470,030	489,902	513,613	516,046	81,200	75,802
Pre-publication and publishing rights amortization	28,963	76,254		155,200	161,324	178,610	185,297	42,836	36,010

Cost of sales	260,225	356,085		625,230	651,226	692,223	701,343	124,036	111,812
Selling and administrative	260,723	197,764		434,970	498,100	501,001	517,115	126,212	125,330
Intangible asset amortization	16,139	549		—	370	3,724	4,256	944	945
Goodwill impairment charge (c)	—	—		775,000	—	—	—	—	—

Operating income (loss)	(100,907)	138,630		(705,717)	49,904	21,941	59,353	(118,838)	(103,685)
Net interest expense	(17,975)	(25,324)		(42,638)	(117,079)	(127,993)	(132,341)	(32,505)	(31,679)
Debt extinguishment costs	—	—		—	(48,427)	—	—	—	—
Other income (expense)	(4,204)	(43)		—	(39)	184	10	(10)	8

Income (loss) from continuing operations before income taxes and extraordinary item	$(123,086)	$113,263		$(748,355)	$(115,641)	$(105,868)	$(72,978)	(151,353)	(135,356)

Other Operating Data:
Depreciation and amortization	$54,044	$85,125		$184,186	$187,748	$218,410	$225,614	54,053	46,237
Capital investments excluding pre-publication (d)	13,778	16,836		39,519	20,860	39,680	56,628	8,266	18,842
Capital investments pre-publication (d)	42,841	45,572		95,178	95,610	93,923	111,297	20,089	20,703
Ratio of earnings to combined fixed charges and preferred dividends (e)	(e )	4.6	x	(e )	(e )	(e )	(e )	(e )	(e )
Cash Flow Data:
Cash flows from (used in) continuing operating activities	$(108,005)	$360,551		$290,891	$180,444	$167,394	$190,266	(106,409)	(134,741)
Cash flows used in continuing investing activities	(65,322)	(80,884)		(140,465)	(166,329)	(168,395)	(117,725)	25,845	(27,358)
Cash flows from (used in) continuing financing activities	172,205	(269,258)		(65,247)	68,086	(1,002)	(33)	(21)	(5)
Net Sales Operating Segments:
K-12 Publishing	$339,235	$454,476		$773,031	$848,372	$849,809	$925,460	$85,441	$85,809
College Publishing	46,594	139,352		211,942	226,099	220,891	228,344	19,996	23,693
Trade and Reference Publishing	49,625	97,333		144,510	125,129	148,189	128,263	26,947	24,900
Other	726	1,867		—	—	—	—	—	—

Total net sales	$436,180	$693,028		$1,129,483	$1,199,600	$1,218,889	$1,282,067	$132,354	$134,402

	Houghton Mifflin Holdings, Inc. (a)
	Predecessor Basis	Successor Basis
	As of December 31, 2001 (b)	As of December 31, 2002	As of December 31, 2003	As of December 31, 2004	As of December 31, 2005	As of March 31, 2005	As of March 31, 2006
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$24,278	$74,523	$153,879	$148,120	$227,068	$67,745	$65,453
Working capital (f)	191,857	277,848	258,962	305,586	326,973	218,138	223,098
Goodwill and other intangible assets	2,242,867	1,542,125	1,451,814	1,304,132	1,209,025	1,278,481	1,188,471
Total assets	3,125,069	2,340,990	2,374,482	2,291,411	2,246,674	2,117,182	2,061,083
Total long-term debt	381,703	1,034,073	1,289,684	1,309,983	1,332,569	1,315,351	1,338,505
Total debt (g)	382,638	1,034,390	1,290,723	1,310,027	1,332,576	1,315,374	1,338,507
Redeemable preferred stock	125,000	—	—	—	—	—	—
Stockholder’s equity	1,279,511	615,000	400,593	330,061	263,502	231,861	136,987

(a)	For purposes of this prospectus we have presented the historical financial statements of Holdings, the predecessor to Issuer.
(b)	Excludes results of certain smaller business units previously owned by Vivendi that were contributed to Houghton Mifflin concurrent with Vivendi’s acquisition of Houghton Mifflin in 2001 (the “Vivendi Purchase”).
(c)	Reflects the non-recurring, non-cash effect for the impairment write-down of goodwill as of December 31, 2002, resulting from the reduction in Houghton Mifflin’s fair value.
(d)	Pre-publication capital investments include art, prepress, and other costs incurred in the creation of a master copy of a book or other media. These investments are capitalized and then amortized over the subsequent three to five years. The costs to write manuscripts are expensed as incurred. Effective January 1, 2006, the Company changed the service life attributed to most pre-publication costs in the K-12 Publishing segment from three to five years. The change in service life is the result of management’s review of sales history as well as future sales projections, which indicated that a five-year life more closely matches amortization expenses to the period over which the company will recognize revenue related to these pre-publication investments.
(e)	For purposes of calculating the ratio of earnings to combined fixed charges and preferred dividends, earnings represent income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of discount and interest costs, one-third of operating rental expense which management believes is representative of the interest component of rent expense and preferred dividends and associated redemption costs. Due to the loss from operations for the period prior to the Vivendi Purchase and for the years ended December 31, 2002, 2003, 2004, and 2005 there were insufficient earnings of $123.1 million, $748.4 million, $115.6 million, $105.9 million, and $73.0 million, respectively, to cover fixed charges.
(f)	Represents total current assets minus total current liabilities excluding discontinued operations.
(g)	Excludes intercompany promissory notes owed to Vivendi in 2001.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of historical results of operations is, for all periods presented, prior to the formation of Issuer. Accordingly, the discussion does not reflect the reorganization.

Issuer was formed on May 1, 2006 and is a wholly owned subsidiary of Parent. We undertook a reorganization transaction in connection with the original offering of the outstanding notes pursuant to which we added three new companies, Parent, Issuer, and Co-issuer, to our corporate structure. To effectuate the restructuring, Holdings’ current equity holders contributed their equity in Holdings in exchange for equity in Parent. Parent then contributed its equity in Holdings to Issuer in exchange for equity in Issuer. After giving effect to this reorganization transaction, Parent is a company beneficially owned by the Sponsors and management, Holdings is a wholly owned subsidiary of Issuer, and Issuer is a wholly owned subsidiary of Parent.

As Issuer and Holdings are companies organized under the common control of Parent, the contribution will be accounted for in a manner similar to a pooling. Accordingly, the historical consolidated financial statements of Holdings will become the historical consolidated financial statements of Issuer. Issuer’s only assets are its ownership of the stock of Holdings and ownership of the stock of Co-issuer. Co-issuer exists solely for the purpose of serving as co-issuer of the notes. For purposes of this prospectus we have presented the historical financial statements of Holdings, the predecessor to Issuer.

You should read the following discussion of our financial condition and results of operations with “Selected Historical Consolidated Financial Data” and the audited historical consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements about our markets, the demand for our products and services, and our future results. We based these statements on assumptions that we consider reasonable. Actual results may differ materially from those suggested by our forward-looking statements for various reasons including those discussed in the “Risk Factors” and “Forward-Looking Statements” sections of this prospectus. Those sections expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. We do not have any intention or obligation to update forward-looking statements included in this prospectus.

General

On December 30, 2002, Holdings acquired (the “Acquisition”) all of the outstanding shares of Houghton Mifflin from Vivendi Communications North America, Inc. (“Vivendi Communications”), a wholly owned subsidiary of Vivendi. In accordance with the requirements of purchase accounting, the assets and liabilities of Houghton Mifflin were adjusted to their estimated fair values and the resulting goodwill computed as of the Acquisition date.

Overview

Houghton Mifflin is a leading publisher in the K-12 and college education, trade and reference, and educational and clinical testing markets in the United States. A diverse portfolio of products and services is offered within each of these markets, including textbooks, workbooks, supplemental materials, technology-based products, teaching guides, various types of standardized and customized tests, and a range of trade and reference titles. The Company’s geographic area of operation is predominantly the United States. Export or foreign sales to locations outside the United States are not significant.

The Company has seven divisions that offer products and services. These divisions are grouped in three reportable segments:

•	K-12 Publishing This segment consists of four divisions: School Division, McDougal Littell, Great Source Education Group (which includes Cognitive Concepts, Inc. (“CCI”)), and the Assessment Group (which includes Riverside and Edusoft). This reportable segment sells textbooks, workbooks, instructional materials and services, tests for measuring achievement and aptitude, clinical and special needs testing products, multimedia instructional programs, and career guidance products and services. The principal markets for these products are elementary and secondary schools.

•	College Publishing The College Division is the sole business unit reported in this segment. This reportable segment sells textbooks, ancillary products such as workbooks and study guides, technology-based instructional materials, and services for introductory and upper level courses in the post-secondary education market. Products may be in print or electronic form. The principal markets for these products are two and four year colleges and universities. These products are also sold to high schools for advanced placement courses and to for-profit, certificate-granting institutions that offer skill-based training and job placement.

•	Trade and Reference Publishing This segment consists of the Trade and Reference Division and Kingfisher Publishing plc (“Kingfisher”). Kingfisher management reports functionally to the Trade and Reference Division. This reportable segment publishes fiction and nonfiction for adults and children, dictionaries, and other reference works. The segment also licenses book rights to paperback publishers, book clubs, web sites, and other publishers and electronic businesses in the United States and abroad. The principal markets for these products are retail stores, including Internet bookstore sites and wholesalers. Reference materials are also sold to schools, colleges, libraries, office supply distributors, and businesses.

In January 2006, the Company signed a definitive stock purchase agreement to sell its subsidiary, Promissor, a developer and provider of testing services and products for professional certification and licensure. The sale was completed and all activities of Promissor ceased during January 2006. Effective December 2005, the Company’s consolidated financial statements and notes have been reclassified to reflect this business as a discontinued operation in accordance with Financial Accounting Standards Board Statement (“FASB”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

For the year ended December 31, 2005, the Company derived approximately 90% of its net sales from educational publishing in the K-12 and College Publishing segments, which are markedly seasonal businesses. Schools make most of their purchases in the second and third quarters of the calendar year, in preparation for the beginning of the school year. Colleges typically make most of their purchases in the third and fourth quarters for the semesters starting classes in September and January. As a result, during each of the three fiscal years ended December 31, 2005, the Company realized approximately 75% of consolidated net sales in the second and third quarters.

Sales of K-12 instructional materials and customized testing products are also cyclical, with some years offering more sales opportunities than others. The amount of funding available at the state level for educational materials also has a significant effect on the Company’s year-to-year revenues. No single customer accounts for more than 10% of consolidated net sales. The Company’s largest single customer is Barnes & Noble, which purchases both Trade and Reference and College products. In management’s opinion, a loss of a single customer, including Barnes & Noble, would not have a material adverse effect on the Company. Although the loss of a single customer or a few customers would not have a material adverse effect on the Company’s business, schedules of school adoptions and market acceptance of its products can materially affect year-to-year revenue performance. The impact of inflation and changing prices has not had a material impact on the Company’s consolidated financial statements and results of operations.

Critical Accounting Policies and Estimates

The discussion and analysis of the Company’s financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires estimates, assumptions, and judgments to be made that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates and assumptions including, but not limited to, book returns, allowance for bad debts, recoverability of advances to authors, valuation and recoverability of inventory, depreciation and amortization periods, recoverability of long-term assets such as property, plant, and equipment, capitalized pre-publication costs, intangible assets, and goodwill, as well as deferred revenue, income taxes, restructurings, pensions and other postretirement benefits, contingencies, and litigation. The Company bases its estimates on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

The Company derives revenue primarily from the sale of textbooks and instructional materials, trade books, reference materials, assessment materials, and multimedia instructional programs, license fees for book rights, content and software, and services that include test development, test scoring, and training.

The Company recognizes revenue from textbooks and instructional materials, trade books, reference materials, assessment materials, and multimedia instructional programs in the period when persuasive evidence of an arrangement with a customer exists, the products are shipped, title and risk of loss have transferred to the customer, all significant obligations have been performed, and collection is reasonably assured.

Effective July 1, 2003, Houghton Mifflin adopted FASB Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” The EITF applies to certain contracts having multiple elements or deliverables, some of which will be delivered at dates subsequent to the initial sale. The relative fair value of revenue for the undelivered items is deferred until such time as the products are delivered to the customer, however, payment from the customer is typically due at the time of the initial sale. The anticipated growth in the adoption cycle may have a material impact on the level of deferred revenue in future years.

License fees for software products without future obligations are recognized upon delivery. Certain contracts include software and ongoing fees for maintenance and other support. If vendor specific objective evidence of the fair value of each element of the arrangement exists, the elements of the contract are unbundled and the revenue for each element is recognized as appropriate.

Revenue for test delivery, test scoring, and training is recognized when the services have been completed, the fee is fixed and determinable, and collection is reasonably assured. Revenue for fixed-priced contracts that require significant test development is recognized as the services are provided. Differences between what has been billed and what has been recognized as revenue are recorded as deferred revenue. Losses on such contracts are recognized when they become known.

The Company enters into agreements to license certain book publishing rights and content. Revenue is recognized on those arrangements in accordance with the license agreements, when all materials have been delivered to the customer, and collection is reasonably assured.

As products are shipped with a right of return, a provision for estimated returns on these sales is made at the time of sale, based on historical experience. The Company records revenue for textbooks shipped from depository locations one month in arrears based on information received from the depository. Shipping and handling fees billed to customers are included in net sales. The cost of shipping and handling is included in cost of sales.

Cash, Cash Equivalents, and Short-term Investments

Cash and cash equivalents consist primarily of cash in banks and highly liquid investment securities that have maturities of three months or less when purchased. The carrying amount approximates fair market value due to the short-term maturity of these instruments. Auction rate securities for which interest rates reset in less than three months, but for which the maturity date is greater than three months, are classified as short-term investments. Despite the long-term nature of the auction rate securities contractual maturities, the Company has the ability to liquidate without delay, if necessary.

Accounts Receivable

Accounts receivable are recorded net of allowances for doubtful accounts and reserves for book returns. In the normal course of business, the Company extends credit to customers that satisfy predefined criteria. The Company estimates the collectibility of its receivables. Allowances for doubtful accounts are established through the evaluation of accounts receivable agings, credit worthiness of the customer, prior collection experience, and any other information that is relevant to estimate the ultimate collectibility of these receivables. Reserves for book returns are based on historical return rates and sales patterns. Approximately 80% of the reserves for book returns as of December 31, 2005 and 2004 are related to the College and the Trade and Reference divisions.

Inventory

The Company uses the lower of weighted average cost or market method to value inventory and determine cost of inventories included in cost of sales in the statement of operations. The level of obsolete and excess inventory is calculated on a program or title level by comparing the number of units in stock with the expected future demand. The estimate of expected future demand of a program or title is determined by the copyright year, the previous year’s sales history, the subsequent year’s sales forecast, known forward-looking trends including the development cycle to replace the title or program, and competing titles or programs. Based on this review, any excess stock is reserved as appropriate.

Pre-Publication Costs

The Company capitalizes the art, prepress, and other costs incurred in the creation of the master copy of a book or other media (the “pre-publication costs”). The costs to write manuscripts are expensed as incurred. Pre-publication costs are amortized from the year of copyright, or sale if earlier, over three to five years using the sum-of-the-years-digits method. This policy is used by all divisions, except for the Trade and Reference Division’s non-reference publications, which are expensed as incurred, and the Assessment Group, which uses the straight-line amortization method. The amortization methods and periods chosen best reflect the expected sales generated from individual titles or programs. The Company evaluates the remaining lives and recoverability of capitalized pre-publication costs, which are often dependent upon program acceptance by state adoption authorities.

Royalty Advances

Royalty advances to authors are capitalized and represent amounts paid in advance of the sale of an author’s product and are recovered as earned. As advances are recorded, a partial reserve may be immediately recognized based primarily upon historical sales experience. Advances are evaluated periodically to determine if they are expected to be recovered. Any portion of a royalty advance that is not expected to be recovered is reserved. As of

December 31, 2005, approximately 70% of total royalty advances are related to the Trade and Reference Division.

Goodwill, Publishing Rights, and Other Intangible Assets

Goodwill is the excess of the purchase price paid over the fair value of the net assets of the business acquired. Other intangibles consist of branded trademarks, acquired publishing rights, customer-related intangibles, and non-compete agreements. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, goodwill and indefinite-lived intangible assets are not amortized but are reviewed at least annually for impairment or earlier, if an indication of impairment exists. With regard to goodwill, the Company tests for impairment annually on an implied residual basis by deducting the fair value of all assets and liabilities from the total estimated fair value of each reporting unit to determine the implied fair value of goodwill. Impairment recognized is measured by the amount by which the carrying amount of goodwill exceeds the implied fair value of goodwill. The Company estimates total fair value of reporting units using discounted cash flow analysis, and makes assumptions regarding future revenues, gross margins, working capital levels, investments in new products, capital spending, tax cash flows, and the terminal value of the reporting unit. With regard to other intangibles with indefinite lives, the Company determines the fair value by asset, which is then compared to its carrying value. The Company completed its annual goodwill and indefinite lived intangible asset impairment test as of October 1, 2005 and determined that no impairment existed.

A publishing right allows the Company to publish and republish existing and future works as well as create new works based on previously published works. The Company determines the fair market value of the publishing rights arising from business combinations by discounting the after-tax cash flows projected to be derived from the publishing rights and titles to their net present value using a rate of return that accounts for the time value of money and the appropriate degree of risk. The useful life of the publishing rights is based on the lives of the various copyrights involved. The Company calculates amortization using the percentage of the projected operating income before taxes derived from the titles in the current year as a percentage of the total estimated operating income before taxes over the useful life. Acquired publishing rights, as well as customer related intangibles with definite lives are amortized on an accelerated basis over their estimated useful lives between two and eighteen years.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. If the assets are considered to be impaired, the impairment to be recognized is the amount by which the carrying amount of the assets exceeds the fair value of the assets. Fair value is normally assessed by using a discounted cash flow model. Assets to be disposed of are recorded at the lower of carrying value or estimated net realizable value. In the fourth quarter of 2005, as a result of receiving a preliminary offer from a third party to purchase Promissor and subsequent sale in January 2006, the Company determined that the carrying value of the Promissor business exceeded its fair value and recorded an impairment charge of $5.4 million to discontinued operations.

Taxes

The Company has incurred losses subsequent to the Acquisition primarily as a result of significantly increased interest expense related to debt financing. The Company recorded significant deferred tax liabilities as a result of purchase accounting for the Acquisition with respect to book-tax differences for identifiable intangible assets. There was no step-up in tax basis for these assets and, accordingly, there is no expected future tax deductibility for them.

The Company has recorded a tax benefit for the losses incurred in 2005, 2004, and 2003. SFAS No. 109, “Accounting for Income Taxes,” requires that deferred tax assets be reduced by a valuation allowance if, based on all available evidence, it is considered more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. This assessment requires significant judgment, and in making this evaluation, the Company considers all available positive and negative evidence, including past results, the existence of cumulative losses in recent periods, and the forecast of taxable income for the current year and future years. During the fourth quarter of 2005, which marked the Company’s third consecutive year of taxable losses, management concluded, in light of this negative evidence, it was no longer more likely than not that future taxable income would be available in order to utilize deferred tax assets. Based on that judgment, management evaluated all deferred tax assets based only on whether the reversing of existing deferred tax liabilities would be sufficient in the specific future periods necessary to utilize the deferred tax assets. As a result of this analysis, the Company recorded a non-cash charge of $10.4 million to establish a valuation allowance against deferred tax assets relating to the long-term nature of the payments of future postretirement benefit obligations.

Retirement Plans

The Company maintains a qualified defined benefit pension plan that covers substantially all domestic employees, a defined benefit plan for Kingfisher, and an unfunded nonqualified defined benefit plan that covers domestic employees who earn over the qualified pay limit (together the “pension plans”).

The Company’s pension expense for all pension plans was $14.4 million in 2005, and is calculated based upon a number of actuarial assumptions, including a weighted average expected long-term rate of return on the assets of the pension plans of 8.0%. The overall expected long-term rate of return on U.S. plan assets is 8.0% and 7.0% for non-U.S. plan assets. The U.S. plan assets represent approximately 95% of total plan assets. In determining the expected return on plan assets, Houghton Mifflin considers the relative weighting of plan assets, the historical performance of plan assets and individual asset classes, and economic and other indicators of future performance.

The discount rate used for the Company’s U.S. pension plans is selected based on highly-rated long-term corporate bond indices and yield curves that match the duration of the plans’ benefit obligations. The bond indices and yield curve analyses include only bonds rated Aa or higher from a reputable rating agency. The selected rate reflects the rate at which the pension benefits could be effectively settled. The discount rates for non-U.S. plans were selected based on indices of high-quality bonds using criteria applicable to the respective country.

The Company regularly reviews the actual asset allocation and periodically rebalances its investments to its targeted allocation when appropriate. For 2005 and 2004, the Company has used a weighted average expected long-term rate of return of 8.0%, and asset allocation assumptions of approximately 60% equities and 40% fixed income investments. The Company will continue to evaluate its actuarial assumptions, including the weighted average expected rate of return, at least annually, and will adjust as necessary.

The Company estimates that its pension expense for all plans will be approximately $13.4 million in 2006. This estimate is based on a weighted average expected rate of return on the assets of the pension plans of 8.0%, a weighted average discount rate of 5.6% and various other assumptions. Future actual pension expense will depend on future investment performance, changes in future discount rates, and various other factors related to the populations participating in the plans.

Postretirement Benefit Plan

The Company provides postretirement medical benefits to retired full-time, non-union employees hired before April 1, 1992, who have provided a minimum of five years of service, and attained age 55. For retirements on or after January 1, 1993, the Company’s commitment to provide postretirement medical benefits is capped ($10,000 per year for coverage before age 65 and $5,000 per year for coverage at age 65 and over).

The postretirement medical expense was approximately $4.0 million in 2005, and was calculated based upon a discount rate of 5.8%, medical inflation rate range grading down from 11.0% to 5.0% per annum over time, and a number of other actuarial assumptions. The discount rates utilized for determining future benefit obligations are based on the yields on high quality fixed income investments. The weighted average discount rate determined on this basis has remained constant at 5.8% for 2005 and 2004.

The Company estimates that its postretirement medical expense will be approximately $3.7 million in 2006. This estimate is based on a discount rate of 5.6% and medical inflation range grading down from 11.0% to 5.0% per annum over time. Future actual postretirement medical expense will depend on changes in future discount rates and assumed health care cost trend rates, as well as other factors related to the populations participating in the plan.

Results of Operations

The following tables set forth information regarding net sales, operating income, and other information from the Company’s consolidated statements of operations.

	Houghton Mifflin Holdings, Inc.
	Years Ended December 31,			Three Months Ended March 31,
	2003	2004	2005	2005	2006
	(dollars in millions)
Net sales
K-12 Publishing	$848.4	$849.8	$925.5	$85.4	$85.8
College Publishing	226.1	220.9	228.3	20.0	23.7
Trade and Reference Publishing	125.1	148.2	128.3	26.9	24.9

Total net sales	1,199.6	1,218.9	1,282.1	132.4	134.4

Cost of sales excluding pre-publication and publishing rights amortization	489.9	513.6	516.0	81.2	75.8
Pre-publication and publishing rights amortization	161.3	178.6	185.3	42.8	36.0

Cost of sales	651.2	692.2	701.3	124.1	111.8
Selling and administrative	498.1	501.0	517.1	126.2	125.3
Intangible asset amortization	0.4	3.7	4.3	0.9	0.9
Operating income (loss)	49.9	21.9	59.4	(118.8)	(103.7)
Net interest expense	(117.1)	(128.0)	(132.3)	(32.5)	(31.7)
Debt extinguishment costs	(48.4)	—	—	—	—
Other income	—	0.2	—	—	—
Income tax benefit	(42.4)	(38.7)	(16.7)	(54.8)	(8.9)

Loss from continuing operations	(73.3)	(67.2)	(56.3)	(96.6)	(126.5)
Loss from discontinued operations, net of tax	(1.4)	(3.2)	(5.8)	(1.5)	(0.4)

Net loss available to common shareholders	$(74.7)	$(70.4)	$(62.0)	$(98.1)	$(126.9)

	Houghton Mifflin Holdings, Inc.
	Years Ended December 31,			Three Months Ended March 31,
	2003	2004	2005	2005	2006
	(as a percentage of net sales)
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales excluding pre-publication and publishing rights amortization	40.8	42.1	40.2	61.4	56.4
Pre-publication and publishing rights amortization	13.4	14.7	14.5	32.4	26.8
Cost of sales	54.3	56.8	54.7	93.7	83.2
Selling and administrative	41.5	41.1	40.3	95.4	93.2
Intangible asset amortization	—	0.3	0.3	0.7	0.7
Operating income (loss)	4.2	1.8	4.6	(89.8)	(77.2)
Net interest expense	(9.8)	(10.5)	(10.3)	(24.5)	(23.6)
Debt extinguishment costs	(4.0)	—	—	—	—
Income tax benefit	(3.5)	(3.2)	(1.3)	(41.4)	(6.6)
Loss from continuing operations	(6.1)	(5.5)	(4.4)	(73.0)	(94.1)
Loss from discontinued operations, net of tax	(0.1)	(0.3)	(0.5)	(1.1)	(0.3)
Net loss available to common shareholders	(6.2)%	(5.8)%	(4.8)%	(74.1)%	(94.4)%

Results of Operations—Consolidated—Three Months Ended March 31, 2006 Compared to Three Months Ended March 31, 2005

Net Sales

The Company’s net sales for the quarter ended March 31, 2006 increased $2.0 million, or 1.5%, to $134.4 million from $132.4 million in the first quarter of 2005.

K-12 Publishing. The K-12 Publishing segment’s net sales in the first quarter of 2006 increased $0.4 million, to $85.8 million from net sales of $85.4 million in the first quarter of 2005. The increase in net sales is due to modestly higher net sales in the Great Source Education Group and in the Assessment Group, which were mostly offset by lower residual sales of elementary and secondary math products.

College Publishing. The College Publishing segment’s net sales in the first quarter of 2006 increased $3.7 million, or 18.5%, to $23.7 million from $20.0 million in the first quarter of 2005. The increase was primarily a result of a higher opening balance of unshipped orders in the first quarter of 2006 and the timing of international orders.

Trade and Reference Publishing. The Trade and Reference Publishing segment’s net sales in the first quarter of 2006 decreased $2.0 million, or 7.4%, to $24.9 million from $26.9 million in the first quarter of 2005. The decrease in net sales is primarily a result of higher sales in the 2005 period from adult hardcover titles, including Three Nights in August and Extremely Loud and Incredibly Close, and The Gourmet Cookbook, which were partially offset by strong sales in the first quarter 2006 from Curious George titles, in connection with the film release in February.

Cost of Sales Excluding Pre-publication and Publishing Rights Amortization

The Company’s cost of sales excluding pre-publication and publishing rights amortization in the first quarter of 2006 decreased $5.4 million, or 6.7%, to $75.8 million from $81.2 million in the first quarter of 2005. The decrease in cost of sales was primarily driven by lower manufacturing and editorial costs in the first quarter of 2006 as compared to 2005.

Pre-publication and Publishing Rights Amortization

Effective January 1, 2006, Houghton Mifflin changed the service life attributed to most pre-publication costs in the K-12 Publishing segment from three to five years. The change in service lives is the result of management’s review of sales history as well as future sales projections, which indicated that a 5-year life more closely matches amortization expense to the period over which Houghton Mifflin will recognize the revenue related to these pre-publication investments. Based on its review, management believes that the sum-of-the-years-digits method for these pre-publication costs remains appropriate. The effect of this change in the first quarter of 2006 was a decrease in operating loss of approximately $5.3 million and a decrease in net loss from continuing operations of approximately $2.9 million. The impact in fiscal year 2006 of this change is estimated to be a reduction of amortization expense of approximately $23.0 million. The estimated impact is in part based on pre-publication costs that are budgeted to be placed in service in 2006. As a result, the actual impact of this change in estimate may differ.

The Company’s pre-publication and publishing rights amortization in the first quarter of 2006 decreased $6.8 million, or 15.9%, to $36.0 million from $42.8 million in the first quarter of 2005. The decrease is attributable primarily to lower publishing rights amortization of $5.1 million, as well as lower pre-publication amortization of $1.7 million. The change in estimate described above resulted in a $5.3 million decrease in pre-publication amortization in the first quarter of 2006, which was partially offset by higher pre-publication amortization due to new products introduced in the quarter. Pre-publication and publishing rights amortization decreased as a percentage of net sales to 26.8% in the first quarter of 2006 from 32.3% in the first quarter of 2005.

Selling and Administrative Expenses

The Company’s selling and administrative expenses in the first quarter of 2006 decreased $0.9 million, or 0.7%, to $125.3 million from $126.2 million in the first quarter of 2005. The change is primarily the result of lower administrative and technology related expenses in 2006 as compared to the first quarter of 2005. The lower administrative and technology expenses were partially offset by higher selling and marketing costs. Selling and administrative expenses decreased as a percentage of net sales to 93.2% in the first quarter of 2006 from 95.3% in the first quarter of 2005.

Operating Loss

The Company’s operating loss from continuing operations for the three months ended March 31, 2006 improved by $15.1 million to $103.7 million, from an operating loss of $118.8 million for the same period in 2005.

K-12 Publishing. The K-12 Publishing segment’s operating loss for the three months ended March 31, 2006 decreased $8.2 million to $75.1 million from a loss of $83.3 million for the same period in 2005. The decreased operating loss is a result of lower manufacturing and editorial costs of $2.3 million and $2.6 million, respectively, and a decrease in pre-publication amortization expense of $3.3 million.

College Publishing. The College Publishing segment’s operating loss in the first quarter of 2006 decreased $5.3 million to $19.1 million from a loss of $24.4 million in 2005. The decreased operating loss is a result of higher net sales, partially offset by higher selling, marketing, and royalty costs.

Trade and Reference Publishing. The Trade and Reference Publishing segment’s operating loss decreased $0.4 million to $4.4 million from an operating loss of $4.8 million for the first quarter of 2005. The decrease is a result of lower editorial and manufacturing costs, partially offset by the decrease in net sales.

Net Interest Expense

The Company’s consolidated net interest expense in the first quarter of 2006 decreased $0.8 million, or 2.5%, to $31.7 million from $32.5 million in the first quarter of 2005. The decrease was the result of interest expense from swap agreements of $0.3 million in the first quarter of 2005, and an increase in interest income from short-term investments in 2006, offset by incremental expense from the $265 million senior discount notes in 2006.

Income Taxes

Historically, the provision for income taxes in interim periods was based on the estimated annual effective tax rates derived, in part, from the estimated annual pre-tax results. In the first quarter of 2006, management concluded that the limitation on recognition of future net operating losses would have a significant impact on the Company’s annual effective tax rate. Accordingly, the benefit for income taxes in the first quarter of 2006 is computed based on the actual effective tax rate applying the discrete method.

The Company’s income tax benefit in the first quarter of 2006 decreased $45.9 million, to $8.9 million, from $54.8 million in the first quarter of 2005. Based upon management’s assessment of historical pre-tax losses and the fact that sufficient taxable income is not anticipated in the near term to utilize certain deferred tax assets, Publishing’s income tax benefit recorded was reduced by an additional valuation allowance of $42.9 million in the first quarter of 2006. The decrease in the income tax benefit for the first quarter of 2006 is primarily due to the increase in the valuation allowance recorded to reduce the carrying amounts of deferred tax assets relating to benefit of future tax deductions.

Results of Operations—Consolidated—Years Ended December 31, 2005, 2004, and 2003

Net Sales

The Company’s net sales for the year ended December 31, 2005 increased $63.2 million, or 5.2%, to $1,282.1 million from $1,218.9 million in the same period for 2004. The increase in 2005 was primarily due to strong results in the K-12 Publishing segment from state adoptions at both the elementary and middle and high school levels, offset by the expected decline in the Trade and Reference Division’s sales from 2004. Significant sales in 2005 included elementary reading, social studies, and math programs, and secondary social studies and science programs.

The Company’s net sales for the year ended December 31, 2004 increased $19.3 million, or 1.6%, to $1,218.9 million from $1,199.6 million in the same period for 2003. The increase was most notably the result of the Trade and Reference Division’s higher sales of adult, cookbook, and children’s titles in 2004.

Cost of Sales Excluding Pre-publication and Publishing Rights Amortization

The Company’s cost of sales excluding pre-publication and publishing rights amortization for the year ended December 31, 2005 increased $2.4 million, or 0.5%, to $516.0 million from $513.6 million for the same period in 2004. The higher cost of sales was the result of increased investments in editorial costs of $3.9 million, and $10.1 million of increased implementation costs, substantially offset by lower manufacturing costs. As a percentage of net sales, cost of sales decreased to 40.2% in 2005, from 42.1% in 2004 due to better management of paper, printing, and binding costs in 2005.

The Company’s cost of sales excluding pre-publication and publishing rights amortization for the year ended December 31, 2004 increased $23.7 million, or 4.8%, to $513.6 million from $489.9 million for the same period in 2003. The higher cost of sales was the result of increases in editorial and production costs of $27.4 million, partially offset by decreased implementation costs of $6.5 million. The increases in editorial and production costs related to new product development for adoption years 2005 through 2009 and resulted in a higher cost of sales as a percentage of net sales of 42.1% in 2004, compared to 40.8% in 2003.

Pre-publication and Publishing Rights Amortization

The Company’s pre-publication and publishing rights amortization for the year ended December 31, 2005 increased $6.7 million, or 3.8%, to $185.3 million from $178.6 million during the same period for 2004. The change is attributable to investments in pre-publication cost that resulted in an increase in pre-publication amortization of $36.1 million, partially offset by lower publishing rights amortization of $28.8 million. As a percentage of net sales, pre-publication and publishing rights amortization decreased to 14.5% in 2005 from 14.7% in 2004.

The Company’s pre-publication and publishing rights amortization for the year ended December 31, 2004 increased $17.3 million, or 10.7%, to $178.6 million from $161.3 million during the same period for 2003. The change was attributable to investments in pre-publication cost that resulted in an increase in pre-publication amortization of $36.5 million, partially offset by lower publishing rights amortization of $17.5 million. As a percentage of net sales, pre-publication and publishing rights amortization increased to 14.7% in 2004 from 13.4% in 2003. This increase was a result of investing in new product development and resulted in the amortization of such costs being greater than the increase in net sales in 2004.

Selling and Administrative Expenses

The Company’s selling and administrative expenses for the year ended December 31, 2005 increased $16.1 million, or 3.2%, to $517.1 million from $501.0 million during the same period for 2004. The increase is primarily a result of higher selling and marketing costs of $21.4 million, and increased fulfillment expenses of $4.8 million, offset by decreased administrative expenses. As a percentage of net sales, selling and administrative expenses decreased to 40.3% in 2005 from 41.1% in 2004.

The Company’s selling and administrative expenses for the year ended December 31, 2004 increased $2.9 million, or 0.6%, to $501.0 million from $498.1 million during the same period for 2003. The change was primarily the result of $19.5 million of incremental costs for businesses acquired in the fourth quarter of 2003 and increased selling and marketing costs. These increases were partially offset by a reduction in retention expense of $24.7 million for 2004 as compared to 2003. As a percentage of net sales, selling and administrative expenses decreased to 41.1% in 2004 from 41.5% in 2003.

Intangible Asset Amortization

The Company’s intangible asset amortization for the year ended December 31, 2005 increased $0.6 million, or 16.2%, to $4.3 million from $3.7 million during the same period for 2004. The increase was primarily due to the amortization of publication rights acquired in the third quarter of 2005.

The Company’s intangible asset amortization for the year ended December 31, 2004 increased $3.3 million to $3.7 million from $0.4 million during the same period for 2003. The increase was primarily due to incremental amortization related to the acquisitions in the fourth quarter of 2003 and the accelerated amortization of these intangible assets.

Net Interest Expense

The Company’s consolidated net interest expense for the year ended December 31, 2005 increased $4.3 million, or 3.4%, to $132.3 million from $128.0 million in 2004. The increase is primarily due to a decrease in interest income from swap agreements of $3.6 million in 2005, as well as incremental interest expense in 2005 from the $265 million 11.5% Senior Discount Notes, and higher interest rates on the revolving line of credit, partially offset by interest income related to short-term investments in 2005.

The Company’s consolidated net interest expense for the year ended December 31, 2004 increased $10.9 million, or 9.3%, to $128.0 million from $117.1 million in 2003. The increase was primarily the result of the accretion of debt issued by Publishing in October 2003 offset slightly by mark-to-market adjustments for, as well as settlements of, a portion of the interest rate swaps.

Debt Extinguishment Charge

In the first quarter of 2003, Houghton Mifflin recorded a $48.4 million debt extinguishment charge related to the tendering of the 7.125% senior secured notes due April 1, 2004 (the “2004 Senior Notes”) and 7.0% senior secured notes due March 1, 2006 (the “2006 Senior Notes”) and the repayment of the $500.0 million senior subordinated bridge loan facility and the $275.0 million senior term loan under the Revolver that were used to finance the Acquisition.

Income Taxes

The Company has incurred losses subsequent to the Acquisition primarily as a result of significantly increased interest expense related to debt financing. The Company recorded significant deferred tax liabilities as a result of purchase accounting for the Acquisition with respect to book-tax differences for identifiable intangible assets. There was no step-up in tax basis for these assets and, accordingly, there is no expected future tax deductibility for them.

The Company has recorded a tax benefit for the losses incurred in 2005, 2004, and 2003. SFAS No. 109, “Accounting for Income Taxes,” requires that deferred tax assets be reduced by a valuation allowance if, based on all available evidence, it is considered more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. This assessment requires significant judgment, and in making this evaluation, the Company considers all available positive and negative evidence, including past results, the existence of cumulative losses in recent periods, and the forecast of taxable income for the current year and future years. During the fourth quarter of 2005, which marked the Company’s third consecutive year of taxable losses, management concluded, in light of this negative evidence, it was no longer more likely than not that future taxable income would be available in order to utilize deferred tax assets. Based on that judgment, management evaluated all deferred tax assets based only on whether the reversing of existing deferred tax liabilities would be sufficient in the specific future periods necessary to utilize the deferred tax assets. As a result of this analysis, the Company recorded a non-cash charge of $10.4 million to establish a valuation allowance against deferred tax assets relating to the long-term nature of the payments of future postretirement benefit obligations.

Discontinued Operations

The operating results of Promissor, which was sold in January 2006, are included in discontinued operations for all periods presented. For the year ended December 31, 2005, discontinued operations incurred a loss of $5.8 million, net of tax, compared to a loss of $3.2 million, net of tax, for the comparable period in 2004. Net loss from discontinued operations before taxes was $6.0 million in 2005 and $5.3 million in 2004. The increase in net loss from discontinued operations in 2005 as compared to 2004 is a result of an impairment charge of $5.4 million recorded in 2005 to adjust the carrying value of the Promissor business to its fair value, partially offset by higher net sales in 2005.

For the year ended December 31, 2004, discontinued operations incurred a loss of $3.2 million compared to a loss of $1.4 million for the comparable period in 2003. The loss from discontinued operations in 2003 includes the results of Promissor and Curriculum Advantage, Inc., which was sold on April 1, 2003. Promissor’s net loss in 2004 was $5.3 million before taxes, as compared to $0.2 million in 2003. Curriculum Advantage had a loss before taxes of $2.0 million for the year ended December 31, 2003.

Results of Operations—Segments

	K-12 Publishing	College Publishing	Trade and Reference Publishing	Other	Total
Net Sales
2005	$925.5	$228.3	$128.3	$—	$1,282.1
2004	849.8	220.9	148.2	—	1,218.9
2003	848.4	226.1	125.1	—	1,199.6

Operating Income (loss)
2005	$71.2	$6.1	$(5.9)	$(12.0)	$59.4
2004	40.3	0.4	(0.8)	(18.0)	21.9
2003	65.6	5.0	(5.3)	(15.4)	49.9

K-12 Publishing

The K-12 Publishing segment’s net sales for the year ended December 31, 2005 increased $75.7 million, or 8.9%, to $925.5 million from $849.8 million in the same period for 2004. The School Division had sales from its new social studies program of approximately $29.7 million and higher math sales than in 2004 of approximately $9.6 million. McDougal Littell’s sales increased approximately $33.0 million from 2004, primarily as a result of incremental revenue from adoptions of science and social studies of $8.2 million and $30.2 million, respectively, partially offset by lower math sales. Additionally, Edusoft had increased sales from new bookings in 2005, and Great Source revenue increased due to growth in science and math. These stronger performances were partially offset by decreased sales from Riverside’s state contracts.

The K-12 Publishing segment’s net sales for the year ended December 31, 2004 increased $1.4 million, or 0.2%, to $849.8 million from $848.4 million in the same period for 2003. The School Division’s success with higher math sales of approximately $17 million, Riverside’s success with new state contracts of approximately $12 million, and Edusoft’s incremental net sales of $9.3 million were partially offset by the School Division’s reduced sales opportunities in the California market of approximately $31 million and other marginal decreases in net sales associated with McDougal Littell. McDougal Littell’s success with increased mathematics sales of approximately $41 million was more than offset by significantly reduced sales for social studies of approximately $43 million, all associated with the timing of major adoptions.

The K-12 Publishing segment’s operating income for the year ended December 31, 2005 increased $30.9 million to $71.2 million from $40.3 million for the same period in 2004. The increase was due to higher net sales of $75.7 million, more favorable manufacturing rates, and lower administrative costs, partially offset by higher pre-publication amortization of $27.0 million and higher selling costs of $16.8 million.

The K-12 Publishing segment’s operating income for the year ended December 31, 2004 decreased $25.3 million to $40.3 million from $65.6 million for the same period in 2003. The decrease was primarily due to higher pre-publication amortization of $31.0 million, increased editorial and production costs of $22.3 million, and higher selling costs of $13.7 million, respectively, partially offset by lower implementation costs of $6.5 million, reduced manufacturing costs of $5.9 million, lower employee retention expense of $15.5 million, and the $5.5 million amortization of inventory step-up charge in 2003 as a result of the Acquisition.

College Publishing

The College Publishing segment’s net sales for the year ended December 31, 2005 increased $7.4 million, or 3.3%, to $228.3 million from $220.9 million in the same period for 2004. The increase is primarily due to higher sales of advanced placement products and frontlist titles, including history, modern languages, and Student Success programs, as well as modest pricing increases during the year, partially offset by lower revenues from backlist titles.

The College Publishing segment’s net sales for the year ended December 31, 2004 decreased $5.2 million, or 2.3%, to $220.9 million from $226.1 million in the same period for 2003. The decrease was a result of lower revenue in the domestic higher education market due to lower sales of backlist titles as a result of the used book market. In addition, sales of copyright 2005 product generated less than expected sales volume in 2004.

The College Publishing segment’s operating income for the year ended December 31, 2005 increased $5.7 million to $6.1 million from $0.4 million in 2004. The increase is due to higher gross margin on sales, decreased production costs, and decreased administrative costs, offset by increased selling expenses.

The College Publishing segment’s operating income for the year ended December 31, 2004 decreased $4.6 million to $0.4 million from $5.0 million in 2003. The decrease was primarily due to higher pre-publication amortization of $7.9 million and the lower net sales partially offset by lower employee retention expense of $5.3 million.

Trade and Reference Publishing

The Trade and Reference Publishing segment’s net sales for the year ended December 31, 2005 decreased $19.9 million, or 13.4%, to $128.3 million from $148.2 million in the same period for 2004. The decrease was primarily due to lower sales of titles tied to movie releases, which tend to normalize after the film and media publicity, and lower income from licensing rights in 2005.

The Trade and Reference Publishing segment’s net sales for the year ended December 31, 2004 increased $23.1 million, or 18.5%, to $148.2 million from $125.1 million in the same period for 2003. The increase was primarily due to higher sales of adult books, including The Heart is a Lonely Hunter, The Plot Against America, The Gourmet Cookbook, and children’s titles, including The Polar Express, which had higher sales due to the release of a movie in 2004 based on this children’s classic.

The Trade and Reference Publishing segment’s operating loss increased by $5.1 million to $5.9 million from $0.8 million for the year ended December 31, 2004. The increased loss was mainly due to lower net sales partially offset by lower royalty and selling related costs of $4.1 million and $6.6 million, respectively.

The Trade and Reference Publishing segment’s operating loss decreased by $4.5 million to $0.8 million from $5.3 million for the year ended December 31, 2003. The decreased loss was mainly due to higher net sales partially offset by higher manufacturing, royalty, and marketing costs of $8.4 million, $2.5 million, and $2.6 million, respectively.

Liquidity and Capital Resources

Sources and Uses of Cash

As sales seasonality affects operating cash flow, the Company normally incurs a net cash deficit from all of its activities through the middle of the third quarter of the year. The Company currently funds such seasonal deficits through the drawdown of cash and marketable securities, supplemented by borrowings under its Revolver. On a consolidated basis, the Company’s primary source of liquidity is cash flow generated from operations while its primary liquidity requirements are for debt service, pre-publication costs, capital investments, and working capital. The Company believes that based on current and anticipated levels of operating performance, conditions in its industries and markets, cash flow from operations, and availability under the Revolver, the Company will be able in the foreseeable future to make required payments of interest on debt and fund its working capital and capital expenditure requirements. Any future acquisitions, partnerships, or similar transactions may require additional capital, and there can be no assurance that this capital will be available.

The Company manages cash on a daily basis and maintains a minimum balance bank account for accounts payable disbursements. As checks are presented for payment, funds are made available. The outstanding checks in excess of funds on deposit in this account are classified on the balance sheet in accounts payable. As of December 31, 2005 and 2004 the outstanding checks totaled $17.4 million and $39.2 million, respectively.

Operating Activities

The Company’s use of net cash in continuing operating activities was $134.7 million in the first three months of 2006, a $28.3 million increase from the $106.4 million of cash used in operating activities during the first three months of 2005. The increase in cash used was primarily a result of decreased cash flow from accounts receivable, due to timing of collections, as well as an increase in cash outflow from accounts payable, due to timing of payments. These increases in cash used in continuing operating activities operating cash flow were partially offset by lower royalty payments in the first quarter of 2006 as compared to the first quarter of 2005.

Net cash provided by continuing operating activities was $190.3 million for the year ended December 31, 2005, a $22.9 million increase, compared to $167.4 million in 2004. The increase in cash provided is impacted by the decrease in loss from continuing operations of $10.9 million and an increase in noncash adjustments to operating cash flow of approximately $8.3 million, which was primarily driven by the increase in depreciation and amortization expense from 2004. In 2005, the decrease in accounts receivable resulted in additional operating cash flow of $10.0 million, due to higher net sales and improved collections. These increases in operating cash flow were offset by a decrease of $18.8 million from accounts payable in part due to the timing of inventory purchases in 2005, and higher royalty payments of $6.6 million in 2005, resulting from the Trade and Reference Division’s 2004 sales. Changes in the remaining operating assets and liabilities provided $3.8 million more cash during the year ended December 31, 2005 in comparison to 2004.

Net cash provided by continuing operating activities was $167.4 million for the year ended December 31, 2004, a $13.0 million decrease, compared to $180.4 million in 2003. The 2004 loss includes higher operating costs specific to new product development of $39.4 million for pre-publication amortization and $27.4 million for editorial and production costs, partially offset by an increase in net sales. The net loss in 2003 included debt extinguishment costs of $48.4 million. Changes in deferred and income taxes payable used $3.1 million less cash during the year ended December 31, 2004 in comparison to 2003. Changes in the remaining operating assets and liabilities provided $34.4 million less cash during the year ended December 31, 2004 in comparison to 2003. In 2004, the increase in accounts payable of $19.8 million was partially offset by an inventory increase of $5.4 million.

Investing Activities

The Company’s net cash used in continuing investing activities was $27.4 million for the three months ended March 31, 2006, an increase in cash used of $53.2 million from the $25.8 million of cash provided by continuing investing activities for the same period in 2005. The increase in cash used is primarily a result of decreased cash proceeds from sales of short-term investments in 2006 as compared to 2005, and increased capital expenditures resulting from investments in back-office systems and new technology platforms and tools to support online products across all education divisions, offset by cash proceeds from the sale of Promissor of $42.2 million.

Cash used for continuing investing activities was $117.7 million in 2005, a decrease of $50.7 million from the $168.4 million used in 2004. Activity related to the sale of auction rate securities in 2005 generated $54.2 million in cash, compared to a use of cash of $54.2 million in 2004 for purchases of these investments. This increase was partially offset by higher capital spending, including pre-publication costs, of $34.3 million in 2005 and $4.0 million of cash used for the acquisition of publication rights. The increase in capital spending is due to $17.4 million of increased pre-publication expenditures for new product development and $16.9 million of increased property, plant, and equipment expenditures in 2005, primarily due to continued investments in back-office systems, online initiatives, and a new data center. The comparison with 2004 is also impacted by the $19.5 million purchase price adjustment received from Vivendi during 2004.

Cash used for continuing investing activities was $168.4 million in 2004, a decrease of $2.1 million from the $166.3 million used in 2003. Lower acquisition activity of $49.8 million, including restricted cash of $11.4 million, and receipt of a purchase price settlement of $19.5 million from Vivendi related to the Acquisition were partially offset by increased property, plant, and equipment of $18.8 million due to investments in back office functions and new system implementation. Additionally, during 2004, activity related to auction rate securities resulted in the net use of $54.2 million in cash. Year-over-year, the Company invested at approximately the same levels with regard to pre-publication costs.

Financing Activities

The Company’s net cash used in continuing financing activities decreased by $16,000 to $5,000 in the first quarter of 2006 as compared to $21,000 in the first quarter of 2005.

For the year ended December 31, 2005 net cash used in financing activities was $33,000. During 2005, the Company borrowed and repaid $99.5 million on the Revolver and repaid short term financing of $0.3 million.

For the year ended December 31, 2004 net cash used in financing activities was $1.0 million. During 2004, Houghton Mifflin borrowed and repaid $62 million on the Revolver and repaid the balance of the $100.0 million 2004 Senior Notes.

Debt

On October 3, 2003, Publishing sold the 11.5% Senior Discount Notes, generating initial gross proceeds of $150.9 million, in a private placement. The net proceeds of $145.2 million from this offering were distributed to the equity holders of Holdings as a return of capital. The 11.5% Senior Discount Notes will not pay cash interest until after October 15, 2008, at which time the accreted value of these notes will be $265.0 million. At December 31, 2005, the accreted value of these notes was $194.0 million. Publishing is the sole obligor of these notes. Publishing’s notes are structurally subordinated to Houghton Mifflin’s notes.

Publishing conducts all of its business through Houghton Mifflin, its wholly owned subsidiary. Houghton Mifflin is not obligated to make funds available to Publishing for payment on the 11.5% Senior Discount Notes. In addition, the terms of certain of the indentures governing the existing notes of Houghton Mifflin significantly restrict Houghton Mifflin and Publishing’s other subsidiaries from paying dividends, making distributions, and otherwise transferring assets to Publishing.

On November 22, 2005, Houghton Mifflin entered into the Second Amendment to the Credit and Guaranty Agreement, which decreased the aggregate amount available for borrowings under the Revolver to $250 million from $325 million and amended certain financial covenants. The Revolver, for which Houghton Mifflin pays annual commitment fees, expires on December 30, 2008. The Revolver requires Houghton Mifflin to maintain certain interest coverage, leverage, and senior leverage ratios, as defined under the terms of the facility. As of

March 31, 2006, Houghton Mifflin had no borrowings under the Revolver and, subject to certain covenants and borrowing base capacity limitations for outstanding letters of credit, had $225.3 million available to borrow.

The Revolver includes various financial covenants such as certain leverage and coverage ratios. The ratios are calculated quarterly using EBITDA, which is defined as earnings before interest, taxes, depreciation, and amortization and other adjustments allowed under the terms of the agreement, on a rolling twelve months basis. It also contains customary covenants, including limitations on Houghton Mifflin’s ability to incur debt, and events of default as defined by the agreement. The Revolver also limits Houghton Mifflin’s ability to pay dividends, to make advances, and otherwise engage in intercompany transactions. The primary covenants under the Revolver are the total leverage ratio, senior leverage ratio, interest coverage ratio, and consolidated capital expenditures. For the fiscal quarters ending from September 30, 2005 through June 30, 2006, the Revolver requires the total leverage ratio to be no greater than 4.75:1; the senior leverage ratio to be no greater than 3.50:1; and the interest coverage ratio to be not less than 2.25:1. For the fiscal quarters ending from September 30, 2006 through December 31, 2006, the Revolver requires the total leverage ratio to be no greater than 4.5:1; the senior leverage ratio to be no greater than 3.25:1; and the interest coverage ratio to be not less than 2.5:1. For 2006, the Revolver requires the consolidated capital expenditures to not exceed $190.0 million.

In connection with the Acquisition, Houghton Mifflin incurred a substantial amount of debt. Interest payments on this indebtedness have significantly increased its funding requirements. On January 30, 2003, Houghton Mifflin issued $600.0 million of the 8.250% Senior Notes and $400.0 million of the 9.875% Senior Subordinated Notes. The 9.875% Senior Subordinated Notes were priced at 99.22% of the principal amount to yield an effective interest rate of 10.0%. The net proceeds from these notes were $974.6 million. The net proceeds from these two financings were used to repay Houghton Mifflin’s $500.0 million senior subordinated bridge loan facility in full, the $275.0 million senior term loan under the Revolver, and repurchase $125.0 million of its 2006 Senior Notes.

The 8.250% Senior Notes and the 9.875% Senior Subordinated Notes include various financial and customary covenants that limit Houghton Mifflin’s ability to pay dividends, make investments or sell assets, and dispose of substantially all its assets by sale or merger. Some covenants include the calculation of EBITDA, defined as earnings before interest, taxes, depreciation and amortization, and other adjustments under the indenture. These covenants are tied to the calculation of a fixed charge coverage ratio based on EBITDA, including Houghton Mifflin’s ability to incur additional debt or make restricted payments subject to qualifications and limitations as defined in the indenture. The fixed charge coverage ratio is required to be at least 2.0:1.0. Other covenants restrict Houghton Mifflin’s ability to enter into certain transactions with affiliates.

Houghton Mifflin was in compliance with the financial covenants for both the Revolver and the 8.250% Senior Notes and 9.875% Senior Subordinated Notes, respectively, as of and for the year ended December 31, 2005 and for the twelve months ended March 31, 2006.

Issuer incurred an additional $300.0 million of indebtedness under the outstanding notes. The notes include customary covenants substantially similar to those contained in the existing 8.250% Senior Notes and 9.875% Senior Subordinated Notes and in the existing 11.5% Senior Discount Notes. Issuer distributed all of the net proceeds from the original offering of the outstanding notes to the equity holders of Issuer as a dividend. The notes will not pay cash interest, unless we so elect. Issuer and Co-Issuer are the sole obligors on the notes and Issuer conducts all of its business through Publishing and Houghton Mifflin, neither of which is obligated to make funds available to Issuer for any payment on the notes. In addition, the terms of certain of the indentures governing the existing notes of Publishing and Houghton Mifflin significantly restrict Publishing, Houghton Mifflin, and Issuer’s other subsidiaries from paying dividends, making distributions, and otherwise transferring assets to Issuer.

In connection with the original offering of the outstanding notes and also in May 2006, Houghton Mifflin paid one-time bonuses totaling approximately $22 million to certain members of its management and recorded a corresponding compensation charge. This bonus was funded by Houghton Mifflin’s operating cash and not from the proceeds of the original offering of the outstanding notes.

Contractual Obligations

The following table sets forth consolidated long-term cash contractual obligations as of December 31, 2005:

		Year Ending December 31,
	Total	2006	2007	2008	2009	2010	Thereafter
	(dollars in millions)
Interest on long-term debt	$737.6	$99.8	$99.8	$101.1	$130.3	$130.3	$176.3
7.20% senior secured notes due 2011	150.0	—	—	—	—	—	150.0
8.250% Senior Notes	600.0	—	—	—	—	—	600.0
9.875% Senior Subordinated Notes	400.0	—	—	—	—	—	400.0
11.5% Senior Discount Notes	265.0	—	—	—	—	—	265.0
Operating leases (a)	127.4	25.2	19.8	20.6	19.9	20.3	21.6
Management fees (b)	33.8	5.0	5.0	5.0	5.0	5.0	8.8
Purchase obligations (c)	22.2	10.7	5.6	3.3	2.6	—	—

Total cash contractual obligations	$2,336.0	$140.7	$130.2	$130.0	$157.8	$155.6	$1,621.7

(a)	Represents minimum lease payments under non-cancelable operating leases.
(b)	Represents a management fee that Houghton Mifflin pays annually to the Sponsors. Under the terms of the arrangement, the management fee expires in 2012.
(c)	Purchase obligations are agreements to purchase goods or services that are enforceable and legally binding. These goods and services consist primarily of author advances, subcontractor expenses, information technology licenses, and outsourcing arrangements.

In addition, the Issuers incurred $300.0 million of obligations under the outstanding notes.

In addition to the payments described above, Houghton Mifflin has employee benefit obligations that require future payments. For example, Houghton Mifflin expects to make a $20.0 million cash contribution to its qualified defined pension plans in 2006, although it is not obligated to do so. Houghton Mifflin expects to make payments of $0.8 million in 2006 related to its restructuring plans. Based on current expectations of the formula and exceptions under the indentures, the Company believes that Houghton Mifflin will be able to distribute cash to Publishing to meet its cash interest obligations on the notes when they are due and payable commencing in 2009.

Off-Balance Sheet Transactions

The Company does not have any off-balance-sheet financial instruments and is not party to any off-balance sheet transactions.

Restructuring

The following table sets forth the activity in restructuring reserves for the year ended December 31, 2005.

	Facilities	Workforce Related	Other	Total
Balance as of December 31, 2003	689	10,730	359	11,778
Utilization	(208)	(3,701)	(359)	(4,268)
Adjustment to goodwill	—	(3,000)	—	(3,000)

Balance as of December 31, 2004	$481	$4,029	$—	$4,510

Utilization	(481)	(3,207)	—	(3,688)

Balance as of December 31, 2005	$0	$822	$—	$822

In 2001, at the time of Vivendi’s acquisition of Houghton Mifflin, Vivendi developed and approved a plan to restructure the Company’s operations. As of the date of the Acquisition, management of Holdings validated certain of the restructuring plans formulated during the predecessor ownership and identified additional plans, the benefits of which were considered in the pre-acquisition business case. The new plans included further consolidation of the K-12 business operations and corresponding workforce reductions. During 2004, the adjustment to goodwill was the result of a re-evaluation of the restructuring reserve established at the Acquisition date.

As of December 31, 2005, severance costs of approximately $0.8 million remain accrued under this plan and are classified as other current liabilities. These payments are expected to be completed in 2006.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment.” In annual periods beginning after June 15, 2005, SFAS No. 123R eliminates the ability to account for equity-based compensation using the intrinsic value-based method under Accounting Principles Board Opinion (“APB”) No. 25. SFAS No. 123R requires companies to record in their Statement of Operations equity-based compensation expense for stock compensation awards based on the fair value of the equity instrument at the time of grant. The Company adopted SFAS No. 123R beginning in the first quarter of 2006, as required, using the “Modified Prospective” method, and will not restate prior periods for the adoption of SFAS No. 123R. Prior to 2006, the Company disclosed pro-forma net loss in accordance with SFAS No. 123 and SFAS No. 148. Under SFAS No. 123R, equity-based compensation expense is required to be recognized in companies’ financial statements. Based on options outstanding as of December 31, 2005, the Company expects to record expense of approximately $1.0 million in 2006 as a result of adopting this pronouncement. This estimate will change if additional options are granted in 2006.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs an Amendment of Accounting Research Bulletin (“ARB”) No. 43, Chapter 4” to improve financial reporting and global comparability of inventory accounting. The amendment clarifies that inventory related expenses, such as idle facility expense, excessive spoilage, double freight, and rehandling cost should be recognized as current period charges. The guidance is effective for inventory costs incurred beginning in fiscal year 2006. The adoption of SFAS No. 151 is not expected to have a material impact on the Company’s financial condition or result of operations.

Quantitative and Qualitative Disclosure About Market Risk

The Company is exposed to certain market risks as part of its on-going business operations. The Company’s primary exposure following consummation of the Acquisition include changes in interest rates as borrowings under its Revolver bear interest at floating rates based on the London InterBank Offered Rate (“LIBOR”) or prime rate, in each case plus an applicable borrowing margin. The Company manages its interest rate risk by balancing the amount of fixed rate and floating-rate debt. For fixed rate debt, interest rate changes affect the fair market value but do not affect earnings or cash flows. Conversely, for floating-rate debt, interest rate changes generally do not affect the fair market value but do impact earnings and cash flows, assuming other factors are held constant. Up to $250.0 million of floating-rate borrowings are available under the Revolver subject to borrowing base limitations. At December 31, 2005, there were no borrowings outstanding under the Revolver. Interest paid on borrowings under the Revolver, subsequently repaid, in the year ended December 31, 2005, totaled $1.4 million. Consequently, a 10% change in market interest rate percentages would have no material impact on the results of operations.

During December 2003, Houghton Mifflin entered into interest rate swap agreements in conjunction with a notional $200.0 million of its 8.250% Senior Notes. The interest rate swap agreements converted $200.0 million of Houghton Mifflin’s debt from a fixed rate to a floating rate. Changes in the fair value of these swaps are recorded as interest income or expense in the consolidated statement of operations on a monthly basis. During 2004, $1.8 million was recorded as interest income for the net change in fair value of these agreements. In 2004, Houghton Mifflin terminated portions of these swap agreements during periods of favorable interest rate movement, receiving $3.5 million at settlement on swaps with total recorded fair values of $2.1 million, resulting in $1.4 million of interest income in conjunction with these settlements. Total swap activity for 2004 yielded interest income of $3.2 million that was recorded in the results of operations. In February 2005, Houghton Mifflin terminated the remaining swap agreements and paid $1.8 million, of which $0.2 million was recorded as interest expense. The recorded fair value of the swaps at settlement was $1.6 million.

The fair value of the Company’s debt instruments at December 31, 2005 was as follows:

Fair value $ million
$150 million 7.20% senior secured notes due 2011	$155.8
$600 million 8.25% Senior Notes	624.0
$400 million 9.875% Senior Subordinated Notes	430.0
$265 million 11.5% Senior Discount Notes	204.1
Other	—

Total	$1,413.9

Most of the Company’s sales are denominated in U.S. dollars; thus its financial results are not subject to any material foreign currency exchange risks. A 10% change in the exchange rate of the U.S. dollar against other major currencies would not have a material impact on the Company’s results of operations.

BUSINESS

General Development of Business

Houghton Mifflin Company was incorporated in 1908 in Massachusetts as the successor to a partnership formed in 1880. Antecedents of the partnership date back to 1832. The Company is a leading publisher in the pre-kindergarten through K-12 and college education, trade and reference, educational, and clinical testing markets in the United States. The K-12 divisions focus on core subjects such as reading, language arts, literature, mathematics, world languages, social studies, and science, which represent that market’s largest and highest priority funding areas. Houghton Mifflin also provides K-12 educational and clinical assessments and related services. The College Division primarily targets introductory courses with the largest enrollments. The Trade and Reference Division publishes an extensive line of fiction and non-fiction books for adults and children, dictionaries, and other reference materials. Houghton Mifflin’s diverse product offerings are classified into three reportable segments:

•	K-12 Publishing The K-12 Publishing segment develops comprehensive educational programs, comprised primarily of textbooks, workbooks, supplemental materials, teaching guides, technology-based components, and other resources. This reportable segment also provides testing and assessment services to the K-12 market.

•	College Publishing The College Publishing segment publishes textbooks, ancillary products, such as workbooks and study guides, technology-based instructional materials, teacher materials, and other materials, primarily for introductory college-level courses. This reportable segment also sells college products in the high school advanced placement market.

•	Trade and Reference Publishing The Trade and Reference Publishing segment publishes fiction and non-fiction books for adults and children, dictionaries, and other reference materials for the trade market worldwide.

Industry Overview

We are one of the largest participants in the instructional materials and testing portion of the U.S. educational publishing industry. The spending in this sector was estimated to be almost $13 billion in 2005, which was comprised of: (i) $7.5 billion for K-12 educational materials, with textbooks estimated to account for almost half of that amount; (ii) $4.1 billion for new college instructional materials; and (iii) $1.3 billion for educational testing. Our target educational publishing, testing, and assessment markets benefit directly from government spending on education, which aggregated more than $450 billion in 2003, including spending on teacher salaries, infrastructure, transportation, instructional materials, and other items. According to the U.S. Department of Education, total government spending on K-12 education in the United States has grown at an approximate 8% CAGR over the past 30 years. State and local sources account for over 90% of total K-12 educational funding in the United States.

We believe our targeted educational publishing markets will benefit from the positive demographic trend of increasing college enrollment and a favorable long-term K-12 funding environment. K-12 enrollment in the United States grew from approximately 53 million students in 2000 to approximately 55 million students in 2005 and is predicted to remain steady for the next nine years. Educational spending has outpaced enrollment growth, with spending per K-12 student increasing from approximately $7,400 in the 2000-01 school year to approximately $8,400 in the 2004-05 school year. We believe the recent K-12 funding trend is characterized by an increased focus on accountability and student assessment. Additionally, we believe this spending will continue to be augmented by the increased emphasis on education, most prominently evidenced by the NCLB Act, which focuses on accountability, student assessment, and increased federal spending on education and includes the Reading First initiative targeting K-3 reading improvement. We believe that this type of federal legislation will also significantly increase future demand and funding for student assessment. College enrollment in the United

States grew from approximately 15 million students in 2000 to more than 17 million students in 2005 and is estimated to grow to 19 million students in 2014. The market for new college textbooks is estimated to have grown from $3.7 billion in 2002 to a projected $4.4 billion in 2007.

We also compete in the trade and reference publishing market. Sales of trade titles in that market grew steadily over the last 5 years to approximately $14 billion in 2005.

Our Business Strengths

Recently, we have experienced growth in net sales and operating margins. We believe this favorable operating performance is due to a number of core strengths, which include the following:

Leading Market Positions.    We are a leader in the markets in which we compete. In our targeted K-12 subjects, we have significant market shares in elementary school reading, language arts, social studies, and mathematics and secondary school language arts, mathematics, social studies, and world languages. For example, based on internal estimates, we believe that we captured approximately 40% of the elementary school social studies new business in 2005. Our College Division is a leader in its targeted courses, which are generally the largest introductory college courses, and in the high school advanced placement market. We believe we are also a leader in the educational and clinical testing markets. Our Trade and Reference Division generates strong sales from our backlist of titles that includes winners of twenty-seven Pulitzer Prizes, nine National Book Awards, six New York Times “Notable Books of the Century” awards, ten Caldecott Medals, and ten Newbery Medals.

Diverse Portfolio of Businesses and Products.    We target a focused set of markets with each of our operating segments, reducing our dependence on any single segment. We offer a diverse portfolio of leading products and services within each of these areas, including textbooks, workbooks, supplemental materials, technology-based products, teaching guides, various types of standardized tests, and a range of trade and reference titles. By choosing to compete in a select number of K-12 subjects and college disciplines, we seek to maximize our returns on capital investments. In the K-12 market we focus on core subjects, such as reading, language arts, literature, mathematics, world languages, science, and social studies. As these subjects are essential to K-12 education, they represent the most significant market opportunities and highest priority funding areas. However, our products span a broad set of educational disciplines, reducing our dependence on any single K-12 subject. In 2005 and 2006, we released new products for the science and social studies disciplines, to further broaden our product portfolio in the K-12 Publishing segment. In the college market, we target the largest introductory college courses in core disciplines. In the trade and reference market, we focus on maximizing net sales from our extensive backlist, as well as developing promising new authors and titles.

Recognized Brands, Titles and Authors.    We believe that our history and reputation provide us with opportunities to attract and retain distinguished authors in each of our markets. Through more than a century of experience in the educational publishing market and our diverse portfolio of educational businesses, we have developed many recognized brands across our business segments. The Houghton Mifflin, McDougal Littell, Write Source, and Riverside brands are recognized in the K-12 markets. In the assessment industry, we believe the Iowa Tests of Basic Skills and the Woodcock-Johnson III Complete Battery are market leaders. In the college market, many of our textbook authors, including Ron Larson (mathematics) and Belverd E. Needles, Jr. (accounting), are among the recognized textbook writers in their respective fields. Our Trade and Reference Division has also published works by distinguished authors and illustrators, including Henry David Thoreau, Winston Churchill, Philip Roth, and Chris Van Allsburg. Our extensive backlist of trade and reference titles, which includes the Curious George family of children’s books, the American Heritage dictionaries, Peterson Field Guides, and the U.S. editions of J.R.R. Tolkien’s The Hobbit and The Lord of the Rings trilogy, has provided recurring book sales from generations of readers, particularly in connection with film releases of these titles.

Significant Economies of Scale and Barriers to Entry in U.S. Educational Publishing Markets.    As one of the largest competitors in each of our targeted educational publishing markets, we benefit from significant economies of scale. We recognize significant competitive advantages as a result of our scale, including the ability to: (i) develop complete educational programs and other publications cost-effectively; (ii) use our educational sales force to sell multiple products across the K-12 and college markets and to expand into new product offerings more easily; (iii) obtain volume purchasing benefits from our suppliers; (iv) leverage our fixed costs to enhance profitability; and (v) use our strong platforms as the foundation for future growth and expansion. These benefits, combined with the significant lead-time required to develop a program and the strength of our long-term customer relationships, create significant barriers to entry in the U.S. educational publishing markets.

Experienced and Motivated Management Team.    Our senior management team has significant publishing and educational expertise. Our senior corporate executives and divisional managers have an average of more than twenty years of experience in the publishing and education industries and ten years of experience with us or one of our predecessor companies. Our management team is responsible for developing our strategy, the implementation of which has resulted in leading market positions and strong historical operating performance. The team has substantial expertise in developing and maintaining customer and supplier relationships, achieving organic growth, and completing and integrating acquisitions. We expect that our senior management team will own a meaningful share of our equity through equity investment and an option plan.

Long-Term Customer Relationships Sustained by Experienced Educational Sales Force.    We believe our company’s customer relationships, many of which have lasted for decades, provide us with a significant competitive advantage. Our customer relationships are built by our experienced sales force around our full-service offering of teaching tools, training, and methods. We believe that we have one of the most experienced sales forces in the U.S. educational publishing industry and are known for our superior customer service. Our educational sales force continually canvasses its territories to better understand the requirements of teachers and professors, and works closely with our editorial staff. Our K-12 sales representatives, a large majority of whom are former educators, cultivate long-term relationships with various state-, district- and school-level administrators through sales activities, as well as customer service, product support, and training.

Our Business Strategy

We continually strive to develop high-quality content and deliver it to the marketplace using various media to advance education and literature. We intend to leverage core strengths to continue broadening our portfolio of products and services across our segments resulting in increased growth, diversity and scale. Our strategy to achieve these goals includes the following elements:

Leverage Leadership Positions into Future Market Opportunities.    We intend to grow our market share and maintain our current leadership positions by expanding our product offerings to include additional K-12 subjects and college disciplines, as well as new technology-based products, thereby enabling us to increase growth and profitability. This growth in market share and broadening of product offerings also increases the productivity of our sales force, which in turn enables us to increase our competitiveness in the markets we serve. Our sales force was expanded in 2005, in connection with the release of our new science and social studies products. We believe our success in recent adoptions in the K-12 market (such as the Florida elementary school social studies adoption in 2005) will carry over into future years, not only through the sales of residuals and supplemental materials, but also in the high levels of interaction with and access to customers that it will afford our sales force. In the College Division, we believe we will be able to leverage our success by expanding our franchises into complementary disciplines and capitalizing on further growing related market opportunities (such as in the high school advanced placement market and upper-level college courses). In the Trade and Reference Division, we will continue to publish authors and develop brands with long term sales potential as well as capitalize on our extensive backlist.

Capitalize on Trends in the U.S. Education Market.    We believe education in the United States is experiencing several significant trends, including: (i) increased focus on accountability and student assessment; (ii) increased federal funding through the NCLB Act for educational materials; (iii) broadening acceptance of technology; and (iv) increased college enrollment. Through strong, long-standing relationships with local, state, and federal entities and through our long history of developing educational products and programs as well as assessment solutions, we believe we are well-positioned to capitalize on these trends. We design our educational programs based on extensive research and input from key local and state decision makers and we have an established tradition of supporting effective teaching. Consequently, we expect to benefit from both federal funding initiatives (such as Reading First) and federal legislation (such as the NCLB Act), which emphasize the importance of selecting proven teaching methods and materials. Similarly, the importance of technology in the classroom has increased significantly over the past decade, requiring expertise and scale to design efficiently the requisite supplemental tools to serve customers’ needs. Furthermore, favorable K-12 and college enrollment trends provide a stable and growing base of end-users.

Continue to Maximize Operational Efficiency.    In recent years, we have streamlined our editorial, production, and distribution and back-office processes to maximize profitability. The results include the implementation of an enterprise resource planning system, enhancements to our procurement process, reductions in our overhead costs, and the integration and rationalization of our technology spending. We have also increased efficiency in the editorial and production areas through the use of technology and other publishing tools, which provide greater flexibility to meet the needs of our customers and to reduce our time to publish products for new markets.We anticipate further operating efficiencies by fully implementing measures already in place, and believe there is even more potential for efficiency through planned initiatives. We have invested in underlying publishing technologies that will allow us to perform core publishing, operational, and financial activities at a reduced cost. We continue to investigate new technologies that will continue to increase the efficiency of our publishing processes and allow us to provide better product to our customers in a more rapid fashion. Additionally, we have taken advantage of opportunities to utilize low-cost vendors in both the U.S. and abroad for key manufacturing and pre-press activities.

Pursue Opportunistic Acquisitions.    We have historically pursued opportunistic acquisitions to enhance our portfolio of products and leverage our existing infrastructure. We believe that the trends in the current U.S. education market present opportunities for us to acquire businesses, educational products, assessment solutions, and technologies to help us compete more effectively in our markets.

Ownership Structure

Issuer was formed on May 1, 2006 and is a wholly owned subsidiary of Parent. We undertook a reorganization transaction in connection with the original offering of the outstanding notes pursuant to which we added three new companies, Parent, Issuer, and Co-issuer, to our corporate structure. To effectuate the restructuring, Holdings’ current equity holders contributed their equity in Holdings in exchange for equity in Parent. Parent then contributed its equity in Holdings to Issuer in exchange for equity in Issuer. After giving effect to this reorganization transaction, Parent is a company beneficially owned by the Sponsors and management, Holdings is a wholly owned subsidiary of Issuer, and Issuer is a wholly owned subsidiary of Parent.

As Issuer and Holdings are companies organized under the common control of Parent, the contribution will be accounted for in a manner similar to a pooling. Accordingly, the historical consolidated financial statements of Holdings will become the historical consolidated financial statements of Issuer. Issuer’s only assets are its ownership of the stock of Holdings and ownership of the stock of Co-issuer. Co-issuer exists solely for the purpose of serving as co-issuer of the notes. For purposes of this prospectus we have presented the historical financial statements of Holdings, the predecessor to Issuer.

Financial Information About Segments

Financial information about Houghton Mifflin’s reportable segments is in the notes to the consolidated financial statements in Note 16 under the heading “Segment Information” contained elsewhere in this prospectus.

Description of Business

As a publisher, Houghton Mifflin shapes ideas, information, and instructional methods into various media that satisfy the lifelong need of people to learn, gain proficiency, and be entertained. Houghton Mifflin seeks out, selects, and generates worthwhile concepts and then enhances their value and accessibility through creative development, design, production, marketing, sales, and distribution. While Houghton Mifflin’s works have been published principally in printed form, programs or works are also published in other formats, including computer software, laser discs, CD-ROM, and Internet-based platforms.

Business Segments

K-12 Publishing

Overview

The K-12 Publishing segment develops and markets comprehensive educational programs and assessments targeted to the more than 54 million students in over 123,000 elementary and secondary schools in the United States, principally in core academic subjects. Products and services include textbooks, workbooks, supplemental materials, technology-based products, teaching guides and other resources, and teacher training as part of a full-service offering to schools, educators, and students. With an in-house editorial staff supplemented by external specialists, Houghton Mifflin develops programs that can be aligned to state standards and customized for specific state requests. In addition, through our Assessment Group, the K-12 Publishing segment offers a wide range of educational, cognitive, and developmental standardized testing products in print, CD-ROM, and online formats, targeting the educational and clinical assessment markets.

In the educational publishing industry, materials are often described as “basal” or “supplemental.” Basal materials are comprehensive programs intended to provide a complete course of study in a subject, either at a single grade level or across grade levels, and are the primary source of classroom instruction. They typically include a student textbook and a variety of ancillary materials such as teacher’s editions, charts, classroom displays, classroom handouts, workbooks, tests, CD-ROMs, and online materials. Supplemental materials provide focused information about a topic or practice in a particular skill, but not the comprehensive system of materials offered in a basal program. These materials are used both as alternatives and as supplements to core basal textbooks, enabling local educators to cost-effectively tailor standard programs to the specific needs of their students. Supplementals are generally purchased irrespective of adoption schedules, creating net sales and earnings that do not vary greatly with the adoption cycle. In addition, the development of supplemental materials tends to require significantly less capital investment than the development of a basal program.

Adoption Process

Adoption is the process by which public elementary and secondary schools select and purchase new instructional materials. The terms “adopt” and “adoption” are often used to describe the overall process of a state governing body’s official approval of basal programs for selection and purchase by that state’s school districts, or an individual school or school district’s selection and purchase of basal programs.

Twenty states approve basal programs on a statewide basis for a particular subject (“adoption states”). These states represent approximately one-half of the U.S. elementary and secondary school-age population. The selections typically occur every five to seven years according to a schedule publicized years in advance. Historically, deviations from announced adoptions have been minimal. The funding for the purchase of the materials in an adoption state is approved at the state level and is appropriated by subject. Typically, a school or school district within an adoption state may use state funding to purchase instructional materials only from the list of programs that have been adopted by the particular state’s governing body. After the state entities have approved instructional materials, individual schools later decide the quantity and timing of their purchases.

In the other states, referred to as “open states” or “open territories,” each individual school or school district can purchase materials without restrictions. Schools and school districts in open territories often consider decisions made in large adoption states when making their own purchasing decisions.

In adoption states, the state school board’s decision to approve a certain program developed by an educational publisher depends on recommendations from textbook committees, which are often comprised of educators and curriculum specialists. To ensure the approval and subsequent success of a new textbook program, extensive market research is conducted, including: (i) discussions of the planned curriculum with the state level curriculum advisors to secure their support; (ii) development of prototype textbooks that are focus-tested with educators, often against competing programs, to gather feedback on the program’s content and design; and (iii) incorporation of qualitative input from existing customers in terms of classroom needs. A publisher’s ultimate market share in a given state will generally depend on the quality of its program and materials, the magnitude of its marketing and sales efforts, and the strength and nature of its relationships with key decision-makers at the district level. Historically, there has been a strong correlation between a publisher’s investment in product development and success in being listed in adoption states.

Generally, a national edition is developed for sale in open territories and smaller adoption states, while programs for states that represent large purchasing opportunities are customized. The sales organization presents to school boards and textbook selection committees, which in turn make recommendations to departments of education in adoption states and to district level school boards in open territories. It is the Company’s belief that documented success in adoption states, especially California, Texas, and Florida, which in the aggregate comprised almost 22% of the market in recent years, can often positively influence a publisher’s sales efforts in open territories.

Once an adoption schedule is set, Houghton Mifflin analyzes upcoming opportunities and begins to develop content for basal programs. The preparation for any new program includes an upfront investment in research and editorial costs, which generally begins up to three years before a major new adoption. Additional investment is required to tailor content to specific adoption states, with the amount of the investment depending upon the potential size of the opportunity, but generally being less than the initial investment. Because the adoption cycle is staggered by subject, positive cash flows from existing programs are used to finance spending for new program development.

Supplementary materials and assessments are generally not adopted through this process. Supplementary materials are sold as off-the-shelf materials to schools and districts. Assessment programs are either bought as custom programs for statewide assessment, following a request for proposal process, or as off-the-shelf products in schools and districts.

Operations

The K-12 Publishing segment operates through four primary divisions: School Division, McDougal Littell, Great Source Education Group (including CCI), and the Assessment Group (which includes Riverside and Edusoft). Each division benefits from strong relationships with its customers, most of which have been developed over many years through a service-based approach to designing, marketing, and implementing its programs.

School. The School Division develops and markets leading basal programs for the kindergarten through grade six market utilizing the Houghton Mifflin brand. The division focuses its publishing portfolio on the subjects that have consistently received the highest priority from educators and politicians, namely reading, language arts (including spelling and English), mathematics, science, and social studies. In each subject, comprehensive learning programs are designed and then marketed with a variety of proprietary products to maximize teaching effectiveness, including textbooks, workbooks, teachers’ guides and resources, audio/visual aids, and technology-based products.

McDougal Littell. The McDougal Littell Division develops and markets basal programs for the grades six through twelve market, utilizing the McDougal Littell brand. The division publishes products and provides services in five major educational subjects: literature/language arts, mathematics, social studies, world languages, and science. Vocational studies is the only major subject area in which McDougal Littell does not offer products and services. The editorial process, like that of the School Division, involves significant market research. McDougal Littell designs broad programs for middle school grades and course-specific products for high school.

Great Source Education Group. The Great Source Education Group Division develops and markets instructional, curriculum-based educational supplements for pre-kindergarten through grade twelve market utilizing various brands, including the Write Source and Earobics brands. The division offers such products as handbooks, instructional kits, summer school and after-school curricula, consumable student practice books, and test review books, as well as other resources. These materials supplement the core curriculum, allowing local educators to cost-effectively tailor standard programs for the specific needs of their students in the areas of intervention, special education, and early language learning. Many of Great Source Education Group’s product lines sell well outside the adoption cycle, creating a revenue stream that does not vary greatly with the adoption schedule.

Assessment. The Assessment Group develops and markets testing technology to the K-12 market, assessment products for the grades K-12 and clinical markets, and offers scoring and reporting services. Tests include: (i) norm-referenced tests, or NRTs, which compare students to national performance levels; (ii) criterion-referenced tests, or CRTs, which are standards-based educational assessments, frequently customized for state educational entities; and (iii) clinical tests, which assess intellectual, cognitive, and behavioral development. Additionally, the Assessment Group sells a paper-to-web-based assessment platform that helps school districts, administrators, teachers, and parents track student performance on state standards through three kinds of tests: state exams, district benchmarks, and in-class teacher tests. The division’s testing and reporting solution gives districts information to help improve instruction and student performance.

Sales and Marketing

Major regional sales offices for the K-12 Publishing segment are in California, Georgia, and Texas. Each division in the K-12 Publishing segment has its own dedicated sales force, comprised largely of former educators. The School and McDougal Littell Divisions employ a combined sales force in excess of 400 people. The Great Source Education Group and Assessment Group sales forces are smaller. The Great Source Education Group sales force works with the School and McDougal Littell Divisions to maximize customer relationships. McDougal Littell also markets the College Division’s texts for high school advanced placement courses.

The sales force focuses on maintaining strong relationships with decision-makers in the adoption states, including teachers, district administrators, and state policymakers. In open territory states the sales force uses canvassing to strengthen relationships with decision-makers. Marketing efforts begin at the conception of the development of a new program. In the case of states where programs are already established, marketing efforts are continuous. Formal market research efforts include educator focus groups, prototypes of student and ancillary materials, and comparisons against competing products. Additional informal market research includes ongoing feedback from the sales force in identifying teachers’ and students’ requirements. The marketing and editorial staffs work closely together to incorporate the results of research into products, developing the most updated, research- and needs-based curricula. Once product development is complete, the sales campaign involves product presentations and sampling along with presentations by key authors. Sending sample copies is an essential part of marketing instructional materials. In addition, once a program is purchased, various ancillary products are typically included with the program materials purchased by the customer. These additional materials, usually called “implementation” materials, are an integral part of the program. Training sessions are also conducted within a school district that has purchased the materials to help teachers learn to use the products effectively and to provide professional development services for which fees are charged.

College Publishing

Overview

The College Publishing segment publishes textbooks, ancillary products, such as workbooks and study guides, technology-based instructional materials, teacher materials, and other materials, primarily for introductory college-level courses. This segment targets more than 16 million students in approximately 4,200 institutions in the post-secondary higher education market. Concentration is on college courses in core disciplines, such as mathematics, chemistry, history, psychology, modern languages, accounting, business, and remedial studies, although some recent growth has come from new publications for high school advanced placement courses. The library of titles for introductory college courses enables the College Publishing segment to generate considerable sales in the high school advanced placement market.

In the post-secondary market, the faculty generally selects the textbooks and other materials to be used in class, acting either as a committee or individually. Affiliated college bookstores and large retail chains order post-secondary educational materials based on professors’ selections for purchase by college students. In the private career school market, the institution generally purchases products directly from the publisher and requires students to purchase those products from the institution as part of the tuition. For high school advanced placement courses, which generate a considerable portion of the College Publishing segment’s net sales, the selection of college-level materials is made through the adoption or open-territory selection processes described above.

College textbooks generally are updated every three to four years by authors and publishers. Textbooks with a current-year copyright date are referred to in the industry as “frontlist,” textbooks with a subsequent year copyright date referred to as “early in-stock,” and textbooks with an older copyright date referred to as “backlist.” The success of each year’s frontlist and early in-stock titles significantly influences sales of backlist titles in subsequent years. Consequently, most of the selling and marketing activities of college publishers focus on promoting frontlist and early in-stock titles.

Operations

The College Publishing segment’s products are offered primarily to the post-secondary higher education market in traditional print, electronic, and Internet-based formats; virtually all major print textbooks now have an integrated technology component such as a website or multimedia CD-ROM. Many of the division’s products are sold to high school advanced placement courses and to certificate-granting, for-profit institutions that offer skill-based training and job placement.

The College Publishing segment’s portfolio consists of titles by highly regarded authors who are experts in their respective disciplines. The authors agree to certain non-compete provisions, as is common industry practice, that prevent them from authoring for other publishers’ books and technology-based products that directly compete with the products that they create for the Company. Authors who are experts in their field write the majority of a book while the in-house editorial staff focuses on pedagogical development, layout, graphics, and refinement.

A significant portion of the college content is digitally stored and indexed, which enables the efficient development of new electronic and print products, optimizes the customization process, and allows publication in concurrent multi-media formats. Additionally, with nearly all college students utilizing the Internet, the College Publishing segment supports more than 600 textbook-related websites for students and professors.

Sales and Marketing

The College Division employs a sales and marketing force of approximately 190 people that promotes products to college faculty through a combination of on-campus visits, shipments of sample products, and direct marketing. As professors have embraced e-mail and the Internet to a greater extent in recent years, the role of direct marketing, especially e-mail correspondence, has increased significantly. The sales force continually canvasses college faculty with products. In addition, a dedicated McDougall Littell sales force sells advanced placement products in the high school market.

Trade and Reference Publishing

Overview

Specializing in high-quality adult and children’s books that generate strong backlist sales, the Trade and Reference Publishing segment’s adult list includes fiction, non-fiction, field guides, and cookbooks. The children’s list includes board books, picture books, and young adult novels. The market for reference materials, including dictionaries and thesauruses, is characterized by stable spending patterns and significant concentration among a small number of well-recognized brands. Additionally, the growing accessibility and desirability of the Internet as an information source has created a market for web-based and other electronic reference materials. The Company has taken steps, including licensing content to online publishers, to digitize existing content in order to exploit these online opportunities.

Operations

The Trade and Reference Publishing segment publishes quality fiction and non-fiction books for adults and children, dictionaries, and other reference works under brands such as Houghton Mifflin, Mariner Books, Clarion Books, American Heritage dictionaries, and Kingfisher, a U.K.-based publisher of children’s fiction and non-fiction titles and reference materials for the trade market worldwide. The Trade and Reference Publishing segment generates a majority of its sales from its backlist of more than 5,000 titles, thereby reducing its dependence on introducing bestsellers each year, which can be a volatile market.

Sales and Marketing

The Trade and Reference Publishing segment’s marketing and publicity strategies focus on both booksellers and end consumers and contribute significantly to the success of an author and/or title. The Trade and Reference Publishing segment employs a sales force that principally covers the reseller marketplace, including retail chains, independent bookstores, online booksellers, wholesalers, and a variety of non-traditional book outlets. The sales forces of the other divisions are used to sell trade and reference products into the K-12 and college markets. Reference materials, in particular, are sold to K-12 schools and colleges, as well as to office supply distributors and businesses. The Trade and Reference Publishing segment also licenses book rights and content to paperback publishers, book clubs, websites, and other publishers as well as electronic businesses in the United States and abroad.

Raw Materials, Printing, and Binding

Paper is one of the principal raw materials used. The Company has not experienced and does not anticipate experiencing difficulty in obtaining adequate supplies of paper for operations. While prices fluctuate depending upon market conditions, average market paper prices increased moderately in 2005.

The Company outsources the print, bind, and cover of its products, with approximately 60% of printing currently handled by Quebecor Publishing, R.R. Donnelley & Sons, Banta Corporation, Von Hoffman Press, Webcrafters, and Lehigh Press. The Company has a longstanding relationship with each printer.

Customers and Seasonality

In the K-12 market, the Company typically receives payments for products and services from individual school districts, and to a lesser extent individual schools and states. In the college and trade and reference markets, payment is received for products and services from book distributors and retail booksellers. In the case of the testing and assessment products and services, payment is received from the individually contracted parties.

For the year ended December 31, 2005, the Company derived approximately 90% of its net sales from educational publishing in the K-12 and College Publishing segments, which are markedly seasonal businesses. Schools make most of their purchases in the second and third quarters of the calendar year, in preparation for the beginning of the school year. Colleges typically make most of their purchases in the third and fourth quarters for the semesters starting classes in September and January. As a result, during each of the three fiscal years ended December 31, 2005, the Company realized approximately 75% of consolidated net sales in the second and third quarters.

Sales of K-12 instructional materials and customized testing products are also cyclical, with some years offering more sales opportunities than others. The amount of funding available at the state level for educational materials also has a significant effect on year-to-year revenues. No single customer accounts for more than 10% of consolidated net sales. Although the loss of a single customer or a few customers would not have a material adverse effect on the Company’s business, schedules of school adoptions and market acceptance of the Company’s products can materially affect year-to-year revenue performance.

Distribution

The Company operates five distribution facilities from which the Company coordinates its own distribution process: two in Indianapolis, Indiana and one each in Geneva, Illinois; Kennesaw, Georgia; and Dallas, Texas. Additionally, some adoption states require the use of in-state textbook depositories for educational materials sold in that particular state. Riverside ships its products primarily from a distribution vendor located in Green Bay, Wisconsin. The Company utilizes delivery firms including United Parcel Service, Inc., FedEx Corporation, and DHL Worldwide Express, Inc. to facilitate the principally ground transportation of products.

Competition

The Company sells its products in highly competitive markets. In these markets, product quality and customer service are major factors in generating sales growth. Other factors affecting sales growth in the K-12 market include the level of student enrollment in subjects that are up for adoption and the level of spending per student in each state and/or school district. Profitability is affected by industry developments including: (i) increasingly competitive selling, sampling, and implementation costs; (ii) rising development costs due to customer requirements for more customized instructional materials and assessment programs; and (iii) higher technology costs due to the increased number of textbook program components being developed in digital formats.

The Company competes with large publishers, such as Reed Elsevier plc, Pearson plc, The Thomson Corporation, and The McGraw-Hill Companies, Inc. The Company has three primary competitors in the K-12 market, six in the college market, and multiple competitors in the trade and reference and assessment markets.

Employees

As of December 31, 2005, the Company employed 3,113 employees. Approximately 1,324 of the employees are located in Boston, Massachusetts; 1,204 in the Chicago, Illinois metro area; and 203 in Indianapolis, Indiana. The Company’s sales force makes up approximately 28% of all employees. None of the employees are subject to collective bargaining agreements. The Company believes that relations with employees are generally good.

Intellectual Property

The Company’s principal intellectual property assets consist of trademarks and copyrights in its content, as well as other rights in its brand names. Substantially all of the Company’s publications are protected by copyright, whether registered or unregistered, either in the Company’s name or in the name of the author of the work. Such copyrights protect the Company’s exclusive right to publish the work in the United States and in many countries abroad for specified periods. In most cases, protection extends for the author’s life plus 70 years, but in any event a minimum of 28 years for works published prior to 1978 and 95 years for works published thereafter.

The Company does not own any material patents, franchises, or concessions, but has registered certain trademarks and service marks in connection with its publishing businesses. The Company believes it has taken, and takes in the ordinary course of business, all appropriate available legal steps to protect its intellectual property in all relevant jurisdictions.

Environmental Matters

The Company generally contracts with independent printers and binders for their services, and operations are generally not otherwise affected by environmental laws and regulations. However, as the owner and lessee of real property, regardless of fault, it is possible that the Company could face liability if contamination were to be discovered on the properties it owns or leases. The Company is currently unaware of any material environmental liabilities or other material environmental issues relating to its properties or operations and anticipates no material expenditures for compliance with environmental laws or regulations.

Financial Information About Geographic Areas

Sales outside of the U.S. are not significant to Houghton Mifflin’s three reportable segments.

Properties

The principal executive office is located at 222 Berkeley Street, Boston, Massachusetts.

The following table describes the approximate building areas in square feet, principal uses, and the years of expiration on leased premises of the Company’s significant operating properties as of February 16, 2006. The Company believes that these properties are suitable and adequate for its present and anticipated business needs, satisfactory for the uses to which each is put, and, in general, fully utilized.

Location	Expiration Year	Approximate Area	Principal Use of Space	Segment Used By
Owned Premises:
Indianapolis, Indiana	N/A	503,000	Offices and warehouse	K-12 Publishing and College Publishing
Geneva, Illinois	N/A	486,000	Customer service, offices and warehouse	K-12 Publishing

Leased Premises:
Indianapolis, Indiana	2007	361,200	Warehouse	Trade and Reference Publishing and K-12 Publishing
Boston, Massachusetts	2017	318,000	Corporate headquarters	All segments
Evanston, Illinois	2017	150,052	Offices	K-12 Publishing (McDougal Littell)
Itasca, Illinois	2006	75,000	Offices	K-12 Publishing (Riverside)
Dallas, Texas	2010	70,000	Sales office and warehouse	K-12 Publishing
Wilmington, Massachusetts	2015	58,249	Customer service, primary data center and offices	K-12 Publishing (Great Source Education Group), corporate information technology
Itasca, Illinois (a)	2006	50,000	Office and print and scoring manufacturing center	K-12 Publishing (Riverside)
Kennesaw, Georgia	2011	39,000	Warehouse	K-12 Publishing
New York, New York	2016	28,700	Offices	Trade and Reference Publishing and College Publishing
Addison, Illinois (a)	2006	29,000	Offices	K-12 Publishing (Riverside)
St. Charles, Illinois	2006	19,900	Customer service and sales offices	College Publishing
San Francisco, California	2006	19,300	Offices	K-12 Publishing (Edusoft)
Boston, Massachusetts	2007	11,000	Offices	K-12 Publishing

(a)	Upon lease expiration in 2006, the offices and print and scoring manufacturing center at Itasca, Illinois and the offices at Addison, Illinois will consolidate and relocate to a facility in Rolling Meadows, Illinois. The Rolling Meadows lease will cover approximately 117,000 square feet and commences on January 1, 2007 and continues through 2015.

In addition, the Company leases 12 smaller sales offices.

Legal Proceedings

From time to time the Company is involved in litigation incidental to the conduct of business. The Company believes that no litigation currently pending against it, if adversely determined, would have a material adverse effect on its consolidated financial position or results of operations.

MANAGEMENT

The current directors and executive officers of the Issuers, Holdings, Publishing, and Houghton Mifflin are as follows:

Name	Age	Position
Executive Officers
Anthony Lucki	57	President, Chief Executive Officer, and Director, the Issuers, Holdings, Publishing, and Houghton Mifflin
Stephen Richards	50	Executive Vice President, Chief Operating Officer, and Chief Financial Officer, the Issuers, Holdings, Publishing, and Houghton Mifflin
Lee Jones	51	President, The Riverside Publishing Company
Theresa Kelly	45	President, Trade and Reference Division, Houghton Mifflin
Donna Lucki	54	President, School Division, Houghton Mifflin
Michael Perik	48	Chairman, Assessment Group, Houghton Mifflin
Rita Schaefer	52	President, McDougal Littell Division, Houghton Mifflin
June Smith	62	President, College Division, Houghton Mifflin
Steve Zukowski	46	President, Great Source Education Group Division and Chief Operating Officer, School and Supplemental Division, Houghton Mifflin
Maureen DiMarco	57	Senior Vice President, Educational and Governmental Affairs, Houghton Mifflin
Gerald Hughes	49	Senior Vice President, Human Resources, the Issuers, Holdings, Publishing, and Houghton Mifflin
Patrick Meehan	50	Senior Vice President, Chief Information Officer, Houghton Mifflin
Paul Weaver	63	Senior Vice President and General Counsel, the Issuers, Holdings, Publishing, and Houghton Mifflin
Susan Rao	43	Vice President, Finance, and Controller, Houghton Mifflin
Clarence Thacker	45	Vice President, Manufacturing and Corporate Fulfillment Services, Houghton Mifflin

Non-Employee Directors
Charles Brizius	37	Director, the Issuers, Holdings, Publishing, and Houghton Mifflin
Robert Friedman	62	Director, the Issuers, Holdings, Publishing, and Houghton Mifflin
Steve Gandy	59	Director, the Issuers, Holdings, Publishing, and Houghton Mifflin
Jonathan Goodman	34	Director, the Issuers, Holdings, Publishing, and Houghton Mifflin
Seth Lawry	41	Director, the Issuers, Holdings, Publishing, and Houghton Mifflin
James Levy	65	Director, the Issuers, Holdings, Publishing, and Houghton Mifflin
Mark Nunnelly	47	Director, the Issuers, Holdings, Publishing, and Houghton Mifflin
James Quella	56	Director, the Issuers, Holdings, Publishing, and Houghton Mifflin
Scott Sperling	48	Director, the Issuers, Holdings, Publishing, and Houghton Mifflin
Michael Ward	42	Director, the Issuers, Holdings, Publishing, and Houghton Mifflin

The following information provides a brief description of the business experience of each executive officer and director during the past five years.

Anthony Lucki has served as President, Chief Executive Officer, and a Director of Houghton Mifflin, Publishing, and Holdings since October 2003, and of the Issuers since May 2006. In addition, he had been acting President, School and Supplemental Division of Houghton Mifflin from January 2004 through March 2005. He also currently serves as Chairman of the Association of American Publishers. From July 2001 through August 2003, he served as President and Chief Executive Officer of Harcourt, Inc., a division of Reed Elsevier plc. From November 1999 through August 2003, he served as President and Chief Executive Officer of Harcourt Education, a division of Harcourt General prior to the acquisition by Reed Elsevier. Previously he served as President and Chief Executive Officer of Harcourt School Publishers since November 1997.

Stephen Richards has served as Executive Vice President, Chief Operating Officer, and Chief Financial Officer of Houghton Mifflin, Publishing, and Holdings since April 2004, and of the Issuers since May 2006. From 1998 until 2002, he had been Senior Vice President and Chief Financial Officer of Harcourt Education, a division of Harcourt General prior to the acquisition by Reed Elsevier. In 2003, he also served as Global Chief Financial Officer for Harcourt Education. He had been Vice President and Controller at Harcourt Education from 1993 through 1998. Previously, he was a partner at Deloitte & Touche.

Lee Jones has served as President, The Riverside Publishing Company, since October, 2004, when he joined Houghton Mifflin. From 2001 to 2004, he had been Vice President of K-12 Development and Operations at The College Board, which he had joined in 1999 as Executive Director of the AP program.

Theresa Kelly has served as Houghton Mifflin’s President, Trade and Reference Division, since September 2004, and as Senior Vice President, Trade and Reference Division, since July 2002. From 1982 to 2002, she served in other capacities within the Trade and Reference Division, including Director of Special Sales and Marketing, Vice President and Director of Markets, and Corporate Vice President, Director of Sales.

Donna Lucki has served as Houghton Mifflin’s President, School Division, since April 2005, and as Senior Vice President and Publisher of the School Division from October 2003 to March 2005. From 2000-2003, she was Senior Vice President, Publisher at Harcourt School Division, a division of Harcourt Education.

Michael Perik has served as Houghton Mifflin’s Chairman, Assessment Group, since June 2006. He is a former director of the Company. Since 2002 he has served as the President and Chief Executive Officer of Achievement Technologies, Inc., certain assets of which were acquired by Houghton Mifflin in May 2006 and which was subsequently renamed Soars Educational Group, Inc. From 1999 to 2002, Mr. Perik served on the board of directors of Achievement Technologies. For the six years prior to that he was the Chairman and Chief Executive Officer of The Learning Company, Inc.

Rita Schaefer has served as Houghton Mifflin’s President, McDougal Littell Division, since September 2004 and as Executive Vice President and head of McDougal Littell since 2001. From 1994 to 2000 she served in other capacities within the division, including Vice President, National Sales Manager and Senior Vice President, McDougal Littell.

June Smith has served as Houghton Mifflin’s President, College Division, since September 2004 and as Houghton Mifflin’s Executive Vice President, College Division since 1994.

Steve Zukowski has served as Houghton Mifflin’s President, Great Source Education Group Division since September 2004, while continuing as Chief Operating Officer, School and Supplemental Division, a position he has held since 2003. From 1990 to 2003, he served in other capacities within Houghton Mifflin, including School Division Vice President, Publishing Operations and Vice President, Inventory Management and Business Information Systems; Vice President, Finance and Operations, and President of Sunburst Technology Corporation, which was then a subsidiary of Houghton Mifflin.

Maureen DiMarco has served as Houghton Mifflin’s Senior Vice President, Educational and Governmental Affairs, since early 2002. From 1996 to 2002 she served in other capacities within Houghton Mifflin, including Vice President, Educational and Governmental Affairs, of Riverside, and Corporate Vice President, Educational and Governmental Affairs.

Gerald Hughes has served as Senior Vice President, Human Resources, of Houghton Mifflin since August 2002, when he joined the Company, of Publishing and Holdings since December 2003, and of the Issuers since May 2006. From 1988 to 2001 he worked at Harcourt General, Inc. as Labor Counsel, as Vice President and Chief Counsel at Drake Beam Morin, Inc., a subsidiary of Harcourt General, and Vice President, Human Resources, at Harcourt General and The Neiman Marcus Group.

Patrick Meehan has served as Senior Vice President and Chief Information Officer of Houghton Mifflin since May 2004. He was Senior Vice President and President of Promissor from 2003 to 2004. From 1999 to 2002 he served in other capacities within Houghton Mifflin, including Vice President and Chief Operating Officer of Computer Adaptive Technologies and Senior Vice President and President of CAT*ASI (the predecessor of Promissor).

Paul Weaver has served as Senior Vice President and General Counsel of Holdings since December 2002, of Publishing since September 2003, of Houghton Mifflin since 1989, and of the Issuers since May 2006.

Susan Rao has been Houghton Mifflin’s Vice President, Finance, and Controller, since June 2004, having served as Vice President, Financial Systems, since March of that year. From 2002 to 2004, she had been Vice President, Controller, at Imagitas, Inc., and from 1998 to 2001, Director of Corporate Accounting at Harcourt General. Previously, she was a Senior Manager at Deloitte & Touche.

Clarence Thacker has served as Houghton Mifflin’s Vice President, Manufacturing and Corporate Fulfillment Services, since September 2004. From 2001 to 2004, he had been Vice President, Manufacturing, Operations, and Supply at Harcourt, Inc.

Charles Brizius has been a director of Holdings and Houghton Mifflin since December 2002, of Publishing since September 2003, and of the Issuers since May 2006. He is a Managing Director at Thomas H. Lee Partners, L.P. Mr. Brizius worked at Thomas H. Lee Company from 1993 to 1995, rejoining in 1997. He is also a director of Warner Music Group, Spectrum Brands, Inc., Front Line Management Companies, Inc. and Ariel Holdings Ltd.

Robert Friedman has been a director of Holdings and Houghton Mifflin since December 2002, of Publishing since September 2003, and of the Issuers since May 2006. He has served as a Senior Managing Director of The Blackstone Group L.P. since February 1999 and as Chief Administrative Officer and Chief Legal Officer since February 2003. From 1974 until the time he joined Blackstone, Mr. Friedman was a partner with Simpson Thacher & Bartlett LLP, a New York law firm. He also serves on the board of directors of Axis Capital Holdings Limited, Northwest Airlines, Inc., and TRW Automotive Holdings Corp.

Steve Gandy has been a director of Holdings and Houghton Mifflin and Publishing since January 2004, and of the Issuers since May 2006. He served as President and Chief Executive Officer of Harcourt School Publishers, a subsidiary of Harcourt General, from September 2000 until December 2003, and as Executive Vice President from 1990 until 2000.

Jonathan Goodman has been a director of Holdings and Houghton Mifflin since December 2002, of Publishing since September 2003, and of the Issuers since May 2006. He is a Principal of Bain Capital Partners, LLC. Mr. Goodman joined Bain Capital in 1995.

Seth Lawry has been a director of Holdings and Houghton Mifflin since December 2002, of Publishing since September 2003, and of the Issuers since May 2006. He is a Managing Director at Thomas H. Lee Partners, L.P. Mr. Lawry worked at Thomas H. Lee Company from 1989 to 1990, rejoining in 1994. Mr. Lawry serves as a director of ProSiebenSat.1 Media AG, Warner Music Group and Fidelity National Information Services, Inc.

James Levy has been a director of Holdings and Houghton Mifflin since August 2003, of Publishing since September 2003, and of the Issuers since May 2006. Mr. Levy held the position of Executive Vice Chairman for Riverdeep Group PLC from July 2001 to February 2003 and served on Riverdeep’s board of directors from February 2001 to 2003. Since 1992, Mr. Levy had been at Harcourt, where, after serving simultaneously as president of two of Harcourt’s three operating groups, the Education Group and the Lifelong Learning & Assessment Group, Mr. Levy became President and Chief Operating Officer of Harcourt, Inc., a domestic and international publisher and specialty retailer. He also served as Vice President of Harcourt General, the parent company.

Mark Nunnelly has been a director of Holdings and Houghton Mifflin since December 2002, of Publishing since September 2003, and of the Issuers since May 2006. He joined Bain Capital Partners, LLC in 1990 as a Managing Director. He serves as a director of Domino’s Pizza, Eschelon Telecom, Warner Music, and UGS, among others.

James Quella has been a director of Holdings, Houghton Mifflin, and Publishing since April 2005, and of the Issuers since May 2006. Since 2004, he has served as a Senior Managing Director and Senior Operating Partner in the Private Equity Group of The Blackstone Group L.P., where he is also a member of the firm’s Private Equity Investment Committee. Prior to joining Blackstone in 2004, Mr. Quella was a Managing Director and Senior Operating Partner with DLJ Merchant Banking Partners-CSFB Private Equity. He serves as a director of Allied Waste Industries, Inc., Celanese Corporation, Graham Packaging Holding Company, and several private companies.

Scott Sperling has been a director of Holdings and Houghton Mifflin since December 2002, of Publishing since September 2003, and of the Issuers since May 2006. He is Co-President of Thomas H. Lee Partners, L.P. and Trustee and General Partner of various THL Equity Funds. Mr. Sperling is also President of THLee Putnam Capital, a joint venture with Putnam Investments, one of the largest global investment management firms. Mr. Sperling is currently a Director of Fisher Scientific International, Inc., Vertis, Inc., Wyndham International, Warner Music Group, ProSiebenSat.1 Media AG and several private companies. Prior to joining Thomas H. Lee Partners, Mr. Sperling was, for over ten years, Managing Partner of The Aeneas Group, Inc., the private capital affiliate of Harvard Management Company. Before that he was a senior consultant with the Boston Consulting Group.

Michael Ward has been a director of Holdings and Houghton Mifflin since August 2003, of Publishing since September 2003, and of the Issuers since May 2006. Mr. Ward is a Managing Director of Bain Capital Partners, LLC. He joined Bain Capital in 2003. For five years prior to joining Bain Capital, Mr. Ward held a variety of senior positions at Digitas, Inc., including President and Chief Operating Officer. He serves as a director of El Dorado Marketing, Inc.

Donna A. Lucki, President, School Division, Houghton Mifflin, is married to Anthony Lucki, President, Chief Executive Officer, and Director of the Issuers, Holdings, Publishing, and Houghton Mifflin.

The Board of Directors has established an audit committee comprised of Michael Ward, chairman, and Charles Brizius. The Board has determined that Mr. Ward is an audit committee financial expert, as that term is used in the regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Due to his affiliation with Bain Capital, Mr. Ward is not an independent director, as that term is defined in those regulations.

The Company has adopted a code of ethics that applies to those officers responsible for financial reporting as part of its company-wide code of conduct. The code of conduct, including the section entitled “Financial Reporting: Special Ethical Obligations for Employees with Financial Reporting Responsibility,” is available on the Company’s internet site at www.hmco.com. Any amendments to this portion of the code, or any waivers of its requirements, will be disclosed on the Company’s website.

Executive Compensation

Compensation

The following table summarizes the compensation paid to the President and Chief Executive Officer and the four other most highly compensated executive officers of Houghton Mifflin during the last three years.

Summary Compensation Table

Annual Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Other Annual Compensation ($)		All Other Compensation ($) (2)
Anthony Lucki President and Chief Executive Officer (3)	2005 2004 2003	$600,000 600,000 138,462	$807,167 1,113,529 554,167	$21,795 21,795 *	(4) (4)	$45,435 45,435 43,818

Stephen Richards Executive Vice President, Chief Operating Officer, and Chief Financial Officer (5)	2005 2004	385,481 375,000	413,673 417,573	* *		— —

Donna Lucki President, School Division (6)	2005	287,692	289,474	*		12,600

Rita Schaefer President, McDougal Littell Division	2005 2004 2003	307,692 316,000 304,000	257,529 458,229 277,899	5,462 12,325 9,473	(4) (4) (4)	20,983 724,488 841,341

June Smith President, College Division	2005 2004 2003	324,038 337,000 337,000	237,434 330,464 287,222	6,488 17,957 18,133	(4) (4) (4)	21,958 749,030 865,486

*	Excludes perquisites and other personal benefits that do not exceed the lesser of $50,000 or 10% of total annual salary and bonus.
(1)	Includes a signing bonus of $554,167 paid to Mr. Lucki in 2003; and a special bonus of $129,934 paid to each of Ms. Schaefer and Ms. Smith in 2004.
(2)	These amounts are Houghton Mifflin’s matching contributions under the 401(k) Savings Plan, contributions under the Supplemental Savings Program part of the Supplemental Benefits Plan, and premiums paid for employee-owned whole life insurance policies. Under the Supplemental Savings Program, we provide benefits substantially equal to benefits that could not be provided under the 401(k) Savings Plan because of limitations under the Internal Revenue Code of 1986, as amended. The table below shows the amounts we paid for each of these categories during 2005 for the officers listed in the table.

Name	Contributions to 401(k) Savings Plan	Contributions to Supplemental Savings Program	Life Insurance
Mr. Lucki	$9,000	$5,000	$31,435
Mr. Richards	—	—	—
Ms. Lucki	9,450	3,150	—
Ms. Schaefer	9,450	3,150	8,383
Ms. Smith	9,450	3,150	9,358

In addition, the following payments were made in 2004 pursuant to retention agreements: $699,950 to Ms. Schaefer and $710,130 to Ms. Smith.

The amounts shown for 2003 also included the payment to Ms. Schaefer of $699,950 pursuant to a retention agreement and $114,851 pursuant to the Houghton Mifflin Holdings, Inc., Deferred Compensation Plan; the

payment to Ms. Smith of $710,130 pursuant to a retention agreement and $117,203 pursuant to the Houghton Mifflin Holdings, Inc., Deferred Compensation Plan; and the payment of $39,000 to Mr. Lucki in consulting fees prior to becoming an executive officer.

(3)	Mr. Lucki became an executive officer on October 1, 2003.
(4)	Represents reimbursement of tax payments for life insurance; does not include perquisites and other personal benefits that do not exceed the lesser of $50,000 or 10% of total annual salary and bonus.
(5)	Mr. Richards became an executive officer on April 1, 2004.
(6)	Ms. Lucki became an executive officer on April 6, 2005.

2003 Stock Option Plan

The Houghton Mifflin Holdings, Inc. 2003 Stock Option Plan was adopted on December 3, 2003 to provide for the grant of options to purchase Holdings’ Class A Common Stock. In connection with the reorganization described under “Prospectus Summary—Ownership Structure,” the Compensation Committee of Holdings’ Board of Directors determined that an equitable adjustment to Houghton Mifflin Holdings, Inc. 2003 Stock Option Plan (the “2003 Stock Option Plan”) was necessary, pursuant to which all outstanding options to acquire shares of Holdings’ common stock were converted into options to acquire the same number and kind of shares of Parent at the same strike price as the original option grant. Other than to effect this equitable adjustment and to provide that any new options issued under the 2003 Stock Option Plan will be options on Parent common stock, the terms and conditions of the previously granted options and the 2003 Stock Option Plan remain in full force and effect and were not amended. The Board of Directors of Parent administers the plan and may, from time to time, grant option awards to directors and employees of Houghton Mifflin and its subsidiaries who, in the opinion of the board, are in a position to make a significant contribution to the success of Houghton Mifflin and its subsidiaries. The Board of Directors of Parent may grant options that are vested over time and options that vest based on the attainment of performance goals specified by the Board of Directors.

The following table shows stock option grants in 2005 to the officers named in the Summary Compensation Table. The amounts shown as potentially realizable values are based on the assumed appreciation rates required by the SEC, but the real value of these options will depend entirely on the actual future share price. Although these stock option grants were made under the 2003 Stock Option Plan prior to the equitable adjustment, the effect of the equitable adjustment does not change the number of securities, the exercise price, or the expiration date of the options.

Option Grants in Last Fiscal Year

	Number of Securities Underlying Options Granted (#)	Individual Grants % of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation
					5%($)	10%($)
Mr. Lucki	—	—	—	—	$—	$—
Mr. Richards	1,774	8.23%	$740	12/31/15	308,992	782,919
Ms. Lucki	2,113	9.91%	$660	7/1/15	314,486	796,970
Ms. Schaeffer	—	—	—	—	—	—
Ms. Smith	—	—	—	—	—	—

The options were granted in three parts, or tranches—Tranche 1, Tranche 2, and Tranche 3. One-third of each participant’s options are in Tranche 1, one-third are in Tranche 2, and one-third are in Tranche 3. Each tranche has its own vesting provisions.

Tranche 1 options vest in equal annual installments over four or five years based on the terms of the grant. The Tranche 1 options vest ratably and become exercisable on each of the anniversaries of the date of the option grant.

The Tranche 2 and Tranche 3 options fully vest and become exercisable on the seventh anniversary of the date they were granted. However, if certain events occur as noted in the option plan, the vesting of the Tranche 2 and/or Tranche 3 options will be accelerated so that the Tranche 2 and Tranche 3 options also vest and become exercisable, consistent with Tranche 1, on each of the anniversaries of the date of the option grant.

Retirement Plan

Houghton Mifflin maintains a tax-qualified, defined benefit Retirement Plan, and establishes an account for each eligible employee. Every year, each employee’s account is credited with an amount that varies depending on the employee’s length of service and earnings, and with interest on the accumulated balance. For calculating the contribution to the Retirement Plan, compensation consists primarily of salary, wages, commissions, and annual incentive compensation. When an employee leaves Houghton Mifflin, he or she has the option to:

•	convert this account to an annuity benefit;

•	leave the account in the Retirement Plan where it will continue to earn interest; or

•	take the account balance as a lump sum payment.

An employee who leaves with fewer than five years of service receives no benefit under the Retirement Plan.

The Internal Revenue Code limits the annual amount of compensation that can be taken into consideration for determining benefits and the annual benefit accruals under a tax-qualified retirement plan. As permitted by the Internal Revenue Code, Houghton Mifflin maintains a Supplemental Executive Retirement Plan that provides retirement benefits in excess of these limits. These supplemental benefits for the officers named in the Summary Compensation Table and nine other executive officers are calculated based on a formula that uses a multiple of the employee’s years of service and average annual earnings for the three highest-paid consecutive years of service in the last ten years before retirement. The following tables show the range of the estimated annual retirement benefits under the Retirement Plan and the Supplemental Executive Retirement Plan at the normal retirement age of 62 (calculated as of December 31, 2004) to those officers. The benefits shown in the tables reflect a single life annuity benefit. In consideration of her waiver of rights under the Company’s former Supplemental Benefits Plan, the benefits that Ms. Smith may receive are 12.5% higher than those shown in the table.

Pension Plan Table

Compensation	Years of Credited Service
	10	15	20	25	30	35	40
$ 450,000	$ 90,000	$135,000	$180,000	$225,000	$ 270,000	$ 315,000	$ 360,000
$ 500,000	$100,000	$150,000	$200,000	$250,000	$ 300,000	$ 350,000	$ 400,000
$ 550,000	$110,000	$165,000	$220,000	$275,000	$ 330,000	$ 385,000	$ 440,000
$ 600,000	$120,000	$180,000	$240,000	$300,000	$ 360,000	$ 420,000	$ 480,000
$ 650,000	$130,000	$195,000	$260,000	$325,000	$ 390,000	$ 455,000	$ 520,000
$ 700,000	$140,000	$210,000	$280,000	$350,000	$ 420,000	$ 490,000	$ 560,000
$ 750,000	$150,000	$225,000	$300,000	$375,000	$ 450,000	$ 525,000	$ 600,000
$ 800,000	$160,000	$240,000	$320,000	$400,000	$ 480,000	$ 560,000	$ 640,000
$ 850,000	$170,000	$255,000	$340,000	$425,000	$ 510,000	$ 595,000	$ 680,000
$ 900,000	$180,000	$270,000	$360,000	$450,000	$ 540,000	$ 630,000	$ 720,000
$ 950,000	$190,000	$285,000	$380,000	$475,000	$ 570,000	$ 665,000	$ 760,000
$1,000,000	$200,000	$300,000	$400,000	$500,000	$ 600,000	$ 700,000	$ 800,000
$1,050,000	$210,000	$315,000	$420,000	$525,000	$ 630,000	$ 735,000	$ 840,000
$1,100,000	$220,000	$330,000	$440,000	$550,000	$ 660,000	$ 770,000	$ 880,000
$1,150,000	$230,000	$345,000	$460,000	$575,000	$ 690,000	$ 805,000	$ 920,000
$1,200,000	$240,000	$360,000	$480,000	$600,000	$ 720,000	$ 840,000	$ 960,000
$1,250,000	$250,000	$375,000	$500,000	$625,000	$ 750,000	$ 875,000	$1,000,000
$1,300,000	$260,000	$390,000	$520,000	$650,000	$ 780,000	$ 910,000	$1,040,000
$1,350,000	$270,000	$405,000	$540,000	$675,000	$ 810,000	$ 945,000	$1,080,000
$1,400,000	$280,000	$420,000	$560,000	$700,000	$ 840,000	$ 980,000	$1,120,000
$1,450,000	$290,000	$435,000	$580,000	$725,000	$ 870,000	$1,015,000	$1,160,000
$1,500,000	$300,000	$450,000	$600,000	$750,000	$ 900,000	$1,050,000	$1,200,000
$1,550,000	$310,000	$465,000	$620,000	$775,000	$ 930,000	$1,085,000	$1,240,000
$1,600,000	$320,000	$480,000	$640,000	$800,000	$ 960,000	$1,120,000	$1,280,000
$1,650,000	$330,000	$495,000	$660,000	$825,000	$ 990,000	$1,155,000	$1,320,000
$1,700,000	$340,000	$510,000	$680,000	$850,000	$1,020,000	$1,140,000	$1,360,000
$1,750,000	$350,000	$525,000	$700,000	$875,000	$1,050,000	$1,225,000	$1,400,000

As of December 31, 2005, the years of credited service and the compensation that will be taken into account for pension calculations for 2005 for the officers named in the Summary Compensation Table are: Mr. Lucki, 12 years and $1,713,529; Mr. Richards, 2 years and $803,054; Ms. Lucki, 2 years and $519,000; Ms. Schaefer, 12 years and $635,927; and Ms. Smith, 13 years and $524,568. Differences between the amount of compensation shown above and in the Summary Compensation Table reflect differences in accounting for incentive compensation payments, which are included in the year paid when calculating pension benefits.

Compensation of Directors

Directors who are not employees of the Company or the Sponsors receive an annual retainer of $40,000, payable in cash quarterly during the year of service, for attendance at board meetings. Directors who retire, resign, or are elected during a year will receive an amount prorated based on the portion of the year served as a director. Directors who serve on board committees receive $1,500 for each committee meeting attended, and directors who chair committees receive $2,000 for each committee meeting attended. Directors also receive reimbursement for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and any committee meetings. We pay no additional remuneration to our employees or to executives of the Sponsors for serving as directors.

Employment Contracts, Termination of Employment, and Change-in-Control Agreements

Employment Agreement with Anthony Lucki

Houghton Mifflin entered into an employment agreement with Anthony Lucki on September 17, 2003 under which Mr. Lucki is serving as Houghton Mifflin’s President and Chief Executive Officer. The employment agreement provides for a three-year term that began on October 1, 2003, but the term is automatically extended for successive one-year terms unless either party gives written notice to the contrary at least 90 days prior to the expiration of the current term. Under the terms of the employment agreement, Mr. Lucki will be paid an annual base salary of at least $600,000, subject to increase from time to time by Board of Directors. Mr. Lucki is also eligible to receive an annual bonus of up to 100% of his base salary. Houghton Mifflin also agreed to pay Mr. Lucki a starting bonus equal to $554,167. In addition, Houghton Mifflin agreed to provide Mr. Lucki with an initial grant of options to purchase 14,088 shares of Class A Common Stock of Holdings, term life insurance coverage equal to $3,000,000, and employee benefits comparable to those provided to other senior executives of Houghton Mifflin.

In the event Houghton Mifflin terminates the employment agreement for any reason other than cause or if Mr. Lucki terminates his employment for good reason, as defined in the agreement, Mr. Lucki will be entitled to severance benefits equal to:

•	18 months of his then-current base salary; and

•	continued contributions by Houghton Mifflin to the cost of his participation in Houghton Mifflin’s medical and dental plans for up to 18 months after termination.

The foregoing amounts will be reduced by any benefits payable to Mr. Lucki under any other severance agreement.

The employment agreement also contains standard provisions relating to confidentiality and assignment of intellectual property rights. In addition, Mr. Lucki agreed that during his employment with Houghton Mifflin and for 12 months after his employment terminates, he will not compete with, or solicit employees or clients of, Houghton Mifflin or any of its affiliates. In connection with his employment agreement, Mr. Lucki would also be nominated for election to the Board of Directors of Houghton Mifflin, and has agreed to serve as director of any other affiliated company if so requested.

Rollover of Retention Payments and Deferred Compensation Plan

Houghton Mifflin had entered into retention agreements (which have now expired by their terms), in lieu of its standard severance policy, with approximately 27 employees who are executives and key employees, including Ms. Schaefer and Ms. Smith. Twenty-one of those executives and key employees, including Ms. Schaefer and Ms. Smith have deferred receipt of their retention bonus payments in exchange for an interest in the 2003 Deferred Compensation Plan that gives such employees an interest in shares of the common stock of Holdings. The aggregate amount of the retention bonus payments that were exchanged for an interest in the common stock of Holdings, held in a rabbi trust (the “Rabbi Trust”), is approximately $3.4 million. The shares held in trust will be distributed upon a change of control, a qualified public offering, any termination of employment, or upon other tag-along or drag-along sales initiated by the Sponsors. Houghton Mifflin has a right to repurchase shares from such employees following termination of their employment. All of the assets of the trust, namely the common stock of Holdings, would be subject to the claims of creditors in the event of insolvency.

Employment Security Agreements

Houghton Mifflin has entered into employment security agreements with 12 officers, including Mr. Richards, Ms. Lucki, Ms. Schaefer, and Ms. Smith. Under the terms of each agreement, the executive covenants not to compete with the Company during the term of the agreement and for a period of one year after termination. The executive also agrees to customary confidentiality and intellectual property assignment provisions. In consideration, the executive is entitled to receive severance payments on termination of his or her employment. If the agreement is terminated by Houghton Mifflin other than “for cause” or by the executive “for good reason,” Houghton Mifflin will continue to pay the executive’s salary for one year from the date of termination at the higher of the executive’s base salary rate at the time of termination and the date of the agreement. If the employment is terminated by Houghton Mifflin “for cause” or by the executive other than “for good reason,” no payments will be owed by Houghton Mifflin under the agreement. In the event that Houghton Mifflin undergoes a “change of control” transaction (other than as a result of a public offering) prior to July 1, 2007, and the executive is terminated other than “for cause” within one year of the transaction, the executive is entitled to certain payments in respect of unvested options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

After giving effect to the reorganization transaction undertaken in connection with the original offering of outstanding notes, Parent owns 100% of the membership interests of Issuer, which owns 100% of the capital stock of Holdings, which owns 100% of the capital stock of Publishing, which owns 100% of the capital stock of Houghton Mifflin.

The following table sets forth as of January 31, 2006, on an as adjusted basis to give effect to the reorganization transaction undertaken in connection with the original offering of outstanding notes, the number and percentage of shares of Parent’s common stock beneficially owned by (i) each person known to beneficially own more than 5% of the outstanding shares of Parent’s common stock, (ii) each director, (iii) each named executive officer, and (iv) all directors and executive officers as a group.

Notwithstanding the beneficial ownership of common stock presented below, a stockholders’ agreement governs the stockholders’ exercise of their voting rights with respect to certain material events and transactions. In addition, the agreement would govern the stockholders’ exercise of their voting rights with respect to the election of directors after an initial public offering of Parent. The parties to the stockholders’ agreement have agreed to vote their shares as set forth therein. See “Certain Relationships and Related Party Transactions.” Except as otherwise indicated in a footnote, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed below is c/o Houghton Mifflin Company, 222 Berkeley Street, Boston, Massachusetts 02116-3764.

	Shares of Common Stock		Percent of Common Stock (2)
Name and Address	Class A (1)	Class L
Thomas H. Lee Funds(3) c/o Thomas H. Lee Partners, L.P. 75 State Street, Suite 2600 Boston, MA 02109	246,000	27,333	40%
Bain Funds(4) c/o Bain Capital, LLC 111 Huntington Avenue Boston, MA 02199	246,000	27,333	40%
Blackstone Management Associates III L.L.C.(5) 345 Park Avenue New York, NY 10154	123,000	13,666	20%
Charles Brizius(3)(6)	246,000	27,333	40%
Robert Friedman(5)	123,000	13,666	20%
Steve Gandy	84	—	*
Jonathan Goodman	—	—	—
Seth Lawry(3)(6)	246,000	27,333	40%
James Levy	84	—	*
Mark Nunnelly(4)(7)	246,000	27,333	40%
James Quella(5)	123,000	13,666	20%
Scott Sperling(3)(6)	246,000	27,333	40%
Michael Ward	—	—	—
Anthony Lucki(8)(9)	2,348	—	*
Stephen Richards(8)	704	—	*
Donna Lucki(8)(10)	352	—	*
June Smith(8)	1,204	56	*
Rita Schaefer	1,194	54	*
All directors and executive officers as a group (25 persons)(8)(11)	623,666	68,478	100%

*	Indicates less than 1% of Parent’s common stock.
(1)	Includes shares that may be acquired upon exercise of stock options that were exercisable on January 31, 2006, or that will become exercisable within 60 days after January 31, 2006. The following list shows the number of these shares.

Name	Number of Shares
Mr. Gandy	84
Mr. Levy	84
Mr. Lucki	2,348
Mr. Richards	704
Ms. Lucki	352
Ms. Schaefer	704
Ms. Smith	704
All directors and executive officers as a group (25 persons)	7,352

(2)	Represents the aggregate ownership of the Class A and Class L Common Stock of Parent.
(3)	Includes 189,616 Class A and 21,068 Class L shares of common stock owned by Thomas H. Lee Equity Fund V, L.P.; 49,198 Class A and 5,466 Class L shares of common stock owned by Thomas H. Lee Parallel Fund V, L.P.; 2,613 Class A and 290 Class L shares of common stock owned by Thomas H. Lee Equity (Cayman) Fund V, L.P. (collectively, the “THL Funds”); 1,481 Class A and 165 Class L shares of common stock owned by Putnam Investments Holdings, LLC; 1,273 Class A and 141 Class L shares of common stock owned by Putnam Investments Employees’ Securities Company I LLC; 1,137 Class A and 126 Class L shares of common stock owned by Putnam Investments Employees’ Securities Company II, LLC (collectively, the “Putnam Funds”); 450 Class A and 50 Class L shares of common stock owned by 1997 Thomas H. Lee Nominee Trust (the “Lee Trust”); and 233 Class A and 26 Class L shares of common stock owned by Thomas H. Lee Investors Limited Partnership (“Investors”). The THL Funds general partner is THL Equity Advisors V, LLC, whose sole member is Thomas H. Lee Partners, L.P., whose general partner is Thomas H. Lee Advisors, LLC (collectively, “Advisors”). Shares held by the THL Funds may be deemed to be beneficially owned by Advisors. Advisors disclaim any beneficial ownership of any shares held by the THL Funds. The Putnam Funds, the Lee Trust and Investors are co-investment entities of the THL Funds. Putnam Investment Holdings, LLC, a wholly owned subsidiary of Putnam Investments Trust, is the managing member of Putnam Investments Employees’ Securities I LLC and Putnam Investments Employees’ Securities II LLC and each disclaims beneficial ownership of any shares other than the shares held directly by such entity. U.S. Bank, N.A. (successor to State Street Bank & Trust Company), not personally but solely under a Trust Agreement dated as of August 18, 1997 and known as the Thomas H. Lee Nominee Trust, is the trustee of the Lee Trust and disclaims any beneficial ownership of shares held by the Lee Trust. THL Investment Management Corp. is the general partner of Investors and disclaims beneficial ownership of shares held by Investors. Each of the THL Funds, Advisors, Investors, and the Lee Trust has an address c/o Thomas H. Lee Partners, L.P., 75 State Street, Suite 2600, Boston, Massachusetts 02109. The Putnam Funds have an address c/o Putnam Investment, Inc., 1 Post Office Square, Boston, Massachusetts 02109.
(4)	Includes (i) 65,475 Class A shares and 7,275 Class L shares of common stock held by Bain Capital VII Coinvestment Fund, LLC (“Coinvest”), whose sole member is Bain Capital VII Coinvestment Fund, L.P. (“Coinvestment”), whose general partner is Bain Capital Partners VII, L.P. (“Partners VII”), whose general partner is Bain Capital Investors, LLC (“BCI”); (ii) 178,792 Class A shares and 19,446 Class L shares of common stock held by Bain Capital Integral Investors, LLC (“Integral”), whose administrative member is Bain Capital Fund VI, L.P. (“Fund VI”), whose general partner is Bain Capital Partners VI, L.P. (“Partner VI”), whose general partner is BCI; and (iii) 1,732 Class A shares and 612 Class L shares of common stock held by BCIP TCV, LLC (“BCIP”), whose administrative member is BCI. Each of the entities listed in this footnote has an address c/o Bain Capital, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.
(5)	Includes 102,636 Class A shares and 11,404 Class L shares of common stock owned by Blackstone Capital Partners III Merchant Banking Fund L.P., 19,442 Class A shares and 2,160 Class L shares of common stock owned by Blackstone Offshore Capital Partners III L.P. and 923 Class A shares and 103 Class L shares of common stock owned by Blackstone Family Investment Partnership III L.P. (the “Blackstone Funds”) for each of which Blackstone Management Associates III L.L.C. (“BMA”) is the general partner having voting and investment power over the shares held or controlled by each of the Blackstone Funds. Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of BMA and as such may be deemed to share beneficial ownership of the shares held or controlled by the Blackstone Funds. Each of BMA and Messrs. Peterson and Schwarzman disclaims beneficial ownership of such shares. Messrs. Freidman and Quella, directors of Houghton Mifflin, Publishing, and Parent, are members of Blackstone Management Associates III L.L.C. and disclaim any beneficial ownership of shares beneficially owned by the Blackstone Funds.

(6)	Messrs. Lawry, Sperling, and Brizius, directors of Houghton Mifflin, Publishing, the Issuers, and Parent, are managing directors of Thomas H. Lee Partners, L.P. and disclaim any beneficial ownership of any shares beneficially owned by the Thomas H. Lee Funds. Messrs. Lawry, Sperling, and Brizius have an address c/o Thomas H. Lee Partners, L.P., 75 State Street, Suite 2600, Boston, Massachusetts 02109.
(7)	Mr. Nunnelly, a director of Houghton Mifflin, Publishing, the Issuers, and Parent, is a managing director of Bain Capital, LLC. Amounts disclosed for Mr. Nunnelly are also included above in the amounts disclosed in the table next to “Bain Funds.” Includes (i) 65,475 Class A shares and 7,275 Class L shares of common stock held by Coinvest, whose sole member is Coinvestment, whose general partner is Partners VII, whose general partner is BCI, of which Mr. Nunnelly is a member; (ii) 178,792 Class A shares and 19,446 Class L shares of common stock held by Integral, whose administrative member is Fund VI, whose general partner is Partner VI, whose general partner is BCI, of which Mr. Nunnelly is a member; and (iii) 1,732 Class A shares and 612 Class L shares of common stock held by BCIP, whose administrative member is BCI, of which Mr. Nunnelly is a member. Mr. Nunnelly disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. Mr. Nunnelly has an address c/o Bain Capital, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.
(8)	Except for shares that may be acquired upon exercise of options (see note 1 above), all shares beneficially owned by Mr. Lucki, Mr. Richards, Ms. Schaefer, Ms. Smith, and the Company’s other executive officers represent interests in the 2003 Deferred Compensation Plan.
(9)	Does not include shares owned by Donna Lucki, as to which Mr. Lucki disclaims beneficial ownership.
(10)	Does not include shares owned by Anthony Lucki, as to which Ms. Lucki disclaims beneficial ownership.
(11)	Includes the beneficial ownership of shares held by Thomas H. Lee Funds, Bain Funds, and Blackstone Management Associates III L.L.C. by Messrs. Brizius, Friedman, Lawry, Nunnelly, Quella, and Sperling as members or managing directors of Thomas H. Lee Funds, Bain Funds, and Blackstone Management Associates III L.L.C. If beneficial ownership of such shares are not included, all current directors and executive officers as a group would have beneficial ownership of 8,666 shares of Class A Common Stock and 146 shares of Class L Common Stock, which would be less than 1% of Parent’s common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders Agreement

Houghton Mifflin has entered into an amended and restated stockholders agreement with Parent, Holdings, the Sponsors, the Rabbi Trust, and members of its current and former management participating in the 2003 Deferred Compensation Plan described in “Security Ownership of Certain Beneficial Owners.” Future holders of the common stock of Parent may also be required to become parties to the agreement. The stockholders agreement provides that after the initial public offering of Parent, the holders of a majority of the shares thereof originally issued to the Sponsors will have the right to determine the size of the Board of Directors of Parent. In addition, the stockholders agreement provides that in the event that the size of the Board of Directors of Parent increases by any number of members, THL and Bain Capital will have the right to elect the same number of additional members, and Blackstone will have the right to elect a number of directors that is at least 20% of the total number of directors elected by the Sponsors. The stockholders agreement also provides that Houghton Mifflin’s Board of Directors will at all times consist of the same members as the board of Parent.

The stockholders agreement prohibits the parties thereto from transferring any of their stock except transfers by a natural person to an immediate family member or upon the death of that natural person and, in the case of an investment fund, transfers to other investment funds affiliated with the investment fund and to partners or members of the fund in a pro rata distribution. The agreement also gives the holders of a majority of the shares originally issued to the Sponsors the right to require all other parties to the agreement to sell their stock to a buyer in the event that such majority is selling 80% or more of their stock. The agreement also gives certain parties the right to participate in specified issuances of capital stock.

The stockholders agreement provides that beginning December 31, 2009, or prior to such date with the prior approval of the holders of the majority of shares originally issued to the Sponsors, any holder of shares originally issued to the Sponsors may sell any portion of their shares to any third party. In such event, however, all parties to the agreement have the right to participate in the sale as a seller subject to a pro rata cut-back in which the holder of shares can only sell their pro rata percentage of shares. In addition, the holders of stock originally issued to the Sponsors have a right of first offer to purchase any shares of stock proposed to be sold in any such transaction.

Any right of the holders of stock originally issued to the Sponsors to join in the sale of shares, to participate in any issuance of capital stock or to require other holders to sell shares terminate upon the earlier of a change in control of Houghton Mifflin or a qualified public offering of the shares of Parent.

Beginning after the initial public offering of Parent, the stockholders agreement gives the holders of stock originally issued to the Sponsors the right to require Parent to register the common stock held by such stockholders for sale to the public under the Securities Act of 1933. Such registrations are subject to a potential underwriter’s cut-back in the number of shares to be registered if the underwriter determines that marketing factors require a limitation in the number of shares to be underwritten. The stockholders agreement also gives certain stockholders that are parties to the agreement the right to participate in registered public offerings of Parent, other than the initial public offering of Houghton Mifflin. The stockholders agreement also requires Parent, the Issuers, Holdings, Publishing, and Houghton Mifflin to indemnify the parties to the agreement and their affiliates from liability arising from any violation of securities laws by Parent, the Issuers, Holdings, Publishing, or Houghton Mifflin for any material misstatements or omissions made by Parent, the Issuers, Holdings, Publishing, or Houghton Mifflin in connection with such a public offering.

Management Agreement

Houghton Mifflin has entered into a management agreement with Parent, Holdings, and the Sponsors. Pursuant to this agreement, Houghton Mifflin paid an aggregate of $50.0 million plus related fees and expenses to the Sponsors in consideration for their services in connection with the Acquisition, and associated financing, refinancing of the 8.250% Senior Notes, the 9.875% Senior Subordinated Notes, the 2004 Senior Notes, and the 2006 Senior Notes. This agreement was amended and restated as part of the reorganization transaction and Parent became a party to the agreement. In consideration for ongoing consulting and management advisory services, the management agreement requires Houghton Mifflin to pay the Sponsors an aggregate annual fee of $5.0 million per year, which is payable quarterly in advance. In the case of future services provided in connection with any future acquisition, disposition, or financing transactions, the management agreement requires Houghton Mifflin to pay the Sponsors an aggregate fee of one percent of the gross transaction value of such transaction. The agreement also requires Parent, Holdings, and Houghton Mifflin to pay the reasonable expenses of the Sponsors in connection with, and indemnify them for liabilities arising from, the management agreement, the Acquisition and any related transactions, their equity investment in Parent, Houghton Mifflin’s operations, and the services they provide to Houghton Mifflin and Parent. The management agreement terminates on December 30, 2012.

Dividends and Management Bonuses

Issuer used the net proceeds from the original offering of the outstanding notes to pay a dividend on its membership interests to Parent, which in turn paid a dividend on its Class L common stock to its Class L common stockholders, which include the Sponsors, certain members of management, and certain former employees of the Company.

Houghton Mifflin paid one-time special compensatory bonuses of approximately $22.0 million to certain members of its management. The bonus was funded out of Houghton Mifflin’s cash balance and not from the proceeds of the original offering of the outstanding notes.

Achievement Technologies, Inc. Acquisition

On May 31, 2006 Houghton Mifflin agreed to purchase certain assets of ATI for approximately $18.5 million in cash plus certain commissions, contingent payments of up to $4 million and other payments by Houghton Mifflin to ATI as well as certain payments by ATI to Houghton Mifflin. On May 31, 2006, Houghton Mifflin also entered into an Option Agreement pursuant to which it has the right to exercise an option to purchase certain retained assets of ATI.

At the time of the transaction, Michael Perik was a director of Parent, Issuers, Holdings, Publishing, and Houghton Mifflin and a shareholder and President and Chief Executive Officer of Achievement Technologies, Inc. Mr. Perik resigned on June 12, 2006 as a director of Parent, Issuers, Holdings, Publishing, and Houghton Mifflin and became Chairman of Houghton Mifflin’s Assessment Group. Certain other stockholders of ATI are affiliates of Thomas H. Lee Partners, L.P. and its affiliates, which are shareholders of Parent.

Consulting Agreement

On June 5, 2006, Houghton Mifflin entered into a consulting agreement with Steve Gandy, a director of Parent, Issuers, Holdings, Publishing, and Houghton Mifflin, pursuant to which Mr. Gandy will provide consulting services for the period from June 1, 2006 through August 31, 2006, and will be compensated at the rate of $20,000 per month.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolver

Overview

In connection with the Acquisition, Houghton Mifflin entered into the Revolver with CIBC World Markets Corp. and Goldman Sachs Credit Partners L.P. as joint lead arrangers and joint bookrunners, Canadian Imperial Bank of Commerce as administrative agent and collateral trustee, Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities Inc. as co-syndication agents, Fleet Securities, Inc. and Bank One, N.A. as co-documentation agents, and General Electric Capital Corporation as Senior Managing Agent. The Revolver currently consists of a revolving senior credit facility in a total principal amount of $250.0 million, reflecting an amendment in November 2005. Houghton Mifflin is entitled to draw amounts under it for working capital and other general corporate purposes. The Revolver will mature on December 30, 2008.

Security Interests

Houghton Mifflin’s obligations under its current Revolver are unconditionally and irrevocably guaranteed by Holdings and Publishing, are secured by a pledge of the capital stock of Publishing and Houghton Mifflin, and are secured equally and ratably with its outstanding 7.20% senior secured notes due 2011 (the “7.20% Senior Secured Notes”) by a first priority perfected security interest in:

•	all of the capital stock of each of its material direct domestic subsidiaries;

•	65% of the capital stock of each of its material direct foreign subsidiaries; and

•	all of its other tangible and intangible assets.

Availability

Houghton Mifflin may borrow, repay, and reborrow the total amount of the Revolver until its maturity.

Interest Rates

Borrowings under the Revolver bear interest, at Houghton Mifflin’s option, at either:

•	base rate, plus the applicable interest rate margin; or

•	LIBOR rate on deposits for one-, two-, three- or six-month periods (or such other periods as may be made available by all lenders under the Revolver) plus the applicable interest margin.

The interest margin on loans made under the Revolver currently are 2.25% for base rate loans and 3.25% for LIBOR loans. The interest margin on loans made under the Revolver are subject to downward adjustment based on a schedule that corresponds to the leverage ratio of Houghton Mifflin and its subsidiaries on a consolidated basis.

In addition, Houghton Mifflin pays a commitment fee on the unused commitments under the Revolver of 0.75% per annum, payable quarterly in arrears.

Mandatory and Optional Repayment

If Houghton Mifflin is otherwise required to make any mandatory prepayment of indebtedness under these new notes, the senior notes or any indebtedness subordinated to the Revolver, Houghton Mifflin is required to prepay the revolving credit loans and reduce the commitments under the Revolver in an aggregate amount equal to the amount of such mandatory prepayment to the extent that, in making such prepayment, no such prepayment shall be required on these new notes, the senior notes, or any such subordinated indebtedness.

The foregoing mandatory prepayments will be applied: (i) first to repay outstanding new term loans; (ii) second to repay outstanding swing line loans; (iii) to prepay the revolving loans; and (iv) to cash collateralize letters of credit and to further permanently reduce the revolving commitments.

Houghton Mifflin may voluntarily prepay loans under the Revolver, in whole or in part, without penalty, subject to minimum prepayments. If Houghton Mifflin prepays LIBOR loans, it will be required to reimburse lenders for their breakage and redeployment costs, if any.

Covenants

The Revolver contains negative and affirmative covenants and requirements affecting Holdings, Publishing, Houghton Mifflin, and its subsidiaries. The Revolver contains the following negative covenants and restrictions, among others: restrictions on debt, liens, guarantee obligations, mergers, asset dispositions, sale-leaseback transactions, investments, loans, advances, acquisitions, dividends and other restricted junior payments, stock repurchases, transactions with affiliates, changes in business conducted, and prepayments and amendments of subordinated debt. Houghton Mifflin’s Revolver also requires Houghton Mifflin and will require its existing and future subsidiaries, with certain exceptions set forth in its credit agreement, to meet certain financial covenants and ratios, particularly a total leverage ratio, a senior leverage ratio, an interest coverage ratio, and a capital expenditures covenant.

The Revolver contains the following affirmative covenants, among others: mandatory reporting by Houghton Mifflin of financial and other information to the administrative agent, notice by Houghton Mifflin to the administrative agent upon the occurrence of certain events of default and other events, and other standard obligations that will require Houghton Mifflin to operate its business in an orderly manner and consistent with past practice and to maintain insurance coverage.

Events of Default

The Revolver specifies certain customary events of default, including non-payment of principal, interest or fees, violation of certain covenants, inaccuracy of representations and warranties, bankruptcy and insolvency events, and change of control of Holdings.

Houghton Mifflin’s Existing Notes

8.250% Senior Notes

General. In January 2003, Houghton Mifflin issued its 8.250% Senior Notes that mature on February 1, 2011 in an aggregate principal amount of $600 million in a private transaction not subject to the registration requirements under the Securities Act. In September 2003, Houghton Mifflin completed an exchange offer in which holders exchanged the 8.250% Senior Notes for identical freely tradeable 8.250% Senior Notes registered under the Securities Act. The net proceeds from this financing, along with the net proceeds from Houghton Mifflin’s issuance of 9.875% Senior Subordinated Notes, were used to repay Houghton Mifflin’s $500.0 million senior subordinated bridge loan facility in full and its $275.0 million senior term loan under the Revolver, and to repurchase $125.0 million of its 2006 Senior Notes.

Ranking. The 8.250% Senior Notes are general unsecured obligations of Houghton Mifflin, effectively subordinated to secured obligations of Houghton Mifflin to the extent of the value of the assets securing such obligations and ranking equally in right of payment to all existing and future unsecured obligations of Houghton Mifflin that are not, by their terms, expressly subordinated in right of payment to the 8.250% Senior Notes. The 8.250% Senior Notes are not entitled to the benefit of any sinking fund.

Optional Redemption. The 8.250% Senior Notes may be redeemed, in whole or in part, at any time prior to February 1, 2007 at the option of Houghton Mifflin at a redemption price equal to 100% of the principal amount of the 8.250% Senior Notes redeemed plus the greater of (1) 1.0% of the then outstanding principal amount of the 8.250% Senior Notes and (2) the excess of (a) the present value at the redemption date of (i) the redemption price of the 8.250% Senior Notes at February 1, 2007, as set forth in the table below, plus (ii) all required interest payments due through February 1, 2007, excluding accrued but unpaid interest, computed using a discount rate equal to the treasury rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of the 8.250% Senior Notes.

On or after February 1, 2007, Houghton Mifflin may redeem all or a part of the 8.250% Senior Notes at the redemption prices, expressed as a percentage of the principal amount, set forth in the table below, plus accrued and unpaid interest, if redeemed during the twelve month period beginning on February 1 of the years indicated below:

Year	Percentage
2007	104.125%
2008	102.063%
2009 and thereafter	100.000%

In addition, at any time prior to February 1, 2006, Houghton Mifflin may redeem up to 35% of the originally issued aggregate principal amount of 8.250% Senior Notes at a redemption price of 108.250% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offerings of Houghton Mifflin or of any of its direct or indirect parent corporations, provided that at least 65% of the originally issued principal amount of the 8.250% Senior Notes remains outstanding after the occurrence of such redemption and the redemption occurs within 90 days of the closing of such equity offering.

Change of Control. In the event of a change of control, which is defined in the indenture governing the 8.250% Senior Notes, each holder of the 8.250% Senior Notes will have the right to require Houghton Mifflin to repurchase all or any part of such holder’s 8.250% Senior Notes at a purchase price in cash equal 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

Covenants. The indenture governing the 8.250% Senior Notes contains certain covenants that, among other things, limit Houghton Mifflin’s ability and the ability of some of Houghton Mifflin’s subsidiaries to:

•	incur indebtedness or issue preferred shares;

•	pay dividends or make distributions in respect of capital stock or to make other restricted payments;

•	make investments;

•	sell assets;

•	create liens without securing the 8.250% Senior Notes;

•	consolidate, merge, sell, or otherwise dispose of all or substantially all of the assets;

•	enter into certain transactions with affiliates; and

•	designate subsidiaries as unrestricted subsidiaries.

Events of Default. The indenture governing the 8.250% Senior Notes also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such 8.250% Senior Notes to become or to be declared to be due and payable.

9.875% Senior Subordinated Notes

General. In January 2003, Houghton Mifflin issued its 9.875% Senior Subordinated Notes that mature on February 1, 2013 in an aggregate principal amount of $400 million in a private transaction not subject to the registration requirements under the Securities Act. In September 2003, Houghton Mifflin completed an exchange offer in which holders exchanged the 9.875% Senior Subordinated Notes for identical freely tradeable 9.875% Senior Subordinated Notes registered under the Securities Act.

Ranking. The 9.875% Senior Subordinated Notes are general unsecured obligations of Houghton Mifflin, subordinated in right of payment to all existing and future senior debt of Houghton Mifflin and pari passu in right of payment with any future senior subordinated indebtedness of Houghton Mifflin. The 9.875% Senior Subordinated Notes are not entitled to the benefit of any sinking fund.

Optional Redemption. 9.875% Senior Subordinated Notes may be redeemed, in whole or in part, at any time prior to February 1, 2008 at the option of Houghton Mifflin at a redemption price equal to 100% of the principal amount of the 9.875% Senior Subordinated Notes redeemed plus the greater of (1) 1.0% of the then outstanding principal amount of the 9.875% Senior Subordinated Notes and (2) the excess of (a) the present value at the redemption date of (i) the redemption price of the 9.875% Senior Subordinated Notes at February 1, 2008, as set forth in the table below, plus (ii) all required interest payments due through February 1, 2008, excluding accrued but unpaid interest, computed using a discount rate equal to the treasury rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of the 9.875% Senior Subordinated Notes.

On or after February 1, 2008, Houghton Mifflin may redeem all or a part of the 9.875% Senior Subordinated Notes at the redemption prices, expressed as a percentage of the principal amount, set forth in the table below, plus accrued and unpaid interest, if redeemed during the twelve-month period beginning on February 1 of the years indicated below:

Year	Percentage
2008	104.938%
2009	103.292%
2010	101.646%
2011 and thereafter	100.000%

In addition, at any time prior to February 1, 2006, Houghton Mifflin may redeem up to 35% of the originally issued aggregate principal amount of 9.875% Senior Subordinated Notes at a redemption price of 109.875% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offerings of Houghton Mifflin or of any of its direct or indirect parent corporations, provided that at least 65% of the originally issued principal amount of the 9.875% Senior Subordinated Notes remains outstanding after the occurrence of such redemption and the redemption occurs within 90 days of the closing of such equity offering.

Change of Control. In the event of a change of control, which is defined in the indenture governing the 9.875% Senior Subordinated Notes, each holder of the 9.875% Senior Subordinated Notes will have the right to require Houghton Mifflin to repurchase all or any part of such holder’s 9.875% Senior Subordinated Notes at a purchase price in cash equal 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

Covenants. The indenture governing the 9.875% Senior Subordinated Notes contains certain covenants that, among other things, limit Houghton Mifflin’s ability and the ability of some of Houghton Mifflin’s subsidiaries to:

•	incur indebtedness or issue preferred shares;

•	pay dividends or make distributions in respect of capital stock or to make other restricted payments;

•	make investments;

•	sell assets;

•	create liens without securing the 9.875% Senior Subordinated Notes;

•	consolidate, merge, sell, or otherwise dispose of all or substantially all of the assets;

•	enter into certain transactions with affiliates; and

•	designate subsidiaries as unrestricted subsidiaries.

Events of Default. The indenture governing the 9.875% Senior Subordinated Notes also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such 9.875% Senior Subordinated Notes to become or to be declared to be due and payable.

7.20% Senior Secured Notes

In March 2001, Houghton Mifflin issued $150.0 million of its 7.20% Senior Secured Notes through a public debt offering. The 7.20% Senior Secured Notes were priced at 99.84% to yield an effective annual interest rate of 7.22%. The proceeds were used to repay existing commercial paper debt. The 7.20% Senior Secured Notes:

•	are senior secured obligations, ranking equally with all of Houghton Mifflin’s other senior secured indebtedness;

•	are not entitled to the benefit of any sinking fund; and

•	may be redeemed in whole or in part at any time at a redemption price equal to the greater of: (i) 100% of the principal amount of the 7.20% Senior Secured Notes; and (ii) the sum of the present values of the remaining scheduled principal and interest payments in respect of the notes to be redeemed discounted to the date of redemption on a semi-annual basis, using a rate based on comparable U.S. Treasury securities plus 25 basis points.

The 7.20% Senior Secured Notes were issued pursuant to an indenture dated March 15, 1994, as supplemented by a first supplemental indenture dated July 27, 1995, a second supplemental indenture dated December 30, 2002 and a third supplemental indenture dated February 7, 2003 (the “Old Indenture”), between Houghton Mifflin and U.S. Bank N.A., as successor trustee. The Old Indenture allows Houghton Mifflin to issue debt securities at any time in an unlimited amount. Houghton Mifflin’s ability to issue additional debt under the Old Indenture is not subject to a leverage test or other financial covenants. The Old Indenture contains other covenants, however, that limit Houghton Mifflin’s ability to:

•	enter into sale and leaseback transactions in respect of real property owned by Houghton Mifflin for more than 180 days, unless, among other things, the lease has a term of three years or less and Houghton Mifflin or its subsidiaries could create a security interest on the property to secure a debt equal to in amount to the present value of the obligations under the lease; and

•	grant mortgages and other security interests on other debt without equally and ratably securing the debt securities issued under the Old Indenture, provided, that Houghton Mifflin and its subsidiaries may grant mortgages to secure the purchase price or cost of improvement on property acquired, constructed or improved by Houghton Mifflin or any subsidiary without equally and ratably securing the debt securities.

The Old Indenture permits Houghton Mifflin to merge into another corporation, or transfer substantially all of its properties and assets to another person, without the consent of the holders of any of the outstanding debt securities under the Old Indenture if the other person, among other things, assumes all of Houghton Mifflin’s obligations under the debt securities and the Old Indenture in writing and takes any action necessary to secure the debt securities equally with any other secured debt, if Houghton Mifflin’s assets become subject to a security interest as a result of the merger or other transaction.

The Old Indenture prevents Houghton Mifflin’s subsidiaries from incurring, assuming or guaranteeing debt in excess of an aggregate amount of $5.0 million at any one time outstanding, including any permitted mortgage described above, that is payable more than one year from the date on which it was issued. This prohibition also applies to debt if Houghton Mifflin can, at its option, extend the maturity date of such debt for more than one year.

Publishing’s Existing Notes

11.5% Senior Discount Notes

General. In October 2003, Publishing issued its 11.5% Senior Discount Notes that mature on October 15, 2013 in an aggregate principal amount of $265 million in a private transaction not subject to the registration requirements under the Securities Act. The 11.5% Senior Discount Notes were issued with an initial accreted value of $569.60 per $1,000 principal amount at maturity. Prior to October 15, 2008, interest accrues on the 11.5% Senior Discount Notes at a rate of 11.5% per annum in the form of an increase in the accreted value of such 11.5% Senior Discount Notes, such that the accreted value will equal the principal amount at maturity on October 15, 2008. Thereafter, cash interest on the 11.5% Senior Discount Notes will accrue and be payable semiannually in arrears at a rate of 11.5% per annum. The net proceeds from this offering were used to pay a dividend on its common stock to Holdings, which in turn paid a dividend on its common stock to its common stockholders.

Ranking. The 11.5% Senior Discount Notes are senior unsecured obligations of Publishing ranking equally with all of Publishing’s future unsecured senior debt and senior to Publishing’s future subordinated unsecured debt. The notes are effectively subordinated to Publishing’s existing and future secured debt to the extent of the value of the assets securing such debt, and are structurally subordinated to all obligations of Publishing’s existing and future subsidiaries, including Houghton Mifflin.

Optional Redemption. The 11.5% Senior Discount Notes may be redeemed, in whole or in part, at any time prior to October 15, 2008 at a price equal to 100% of the accreted value thereof, plus a “make-whole” premium.

In addition, at any time on or after October 15, 2008, Publishing may redeem the 11.5% Senior Discount Notes, in whole or in part, at the redemption prices indicated below:

Year	Percentage
2008	105.750%
2009	103.833%
2010	101.917%
2011 and thereafter	100.000%

In addition, until October 15, 2006, Publishing may redeem up to 35% of the 11.5% Senior Discount Notes with the net proceeds from one or more equity offerings.

Change of Control. In the event of a change of control, which is defined in the indenture governing the 11.5% Senior Discount Notes, Publishing may be required to offer to purchase the notes from the holders.

Covenants. The indenture governing the 11.5% Senior Discount Notes contains certain covenants that, among other things, limit Publishing’s ability and the ability of some of Publishing’s subsidiaries to:

•	incur indebtedness or issue preferred shares;

•	pay dividends or make distributions in respect of capital stock or to make other restricted payments;

•	make investments;

•	sell assets;

•	create liens without securing the 11.5% Senior Discount Notes;

•	consolidate, merge, sell, or otherwise dispose of all or substantially all of Publishing’s assets;

•	enter into certain transactions with affiliates; and

•	designate Publishing’s subsidiaries as unrestricted subsidiaries.

Events of Default. The indenture governing the 11.5% Senior Discount Notes also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such 11.5% Senior Discount Notes to become or to be declared to be due and payable.

Parent Guarantee

Under the terms of the indenture governing the notes, Parent may become a guarantor of the notes (there being no obligation of Parent to do so). In such event, Parent may file and furnish the financial and other reports, information, and documents required to be filed and furnished by the Issuers rather than the Issuers filing and furnishing such information.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the heading “—Certain Definitions.” In this description, the term the “Issuer” refers only to Houghton Mifflin, LLC and “Issuers,” “we,” “us” or “ours” refer to the Issuer and Houghton Mifflin Finance, Inc. (the “Co-Issuer”), as co-issuers of the Notes and not to any of their respective subsidiaries.

The Issuers issued the outstanding, and will issue the exchange, Floating Rate Senior PIK Notes due 2011 (the “Notes”) under an indenture dated as of May 9, 2006 (the “Indenture”) between themselves and Wells Fargo Bank, National Association, as trustee (the “Trustee”), in a private transaction that is not subject to the registration requirements of the Securities Act.

The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.

The following description is a summary of the material provisions of the Indenture. It does not restate those agreements in their entirety. We urge you to read the Indenture because it, and not this description, define your rights as holders of the Notes. Copies of the Indenture are available as set forth below under “Where You Can Find Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture.

The registered holder of any Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes

The Notes are

•	joint and several general senior unsecured obligations of the Issuers;

•	effectively subordinated to any future secured obligations of the Issuers to the extent of the value of the assets securing such obligations;

•	structurally subordinated to all liabilities (including trade payables) of their respective subsidiaries (including the Existing Notes);

•	equal in right of payment to any future unsecured obligations of the Issuers that are not, by their terms, expressly subordinated in right of payment to the Notes; and

•	senior in right of payment to any future obligations of the Issuers that are, by their terms, expressly subordinated in right of payment to the Notes.

As of March 31, 2006, after giving effect to the original offering of Notes, the Issuers on a stand-alone basis would not have had any Indebtedness outstanding other than the Notes. On the same basis, as of March 31, 2006, (i) Publishing would have had outstanding Indebtedness of approximately $199 million represented by the 11 1/2% senior discount notes and (ii) Houghton Mifflin on a consolidated basis would have had outstanding Indebtedness of approximately $1.139 billion represented by the 8.250% senior notes due 2011, the 7.2% senior secured notes due 2011 and the 9.875% senior subordinated notes due 2013, in each case all of which would have been structurally senior to the Notes. An additional $225.3 million would have been available for borrowing by Houghton under the Credit Agreement subject to certain covenants and borrowing base capacity limitations for outstanding letters of credit, all of which would be effectively senior to the Notes. Holdings and Publishing would be guarantors of any such borrowings under the Credit Agreement. The Indenture will permit the Issuer to incur additional Indebtedness.

Principal, Maturity and Interest

In the original offering of the outstanding Notes, the Issuers issued $300.0 million in aggregate principal amount of Notes. The Indenture governing the Notes provides for the issuance of additional Notes having identical terms and conditions to the Notes offered in the original offering (the “Additional Notes”), subject to compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes offered hereby and will vote on all matters with the Notes offered in this offering. The Notes will mature on May 15, 2011. The Issuers may issue an unlimited principal amount of Additional Notes to pay interest on the Notes that is not paid in cash.

Each Note will bear interest at a rate per annum, reset semi-annually, equal to LIBOR plus 6.75% per annum (or (x) 7.25% per annum for each Interest Period commencing on or after November 15, 2007 and (y) 7.75% per annum for each Interest Period commencing on or after May 15, 2009), as determined by an agent appointed by the Issuer to calculate LIBOR for the purpose of the Indenture (the “Calculation Agent”), which shall initially be the Trustee. Interest on the Notes will be payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 2006 to the holders of record at the close of business on May 1 and November 1, immediately preceding the interest payment date. Interest will be payable, at the election of the Issuers (made prior to the relevant record date in the case of cash interest), either in cash or through the issuance of Additional Notes in a principal amount equal to such interest amount. The Additional Notes will be identical to the originally issued Notes, except that interest will begin to accrue from the date they are issued rather than the Issue Date.

The Notes are issued in denominations of $2,000 and integral multiples of $1,000; provided, however, that Additional Notes issued in payment of interest or Additional Interest will be issued in denominations of $1.00 and integral multiples of $1.00.

“Determination Date,” with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include November 14, 2006.

“LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

“London Banking Day” is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

“Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% (or 0.0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

Additional interest is payable with respect to the Notes in certain circumstances if the Issuers do not consummate an exchange offer or if required, if the Issuers do not file a shelf registration statement relating to the Notes, in each case, within specified time periods, or if certain other conditions are not satisfied, all as further described under “Registration Rights; Exchange Offer.”

Methods of Receiving Payments on the Notes

With respect to any cash payment, if a holder has given wire transfer instructions to the Issuers, the Issuers will pay all principal, interest and premium and Additional Interest (as defined below under “Registration Rights; Exchange Offer”), if any, on that holder’s Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the paying agent and registrar, unless the Issuers elect to make cash interest payments by check mailed to the holders at their address set forth in the register of holders. With respect to any payment of principal, interest and premium and Additional Interest, if any, in the form of Additional Notes, payment shall be made by deposit of such Additional Notes into an account specified by the Holders through the paying agent or otherwise. Unless the Issuers send notice to the Trustee indicating an election to make interest payments in cash, all payments of interest shall be in the form of Additional Notes.

Paying Agent and Registrar for the Notes

The Trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the holders, and the Issuers or any of their respective Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any note selected for redemption. Also, the Issuers are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Holding Company Structure

The Issuer is a holding company and does not have any material assets or operations other than ownership of Capital Stock of Holdings. Co-Issuer was formed for the purpose of being a co-issuer of the Notes, and does not have any material assets or operations. All of the Issuer’s operations are conducted through its indirect Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of the Issuers’ creditors, including holders of the Notes. The Notes, therefore, will be structurally subordinated to creditors (including trade creditors) and preferred stockholders (if any) of the Issuer’s Subsidiaries including Publishing and Houghton Mifflin. As of March 31, 2006, on a pro forma basis after giving effect to this offering of the Notes, the Issuers would not have had any Indebtedness outstanding other than the Notes offered hereby and the Subsidiaries of the Issuer would have had Indebtedness and other liabilities of approximately $1.9 billion outstanding. Although the Indenture limits the incurrence of Indebtedness and the issuance of preferred stock of our Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such Restricted Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “Risk Factors.”

Optional Redemption

The Notes may be redeemed, in whole or in part, at any time prior to November 15, 2006, at the option of the Issuers upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

For the period commencing on September 15, 2006 and ending on November 15, 2006, at the option of the Issuers, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, the Issuers may redeem (1) up to 100% of the Notes outstanding at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) with the net proceeds of one or more Equity Offerings and (2) all (but not less than all) of the Notes outstanding at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) with the net proceeds of one or more Equity-Linked Offerings (including in conjunction with any redemption pursuant to the immediately preceding clause (1)); provided, that in each case, the redemption occurs within 60 days of the date of the closing of such offering.

In addition, on or after November 15, 2006, the Issuers may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as a percentage of the principal amount thereof) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

Year	Percentage
2006	100.000%
2007	102.000%
2008	101.000%
2009 and thereafter	100.000%

The Issuers may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Mandatory Redemption

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Issuers will offer a Change of Control Payment in cash equal to 101% of the principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased, to the date of purchase. Within 60 days following any Change of Control, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuers.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1.

Prior to complying with any of the provisions of this “Change of Control” covenant under the Indenture governing the Notes, but in any event within 90 days following a Change of Control, to the extent required to permit the Issuers to comply with this covenant the Issuers will either repay all outstanding Indebtedness under the Credit Agreement or obtain the requisite consents, if any, under the Credit Agreement. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture contains provisions that permit the holders of the Notes to require that the Issuers repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

The Credit Agreement contains, and existing and future indebtedness of the Issuers and their respective Subsidiaries may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repaid or purchased upon a Change of Control. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The Credit Agreement does not permit Holdings, Publishing and Houghton Mifflin to pay dividends or make distributions to the Issuer for the purpose of purchasing Notes in the event of a Change of Control. Even if sufficient funds were otherwise available, the terms of certain of the Issuers’ Indebtedness could prohibit the prepayment of Notes prior to their scheduled maturity. Consequently, if the Issuers are not able to prepay such Indebtedness, the Issuers will be unable to fulfill their repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control. The failure to make or consummate the Change of Control Offer or pay the purchase price when due will give the trustee and the holders the rights described under “— Events of Default and Remedies.” In the event the Issuers are required to purchase outstanding Notes pursuant to a Change of Control Offer, the Issuers expect to seek third party financing to the extent it lacks available funds to meet its purchase obligations. However, there can be no assurance that we would be able to obtain such financing.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Issuers and their respective Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuers and their respective Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Issuer (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) in the case of Asset Sales involving consideration in excess of $10.0 million, the fair market value is determined by the Issuer’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and

(3) except for any Permitted Asset Swap, at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of clause (2) above, the amount of (i) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and for which the Issuer and all Restricted Subsidiaries have been validly released by all creditors in writing, (ii) any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and (iii) any Designated Noncash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of the Issuer), taken together with all other Designated

Noncash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $50.0 million and (y) 6.0% of Consolidated Tangible Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value) shall be deemed to be cash for purposes of this paragraph and for no other purpose.

Within 425 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer may apply those Net Proceeds at its option:

(1) to permanently reduce Obligations under the Credit Agreement (and to correspondingly reduce commitments with respect thereto) or Indebtedness of the Issuer that ranks pari passu with the Notes (provided that if the Issuer shall so reduce Obligations under such Indebtedness, it will equally and ratably reduce Obligations under the Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, the pro rata principal amount of Notes) or Indebtedness of a Restricted Subsidiary, in each case, other than Indebtedness owed to the Issuer or an affiliate of the Issuer; provided that, if an offer to purchase any Indebtedness of Publishing or any of its Restricted Subsidiaries is made in accordance with the terms of such Indebtedness, the obligation to permanently reduce Indebtedness of a Restricted Subsidiary will be deemed to be satisfied to the extent of the amount of the offer, whether or not accepted by the holders thereof, and no Excess Proceeds in the amount of such offer will be deemed to exist following such offer;

(2) to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) capital expenditures or (C) other assets, in each of (A), (B) and (C), used or useful in a Permitted Business; and/or

(3) to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and it results in the Issuer or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale.

When the aggregate amount of Net Proceeds not applied or invested in accordance with the preceding paragraph (“Excess Proceeds”) exceeds $20.0 million, the Issuers will make an offer (an “Asset Sale Offer”) to all holders of Notes to purchase on a pro rata basis the maximum principal amount of Notes that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

Pending the final application of any Net Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate.

No Notes of $2,000 principal amount or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by the Issuer payable in Equity Interests (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock) or (B) dividends or distributions by a Restricted Subsidiary to the Issuer or any other Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent corporation of the Issuer, including in connection with any merger or consolidation involving the Issuer;

(c) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Indebtedness subordinated or junior in right of payment to the Notes (other than (x) Indebtedness permitted under clauses (7) and (8) of the definition of “Permitted Debt” or (y) the purchase, repurchase or other acquisition of Indebtedness subordinated or junior in right of payment to the Notes, as the case may be, purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

(d) make any Restricted Investment,

(all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2) (A) with respect to a Restricted Payment by the Issuer, the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” (it being understood that for purposes of calculating the Fixed Charge Coverage Ratio for this clause (A) only, any of the Issuer’s and Publishing’s noncash interest expense and amortization of original issue discount shall be excluded), (B) with respect to a Restricted Payment by Publishing, Publishing would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (ii) of the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” (it being understood that for purposes of calculating the Fixed Charge Coverage Ratio for this clause (B) only, any of Publishing’s noncash interest expense and amortization of original issue discount shall be excluded) or (C) with respect to a Restricted Payment by Houghton Mifflin or any Restricted Subsidiary of Houghton Mifflin, Houghton Mifflin and any Restricted Subsidiary of Houghton Mifflin would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (iii) of the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and the Restricted Subsidiaries after January 30, 2003 (excluding Restricted Payments permitted by clauses (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (B) thereof), (3), (4), (5), (6), (8), (10), (11), (12), (13), (14), (15) and (16) of the next succeeding paragraph), is less than the sum, without duplication, of

(a) 50% of the Consolidated Net Income (it being understood that for purposes of calculating Consolidated Net Income pursuant to this clause 3(a) only, any of the Issuer’s and Publishing’s noncash interest expense and amortization of original issue discount shall be excluded) of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after January 30, 2003, to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of the Issuer, of property and marketable securities received by the Issuer since immediately after January 30, 2003 from the issue or sale of (x) Equity Interests of the Issuer (including Retired Capital Stock (as defined below)) (other than cash proceeds and marketable securities received from the sale of Equity Interests to members of management, directors or consultants of the Issuer or any direct or indirect parent corporation of the Issuer and the Subsidiaries after January 30, 2003 to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph and, to the extent actually contributed to the Issuer, Equity Interests of the Issuer’s direct or indirect parent corporations) or (y) debt securities of the Issuer that have been converted into such Equity Interests of the Issuer (other than Refunding Capital Stock (as defined below) or Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary or the Issuer, as the case may be, and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of the Issuer, of property and marketable securities contributed to the capital of the Issuer following January 30, 2003 (other than by a Restricted Subsidiary and by any Excluded Contributions), plus

(d) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors of the Issuer, of property and marketable securities received by means of (A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries or (B) the sale (other than to the Issuer or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (7) or (11) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors of the Issuer in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (7) or (11) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment).

The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests of Houghton or any direct or indirect parent corporation (“Retired Capital Stock”) or Indebtedness subordinated to the Notes, in exchange for or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Issuer) of Equity Interests of the Issuer or any direct or indirect parent corporation thereof or contributions to the equity capital of the Issuer (in each case, other than Disqualified Stock) (“Refunding Capital Stock”) and (B) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under this covenant “—Restricted Payments,” the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3) the redemption, repurchase or other acquisition or retirement of Indebtedness subordinated to the Notes made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the borrower thereof, which is incurred in compliance with the covenant “—Incurrence of Indebtedness and Issuance of Preferred Stock” so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Indebtedness subordinated to the Notes being so redeemed, repurchased, acquired or retired for value plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Indebtedness subordinated to the Notes, being so redeemed, repurchased, acquired or retired, (B) such new Indebtedness is subordinated to such Notes and any Guarantees thereof at least to the same extent as such Indebtedness subordinated to such Notes so purchased, exchanged, redeemed, repurchased, acquired or retired for value, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness subordinated to such Notes being so redeemed, repurchased, acquired or retired and (D) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness subordinated to such Notes being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Issuer or any of its direct or indirect parent corporations held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent corporations pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate amount of Restricted Payments made under this clause (4) does not exceed in any calendar year $10.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $20.0 million in any calendar year); and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests of the Issuer and to the extent contributed to the Issuer, Equity Interests of any of its direct or indirect parent corporations, in each case, to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent corporations that occurs after January 30, 2003 plus (B) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Issuer or any of its Subsidiaries or any of its direct or indirect parent corporations in connection with the Transactions that are foregone in return for the receipt of Equity Interests of the Issuer or any of its direct or indirect parent corporations pursuant to a deferred compensation plan of such corporation plus (C) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after January 30, 2003 (provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year) less (D) the amount of any Restricted Payments previously made pursuant to clauses (A), (B) and (C) of this clause (4);

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary issued in accordance with this covenant to the extent such dividends are included in the definition of Fixed Charges for such entity;

(6) the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) above; provided, however, in the case of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a pro forma basis, (A) in the case of Capital Stock of the Issuer, the Issuer would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” (it being understood that for purposes of calculating the Fixed Charge Coverage Ratio for this purpose only, any of the Issuer’s and Publishing’s noncash interest expense and amortization of original issue discount shall be excluded), (B) in the case of Capital Stock of Publishing, Publishing would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (ii) of the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” (it being understood that for purposes of calculating the Fixed Charge Coverage Ratio for this purpose only, any of Publishing’s noncash interest expense and amortization of original issue discount shall be excluded) or (C) in the case of Capital Stock of Houghton Mifflin and any Restricted Subsidiary of Houghton Mifflin, Houghton Mifflin and any Restricted Subsidiary of Houghton Mifflin would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (iii) of the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities, not to exceed $25.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the payment of dividends on the Issuer’s common stock following the first public offering of the Issuer’s common stock or the common stock of any of its direct or indirect parent corporations after the Issue Date of up to 6% per annum of the net proceeds received by or contributed to the Issuer in any past or future public offering, other than public offerings with respect to the Issuer’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Investments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount not to exceed $25.0 million;

(12) the declaration and payment of dividends or distributions, or the making of loans to, Parent in amounts required for such party to pay:

(A) franchise taxes and other fees, taxes and expenses required to maintain its corporate existence;

(B) with respect to each tax year or portion thereof that the Issuer is a corporation or a disregarded entity for applicable U.S. income tax purposes and is part of a group filing consolidated or combined federal, state or local income tax returns of which a direct or indirect parent of the Issuer is the common parent, amounts required for the common parent to pay consolidated, combined or similar federal, state or local income taxes (as the case may be) imposed on the common parent to the extent such income taxes are attributable to the income of the Issuer or its Subsidiaries; provided, however, that in each case the amount of such payments in respect of any tax year does not exceed the lesser of (i) the actual tax liability of the consolidated group or (ii) the amount that the Issuer or its Subsidiaries would have been required to pay in respect of federal, state or local income taxes (as the case may be) in respect of such year if the Issuer or its Subsidiaries paid such taxes directly as a stand-alone group, less, in each case, any such taxes payable directly by the Issuer or its Subsidiaries;

(C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent corporation of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries; and

(D) general corporate overhead expenses (including professional expenses) in an amount not to exceed $2.0 million in the aggregate of any direct or indirect parent corporation of the Issuer to the extent such expenses are attributable to the ownership or operation of Houghton and its Restricted Subsidiaries;

(13) cash dividends or other distributions on the Issuer’s or any Restricted Subsidiary’s Capital Stock used to, or the making of loans, the proceeds of which will be used to fund the payment of fees and expenses incurred in connection with the Transactions, this offering or owed to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates;”

(14) the declaration and payment of dividends on the Issuer’s or any Restricted Subsidiary’s Capital Stock in an amount equal to any purchase price adjustment amount pursuant to Section 2.4(d)(ii) of the Share Purchase Agreement due to a purchase price adjustment described in Section 2.2(b)(iii) of the Share Purchase Agreement;

(15) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing; or

(16) the declaration and payment of dividends to Parent or share repurchase or exchange with the net proceeds received by the Issuer from the sale of the Notes on the Issue Date;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (B) thereof), (5), (6), (7), (9) and (11) above, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of the Issuer. The Issuer’s determination must be based upon an opinion or appraisal issued by an Independent Financial Advisor if the fair market value exceeds $25.0 million.

As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding investments by the Issuer and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of Investments. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this covenant or the definition of Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants described in this offering circular.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Issuer will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that (i) the Issuers may incur Indebtedness (including Acquired Debt) if the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1, (ii) Publishing may incur Indebtedness (including Acquired Debt) and may issue Preferred Stock if the Fixed Charge Coverage Ratio for Publishing’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1 and (iii) Houghton Mifflin and any Restricted Subsidiary of Houghton Mifflin may incur Indebtedness (including Acquired Debt) and may issue Preferred Stock if the Fixed Charge Coverage Ratio for Houghton Mifflin’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.0 to 1, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1) the existence of Indebtedness under the Credit Agreement together with the incurrence of the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $350.0 million outstanding at any one time less the amount of all mandatory principal payments actually made by the borrower thereunder in respect of Indebtedness thereunder with Net Proceeds from Asset Sales;

(2) the incurrence by the Issuer and its Restricted Subsidiaries of Indebtedness represented by (x) the Notes (including any Guarantee) issued on the Issue Date and (y) Additional Notes issued from time to time in payment of accrued interest on the Notes;

(3) Existing Indebtedness (other than Indebtedness described in clauses (1) and (2));

(4) Indebtedness (including Capitalized Lease Obligations) incurred by the Issuer or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (4), does not exceed the greater of (x) $40.0 million and (y) 5.0% of Consolidated Tangible Assets;

(5) Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and any Restricted Subsidiaries in connection with such disposition;

(7) Indebtedness of the Issuer owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Issuer or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Issuer or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof and (B) if the Issuer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of the Issuer with respect to the Notes;

(8) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(9) Hedging Obligations of the Issuer or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting (A) interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding or (B) exchange rate risk with respect to any currency exchange;

(10) obligations in respect of performance and surety bonds and performance and completion guarantees provided by the Issuer or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(11) Indebtedness of the Issuer or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (11), does not at any one time outstanding exceed $125.0 million (it being understood that any Indebtedness or Preferred Stock incurred pursuant to this clause (11) shall cease to be deemed incurred or outstanding for purposes of this clause (11) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness or Preferred Stock under the first paragraph of this covenant without reliance on this clause (11));

(12) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture;

(13) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness or Preferred Stock that serves to refund or refinance any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (2) and (3) above, this clause (13) and clause (14) below or any Indebtedness issued to so refund or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced, (B) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the Notes, such Refinancing Indebtedness is subordinated or pari passu to the Notes at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include (x) Indebtedness or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness or Preferred Stock of the Issuer or (y) Indebtedness or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary, (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded or refinanced and (E) shall not have a stated maturity date prior to the Stated Maturity of the Indebtedness being refunded or refinanced; and provided, further, that subclauses (A), (B), and (E) of this clause (13) will not apply to any refunding or refinancing of any Indebtedness of a Restricted Subsidiary of the Issuer;

(14) Indebtedness or Preferred Stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness or Preferred Stock is not incurred in connection with or in contemplation of such acquisition or merger; and provided, further, that after giving effect to such acquisition or merger, (A) in the case of Indebtedness and Preferred Stock of the Issuer, the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of this covenant, (B) in the case of Indebtedness and Preferred Stock of Publishing, Publishing would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (ii) of the first paragraph of this covenant or (C) in the case of Indebtedness and Preferred Stock of Houghton and any Restricted Subsidiary of Houghton, Houghton and any Restricted Subsidiary would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (iii) of the first paragraph of this covenant;

(15) Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five business days of its incurrence;

(16) Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer supported by a letter of credit issued pursuant to the Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit; and

(17) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse to the Issuer or any Restricted Subsidiary of the Issuer (except for Standard Securitization Undertakings).

For purposes of determining compliance with this “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness (including the issuance of Additional Notes in payment of interest on the Notes) will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. Indebtedness under the Credit Agreement outstanding on the date on which Notes are first issued and authenticated under the Indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

Liens

The Issuer will not directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) that secures obligations under any Indebtedness of the Issuer ranking pari passu with or subordinated to the Notes on any asset or property of the Issuer, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Indebtedness subordinated to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes are equally and ratably secured,

except that the foregoing shall not apply to:

(i) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(ii) (A) Liens securing the Notes, (B) Liens securing Indebtedness not to exceed the greater of (x) Indebtedness permitted to be incurred pursuant to clause (1) of the definition of “Permitted Debt” and (y) an amount equal to 2.75 times EBITDA for the most recently ended four fiscal quarters for which internal financial statements are available and (C) Liens securing Indebtedness under clause (9) of the definition of “Permitted Debt;” and

(iii) Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including, without limitation, pursuant to Existing Indebtedness or the Credit Agreement and their related documentation;

(2) the Indenture and the Notes;

(3) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under the captions “—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness of Restricted Subsidiaries permitted to be incurred pursuant to an agreement entered into subsequent to the Issue Date in accordance with the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” provided that either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Issuer, taken as a whole, as determined by the Board of Directors of the Issuer in good faith than the provisions contained in the Credit Agreement or in the indentures governing the Existing Notes, in each case, as in effect on the Issue Date or (B) any encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or event of default thereunder) the payment of dividends in an amount sufficient, as determined by the Board of Directors of the Issuer in good faith, to make scheduled payments of cash interest on the Notes when due;

(10) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

(12) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer’s Board of Directors, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; or

(13) any encumbrance or restriction of a Securitization Subsidiary effected in connection with a Qualified Securitization Financing; provided, however, that such restrictions apply only to such Securitization Subsidiary.

Merger, Consolidation or Sale of Assets

The Issuer may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) the Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer or the Co-Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States, the District of Columbia or any territory thereof;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Issuer or the Co-Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Issuer under the Notes, the Indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer or the Co-Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock.”

This “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and its Restricted Subsidiaries. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary and (b) the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $3.0 million, unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(2) the Issuer delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of the Issuer set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Issuer; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among the Issuer and/or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(2) Restricted Payments and Permitted Investments (other than pursuant to clause (10) thereof) permitted by the Indenture;

(3) the payment to the Sponsors and any of their Affiliates of annual management, consulting, monitoring and advisory fees pursuant to the Management Agreement in an aggregate amount not to exceed $5.0 million per year and related reasonable expenses and other obligations;

(4) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Issuer, any of its direct or indirect parent corporations or any Restricted Subsidiary;

(5) the payments by the Issuer or any Restricted Subsidiary to the Sponsors and any of their Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of the Issuer in good faith;

(6) transactions in which the Issuer or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view;

(7) payments or loans (or cancellations of loans) to employees or consultants of the Issuer or any of its direct or indirect parent corporations or any Restricted Subsidiary which are approved by a majority of the Board of Directors of the Issuer in good faith and which are otherwise permitted under the Indenture;

(8) payments made or performance under any agreement as in effect on the Issue Date (other than the Management Agreement and Stockholders Agreement, but including, without limitation, each of the other agreements entered into in connection with the Transactions) or any amendment thereto (so long as any such amendment is not less advantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date);

(9) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, the Stockholders Agreement (including any registration rights agreement or purchase agreements related thereto to which it is a party as of the Issue Date and any similar agreement that it may enter into thereafter); provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to the Stockholders Agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to holders of the Notes in any material respect;

(10) the Transactions (including any share repurchase or exchange to create the Issuer and Parent) and the payment of all fees and expenses related to the Transactions (including any share repurchase or exchange to create the Issuer and Parent);

(11) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Issuer or the Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(12) if otherwise permitted hereunder, the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Permitted Holder or of Houghton to the Issuer or to any Permitted Holder; and

(13) any transaction effected as part of a Qualified Securitization Financing.

Business Activities

The Issuer will not, and will not permit any Restricted Subsidiary (other than a Securitization Subsidiary) to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuer and its Subsidiaries taken as a whole.

Payments for Consent

The Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Limitation on Guarantees by Certain Subsidiaries

At any time upon the occurrence of the guarantee of any Indebtedness of the Issuer by any Restricted Subsidiary of the Issuer organized under the laws of the United States or any state thereof, the Issuer will cause such Restricted Subsidiary (other than a Securitization Subsidiary) to execute a guarantee, satisfactory in form and substance to the Trustee (and with such documentation relating thereto as the Trustee shall require, including, without limitation, the execution of a supplemental Guarantee and opinions of counsel as to the enforceability of such guarantee), pursuant to which such Restricted Subsidiary will become a Guarantor; provided, however, that if such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the Notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinated Indebtedness shall be subordinated to the Guarantee pursuant to customary subordination provisions.

Notwithstanding the foregoing and the other provisions of the Indenture, any Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer to any Person not an Affiliate of the Issuer of all of the Issuer or any Subsidiary’s assets or Capital Stock in, or all or substantially all the assets of, the Issuer or such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture), (ii) the merger of the Guarantor with or into, or the consolidation or amalgamation of the Guarantor with another Person (which transaction is not prohibited by the Indenture), (iii) the release or discharge of (A) the guarantee of the Credit Agreement, except a discharge or release by or as a result of payment under such guarantee or (B) the Indebtedness that resulted in the creation of such Guarantee, as the case may be, or (iv) the designation of such Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the Indenture.

Limitation on Business Activities of the Co-Issuer

The Indenture will provide that the Co-Issuer shall not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than the issuance of Equity Interests to the Issuer or any Wholly Owned Restricted Subsidiary, the incurrence of Indebtedness as a co-obligor or guarantor of Indebtedness Incurred by the Issuer, including the Notes, that is permitted to be incurred by the Issuer under the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” and activities incidental thereto. The Indenture will also provide that for so long as the Issuer or any successor obligor under the Notes is a limited liability company, partnership or trust there shall be a co-issuer of the Notes that is a Wholly Owned Restricted Subsidiary of the Issuer and that is a corporation organized and existing under the laws of the United States, any state of the United States, the District of Columbia or any territory thereof.

Reports

Whether or not required by the Commission, so long as any Notes are outstanding, the Issuer will furnish to the holders of Notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports.

In addition, whether or not required by the Commission, the Issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Issuer has agreed that, for so long as any Notes remain outstanding, it will furnish to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. In addition, the reports, information and other documents required to be filed and furnished to holders of the Notes pursuant to this covenant may, at the option of the Issuer, include similar information with respect to Houghton.

In addition, if at any time Parent becomes a Guarantor (there being no obligation of Parent to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the Notes pursuant to this covenant may, at the option of the Issuer, be filed by and be those of Parent rather than the Issuer.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the Exchange Offer (as defined under “Registration Rights; Exchange Offer”) or the effectiveness of the Shelf Registration Statement (as defined under “Registration Rights; Exchange Offer”) by the filing with the Commission of the Exchange Offer Registration Statement (as defined under “Registration Rights; Exchange Offer”) and/or Shelf Registration Statement, or any other registration statement by it or by Parent and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Events of Default and Remedies

Under the Indenture, an Event of Default is defined as any of the following:

(1) the Issuer defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) the Issuer defaults in the payment when due of interest or Additional Interest, if any, on or with respect to the Notes and such default continues for a period of 30 days;

(3) the Issuer defaults in the performance of, or breaches any covenant, warranty or other agreement contained in, the Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after the notice specified below;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Restricted Subsidiary or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary (other than Indebtedness owed to Publishing or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $20.0 million or more at any one time outstanding;

(5) certain events of bankruptcy affecting either Issuer or any Significant Subsidiary; or

(6) the failure by the Issuer or any Significant Subsidiary to pay final judgments (other than any judgments covered by insurance policies issued by reputable and creditworthy insurance companies) aggregating in excess of $20.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed.

If an Event of Default (other than an Event of Default specified in clause (5) above with respect to either Issuer) shall occur and be continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes under the Indenture may declare the principal amount of and accrued and unpaid interest, if any, on such Notes to be due and payable by notice in writing to the Issuers and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same:

(1) shall become immediately due and payable; or

(2) if there are any amounts outstanding under the Credit Agreement, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement and five business days after receipt by the Issuer and the Representative under the Credit Agreement of such Acceleration Notice but only if such Event of Default is then continuing.

If an Event of Default specified in clause (5) above with respect to either Issuer occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of each Trustee or any holder of the Notes.

The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the two preceding paragraphs, the holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Issuers have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (5) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent default or impair any right consequent thereto.

The holders of a majority in principal amount of the Notes, issued and then outstanding under the Indenture may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in such Indenture and under the Trust Indenture Act of 1939, as amended. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of the Notes, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Notes issued under the Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuers or any direct or indirect parent corporation, as such, will have any liability for any obligations of the Issuers under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes issued under the Indenture (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Notes issued thereunder to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below;

(2) the Issuers’ obligations with respect to the Notes issued thereunder concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes issued thereunder. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of the Issuers but not their Restricted Subsidiaries) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes issued thereunder.

In order to exercise either Legal Defeasance or Covenant Defeasance under the Indenture:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes issued thereunder, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and noncallable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Notes issued thereunder on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the respective outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the respective outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuers or any of their Restricted Subsidiaries is a party or by which the Issuers or any of their Restricted Subsidiaries is bound;

(6) the Issuers must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of Notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

(7) the Issuers must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the Indenture or the Notes issued thereunder may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each holder affected, an amendment or waiver of the Indenture may not (with respect to any Notes held by a nonconsenting holder):

(1) reduce the principal amount of Notes issued thereunder whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes issued thereunder (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note issued thereunder;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the Notes issued thereunder (except a rescission of acceleration of the Notes issued thereunder by the holders of at least a majority in aggregate principal amount of the Notes issued thereunder and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the Notes issued thereunder;

(7) waive a redemption payment with respect to any Note issued thereunder (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”); or

(8) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Notes, the Issuers and the Trustee may amend or supplement the Indenture or the Notes issued thereunder:

(1)	to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Issuers’ obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ assets;

(4) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or

(6) to add a Guarantee of the Notes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and the Issuers have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuers are a party or by which the Issuers are bound;

(3) the Issuers have paid or caused to be paid all sums payable by them under the Indenture; and

(4) the Issuers have delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes issued thereunder at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of either Issuer, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding Notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1) 1.0% of the principal amount of the Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note at November 15, 2006 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the Note (assuming that the interest rate per annum on the Notes applicable on the date on which notice of redemption was given was in effect for the entire period) through November 15, 2006 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the Note.

“Asset Sale” means (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback) of the Issuer or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

(1) a disposition of Cash Equivalents or obsolete or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business;

(2) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the covenant contained under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(3) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to the covenant contained under the caption “—Certain Covenants—Restricted Payments”;

(4) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $3.0 million;

(5) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to another Restricted Subsidiary;

(6) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(7) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (10) of the definition of “Permitted Investments”);

(8) foreclosures on assets;

(9) sales of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” to a Securitization Subsidiary in connection with any Qualified Securitization Financing; and

(10) a transfer of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Financing.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, Euros, or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully and unconditionally guaranteed or insured by the government or any agency or instrumentality of the United States or any member nation of the European Union having maturities of not more than 12 months from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any commercial bank having capital and surplus in excess of $500,000,000;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper maturing within 12 months after the date of acquisition and having a rating of at least A-1 from Moody’s or P-1 from S&P;

(6) investment funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

(7) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of 50% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent corporations; or

(3) (A) prior to the first public offering of common stock of either Parent or the Issuer, the first day on which the Board of Directors of Parent shall cease to consist of a majority of directors who (i) were members of the Board of Directors of Parent on the Issue Date or (ii) were either (x) nominated for election by the Board of Directors of Parent, a majority of whom were directors on the Issue Date or whose election or nomination for election was previously approved by a majority of such directors, or (y) designated or appointed by a Permitted Holder (each of the directors selected pursuant to clauses (A)(i) and (A)(ii), “Continuing Directors”) and (B) after the first public offering of common stock of either Parent or the Issuer, (i) if such public offering is of Parent common stock, the first day on which a majority of the members of the Board of Directors of Parent are not Continuing Directors or (ii) if such public offering is of the Issuer common stock, the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the Issue Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Commission” means the Securities and Exchange Commission.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of bookplates, deferred financing fees, and other noncash charges (excluding any noncash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount, noncash interest payments, the interest component of Capitalized Lease Obligations, net payments (if any) pursuant to Hedging Obligations, but excluding amortization of deferred financing fees relating to the Specified Financings) and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; provided, however, that Securitization Fees shall not be deemed to constitute Consolidated Interest Expense.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

(1) any net after-tax extraordinary, unusual or nonrecurring gains or losses (including, without limitation, severance, relocation and other one-time restructuring costs) (less all fees and expenses relating thereto) shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(3) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Issuer) shall be excluded;

(4) the Net Income for such period of any Person that is not a Subsidiary, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not already included, Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(5) the Net Income for such period of any Restricted Subsidiary (other than a Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived (other than as permitted by the covenant described under “—Dividend and Other Payment Restrictions Affecting Subsidiaries”); provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(6) any noncash goodwill impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 shall be excluded;

(7) noncash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs shall be excluded; and

(8) an amount equal to the amount of Tax Distributions actually made to the holders of Capital Stock of such Person or any parent company of such Person in respect of such period in accordance with clause (12)(B) of the second paragraph of the covenant described under “—Certain Covenants—Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period

Notwithstanding the foregoing, for the purpose of the covenant contained under the caption “—Certain Covenants—Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments by the Issuer and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of the first paragraph of the covenant contained under the caption “—Certain Covenants—Restricted Payments.”

“Consolidated Tangible Assets” means, with respect to any Person, the consolidated total assets of such Person and its Restricted Subsidiaries determined in accordance with GAAP, less all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Agreement” means that certain Amended and Restated Credit and Guaranty Agreement, dated as of March 5, 2003, by and among Houghton Mifflin, Publishing, Holdings and Canadian Imperial Bank of Commerce, as Administrative Agent and Collateral Trustee, and the lenders party thereto from time to time, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new borrowers, lenders or institutional investors), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned thereunder or altering the maturity thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Discontinued Operations” means the operations of Sunburst Technology Corporation and Educational Resources, Inc. for any period as of or prior to January 30, 2003 and of Classworks and Promissor, Inc., in each case classified as a discontinued operation in accordance with GAAP.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the Final Maturity Date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of Parent or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any Subsidiary of the Issuer that was formed under the laws of the United States, any state of the United States, the District of Columbia or any territory of the United States.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication,

(1) provision for taxes based on income or profits of such Person for such period deducted in computing Consolidated Net Income, plus

(2) Consolidated Interest Expense of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus

(3) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus

(4) any reasonable expenses or charges related to any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the Indenture or to the Transactions and, in each case, deducted in such period in computing Consolidated Net Income, plus

(5) the amount of any one-time restructuring charges (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost or excess pension charges) deducted in such period in computing Consolidated Net Income relating to the Specified Financings and the Transactions, plus

(6) without duplication, any other noncash charges (including any impairment charges, write-offs of bookplates and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up) reducing Consolidated Net Income for such period (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period), plus

(7) the Historical Adjustments, plus

(8) Securitization Fees to the extent deducted in calculating Consolidated Net Income for such period, less, without duplication,

(9) noncash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges or asset valuation adjustments made in any prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or any or its direct or indirect parent corporations (excluding Disqualified Stock), other than (i) public offerings with respect to common stock of the Issuer or of any direct or indirect parent corporation registered on Form S-8 and (ii) any such public or private sale that constitutes an Excluded Contribution.

“Equity-Linked Offering” means any public or private sale of any debt security (including, without limitation, convertible notes, equity units and similar securities) convertible or exchangeable into common stock or Preferred Stock of the Issuer or any or its direct or indirect parent corporations (excluding Disqualified Stock), other than any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by the Issuer and its Restricted Subsidiaries from:

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer or any Subsidiary) of Capital Stock (other than Disqualified Stock), in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant contained under the caption “—Certain Covenants—Restricted Payments.”

“Existing Indebtedness” means Indebtedness of the Issuer and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture including, without limitation, the Existing Notes.

“Existing Notes” means the 8.250% Senior Notes due 2011 of Houghton Mifflin, the 9.875% Senior Subordinated Notes due 2013 of Houghton Mifflin, the 7.2% senior secured notes due March 15, 2011 of Houghton Mifflin and the 11 1/2% senior discount notes due 2013 of Publishing.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees or redeems any

Indebtedness or issues or repays Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations or the Discontinued Operations (as determined in accordance with GAAP) that have been made by the Issuer or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations or Discontinued Operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or Discontinued Operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or Discontinued Operation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets or other Investment and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the acquisition which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such acquisition, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the Board of Directors of the Issuer of any closing) of any facility, as applicable, provided that, in either case, such adjustments are set forth in an Officers’ Certificate signed by the Issuer’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense (excluding all noncash interest expense and amortization/accretion of original issue discount in connection with the Specified Financings (including any original issue discount created by fair value adjustments to Houghton Mifflin’s Existing Indebtedness as a result of purchase accounting) of such Person for such period, (b) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person and (c) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) of any series of Disqualified Stock.

“Foreign Subsidiary” means any Subsidiary of the Issuer that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States in effect on January 30, 2003. For purposes of this description of the Notes, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“Government Securities” means securities that are

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the Issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Issuer under the Indenture and the Notes by a Guarantor in accordance with the provisions of the Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that incurs a Guarantee of the Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Historical Adjustments” means, with respect to any Person, without duplication:

(1) the exclusion of any expenses or charges arising from Vivendi’s July 7, 2001 acquisition of Houghton reducing historical Consolidated Net Income for any period prior to January 30, 2003, including but not limited to retention bonuses, stock option expenses, new chief executive officer hire and relocation costs, pension costs, payments to the Board of Directors of Houghton Mifflin and consulting and severance costs incurred as part of Vivendi’s integration of Houghton Mifflin;

(2) the exclusion of all historical results from any period prior to January 30, 2003 directly related to the Classworks, Classwell and Calabash business units;

(3) the exclusion of all historical management fees charged to Houghton Mifflin by Vivendi for any period prior to January 30, 2003;

(4) the exclusion of any expenses or charges incurred by Houghton Mifflin for costs directly attributable to the Transactions, including, but not limited to, retention bonuses and professional fees, expensed for any period prior to the Issue Date;

(5) the inclusion of the EBITDA of Kingfisher Publications plc and Test Systems Inc. for all historical periods prior to the Issue Date to the extent not already included in Consolidated Net Income; and

(6) the exclusion of the results of the Discontinued Operations.

“Holdings” means Houghton Mifflin Holdings, Inc., a Delaware corporation and a Wholly Owned Subsidiary of the Issuer.

“Houghton Mifflin” means Houghton Mifflin Company, a Massachusetts corporation and a Wholly Owned Subsidiary of the Issuer.

“Indebtedness” means, with respect to any Person,

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent,

(i) in respect of borrowed money,

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without double counting, reimbursement agreements in respect thereof),

(iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business or

(iv) representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b) Disqualified Stock of such Person,

(c) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business) and

(d) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person);

provided, however, that Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money shall be deemed not to constitute Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Permitted Business of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Issuer or any Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Issuer or any Subsidiary of the Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants— Restricted Payments.”

For purposes of the definition of Unrestricted Subsidiary and the covenant described above under the caption “—Certain Covenants—Restricted Payments,” (i) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Issuer; and (iii) any transfer of Capital Stock that results in an entity which became a Restricted Subsidiary after January 30, 2003 and not in connection with the Transactions ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the Board of Directors of the Issuer in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by the Issuer and the Restricted Subsidiaries immediately after such transfer.

“Issue Date” means May 9, 2006.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Agreement” means the Management Agreement by and among Houghton Mifflin, Holdings, Parent, and the Sponsors as in effect on January 30, 2003 and amended through the Issue Date.

“Management Group” means at any time, the Chairman of the Board, any President, any Executive Vice President or Vice President, any Managing Director, any Treasurer and any Secretary or any other executive officer of any of Parent, or any of its Subsidiaries at such time.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any Restricted Subsidiary in respect of any Asset Sale, including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements set forth in the Indenture.

“Parent” means Houghton Mifflin Holding Company, Inc., a Delaware corporation and the parent of the Issuer.

“Permitted Asset Swap” means any transfer of property or assets by the Issuer or any of its Restricted Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in a Permitted Business; provided that (i) the aggregate fair market value of the property or assets being transferred by the Issuer or such Restricted Subsidiary is not greater than the aggregate fair market value of the property or assets received by the Issuer or such Restricted Subsidiary in such exchange (provided, however, that in the event such aggregate fair market value of the property or assets being transferred or received by the Issuer is (x) less than $50.0 million, such determination shall be made in good faith by the Board of Directors of the Issuer and (y) greater than or equal to $50.0 million, such determination shall be made by an Independent Financial Advisor) and (ii) (A) such transfer relates to properties or assets held by The Riverside Publishing Co., Promissor, Inc. and Classwell Learning Group, Inc. or (B) the aggregate fair market value (as determined in good faith by the Board of Directors of the Issuer) of all property or assets transferred by the Issuer and any of its Restricted Subsidiaries in any such transfer, together with the aggregate fair market value of property or assets transferred in all prior Permitted Asset Swaps (other than pursuant to clause(ii)(A) above), shall not exceed 10% of the Issuer’s consolidated net revenues for the prior fiscal year.

“Permitted Business” means the publishing business and any services, activities or businesses incidental or directly related or similar thereto, any line of business engaged in by the Issuer on the Issue Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Debt” is defined under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Permitted Holders” means the Sponsors and their Affiliates (not including, however, any portfolio companies of any of the Sponsors).

“Permitted Investments” means

(1) any Investment by the Issuer in any Restricted Subsidiary or by a Restricted Subsidiary in another Restricted Subsidiary;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date;

(6) advances to employees and any guarantees not in excess of $10.0 million in the aggregate outstanding at any one time;

(7) any Investment acquired by the Issuer or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (9) of the definition of “Permitted Debt”;

(9) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(10) any Investment by the Issuer or a Restricted Subsidiary in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed $50.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) Investments the payment for which consists of Equity Interests of the Issuer or any of its direct or indirect parent corporations (exclusive of Disqualified Stock);

(12) guarantees (including Guarantees) of Indebtedness permitted under the covenant contained under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and performance guarantees consistent with past practice;

(13) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the covenant described under the caption “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6) and (7) of the second paragraph thereof);

(14) Investments by the Issuer or a Restricted Subsidiary made by the exchange of the assets of, or Equity Interests in any Person in an aggregate amount not to exceed $25.0 million for Equity Interests of a joint venture or other third party engaged in a Permitted Business; provided, however, that the fair market value of such consideration and Investment shall be determined by the Board of Directors of the Issuer in good faith, as evidenced by a board resolution and certified to the Trustee in an Officers’ Certificate, and provided, further that, after giving effect to such Investment, no Default or Event or Default shall have occurred and be continuing;

(15) Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons; and

(16) any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization

Financing or any related Indebtedness; provided, however, that any Investment in a Securitization Subsidiary is in the form of a Purchase Money Note, contribution of additional Securitization Assets or an equity interest.

“Permitted Liens” means the following types of Liens:

(1) deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2) Liens in favor of issuers of performance, surety bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptance issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer;

(4) Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Issuer;

(5) Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under the Indenture and is secured by a Lien on the same property securing such Hedging Obligation;

(6) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(7) Liens in favor of the Issuer or any Restricted Subsidiary;

(8) Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien existing on the Issue Date or referred to in clauses (3), (4) and (18)(B); provided, however, that such Liens (x) are no less favorable to the holders of the Notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced; and (y) do not extend to or cover any property or assets of the Issuer not securing the Indebtedness so refinanced;

(9) Liens on Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” incurred in connection with any Qualified Securitization Financing;

(10) Liens for taxes, assessments or other governmental charges or levies not yet delinquent, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or for property taxes on property that the Issuer or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(11) judgment liens in respect of judgments that do not constitute an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(12) pledges, deposits or security under workmen’s compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements, in each case incurred in the ordinary course of business or consistent with past practice;

(13) Liens imposed by law, including carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not overdue by more than 30 days or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(14) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

(15) leases or subleases of real property that do not materially interfere with the ordinary conduct of the business of the Issuer;

(16) banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution, provided that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuer in excess of those set forth by regulations promulgated by the Federal Reserve Board or other applicable law and (b) such deposit account is not intended by the Issuer to provided collateral to the depositary institution;

(17) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Issuer in the ordinary course of business; and

(18) (A) other Liens securing Indebtedness for borrowed money with respect to property or assets with an aggregate fair market value (valued at the time of creation thereof) of not more than $15.0 million at any time and (B) Liens securing indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that the Lien may not extend to any other property owned by such Person at the time the Lien is incurred, and the indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Publishing” means HM Publishing Corp., a Delaware corporation and a Wholly Owned Subsidiary of the Issuer.

“Purchase Money Note” means a promissory note of a Securitization Subsidiary evidencing a line of credit, which may be irrevocable, the Issuer or any Subsidiary of the Issuer to a Securitization Subsidiary in connection with a Qualified Securitization Financing, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) shall be repaid from cash available to the Securitization Subsidiary, other than (i) amounts required to be established as reserves, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in clause (a).

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors in good faith, except that in the event the value of any such assets or Capital Stock exceeds $25.0 million or more, the fair market value shall be determined by an Independent Financial Advisor.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (i) the Board of Directors shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Securitization Subsidiary, (ii) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Issuer) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of the Issuer or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under the Credit Agreement and any Refinancing Indebtedness with respect thereto shall not be deemed a Qualified Securitization Financing.

“Representative” means the trustee, agent or representative (if any) for the Credit Agreement; provided that if, and for so long as, the Credit Agreement lacks such a Representative, then the Representative for such Credit Agreement shall at all times constitute the holders of a majority in outstanding principal amount of obligations under the Credit Agreement.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including Publishing, Houghton Mifflin and any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Securitization Assets” means any accounts receivable, inventory, royalty or revenue streams from sales of books subject to a Qualified Securitization Financing.

“Securitization Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Hedging obligation entered into by the Issuer or any such Subsidiary in connection with such Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly Owned Subsidiary of Parent (or another Person formed for the purposes of engaging in a Qualified Securitization Financing with Parent in which Parent or any Subsidiary of Parent makes an Investment and to which Parent or any Subsidiary of Parent transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of Parent and its Subsidiaries, all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of Parent or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Parent or any other Subsidiary of Parent (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Parent or any other Subsidiary of Parent in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Parent or any other Subsidiary of Parent, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither Parent nor any other Subsidiary of Parent has any material contract, agreement, arrangement or understanding other than on terms which Parent reasonably believes to be no less favorable to Parent or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Parent and (c) to which neither Parent nor any other Subsidiary of Parent has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of Parent or such other Person shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of Parent or such other Person giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Share Purchase Agreement” means the Share Purchase Agreement dated November 4, 2002 among Vivendi Universal S.A. (“Vivendi S.A.”), Vivendi Communications North America, Inc. (“Vivendi North America” and together with Vivendi S.A., “Vivendi”) and Versailles Acquisition, as amended.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Specified Financings” means the financings included in the Transactions, the refinancing of Houghton Mifflin’s 7.20% Senior Notes due 2011, the issuance of the 11 1/2% Senior Discount Notes due 2013 of Publishing and this offering of Notes.

“Sponsors” means Bain Capital Partners, LLC, Thomas H. Lee Partners, L.P. and The Blackstone Group L.P.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stockholders Agreement” means the Stockholders Agreement among Houghton Mifflin, Holdings, Parent, the Sponsors, the Rabbi Trust, and members of Houghton Mifflin’s management participating in the 2003 Deferred Compensation Plan in effect on January 30, 2003 and amended through the Issue Date.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tax Distributions” means any distributions described in clause (12)(B) of the second paragraph of the covenant described under “—Certain Covenants—Restricted Payments.”

“Transactions” means the transactions contemplated by (i) the Share Purchase Agreement, (ii) the Credit Agreement and (iii) the offering of the Existing Notes.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to November 15, 2006; provided, however, that if the period from such redemption date to November 15, 2006 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Issuer that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Issuer, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than any Subsidiary of the Subsidiary to be so designated), provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Issuer, (b) such designation complies with the covenant contained under the caption “—Certain Covenants—Restricted Payments” and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and (A) in the case of Houghton Mifflin and any Restricted Subsidiary of Houghton Mifflin, Houghton Mifflin and any Restricted Subsidiary of Houghton Mifflin would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (iii) of the first paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”, (B) in the case of any Subsidiary of Publishing that is not also a Subsidiary of Houghton Mifflin, Publishing would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (ii) of the first paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or (C) in the case of any Subsidiary of the Issuer that is not also a Subsidiary of Publishing or Houghton Mifflin, the Issuer would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Any such designation by the Board of Directors shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

REGISTRATION RIGHTS; EXCHANGE OFFER

We entered into an Exchange and Registration Rights Agreement (the “Exchange and Registration Rights Agreement”) pursuant to which we agreed, for the benefit of the holders of the outstanding notes to file with the SEC a registration statement (the “Exchange Offer Registration Statement”) under the Securities Act relating to the Exchange Offer pursuant to which notes substantially identical to the notes (except that such notes will not contain terms with respect to the special interest payments described below or transfer restrictions) (the “exchange notes”) would be offered in exchange for the then outstanding notes tendered at the option of the holders thereof; and to cause the Exchange Offer Registration Statement to become effective.

We agreed further to use commercially reasonable efforts to commence and complete the Exchange Offer no later than 360 days after May 9, 2006 (the “Issue Date”), hold the offer open for at least 20 business days, and exchange the exchange notes for all notes validly tendered and not withdrawn before the expiration of the offer.

Under existing SEC interpretations, the exchange notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act, except that broker-dealers (“Participating Broker-Dealers”) receiving exchange notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of those exchange notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the notes) by delivery of the prospectus contained in the Exchange Offer Registration Statement. Under the Exchange and Registration Rights Agreement, we will be required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such exchange notes. The Exchange Offer Registration Statement will be kept effective for a period of 90 days after the Exchange Offer has been completed in order to permit resales of exchange notes acquired by broker-dealers in after-market transactions. Each holder of notes (other than certain specified holders) who wishes to exchange such notes for exchange notes in the Exchange Offer will be required to represent that any exchange notes be received by it will be acquired in the ordinary course of its business, that at the time of the commencement of the Exchange Offer it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes and that it is not an affiliate of us.

However, if:

1. on or before the date of consummation of the Exchange Offer, the existing SEC interpretations are changed such that the exchange notes would not in general be freely transferable in such manner on such date; or

2. the Exchange Offer is not available by any holder of the notes, we will, in lieu of (or, in the case of clause (2), in addition to) effecting registration of exchange notes, file and use commercially reasonable efforts to cause a registration statement under the Securities Act relating to a shelf registration (the “Shelf Registration Statement”) of the notes for resale by holders or, in the case of clause (2), of the notes held by the initial purchasers for resale by the initial purchasers (the “Resale Registration”) to become effective and to remain effective until two years following the effective date of such registration statement or such shorter period that will terminate when all the securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement.

We will, in the event of the Resale Registration, provide to the holder or holders of the applicable notes copies of the prospectus that is a part of the Shelf Registration Statement, notify such holder or holders when the Resale Registration for the applicable notes has become effective and take certain other actions as are required to permit unrestricted resales of the applicable notes. A holder of notes that sells such notes pursuant to the Resale Registration generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange and Registration Rights Agreement that are applicable to such holder (including certain indemnification obligations).

Although we have to file the registration statement previously described, we cannot assure you that the registration statement will be filed or, if filed, that it will become effective.

In the event that the Exchange Offer has not been consummated within 360 days following the Issue Date, the Shelf Registration Statement, if required, has not become effective or been deemed effective by the SEC on or before 360 days following the Issue Date, or any registration statement required by the Exchange and Registration Rights Agreement is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded as soon as practicable by an additional registration statement filed and declared effective (any such event, the “Registration Default”), then we will pay to the holders, as additional interest (the “Additional Interest”), for the period from the occurrence of the Registration Default (but only with respect to one Registration Default at any particular time) until such time as no Registration Default is in effect an amount equal to 0.25% per annum on the applicable notes and such Additional Interest shall increase by an additional 0.25% per annum every 90 days thereafter, up to a maximum of 1.0% per annum, until the Exchange Offer is completed or the Registration Default is cured. Additional Interest shall be paid on interest payment dates to the holders of record for the payment of interest in the same manner as interest payments are being made on the notes on such interest payment date, which we expect initially will be in the form of additional notes. References in the “Description of Notes,” except for provisions described above under the caption “Description of Notes—Amendment, Supplement and Waiver,” to interest on the notes shall mean such interest plus Additional Interest, if any.

Under certain circumstances we may delay the filing or the effectiveness of the Shelf Registration Statement and shall not be required to maintain the effectiveness thereof for up to three 45-day periods during any calendar year (each such period, a “Suspension Period”). We will not be obligated to pay Additional Interest for the occurrence of a Registration Default during a Suspension Period.

The summary herein of certain provisions of the Exchange and Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Exchange and Registration Rights Agreement, copies of which will be available upon request to us.

The outstanding notes and the exchange notes will be considered collectively to be a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions, and offers to purchase, and for purposes of the “Description of Notes” section all references to “Notes” shall be deemed to refer collectively to the outstanding notes and any exchange notes, unless the context otherwise requires.

BOOK-ENTRY; DELIVERY AND FORM

The certificates representing the notes are issued in fully registered form without interest coupons and global notes (the “Global Notes”) will be deposited with the trustee as a custodian for The Depository Trust Company (“DTC”) and registered in the name of a nominee of such depositary.

The Global Notes

We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, premium (if any), interest (including Additional Interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including Additional Interest) on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the

Uniform Commercial Code, and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuers nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Certificated Securities shall be issued in exchange for beneficial interests in the Global Notes (i) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days, (ii) if requested by a holder of such interests, subject to the procedures of DTC, (iii) if DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days, or (iv) we, at our option, notify the trustee that we elect to cause the issuance of certificated notes, subject to the procedures of DTC.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We have entered into a registration rights agreement in which we agreed to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes. We agreed to use commercially reasonable efforts to cause such registration statement to become effective and to pay additional interest on the outstanding notes if we do not use commercially reasonable efforts to consummate the exchange offer within 360 days following the issue date of the outstanding notes. The exchange notes will have terms substantially identical to the outstanding notes; except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe specified obligations in the registration rights agreement. The outstanding notes were issued on May 9, 2006.

Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes and keep the statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include if:

•	on or before the date of consummation of the exchange offer, the existing SEC interpretations are changed such that the exchange notes would not in general be freely transferable in such manner on such date; or

•	the exchange offer is not available by any holder of the outstanding notes.

If we fail to comply with specified obligations under the registration rights agreement, we will be required to pay additional interest to holders of the outstanding notes. Please read the section captioned “Registration Rights; Exchange Offer” for more details regarding the registration rights agreement and the circumstances under which we will be required to pay additional interest.

Each holder of outstanding notes that wishes to exchange such outstanding notes for transferable exchange notes in the exchange offer will be required to make the following representations:

•	any exchange notes will be acquired in the ordinary course of its business;

•	such holder has no arrangement with any person to participate in the distribution of the exchange notes; and

•	such holder is not our “affiliate,” as defined in Rule 405 of the Securities Act, or if it is our affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

Resale of Exchange Notes

Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued under the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of the Issuers within the meaning of Rule 405 under the Securities Act;

•	such exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such exchange notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes

•	cannot rely on the position of the staff of the SEC enunciated in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus may be used for an offer to resell, resale or other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to the expiration date. We will issue a like principal amount of exchange notes in exchange for the principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only in minimum denominations of $2,000 principal amount and integral multiples of $1,000 or, if any interest has been paid in additional notes, integral multiples of $1.00.

The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon failure of us to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes. Consequently, both series will be treated as a single class of debt securities under that indenture. For a description of the indenture, see “Description of Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, $300.0 million aggregate principal amount of the outstanding notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the outstanding notes and the registration rights agreement except for the payment of additional interest.

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Conditions to the Exchange Offer.”

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letters of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than the applicable taxes described below under “—Fees and Expenses,” in connection with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

The exchange offer will expire at 12:01 a.m., New York City time on                     , 2006, unless in our sole discretion, we extend it.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date by press release or other public announcement.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes;

•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice, including by press release or other public announcement, to the registered holders of outstanding notes. If we amend the exchange offer in a manner that it determines to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the applicable outstanding notes of such amendment.

Without limiting the manner in which it may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange if in our reasonable judgment:

•	the exchange notes to be received will not be tradeable by the holder, without restriction under the Securities Act, the Securities Exchange Act of 1934 and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair the ability of us to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution;” and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, in the event that any of the conditions to the exchange offer are not satisfied, we may delay acceptance of any outstanding notes by giving oral or written notice of such extension to its holders. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange upon the expiration of such extension. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times. All conditions to the exchange offer, other than those conditions subject to government approvals, will be satisfied or waived prior to the expiration of the exchange offer.

In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

Only a holder of outstanding notes may tender such outstanding notes in the exchange offer. To tender the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive outstanding notes along with the applicable letter of transmittal; or

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such outstanding notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes, the letters of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its outstanding notes; either:

•	make appropriate arrangements to register ownership of the outstanding notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes tendered pursuant thereto are tendered:

•	by a registered holder who has not competed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If letters of transmittal are signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power.

If letters of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letters of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the applicable exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the applicable letter of transmittal, or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against such participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letters of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing a letter of transmittal, each tendering holder of outstanding notes will represent to us that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•	if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

•	the holder is not an “affiliate,” as defined in Rule 405 of the Securities Act, of the Issuers or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of such outstanding notes and the principal amount of outstanding notes tendered;

•	stating that the tender is being made thereby;

•	guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile of the letter of transmittal, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives such properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of outstanding notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile transmission or letter, of withdrawal at one of the addresses set forth below under “—Exchange Agent;” or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any such notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have validity tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such outstanding notes will be credited to an account maintained with DTC for outstanding notes, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

By Registered and Certified Mail	By Overnight Courier or Regular Mail:	By Hand Delivery
Wells Fargo Bank , N.A.	Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Services
MAC N9303-121	MAC N9303-121	608 2nd Avenue South
P.O. Box 1517	6th & Marquette Avenue	Northstar East Building - 12th Floor
Minneapolis, MN 55480	Minneapolis, MN 55479	Minneapolis, MN 55402

Or

By Facsimile Transmission:

(612) 667-6282

Telephone:

(800) 344-5128

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $750,000. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the applicable letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

Holders of outstanding notes who do not exchange their outstanding notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of such outstanding notes:

•	as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the offering memorandum distributed in connection with the original offering of the outstanding notes.

In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

The following is a summary of certain United States federal income and, in the case of Non-U.S. Holders, estate tax consequences of the purchase, ownership, and disposition of notes as of the date hereof. Except where noted, this summary deals only with notes that are held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion, or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a pass-through entity or a person who is an investor in a pass-through entity; or

•	a U.S. Holder (as defined below) whose “functional currency” is not the U.S. dollar.

The discussion below does not address all aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any state, local, or foreign income or other tax consequences. The discussion below is based upon the provisions of the Code, and regulations, rulings, and judicial decisions in effect as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below. We believe that and the discussion below assumes that the notes will be classified for United States federal income tax purposes as our indebtedness and you should note that in the event of an alternative characterization, the tax consequences would differ from those discussed below.

If a partnership (or an entity or arrangement classified as a partnership for United States federal income tax purposes) holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding notes, you should consult your tax advisors.

You should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the notes, as well as any consequences arising under other federal tax laws and under the laws of any other taxing jurisdiction.

Exchange of Notes

The exchange of outstanding notes for exchange notes in the Exchange Offer will not constitute a taxable event to holders. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period the outstanding note and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

The following is a summary of certain United States federal tax consequences that will apply to you if you are a U.S. Holder of notes.

“U.S. Holder” means a beneficial owner of a note that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Treatment of Additional Notes

Because the notes provide us with the option to issue additional notes in lieu of making cash interest payments, we will treat the notes as issued with original issue discount (“OID”), as described below. The issuance of the additional notes is generally not treated as a payment of interest. Instead, the note and any additional notes issued in respect thereof are treated as a single debt instrument under the OID rules.

There is no direct authority addressing the tax treatment of the notes or similar instruments. Accordingly, there can be no assurance that the IRS will agree with the treatment of the notes described herein, and it is possible that the IRS could assert another treatment. For instance, the IRS could treat the notes as indebtedness subject to the contingent payment debt regulations. Any alternative treatment could affect the timing, amount, and character of income, gain, or loss in respect of the notes. The remainder of this discussion assumes the notes are treated as issued with OID, as described below, and not treated as contingent payment debt instruments.

Original Issue Discount

The notes will be treated as issued with OID in an amount equal to the difference between their “stated redemption price at maturity” (the sum of all payments to be made on the note other than “qualified stated interest”) and their “issue price.” You should be aware that you generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the notes, even if denominated as interest.

The “issue price” of each note will be the first price at which a substantial amount of the notes are sold (other than to an underwriter, placement agent or wholesaler). The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Because we have the option to make interest payments by issuing the additional notes, the stated interest payments on the notes are not qualified stated interest.

The amount of OID that you must include in income if you are the initial U.S. Holder of a note will generally equal the sum of the “daily portions” of OID with respect to the note for each day during the taxable year or portion of the taxable year in which you held such note (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period”

for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the product of the note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period).

OID allocable to a final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any payments made on such note on or before the first day of the accrual period.

The “yield to maturity” is initially determined, solely for purposes of calculating the accrual of OID, as though the notes bear interest in all periods at a fixed rate generally equal to the value of the stated interest rate on the issue date applicable for the initial interest period (the “equivalent fixed rate”). The equivalent fixed rate is subject to change if we do not redeem the notes on or prior to November 15, 2007. The amount of OID allocable to an accrual period must be increased (or decreased) if the interest actually accrued or paid during an accrual period exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period based on such equivalent fixed rate. We are required to provide information returns stating the amount of OID accrued on notes held of record by persons other than corporations and other exempt holders.

The rules regarding OID are complex and the rules described above may not apply in all cases. Accordingly, you should consult your own tax advisor regarding their application.

Market Discount

If you purchased a note for an amount that was less than its adjusted issue price, the amount of the difference will be treated as “market discount” for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the note at the time of its payment or disposition.

In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note. You may elect, on a note-by-note basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisor before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue on a constant interest method. Your election to accrue market discount on a constant interest method is to be made for the taxable year in which you acquired the note, applies only to that note, and may not be revoked without the consent of the Internal Revenue Service. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount currently in income, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the Internal Revenue Service. You should consult your own tax advisor before making either election described in this paragraph.

Acquisition Premium

If you purchased a note for an amount that was greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the note, you will be considered to have purchased that note at an “acquisition premium.” Under the acquisition premium rules, the amount of the OID that you must include in gross income with respect to the note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

Sale, Exchange and Retirement of Notes

Upon the sale, exchange, retirement, or other disposition of a note (or the additional notes), you will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, or other disposition and your adjusted tax basis of the note (or the additional notes). Your tax basis will, in general, be your cost for the note, increased by OID, and reduced by any cash payments on the note. Although not free from doubt, your tax basis and adjusted issue price in the note should be allocated between the original note and the additional notes in proportion to their relative principal amounts. Such gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following is a summary of certain United States federal tax consequences that will apply to you if you are a “Non-U.S. Holder” of notes. Except as described in the discussion of estate tax below, “Non-U.S. Holder” means a beneficial owner of a note, other than a partnership (or an entity or arrangement classified as a partnership for United States federal income tax purposes), who is not a U.S. Holder (as defined under “—U.S. Holders” above).

Special rules may apply to you if you are subject to special treatment under the Code, including if you are a “controlled foreign corporation,” a “passive foreign investment company,” or a United States expatriate. If you are such a Non-U.S. Holder, you should consult your own tax advisors to determine the United States federal, state, local, and other tax consequences that may be relevant to you.

United States Federal Withholding Tax

The 30% United States federal withholding tax will not apply to any payment of interest on the notes (including OID) under the “portfolio interest” rule, provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States,

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of the voting stock of Houghton Mifflin Holding Company, Inc. or Houghton Mifflin Finance, Inc. within the meaning of the Code and applicable United States Treasury regulations,

•	you are not a controlled foreign corporation for the United States federal income tax purposes that is related to Houghton Mifflin Holding Company, Inc. or Houghton Mifflin Finance, Inc. through stock ownership,

•	you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code, and

•	either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person (within the meaning of the Code) or (b) you hold your notes through certain financial intermediaries and you or the financial intermediaries satisfy the certification requirements of applicable United States Treasury regulations. Special rules apply to Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of interest (including OID) made to you will be subject to a 30% United States federal withholding tax unless you provide us or our paying agent, as the case may be, with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—United States Federal Income Tax”). The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement, or other disposition of a note.

United States Federal Income Tax

If you are engaged in a trade or business in the United States and interest (including OID) on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment maintained by you), you will be subject to United States federal income tax on such interest (including OID) on a net income basis at regular graduated rates (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “—United States Federal Withholding Tax” are satisfied) in the same manner as if you were a United States person. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of such interest (including OID), subject to adjustments.

Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment) in which case you will be subject to United States federal income tax as described in the preceding paragraph, or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of such disposition, and certain other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain generally will be subject to a flat 30% United States federal income tax).

United States Federal Estate Tax

If you are an individual and are not a United States citizen or resident of the United States (as specifically defined for United States federal estate tax purposes), your estate will not be subject to United States federal estate tax on notes owned by you at the time of your death, provided that any interest payment to you on the notes, including OID, would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest” rule described above under “—United States Federal Withholding Tax,” without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

U.S. Holders

In general, information reporting requirements will apply to certain payments of principal and interest (including OID) on the notes and to the proceeds of sale or other disposition of a note made to you (unless you are an exempt recipient such as a corporation). A backup withholding tax may apply to such payments if you fail to provide a correct taxpayer identification number or a certification of exempt status, or if you fail to report in full dividend and interest income or otherwise fail to comply with applicable requirements of the backup withholding rules.

The backup withholding tax is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Information reporting will also generally apply to payments of interest (including OID) made to you and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or agreement.

In general, backup withholding will not apply to interest payments that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person and we have received from you the required certification that you are a Non-U.S. holder described above in the fifth bullet point under “—Non-U.S. Holders—United States Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify under penalty of perjury that you a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a United States person) or you otherwise establish an exemption.

The backup withholding tax is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of 90 days from the date on which the exchange offer is consummated, or such shorter period as will terminate when all outstanding notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for exchange notes and such exchange notes have been resold by such broker-dealers. In addition, dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letters of transmittal state that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days from the date on which the exchange offer is consummated, or such shorter period as will terminate when all outstanding notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for exchange notes and such exchange notes have been resold by such broker- dealers, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in any letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and the fees of any counsel or other advisors or experts retained by the holders of outstanding notes, except as expressly set forth in the registration rights agreements, and will indemnify the holders of outstanding notes, including any broker-dealers, against specified liabilities, including liabilities under the Securities Act. In the event of a shelf registration, we have agreed to pay the expenses of one firm of counsel designated by the holders of notes covered by the shelf registration.

If you are an affiliate of the Issuers or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the exchange notes, you cannot rely on the applicable interpretations of the SEC and you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

LEGAL MATTERS

Our counsel, Simpson Thacher & Bartlett LLP, New York, New York will issue an opinion regarding the validity of the exchange notes. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitments of one of our Sponsors, The Blackstone Group.

EXPERTS

The financial statements as of December 31, 2004 and 2005 and for each of the three years in the period ended December 31, 2005 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Issuers have filed with the SEC a registration statement on Form S-4 with respect to the exchange notes offered in this prospectus. This prospectus is a part of the registration statement and, as permitted by the SEC’s rules, does not contain all of the information presented in the registration statement. Whenever a reference is made in this prospectus to one of our contracts or other documents, please be aware that this reference is not necessarily complete and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement, including exhibits to the registration statement, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the SEC are also available to the public through the SEC’s internet site at http://www.sec.gov.

The Issuers are not subject to the informational requirements of the Exchange Act, but in accordance with the provisions of the indenture governing the notes, will file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the requirements of the Exchange Act so long as any of the notes are outstanding. In addition, Publishing and Houghton Mifflin, our wholly owned subsidiaries, are subject to the informational requirements of the Exchange Act. You may read and copy any documents filed by the Issuers at the address set forth above.

You may request copies of the filings, at no cost, by telephone at (617) 351-5000 or by mail at 222 Berkeley Street, Boston, Massachusetts 02116-3764.

Houghton Mifflin Holdings, Inc.

HOUGHTON MIFFLIN HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of dollars)

	THREE MONTHS ENDED MARCH 31,
	2006	2005
NET SALES	$134,402	$132,354
COSTS AND EXPENSES
Cost of sales excluding pre-publication and publishing rights amortization	75,802	81,200
Pre-publication and publishing rights amortization	36,010	42,836

Cost of sales	111,812	124,036
Selling and administrative	125,330	126,212
Other intangible asset amortization	945	944

	238,087	251,192

OPERATING LOSS	(103,685)	(118,838)

OTHER INCOME (EXPENSE)
Net interest expense	(31,679)	(32,505)
Other income (expense)	8	(10)

	(31,671)	(32,515)

Loss from continuing operations before taxes	(135,356)	(151,353)
Income tax benefit	(8,870)	(54,756)

Loss from continuing operations	(126,486)	(96,597)
Loss from discontinued operations, net of tax	(440)	(1,486)

NET LOSS	$(126,926)	$(98,083)

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements

HOUGHTON MIFFLIN HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except share data)

	PRO FORMA STOCKHOLDER’S EQUITY (DEFICIT) MARCH 31, 2006 (Note 2)	MARCH 31, 2006	DECEMBER 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$65,453	$227,068
Short-term investments		30,000	—
Accounts receivable, less allowance for bad debts and book returns of $25,572 at March 31, 2006 and $34,309 at December 31, 2005		125,298	175,030
Inventories		202,425	175,148
Deferred income taxes		41,327	67,050
Prepaid expenses and other current assets		10,973	9,038
Current assets from discontinued operations		—	55,184

TOTAL CURRENT ASSETS		475,476	708,518
Property, plant, and equipment, net		133,438	123,196
Pre-publication costs		178,637	174,335
Royalty advances to authors, net of allowance of $51,486 at March 31, 2006 and $50,202 at December 31, 2005		28,535	27,533
Goodwill		590,004	590,004
Other intangible assets, net		598,467	619,021
Other assets and long-term receivables		56,526	59,251

TOTAL ASSETS		$2,061,083	$2,301,858

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
CURRENT LIABILITIES
Current portion of long-term debt		$2	$7
Accounts payable		120,253	92,245
Royalties payable		30,283	62,195
Salaries, wages, and commissions payable		14,612	59,732
Interest payable		15,410	40,238
Other		71,818	71,944
Current liabilities from discontinued operations		—	13,311

TOTAL CURRENT LIABILITIES		252,378	339,672
Long-term debt		1,338,505	1,332,569
Accrued pension benefits		60,556	57,314
Accrued postretirement benefits		57,508	57,480
Deferred income taxes		185,403	220,841
Other		29,746	29,973

TOTAL LIABILITIES		1,924,096	2,038,356
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER’S EQUITY (DEFICIT)
Common stock, Class L, $.001 par value (liquidation preference of $8,465 per share at March 31, 2006); 71,111 shares authorized; 68,782 issued and outstanding at March 31, 2006 and December 31, 2005	—	—	—
Common stock, Class A, $.001 par value; 740,091 authorized; 619,038 issued and outstanding	1	1	1
Capital in excess of par value	184,124	474,143	473,816
Accumulated deficit	(334,014)	(334,014)	(207,088)
Other comprehensive loss	(3,143)	(3,143)	(3,227)

TOTAL STOCKHOLDER’S EQUITY (DEFICIT)	(153,032)	136,987	263,502

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)	$1,771,064	$2,061,083	$2,301,858

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements

HOUGHTON MIFFLIN HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	THREE MONTHS ENDED MARCH 31,
	2006	2005
CASH FLOWS USED IN OPERATING ACTIVITIES
Net loss	$(126,926)	$(98,083)
Loss from discontinued operations	(440)	$(1,486)

	$(126,486)	$(96,597)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount and deferred financing costs	2,638	2,654
Non-cash interest expense	5,421	5,134
Depreciation and amortization expense	46,237	54,053
Deferred income taxes	(9,450)	(54,415)
Non-cash stock-based compensation expense	326	—
Changes in operating assets and liabilities:
Accounts receivable	50,414	69,253
Inventories	(27,217)	(32,745)
Accounts payable	27,980	48,325
Royalties payable and author advances, net	(32,916)	(37,990)
Interest payable	(24,828)	(24,990)
Other, net	(46,860)	(39,091)

NET CASH USED IN CONTINUING OPERATING ACTIVITIES	(134,741)	(106,409)
NET CASH PROVIDED BY (USED IN) DISCONTINUED OPERATIONS	(1,216)	1,118

NET CASH USED IN OPERATING ACTIVITIES	(135,957)	(105,291)

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
Purchases of short-term investments	(57,750)	(58,075)
Proceeds from sales of short-term investments	27,750	112,275
Additions to pre-publication costs	(20,703)	(20,089)
Additions to property, plant, and equipment	(18,842)	(8,266)
Proceeds from sale of business	42,187	—

NET CASH PROVIDED BY (USED IN) CONTINUING INVESTING ACTIVITIES	(27,358)	25,845
NET CASH USED IN DISCONTINUED OPERATIONS	(5)	(1,337)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(27,363)	24,508

CASH FLOWS USED IN FINANCING ACTIVITIES
Payment of short-term financing	(5)	(21)

NET CASH USED IN CONTINUING FINANCING ACTIVITIES	(5)	(21)
NET CASH USED IN DISCONTINUED OPERATIONS	—	—

NET CASH USED IN FINANCING ACTIVITIES	(5)	(21)

Effects of exchange rate changes on cash balances	24	25
Decrease in cash and cash equivalents	(163,301)	(80,779)
Cash and cash equivalents at January 1	227,068	148,120
Cash and cash equivalents of discontinued operations at January 1	1,686	3,238
Net decrease in cash and cash equivalents	(163,301)	(80,779)
Less: cash and cash equivalents of discontinued operations at March 31	—	(2,834)

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$65,453	$67,745

SUPPLEMENTARY DISCLOSURE OF CASH FLOW INFORMATION:
Income taxes paid	$426	$575
Interest paid	$50,447	$50,706

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Tables in thousands)

(1) BASIS OF PRESENTATION

The consolidated financial statements of Houghton Mifflin Holdings, Inc. (“Holdings” or the “Company”) include the accounts of its wholly owned subsidiary, HM Publishing Corp. (“Publishing”), and Publishing’s wholly owned subsidiary, Houghton Mifflin Company (“Houghton Mifflin”). The Company’s principal business is publishing.

Publishing was incorporated on September 12, 2003. Holdings contributed its 100% equity interest in Houghton Mifflin to Publishing on September 17, 2003. In October 2003, Publishing issued $265.0 million of 11.5% senior discount notes generating proceeds of $145.2 million, net of issuance costs. Publishing is the sole obligor of these notes. Other than this debt obligation, related deferred issuance costs, accrued liabilities, and interest expenses, net of taxes, all other assets, liabilities, income, expenses, and cash flows presented for all periods represent those of its wholly owned subsidiary, Houghton Mifflin.

On December 30, 2002, Holdings, through its wholly owned subsidiary, Versailles Acquisition Corporation (“Versailles”), acquired (the “Acquisition”) all of the outstanding shares of Houghton Mifflin from Vivendi Communications North America Inc. (“Vivendi Communications”), a wholly owned subsidiary of Vivendi Universal, S.A. (“Vivendi”). Holdings is a company beneficially owned by Thomas H. Lee Partners, L.P. and its affiliates (“THL”), Bain Capital, LLC and its affiliates (“Bain Capital”), and the Blackstone Group and its affiliates (“Blackstone”; collectively the “Sponsors”). In accordance with the requirements of purchase accounting, the assets and liabilities of Houghton Mifflin were adjusted to their estimated fair values and the resulting goodwill was computed for the Acquisition transaction as of the acquisition date.

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim reporting. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The accompanying unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the accompanying notes for the year ended December 31, 2005 included in Publishing and Houghton Mifflin’s Form 10-K for the year ended December 31, 2005, filed on March 30, 2006. All adjustments consisting of normal recurring accruals that, in the opinion of management, are necessary for the fair statement of this interim financial information have been included.

Results of the three month periods ended March 31, 2006 and 2005 are not necessarily indicative of results to be expected for the full year. The effect of seasonal business fluctuations and the occurrence of some costs and expenses in annual cycles require certain estimates to determine interim results.

In January 2006, the Company signed a definitive stock purchase agreement to sell its subsidiary, Promissor, Inc. This sale was completed and all activities of Promissor ceased during January 2006. The Company’s consolidated financial statements and notes have been reclassified to reflect this business as a discontinued operation in accordance with Financial Accounting Standards Board Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Certain other reclassifications have been made to prior period financial statements in order to conform to the presentation used in the 2006 interim financial statements.

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

(2) PRO FORMA STOCKHOLDER’S EQUITY (DEFICIT)

In connection with the offering of $300 million aggregate principal amount of Floating Rate Senior PIK Notes due 2011 (the “Notes”) (Note 15), a dividend of $290.0 million was paid to Parent in May 2006. The unaudited pro forma stockholder’s equity (deficit) as of March 31, 2006 gives effect to the payment of this dividend to Parent.

(3) DISCONTINUED OPERATIONS

On January 23, 2006, Houghton Mifflin sold Promissor, Inc. for cash proceeds of $42.2 million. The results from operations and cash flows of Promissor, Inc. have been segregated and classified as discontinued operations in the accompanying financial statements. Promissor had net sales of $3.5 million and $14.0 million for the three months ended March 31, 2006 and 2005, respectively. The net loss from discontinued operations for the three months ended March 31, 2006 and 2005 was $0.4 million and $1.5 million, respectively.

(4) BALANCE SHEET INFORMATION

Inventories, net of applicable reserves, consist of the following:

	MARCH 31, 2006	DECEMBER 31, 2005
Finished goods	$187,971	$160,416
Raw materials	14,454	14,732

	$202,425	$175,148

(5) GOODWILL AND INTANGIBLE ASSETS

Components of goodwill and identifiable intangible assets are as follows:

	MARCH 31, 2006		DECEMBER 31, 2005
	COST	ACCUMULATED AMORTIZATION	COST	ACCUMULATED AMORTIZATION
Goodwill	$590,004	$—	$590,004	$—
Publication rights	698,722	392,178	698,722	372,270
Trademarks and trade names	290,200	—	290,200	—
Customer related and other	10,143	8,420	10,143	7,774

	$1,589,069	$400,598	$1,589,069	$380,044

The Company recorded amortization expense for its amortizable intangible assets of $20.6 million and $25.8 million for the three months ended March 31, 2006 and 2005, respectively.

(6) PRE-PUBLICATION COSTS

Effective January 1, 2006, the Company changed the service life attributed to most pre-publication costs in the K-12 Publishing segment from three to five years. The change in service life is the result of management’s review of sales history as well as future sales projections, which indicated that a 5-year life more closely matches amortization expense to the period over which the Company will recognize the revenue related to these pre-publication investments. Based on its review, management believes that the sum-of-the-years-digits method for these pre-publication costs remains appropriate. The effect of this change in the first quarter of 2006 was a

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

decrease in operating loss of approximately $5.3 million and a decrease in net loss from continuing operations of approximately $2.9 million.

(7) DEBT AND BORROWING AGREEMENTS

Long-term debt consists of the following:

	MARCH 31, 2006	DECEMBER 31, 2005
$150,000 of 7.2% senior secured notes due March 15, 2011, interest payable semi-annually	$141,173	$140,731
$600,000 of 8.25% senior unsecured notes due February 1, 2011, interest payable semi-annually	600,000	600,000
$400,000 of 9.875% senior unsecured subordinated notes due February 1, 2013, interest payable semi-annually	397,868	397,790
$265,000 of 11.5% senior discount notes due October 15, 2013, interest payable semi-annually commencing April 15, 2009	199,414	193,993
Other	52	62

	1,338,507	1,332,576
Less: current portion of long-term debt	2	7

Total long-term debt	$1,338,505	$1,332,569

Houghton Mifflin maintains a $250.0 million senior secured revolving credit facility (the “Revolver”) subject to borrowing base limitations. The Revolver, for which Houghton Mifflin pays annual commitment fees, expires on December 30, 2008. There were no borrowings under this facility at March 31, 2006.

(8) FINANCIAL INSTRUMENTS

In 2003, Houghton Mifflin entered into interest rate swap agreements in conjunction with a notional $200.0 million of its 8.25% senior unsecured note. The interest rate swap agreements converted $200.0 million of debt from a fixed rate to a floating rate. Changes in the fair value of these swaps were recorded as interest income or expense in the consolidated statement of operations. In the first quarter of 2005, Houghton Mifflin terminated all the swap agreements and recorded net interest expense of $0.3 million in the results of operations. There were no swap agreements in the first quarter of 2006.

(9) INCOME TAXES

Historically, the provision for income taxes in interim periods was based on the estimated annual effective tax rate derived, in part, from the estimated annual pre-tax results. In the first quarter of 2006, management concluded that the limitation on recognition of future net operating losses would have a significant impact on the Company’s annual effective tax rate. Accordingly, the benefit for income taxes in the first quarter of 2006 is computed based on the actual effective tax rate applying the discrete method.

The Company’s income tax benefit in the first quarter of 2006 decreased $45.9 million, to $8.9 million, from $54.8 million in the first quarter of 2005. Based upon management’s assessment of historical pre-tax losses and the fact that sufficient taxable income is not anticipated in the near term to utilize certain deferred tax assets, the income tax benefit recorded was reduced by an additional valuation allowance of $42.9 million in the first quarter of 2006. The decrease in the income tax benefit for the first quarter of 2006 is primarily due to the

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

increase in the valuation allowance recorded to reduce the carrying amounts of deferred tax assets relating to benefit of future tax deductions.

(10) COMPREHENSIVE LOSS

Comprehensive loss is computed as the sum of the net loss and changes in cumulative translation adjustment. The following table sets forth the comprehensive loss for the three months ended March 31, 2006 and 2005.

	THREE MONTHS ENDED MARCH 31,
	2006	2005
Net loss	$(126,926)	$(98,083)
Change in cumulative translation adjustment	84	(117)

Comprehensive loss	$(126,842)	$(98,200)

(11) STOCK-BASED COMPENSATION

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share Based Payment” (“SFAS No. 123R”) using the modified prospective method, which results in the provisions of SFAS No. 123R only being applied to the consolidated financial statements on a going forward basis and, as a result, the prior period results have not been restated. Under the fair value recognition provisions of SFAS No. 123R, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the requisite service period. Stock-based employee compensation expense is $326,000 for the three months ended March 31, 2006 and is included in selling and administrative expense. Previously the Company had followed Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, which resulted in the accounting for employee stock options at their intrinsic value in the consolidated financial statements.

Participants in the Houghton Mifflin Holdings, Inc. 2003 Stock Option Plan (“Option Plan”) have been granted stock options to purchase shares of Holdings Class A Common Stock in three parts, or tranches—Tranche 1, Tranche 2, and Tranche 3. One-third of each participant’s options are in Tranche 1, one-third are in Tranche 2, and one-third are in Tranche 3. Each tranche has its own vesting provisions.

Tranche 1 options vest in equal annual installments over four or five years, based on the terms of the grant. The Tranche 1 options vest ratably and become exercisable on each of the anniversaries of the date of the option grant. The Tranche 2 and Tranche 3 options fully vest and become exercisable on the seventh anniversary of the date they were granted. However, if certain events occur as noted in the Option Plan, the vesting of the Tranche 2 and/or Tranche 3 options will be accelerated so that the Tranche 2 and Tranche 3 options also vest and become exercisable, consistent with Tranche 1, on each of the anniversaries of the Option Plan’s effective date.

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

The Company had previously adopted the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” through disclosure only. The following table illustrates the effect on net loss for the three month period ended March 31, 2005 as if the Company had determined compensation cost based on the fair value at the grant date for stock options under the provisions of SFAS No. 123.

THREE MONTHS ENDED MARCH 31,
2005
Net loss as reported	$(98,083)
Deduct: stock compensation expense, net of related tax effects	(90)

Pro forma net loss	$(98,173)

The Company uses the Black Scholes option-pricing model to calculate the fair value for stock options on the date of grant with the following assumptions used for grants in 2005. The weighted-average fair value of options granted in the three months ended March 31, 2005 was $38.

Three months ended March 31, 2005
Expected life (years)	5
Expected dividend yield	0.0%
Expected volatility	35.0%
Risk-free interest rate	3.5%

Stock option activity during the three months ended March 31, 2006 is as follows:

	Number of Shares	Weighted Average Exercise Price
Balance at December 31, 2005	95.3	$223
Granted	—	—
Forfeited	—	—

Balance at March 31, 2006	95.3	$223

Vested and exercisable at March 31, 2006	12.7	$100

The weighted average remaining contractual life of options outstanding at March 31, 2006 was 8 years.

As of March 31, 2006, there was approximately $5.3 million of total unrecognized compensation cost related to nonvested stock options granted. The cost is expected to be recognized over a weighted average period of 5.4 years.

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

(12) RETIREMENT AND POSTRETIREMENT BENEFIT PLANS

The following table summarizes the components of net periodic cost of the Company’s plans as of and for the financial statement periods ended March 31, 2006 and 2005:

	PENSION BENEFITS		POSTRETIREMENT BENEFITS
	MARCH 31, 2006	MARCH 31, 2005	MARCH 31, 2006	MARCH 31, 2005
Service cost	$2,821	$2,751	$296	$273
Interest cost	3,043	2,969	688	771
Expected return on plan assets	(2,785)	(2,348)	—	—
Amortization of unrecognized:
Net loss	95	62	—	—
Prior service cost (income)	173	173	(52)	(52)

Net periodic benefit cost	$3,347	$3,607	$932	$992

As previously disclosed in its financial statements for the year ended December 31, 2005, the Company expects to contribute $20 million to its pension plans in 2006. As of March 31, 2006, no contributions have been made.

(13) COMMITMENTS AND CONTINGENCIES

The Company is involved in ordinary and routine litigation and matters incidental to its business. There are no such matters pending that Houghton Mifflin expects to be material in relation to its financial condition, results of operations, or cash flows.

The Company is contingently liable for $31.9 million of performance, surety bonds, and letters of credit, posted as security for its operating activities. An aggregate of $24.7 million of letters of credit existed at March 31, 2006, $18.2 million of which backed performance and surety bonds. Under the terms of the Revolver, outstanding letters of credit are deducted from the remaining unused borrowing capacity.

(14) SEGMENT AND RELATED INFORMATION

The Company evaluates the performance of its segments based on the profit and loss from operations before interest income and expense and income taxes.

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

Summarized financial information concerning the Company’s reportable segments for the three months ended March 31, 2006 is shown in the following tables. Substantially all of the Company’s revenues are derived in the United States. In January 2006, the Company sold the Promissor business, which had historically been included in Other. The consolidated financial information reported below has been adjusted to remove the results of Promissor from Other for all periods presented. The financial information reported below reflects the impact of this change on all years presented.

	K-12 PUBLISHING	COLLEGE PUBLISHING	TRADE AND REFERENCE PUBLISHING	OTHER	CONSOLIDATED
2006
Net sales from external customers	$85,809	$23,693	$24,900	$—	$134,402
Segment operating loss	(75,054)	(19,066)	(4,426)	(5,139)	(103,685)
2005
Net sales from external customers	$85,441	$19,966	$26,947	$—	$132,354
Segment operating loss	(83,329)	(24,386)	(4,796)	(6,327)	(118,838)

Reconciliation of segment operating losses to the consolidated statements of operations is as follows:

	THREE MONTHS ENDED MARCH 31,
	2006	2005
Total loss from reportable segments	$(103,685)	$(118,838)
Interest expense	(31,679)	(32,505)
Other	8	(10)

Loss from continuing operations before income taxes	$(135,356)	$(151,353)

(15) SUBSEQUENT EVENTS

In May 2006, the Company engaged in a reorganization transaction pursuant to which three new companies were formed, Houghton Mifflin Holding Company, Inc. (“Parent”), Houghton Mifflin, LLC (“Issuer”), and Houghton Mifflin Finance, Inc. (“Co-issuer”). To effectuate the reorganization, Holdings’ equity holders contributed their equity in Holdings in exchange for equity in Parent. Upon completion of this reorganization, the Sponsors and management of the Company beneficially own Parent, Issuer is a wholly owned subsidiary of Parent, and Holdings is a wholly-owned subsidiary of Issuer. Co-issuer is a 100% owned finance subsidiary of Issuer.

In addition, Issuer completed an offering of $300 million aggregate principal of Floating Rate Senior PIK Notes due 2011 (the “Notes”) in a private placement. The net proceeds from this offering, after fees and expenses and underwriters’ discount, were $290.0 million and were used to pay a dividend to Parent, which in turn paid a dividend to owners of Class L common stock of the Parent. As of May 31, 2006, the cumulative preference value was $4,366 per Class L common share. The Notes are unsecured and are not guaranteed by any of the assets of either Publishing or Houghton Mifflin.

In connection with this transaction and also in May 2006, Houghton Mifflin paid one-time bonuses totaling approximately $21.7 million to certain members of its management and recorded a corresponding compensation charge. This bonus was funded by Houghton Mifflin’s existing cash balances and not from the proceeds of the aforementioned private placement.

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tables in thousands)

On May 31, 2006, the Company entered into an asset purchase agreement with Achievement Technologies, Inc. (“ATI”), a privately held educational software solution and service company, to acquire ATI’s research-based instructional and tutoring product, SkillsTutor, for $18.5 million in cash. The agreement also provides for contingent payments of up to $4 million, based upon the achievement of certain performance targets over the next three years, as well as certain commissions and other payments to ATI. Additionally, the agreement provides ATI with a license to use the SkillsTutor product in connection with ATI’s ongoing business and retained assets, and also provides the Company with an option to purchase certain retained assets of ATI on or before June 15, 2007. As of the date of the transaction, Michael Perik was a director of the Company and a shareholder and President and Chief Executive Officer of ATI. Tibbar, LLC and Tibbar FF, LLC, additional parties to the asset purchase agreement, are affiliates of Thomas H. Lee Partners, L.P. and its affiliates, which are shareholders of Houghton Mifflin Holdings, Inc. On June 12, 2006, Michael Perik resigned as a director of the Company and became Chairman of Houghton Mifflin’s Assessment Group.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder

of Houghton Mifflin Holdings, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholder’s equity and cash flows present fairly, in all material respects, the financial position of Houghton Mifflin Holdings, Inc. and its subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated balance sheets and the related consolidated statements of operations, stockholder’s equity and cash flows. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits of these financial statements provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

May 31, 2006

HOUGHTON MIFFLIN HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of dollars)

	Year ended December 31, 2005	Year ended December 31, 2004	Year ended December 31, 2003
Net sales	$1,282,067	$1,218,889	$1,199,600
Costs and expenses
Cost of sales excluding pre-publication and publishing rights amortization	516,046	513,613	489,902
Pre-publication and publishing rights amortization	185,297	178,610	161,324

Cost of sales	701,343	692,223	651,226
Selling and administrative	517,115	501,001	498,100
Other intangible asset amortization	4,256	3,724	370

	1,222,714	1,196,948	1,149,696

Operating income	59,353	21,941	49,904

Other income (expense)
Net interest expense	(132,341)	(127,993)	(117,079)
Debt extinguishment costs	—	—	(48,427)
Other income (expense)	10	184	(39)

	(132,331)	(127,809)	(165,545)

Loss from continuing operations before taxes	(72,978)	(105,868)	(115,641)
Income tax benefit	(16,726)	(38,680)	(42,374)

Loss from continuing operations	(56,252)	(67,188)	(73,267)
Loss from discontinued operations, net of tax	(5,788)	(3,198)	(1,395)

Net loss	$(62,040)	$(70,386)	$(74,662)

See accompanying Notes to Consolidated Financial Statements

HOUGHTON MIFFLIN HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except per share amounts)

	December 31,
	2005	2004
ASSETS
Current assets
Cash and cash equivalents	$227,068	$148,120
Short-term investments	—	54,200
Accounts receivable, net of allowance for bad debts and book returns of $34,309 in 2005 and $37,316 in 2004	175,030	188,655
Inventories	175,148	167,660
Deferred income taxes	67,050	60,569
Prepaid expenses and other current assets	9,038	18,850
Current assets from discontinued operations	55,184	7,788

Total current assets	708,518	645,842

Property, plant, and equipment, net	123,196	103,138
Pre-publication costs	174,335	148,642
Royalty advances to authors, net of allowance of $50,202 in 2005 and $45,968 in 2004	27,533	26,605
Goodwill	590,004	589,026
Other intangible assets	619,021	715,106
Other assets and long-term receivables	59,251	70,840
Non-current assets from discontinued operations	—	56,322

Total assets	$2,301,858	$2,355,521

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Current portion of long-term debt	$7	$44
Accounts payable	92,245	91,549
Royalties payable	62,195	64,944
Salaries, wages, and commissions payable	59,732	60,801
Interest payable	40,238	40,271
Other	71,944	74,859
Current liabilities from discontinued operations	13,311	7,763

Total current liabilities	339,672	340,231

Long-term debt	1,332,569	1,309,983
Royalties payable	507	1,036
Accrued pension benefits	57,314	58,791
Accrued postretirement benefits	57,480	56,103
Deferred income taxes	220,841	229,542
Other	29,973	26,948
Non-current liabilities from discontinued operations	—	2,826

Total liabilities	2,038,356	2,025,460

Commitments and contingencies

Stockholder’s equity
Common stock, Class L, $.001 par value (liquidation preference of $8,259 per share at December 31, 2005); 71,111 shares authorized; 68,782 and 68,801 issued and outstanding at December 31, 2005 and December 31, 2004	—	—
Common stock, Class A, $.001 par value; 740,091 authorized; 619,038 and 619,207 issued and outstanding at December 31, 2005 and 2004	1	1
Capital in excess of par value	473,816	474,040
Accumulated deficit	(207,088)	(145,048)
Other comprehensive income (loss)	(3,227)	1,068

Total stockholder’s equity	263,502	330,061

Total liabilities and stockholder’s equity	$2,301,858	$2,355,521

See accompanying Notes to Consolidated Financial Statements

HOUGHTON MIFFLIN HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Year ended December 31, 2005	Year ended December 31, 2004	Year ended December 31, 2003
Cash flows provided by operating activities
Net Loss	$(62,040)	$(70,386)	$(74,662)
Loss from discontinued operations	(5,788)	(3,198)	(1,395)

Loss from continuing operations	(56,252)	(67,188)	(73,267)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash interest expense	20,789	19,747	4,291
Depreciation and amortization expense	225,614	218,410	187,748
Amortization of debt discount and deferred financing costs	10,619	10,534	41,312
Deferred income taxes	(15,182)	(40,432)	(43,454)
Changes in operating assets and liabilities:
Accounts receivable	13,190	3,227	(15,150)
Inventories	(7,710)	(5,385)	36,434
Accounts payable	966	19,806	(8,764)
Royalties, net	(4,206)	2,405	(1,184)
Other, net	2,438	6,270	52,478

Net cash provided by continuing operating activities	190,266	167,394	180,444
Net cash provided by discontinued operating activities	7,825	1,532	3,570

Net cash provided by operating activities	198,091	168,926	184,014

Cash flows used in investing activities
Purchases of short-term investments	(58,075)	(145,100)	—
Proceeds from sales of short-term investments	112,275	90,900	—
Pre-publication costs	(111,297)	(93,923)	(95,610)
Additions to property, plant, and equipment	(56,628)	(39,680)	(20,860)
Acquisition of publication rights	(4,000)	—	—
Purchase price adjustment received from Vivendi Universal S.A.	—	19,500	—
Acquisition of businesses, net of cash acquired	—	(92)	(38,459)
Restricted cash held for acquisition of business assets	—	—	(11,400)

Net cash used in continuing investing activities	(117,725)	(168,395)	(166,329)
Net cash used in discontinued investing activities	(2,860)	(7,344)	(4,927)

Net cash used in investing activities	(120,585)	(175,739)	(171,256)

HOUGHTON MIFFLIN HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(In thousands of dollars)

	Year ended December 31, 2005	Year ended December 31, 2004	Year ended December 31, 2003
Cash flows provided by (used in) financing activities
Borrowings under revolving credit facility	99,500	62,000	—
Payment of revolving credit facility	(99,500)	(62,000)	—
Return of capital on common stock	—	—	(145,243)
Transaction costs paid on behalf of parent	—	—	(7,258)
Repayment of short-term financing	(33)	—	(137)
Proceeds from the issuance of long-term financing	—	—	1,119,860
Payment of long-term financing	—	(1,002)	(899,136)

Net cash provided by (used in) continuing financing activities	(33)	(1,002)	68,086
Net cash used in discontinued financing activities	—	—	—

Net cash provided by (used in) financing activities	(33)	(1,002)	68,086
Effect of exchange rates on cash balances	(77)	80	453

Increase (decrease) in cash and cash equivalents	$77,396	$(7,735)	$81,297

Cash and cash equivalents at January 1	$148,120	$153,879	$74,194
Cash and cash equivalents of discontinued operations at January 1	3,238	5,214	3,602
Net increase (decrease) in cash and cash equivalents	77,396	(7,735)	81,297
Less: Cash and cash equivalents of discontinued operations at December 31	(1,686)	(3,238)	(5,214)

Cash and cash equivalents at December 31	$227,068	$148,120	$153,879

Supplementary disclosure of cash flow information:
Income taxes paid	$2,075	$4,648	$5,192
Interest paid	$104,334	$98,887	$71,837

See accompanying Notes to Consolidated Financial Statements

HOUGHTON MIFFLIN HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

(In thousands of dollars, except per share amounts)

	Common Stock Class L		Common Stock Class A
	Shares	$.001 Par value amount	Shares	$.001 Par value amount	Capital in excess of par value	Accumulated deficit	Accumulated other comprehensive income (loss)	Total
Balance at December 31, 2002	68,333	$—	615,000	$1	$614,999	$—	$—	$615,000

Comprehensive income (loss):
Net loss	—	—	—	—	—	(74,662)	—	(74,662)
Cumulative translation adjustment	—	—	—	—	—	—	898	898
Unrealized loss on security	—	—	—	—	—	—	(19)	(19)

Total comprehensive income (loss)	—	—	—	—	—	(74,662)	879	(73,783)
Distribution to Class L Common Stockholders	—	—	—	—	(145,243)	—	—	(145,243)
Stock based compensation	514	—	4,619	—	4,619	—	—	4,619

Balance at December 31, 2003	68,847	$—	619,619	$1	$474,375	$(74,662)	$879	$400,593

Comprehensive income (loss):
Net loss	—	—	—	$—	$—	$(70,386)	$—	$(70,386)
Adjustment of minimum pension liability, net	—	—	—	—	—	—	(355)	(355)
Cumulative translation adjustment	—	—	—	—	—	—	544	544

Total comprehensive income	—	—	—	—	—	(70,386)	189	(70,197)
Stock based compensation	(46)	—	(412)	—	(335)	—	—	(335)

Balance at December 31, 2004	68,801	$—	619,207	$1	$474,040	$(145,048)	$1,068	$330,061

Comprehensive income (loss):
Net loss	—	—	—	$—	$—	$(62,040)	$—	$(62,040)
Adjustment of minimum pension liability, net	—	—	—	—	—	—	(3,569)	(3,569)
Cumulative translation adjustment	—	—	—	—	—	—	(726)	(726)

Total comprehensive income (loss)	—	—	—	—	—	(62,040)	(4,295)	(66,335)
Stock based compensation	(19)	—	(169)	—	(224)	—	—	(224)

Balance at December 31, 2005	68,782	$—	619,038	$1	$473,816	$(207,088)	$(3,227)	$263,502

See accompanying Notes to Consolidated Financial Statements

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Tabular data in thousands, except per share data)

(1) Basis of Presentation

The consolidated financial statements of Houghton Mifflin Holdings Inc. (“Holdings” or the “Company”) include the accounts of its wholly owned subsidiary, HM Publishing Corp. (“Publishing”), and Publishing’s wholly owned subsidiary, Houghton Mifflin Company (“Houghton Mifflin”). The Company’s principal business is publishing.

Publishing was incorporated on September 12, 2003. Holdings contributed its 100% equity interest in Houghton Mifflin to Publishing on September 17, 2003. In October 2003, Publishing issued $265.0 million of 11.5% senior discount notes generating proceeds of $145.2 million, net of issuance costs. Publishing is the sole obligor of these notes. Other than this debt obligation, related deferred issuance costs, accrued liabilities, and interest expenses, net of taxes, all other assets, liabilities, income, expenses, and cash flows presented for all periods represent those of its wholly owned subsidiary, Houghton Mifflin.

On December 30, 2002, Holdings, through its wholly owned subsidiary, Versailles Acquisition Corporation (“Versailles”), acquired (the “Acquisition”) all of the outstanding shares of Houghton Mifflin from Vivendi Communications North America Inc. (“Vivendi Communications”), a wholly owned subsidiary of Vivendi Universal, S.A. (“Vivendi”). Holdings is a company beneficially owned by Thomas H. Lee Partners, L.P. and its affiliates (“THL”), Bain Capital, LLC and its affiliates (“Bain Capital”), and the Blackstone Group and its affiliates (“Blackstone”; collectively the “Sponsors”). In accordance with the requirements of purchase accounting, the assets and liabilities of Houghton Mifflin were adjusted to their estimated fair values and the resulting goodwill was computed for the Acquisition transaction as of the acquisition date.

In January 2006, the Company signed a definitive stock purchase agreement to sell its subsidiary, Promissor, Inc. This sale was completed and all activities of Promissor have ceased during January 2006. Effective December 2005, the Company’s consolidated financial statements and notes have been reclassified to reflect this business as a discontinued operation in accordance with Financial Accounting Standards Board Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

(2) Significant Accounting Policies

Principles of Consolidation:

The consolidated financial statements of Holdings include the accounts of Publishing, its wholly owned subsidiary Houghton Mifflin, and Houghton Mifflin’s subsidiaries. All material intercompany accounts and transactions are eliminated in consolidation.

Use of Estimates:

The preparation of financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires the use of estimates, assumptions and judgments by management that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosure of contingent assets and liabilities in the amounts reported in the financial statements and accompanying notes. On an on-going basis, the Company evaluates its estimates and assumptions including, but not limited to, book returns, allowance for bad debts, recoverability of advances to authors, valuation and recoverability of inventory, depreciation and amortization periods, recoverability of long-term assets such as property, plant, and equipment, capitalized pre-publication costs, other identified intangibles, and goodwill, as well as deferred revenue, income taxes, restructurings,

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular data in thousands, except per share data)

pensions and other postretirement benefits, contingencies, and litigation. The Company bases its estimates on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates.

Reclassifications:

Certain prior year amounts have been reclassified to conform to the current period presentation for comparability purposes. The Company revised its consolidated statements of cash flows for the year ended December 31, 2003 to reconcile Net loss to Net cash provided by operating activities. Previously, the Company reconciled Net loss from continuing operations to Net cash provided by operating activities. This matter did not change any of the account balances on the accompanying consolidated balance sheets, consolidated statements of operations, or the net increase in cash and cash equivalents included in our consolidated statements of cash flows for the year ended December 31, 2003.

Revenue Recognition:

The Company derives revenue primarily from the sale of textbooks and instructional materials, trade books, reference materials, multimedia instructional programs, license fees for book rights, content, and software, and services that include test development, test scoring, and training.

Revenues from textbooks and instructional materials, trade books, reference materials, assessment materials, and multimedia instructional programs are recognized in the period when persuasive evidence of an arrangement with the customer exists, the products are shipped, title and risk of loss have transferred to the customer, all significant obligations have been performed, and collection is reasonably assured. The Company enters into certain contractual arrangements that have multiple elements, one or more of which may be delivered subsequent to the initial sale. For these arrangements, fair value is determined for all elements and the relative fair value of revenue for items to be delivered after the initial sale is deferred until such time as the items are delivered. As products are shipped with right of return, a provision for estimated returns on these sales is made at the time of sale, based on historical experience. Textbooks shipped from depository locations are recorded one month in arrears based on information received from the depositories. Shipping and handling fees are included in net sales. Costs incurred for shipping and handling are included in cost of sales.

License fees for software products without future obligations are recognized upon delivery. Certain contracts include software and ongoing fees for maintenance and other support. If vendor specific objective evidence of the fair value of each element of the arrangement exists, the elements of the contract are unbundled and the revenue for each element is recognized as appropriate.

Revenues for test delivery, test scoring, and training are recognized when the services have been completed, the fee is fixed and determinable, and collection is reasonably assured. Revenues for fixed-priced contracts that require significant test development are recognized as the services are provided. Differences between what has been billed and what has been recognized as revenue is recorded as deferred revenue. Losses on such contracts are recognized when they become known.

The Company enters into agreements to license certain book publishing rights and content. The Company recognizes revenue on such arrangements in accordance with the license agreements, when all materials have been delivered to the customer, and collection is reasonably assured.

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular data in thousands, except per share data)

Advertising Costs:

Advertising costs are charged to selling and administrative expenses as incurred. Advertising costs were $6.3 million, $9.8 million, and $7.1 million, for the years ended December 31, 2005, 2004, and 2003, respectively.

Cash, Cash Equivalents, and Short-term Investments:

Cash and cash equivalents consist primarily of cash in banks and highly liquid investment securities that have maturities of three months or less when purchased. The carrying amount approximates fair market value due to the short-term maturity of these instruments. Auction rates securities for which interest rates reset in less than three months, but for which the maturity date is greater than three months, are classified as short-term investments. Despite the long-term nature of the auction rate securities contractual maturities, the Company has the ability to liquidate without delay, if necessary.

Accounts Receivable:

Accounts receivable are recorded net of allowances for doubtful accounts and reserves for book returns. In the normal course of business, the Company extends credit to customers that satisfy predefined criteria. The Company estimates the collectibility of its receivables. Allowances for doubtful accounts are established through the evaluation of accounts receivable agings and prior collection experience to estimate the ultimate collectibility of these receivables. Reserves for book returns are based on historical return rates and sales patterns.

Inventories:

Inventories are stated at the lower of weighted average cost or market. The level of obsolete and excess inventory is calculated on a program or title level by comparing the number of units in stock with the expected future demand. Based on this review, any excess stock is reserved as appropriate.

Property, Plant, and Equipment:

Property, plant, and equipment are stated at cost, or in the case of assets acquired in business combinations at fair value as of the acquisition date, less accumulated depreciation. Equipment under capital lease is stated at fair value at inception of the lease, less accumulated depreciation. Maintenance and repair costs are charged to expense as incurred, and renewals and improvements that extend the useful life of the assets are capitalized.

Depreciation on property, plant, and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Equipment held under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Estimated useful lives of property, plant, and equipment are as follows:

Estimated Useful Life
Building and building equipment	10 to 35 years
Machinery and equipment	2 to 15 years
Capitalized software	3 to 5 years
Leasehold improvements	Lesser of useful life or lease term

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular data in thousands, except per share data)

Capitalized Internal Use Software:

Capitalized internal use software is included in property, plant, and equipment on the consolidated balance sheet. The Company capitalizes certain costs related to obtaining or developing computer software for internal use. Costs incurred during the application development stage, including external direct costs of materials and services, and payroll and payroll related costs for employees who are directly associated with the internal-use software project, are capitalized and amortized on a straight-line basis over the expected useful life of the related software. The application development stage includes design, software configuration and integration, coding, hardware installation, and testing. Costs incurred during the preliminary stage, as well as maintenance, training, and upgrades that do not result in additional functionality are expensed as incurred.

Pre-Publication Costs:

The Company capitalizes the art, prepress, and other costs incurred in the creation of the master copy of a book or other media (the “pre-publication costs”). The costs to write manuscripts are expensed as incurred. Pre-publication costs are amortized from the year of copyright, or sale if earlier, over three to five years using the sum-of-the-years-digits method. This policy is used by all divisions, except for the Trade and Reference Division’s non-reference publications, which are expensed as incurred, and the Assessment Group, which uses the straight-line amortization method. The amortization methods and periods chosen best reflect the expected sales generated from individual titles or programs. The Company evaluates the remaining lives and recoverability of capitalized pre-publication costs, which are often dependent upon program acceptance by state adoption authorities.

Amortization expense related to pre-publication costs was $87.0 million, $50.9 million, and $14.4 million, for the years ended December 31, 2005, 2004, and 2003, respectively.

Goodwill, Publishing Rights, and Other Intangible Assets:

Goodwill is the excess of the purchase price paid over the fair value of the net assets of the business acquired. Other intangible assets principally consist of branded trademarks, acquired publishing rights, and non-compete agreements. Goodwill and indefinite-lived intangible assets are not amortized but are reviewed at least annually for impairment or earlier, if an indication of impairment exists. With regard to goodwill, the Company tests for impairment annually on an implied residual basis by deducting the fair value of all assets and liabilities from the total estimated fair value of each reporting unit to determine the implied fair value of goodwill. Impairment recognized is measured by the amount by which the carrying amount of goodwill exceeds the implied fair value of goodwill. The Company estimates total fair value of reporting units using discounted cash flow analysis, and makes assumptions regarding future revenues, gross margins, working capital levels, investments in new products, capital spending, tax, cash flows, and the terminal value of the reporting unit. With regard to other intangibles with indefinite lives, the Company determines the fair value by asset, which is then compared to its carrying value. The Company completed its annual goodwill and indefinite-lived intangible asset impairment tests as of October 1, 2005 and determined that no impairments existed.

A publishing right allows the Company to publish and republish existing and future works as well as create new works based on previously published materials. The Company determines the fair market value of the publishing rights arising from business combinations by discounting the after-tax cash flows projected to be derived from the publishing rights and titles to their net present value using a rate of return that accounts for the time value of money and the appropriate degree of risk. The useful life of the publishing rights is based on the lives of the various copyrights involved. The Company calculates amortization using the percentage of the

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular data in thousands, except per share data)

projected operating income before taxes derived from the titles in the current year as a percentage of the total estimated operating income before taxes over the remaining useful life. Acquired publication rights, as well as customer-related intangibles with definitive lives are amortized on an accelerated basis over periods ranging from 2-18 years.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of:

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. If the future undiscounted cash flows are less than their book value, an impairment exists. The impairment is measured as the difference between the book value and the fair value of the underlying asset. Fair value is normally assessed using a discounted cash flow model.

Royalty Advances:

Royalty advances to authors are capitalized and represent amounts paid in advance of the sale of an author’s product and are recovered as earned. As advances are recorded, a partial reserve may be immediately recognized based primarily upon historical sales experience. Advances are evaluated periodically to determine if they are expected to be recovered. Any portion of a royalty advance that is not expected to be recovered is fully reserved.

Income Taxes:

The Company has incurred losses subsequent to the Acquisition as a result of the financings having significantly increased interest expense and the Acquisition having increased certain other costs. The Company recorded significant deferred tax liabilities as a result of purchase accounting for the Acquisition with respect to book-tax differences for identifiable intangible assets. There was no step-up in tax basis for these assets and, accordingly, there is no expected future tax deductibility for them.

The Company has recorded a tax benefit for the losses incurred in 2005 and 2004. Based on management’s assessment of historical pre-tax losses and the fact that it does not anticipate sufficient taxable income in the near term to assure utilization of certain deferred tax assets, the Company has recorded a valuation allowance at December 31, 2005 of $10.4 million. This valuation allowance was recorded against deferred tax assets relating to the long-term nature of the payment of future post-retirement benefit obligations.

Stock-Based Compensation:

As permitted by Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” the Company uses the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related interpretations to account for its employee stock-based compensation. Under this method, compensation expense for employee rewards is recorded only if the fair value of the underlying stock exceeds the exercise price of the option granted on the date of grant. To date, there has been no compensation costs for any stock-based awards.

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular data in thousands, except per share data)

The following table illustrates the effect on net loss as if the Company had determined compensation cost based on the fair value at the grant date for stock options under SFAS No. 123:

	Year ended December 31, 2005	Year ended December 31, 2004	Year ended December 31, 2003
Net loss available to common stockholder	$(62,040)	$(70,386)	$(74,662)
Deduct: Stock compensation expense, net of related tax effects	(550)	(317)	(26)

Pro forma net loss	$(62,590)	$(70,703)	$(74,688)

Comprehensive Income:

Comprehensive income is defined as changes in the equity of an enterprise except those resulting from shareholder transactions. The amounts shown on the consolidated statement of stockholder’s equity relate to the cumulative effect of minimum pension liabilities and translation adjustments.

Foreign Currency Translation:

The Company’s non-United States dollar denominated assets and liabilities are translated into United States dollars at current rates as of the balance sheet date and the revenues, costs and expenses are translated at the average rates established during each reporting period. Net gains or losses resulting from the translation of the foreign financial statements and the effect of exchange rate changes on intercompany balances are accumulated and recorded directly to the foreign currency translation adjustment component of stockholder’s equity.

Financial Instruments:

The Company may use swap contracts to manage its interest expense. The use of these financial instruments is intended to reduce the interest cost to the Company. The Company assesses at inception, and quarterly thereafter, whether the financial instruments that are used in hedged transactions are highly effective in offsetting changes in the fair value or cash flows of the hedged item. The swaps are recorded in the consolidated balance sheet at fair value as other assets or liabilities. Changes in the fair value of these swaps are recorded as interest income or expense in the consolidated statement of operations. As of December 31, 2005, the Company has no outstanding swap agreements. The Company does not use derivatives for trading purposes and is not a party to leveraged derivatives.

Recent Accounting Pronouncements:

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment.” In annual periods beginning after June 15, 2005, SFAS No. 123R eliminates the ability to account for equity-based compensation using the intrinsic value-based method under Accounting Principles Board Opinion (“APB”) No. 25. SFAS No. 123R requires companies to record in their Statement of Operations equity-based compensation expense for stock compensation awards based on the fair value of the equity instrument at the time of grant. The Company adopted SFAS No. 123R beginning in the first quarter of 2006, as required, using the “Modified Prospective” method, and will not restate prior periods for the adoption of SFAS No. 123R. Prior to 2006, the Company disclosed pro-forma net loss in accordance with SFAS No. 123 and SFAS No. 148. Under SFAS No. 123R, equity-based compensation expense is required to be recognized in companies’ financial statements. Based on options outstanding as of December 31, 2005, the Company expects to record expense of approximately $1.0 million in 2006 as a result of adopting this pronouncement. This estimate will change if additional options are granted in 2006.

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular data in thousands, except per share data)

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs an Amendment of Accounting Research Bulletin (“ARB”) No. 43, Chapter 4,” to improve financial reporting and global comparability of inventory accounting. The amendment clarifies that inventory related expenses, such as idle facility expense, excessive spoilage, double freight, and rehandling cost should be recognized as current period charges. The guidance is effective for inventory costs incurred beginning in fiscal year 2006. The adoption of SFAS No. 151 is not expected to have a material impact on the Company’s financial condition or result of operations.

(3) Acquisitions

Acquisition of Edusoft:

On December 5, 2003, Houghton Mifflin acquired Edusoft, a San Francisco, California-based assessment platform provider, for $37.0 million in cash, including certain contractual post-closing adjustments. The acquisition was accounted for as a purchase transaction in accordance with SFAS No. 141, “Business Combinations.” The purchase price was allocated among tangible and intangible assets acquired and liabilities assumed based on fair values at the transaction date. The excess of the purchase price over the acquired tangible and intangible assets and liabilities was recorded as goodwill. Houghton Mifflin acquired the stock of Edusoft, and therefore, the goodwill arising from this transaction is not tax deductible. The following represents the allocation of the purchase price:

Current assets	$1,297
Property, plant, and equipment	6,174
Goodwill	27,219
Other identified intangible assets	10,143
Current liabilities	(2,468)
Other liabilities	(5,377)

Purchase price	$36,988

The other identified intangible assets consist of customer-related and other intangibles. The estimated useful lives of these intangibles are between two and three years.

Acquisition of Cognitive Concepts, Inc.:

On October 14, 2003, Houghton Mifflin acquired Cognitive Concepts, Inc. (“CCI”), a provider of research-based supplemental education tools, for $12.8 million in cash. The acquisition was accounted for as a purchase transaction in accordance with SFAS No. 141, “Business Combinations.” The purchase price was allocated among tangible and intangible assets acquired and liabilities assumed based on fair values at the transaction date. The excess of the purchase price over the acquired tangible and intangible assets and liabilities was recorded as goodwill. The Company acquired the stock of CCI and, therefore, the goodwill resulting from this transaction is not expected to be tax deductible. The following represents the allocation of the purchase price:

Current assets	$4,554
Property, plant, and equipment	82
Other long-term assets	74
Goodwill	9,037
Other identified intangible assets	6,222
Current liabilities	(5,572)
Other liabilities	(1,611)

Purchase price	$12,786

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular data in thousands, except per share data)

(4) Restructuring

The following analysis sets forth the significant components of the restructuring reserves and the related activity:

	Facilities	Workforce Related	Other	Total
Balance as of December 31, 2003	689	10,730	359	11,778
Utilization	(208)	(3,701)	(359)	(4,268)
Adjustment to goodwill	—	(3,000)	—	(3,000)

Balance as of December 31, 2004	$481	$4,029	$—	$4,510

Utilization	(481)	(3,207)	—	(3,688)

Balance as of December 31, 2005	$—	$822	$—	$822

In 2001, at the time of Vivendi’s acquisition of Houghton Mifflin (the “Vivendi Purchase”), Vivendi developed and approved a plan to restructure the Company’s operations. As of the date of the Acquisition, management of Holdings validated certain of the restructuring plans formulated during the predecessor ownership and identified additional plans, the benefits of which were considered in the pre-acquisition business case. The new plans included further consolidation of the K-12 business operations and corresponding workforce reductions. During 2004, the adjustment to goodwill was the result of a re-evaluation of the restructuring reserve established at the Acquisition date.

As of December 31, 2005, severance costs of approximately $0.8 million remain accrued under this plan and are classified as other current liabilities. These payments are expected to be completed in 2006.

(5) Discontinued Operations

On January 23, 2006, Houghton Mifflin sold Promissor, Inc. for cash proceeds of $42.0 million. The results from operations and cash flows of Promissor, Inc. have been segregated and classified as discontinued operations in the accompanying financial statements. As a result of the sale, the Company recorded an impairment charge of $5.4 million in 2005 to adjust the carrying value of the Promissor business to its fair value. This charge has been reflected in the net loss from discontinued operations for the year ended December 31, 2005. Promissor, Inc. had net sales of $68.0 million, $64.0 million and $64.0 million and loss before taxes of $6.0 million, $5.3 million and $0.2 million in the years ended December 31, 2005, 2004 and 2003, respectively.

On April 1, 2003, Houghton Mifflin disposed of Curriculum Advantage, Inc. The results from operations and cash flows of Curriculum Advantage, Inc. have been segregated and classified as discontinued operations in the accompanying financial statements, through closing on April 1, 2003, and reflect the cash proceeds received at closing as net cash provided by discontinued investing activities for the year ended December 31, 2003.

(6) Balance Sheet Information

Inventories:

Inventories, net of applicable reserves, at December 31, 2005 and 2004 consist of the following:

	2005	2004
Finished goods	$160,416	$152,905
Raw materials	14,732	14,755

Inventory, net	$175,148	$167,660

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular data in thousands, except per share data)

Property, Plant, and Equipment:

Balances of major classes of assets and accumulated depreciation and amortization at December 31, 2005 and 2004 are as follows:

	2005	2004
Land and land improvements	$4,796	$4,796
Building and building equipment	10,674	10,715
Machinery and equipment	62,584	48,244
Capitalized software	117,858	79,317
Leasehold improvements	16,512	10,543

Total	212,424	153,615
Less: accumulated depreciation and amortization	(89,228)	(50,477)

Property, plant, and equipment, net	$123,196	$103,138

Depreciation and amortization expense for the year ended December 31, 2005 was $36.1 million. Depreciation and amortization expense was $36.1 million for the year ended December 31, 2004, including amortization of equipment under capital lease of $0.2 million. Depreciation and amortization expense for the year ended December 31, 2003 was $28.4 million, including amortization of equipment under capital lease of $0.5 million. Machinery and equipment includes equipment under capital lease in the amount of $0.3 million at December 31, 2004. There was no machinery and equipment under capital lease at December 31, 2005.

Rabbi Trust:

The Company maintains a Rabbi Trust for the purposes of funding certain compensation and benefit plan obligations made available to its senior executives and former directors in connection with the following plans: directors retirement, deferred compensation, supplemental executive retirement, and supplemental savings. As of December 31, 2005 and 2004, the Company’s balance in the Rabbi Trust was $11.2 million and $13.3 million, respectively, consisting of cash or cash equivalents and is included in other assets on the consolidated balance sheet. The liabilities associated with these plans are $14.0 million and $13.2 million at December 31, 2005 and 2004, respectively, and are included in other long-term liabilities on the consolidated balance sheet.

Accounts Payable:

The Company maintains a minimum balance bank account for accounts payable disbursements. As checks are presented for payment, funds are made available. The outstanding checks in excess of funds on deposit in this account are classified on the balance sheet in accounts payable. As of December 31, 2005 and 2004 the outstanding checks totaled $17.4 million and $39.2 million, respectively.

Deferred Revenue:

Deferred revenue, classified in other liabilities at December 31, 2005 and 2004, consists of the following:

	2005	2004
Current	$27,099	$21,565
Non-current	17,487	16,270

Total	$44,586	$37,835

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular data in thousands, except per share data)

The non-current deferred revenue is a result of certain contracts having multiple elements or deliverables, some of which will be delivered at dates subsequent to the initial sale. The relative fair value of revenue for the undelivered items has been deferred until such time as the products are delivered to the customer.

(7) Goodwill and Other Intangible Assets

Goodwill and other intangible assets at December 31, 2005 and 2004 consist of the following:

	2005	Accumulated Amortization	2004	Accumulated Amortization
Goodwill	$590,004	$—	$589,026	$—
Trademarks and tradenames	290,200	—	290,200	—
Publishing rights	698,722	372,270	691,722	272,865
Customer related and other	10,143	7,774	10,143	4,094

Total	$1,589,069	$380,044	$1,581,091	$276,959

Changes in the net carrying amount of goodwill for the year ended December 31, 2005 were as follows:

	K-12	College	Trade and Reference	Total
Balance at December 31, 2003	$457,881	$143,516	$3,910	$605,307
Purchase accounting adjustments on prior period acquisitions	(13,485)	(4,961)	2,165	(16,281)
Balance at December 31, 2004	444,396	138,555	6,075	589,026
Purchase accounting adjustments on prior period acquisitions	94	121	763	978

Balance at December 31, 2005	$444,490	$138,676	$6,838	$590,004

In accordance with the provisions of SFAS No. 142, goodwill and indefinite-lived trademarks and tradenames are not amortized. Amortization expense for publishing rights and customer related and other intangibles was $103.1 million in 2005, $131.4 million in 2004, and $145.4 million in 2003.

Estimated aggregate amortization expense expected for each of the next five years related to intangibles subject to amortization is as follows:

	Publishing Rights	Customer- Related and Other
2006	$79,600	$2,369
2007	61,277	—
2008	48,395	—
2009	39,647	—
2010	30,956	—
Thereafter	66,577	—

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular data in thousands, except per share data)

(8) Long-Term Debt

Long-term debt at December 31, 2005 and 2004 consists of the following:

	2005	2004
$150,000 of 7.2% senior secured notes due March 15, 2011, interest payable semi-annually	$140,731	$138,966
$600,000 of 8.25% senior unsecured notes due February 1, 2011, interest payable semi-annually	600,000	600,000
$400,000 of 9.875% senior unsecured subordinated notes due February 1, 2013, interest payable semi-annually	397,790	397,478
$265,000 of 11.5% senior discount notes due October 15, 2013, interest payable semi-annually commencing April 15, 2009	193,993	173,471
Other	62	112

	1,332,576	1,310,027
Less: current portion of long-term debt	7	44

Total long-term debt	$1,332,569	$1,309,983

Long-term debt due in each of the next five years and thereafter is as follows:

Year
2006	$—
2007	—
2008	—
2009	—
2010	—
Thereafter	1,332,569

$1,332,569

Deferred financing costs are capitalized in other assets, net of accumulated amortization, and are amortized over the life of the related debt. Capitalized deferred financing costs at December 31, 2005 and 2004 were $43.6 million and $52.2 million, respectively.

On October 3, 2003, Publishing sold 11.5% senior discount notes due on October 15, 2013 (the “Senior Discount Notes”), generating initial gross proceeds of $150.9 million, in a private placement. The net proceeds from this offering of $145.2 million were distributed to the equity holders of Holdings as a return of capital. The Senior Discount Notes will not pay cash interest until after October 15, 2008, at which time the accreted value of these notes will be $265.0 million. At December 31, 2005, the accreted value of these notes was $194.0 million. Publishing is the sole obligor of these notes, which are structurally subordinated to Houghton Mifflin’s notes.

Publishing conducts all of its business through Houghton Mifflin, its wholly owned subsidiary. Houghton Mifflin is not obligated to make funds available to Publishing for payment on the Senior Discount Notes. In addition, the terms of certain of the indentures governing the existing notes of Houghton Mifflin significantly restrict Houghton Mifflin and Publishing’s other subsidiaries from paying dividends, making distributions, and otherwise transferring assets to Publishing.

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular data in thousands, except per share data)

On November 22, 2005, Houghton Mifflin entered into the Second Amendment to the Credit and Guaranty Agreement, which decreased the aggregate amount available for borrowings under the senior secured revolving credit facility (the “Revolver”) to $250 million from $325 million and amended certain financial covenants. The Revolver, for which Houghton Mifflin pays annual commitment fees, expires on December 30, 2008. The Revolver requires Houghton Mifflin to maintain certain interest coverage, leverage, and senior leverage ratios, as defined under the terms of the facility. As of December 31, 2005, Houghton Mifflin had no borrowings under the Revolver and, subject to certain covenants and borrowing base capacity limitations for outstanding letters of credit, had $225.3 million available to borrow.

The Revolver includes various financial covenants such as certain leverage and coverage ratios. The ratios are calculated quarterly using EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization, and other adjustments allowed under the terms of the agreement, on a rolling twelve months basis. It also contains customary covenants, including limitations on Houghton Mifflin’s ability to incur debt, and events of default as defined by the agreement. The Revolver also limits Houghton Mifflin’s ability to pay dividends, to make advances, and otherwise engage in intercompany transactions. The primary covenants under the Revolver are the total leverage ratio, senior leverage ratio, interest coverage ratio, and consolidated capital investments. For 2006, the Revolver requires the total leverage ratio to be no greater than 4.5:1; the senior leverage ratio to be no greater than 3.25:1; the interest coverage ratio to be not less than 2.5:1 and that consolidated capital investments not exceed $190.0 million.

On February 13, 2003, Houghton Mifflin repurchased substantially all of its $125.0 million of 7.0% notes due March 1, 2006. The premiums paid and consent fees for this purchase was $12.5 million. A charge of $16.4 million on this repurchase was recognized in 2003.

On January 30, 2003, Houghton Mifflin issued $600.0 million of 8.25% senior notes that mature on February 1, 2011 (the “Senior Notes”). The Senior Notes are general unsecured obligations of Houghton Mifflin effectively subordinated to secured obligations of Houghton Mifflin to the extent of the value of the assets securing such obligations ranking equally in right of payment to all existing unsecured obligations of Houghton Mifflin. On January 30, 2003 Houghton Mifflin also issued $400.0 million of 9.875% senior subordinated notes that mature on February 1, 2013 (the “Senior Subordinated Notes”). The Senior Subordinated Notes are general unsecured obligations of Houghton Mifflin, subordinated in right of payment to all existing senior debt of Houghton Mifflin. The Senior Subordinated Notes were priced at 99.22% of principal amount to yield an effective interest rate of 10.0%. The net proceeds from these notes were $974.6 million after deducting original issue discounts on Senior Subordinated Notes and estimated fees and expenses related to this offering. The net proceeds from these two notes were used to repay the then existing $125.0 million 7.0% notes due March 1, 2006, the $500.0 million senior subordinated bridge loan, and the $275.0 million Term Loan B (as defined below) plus accrued interest. The then existing Senior Secured Credit Facility, comprised of a $325.0 million revolving credit agreement and a $400 million Term Loan B agreement was terminated and Houghton Mifflin entered into the aforementioned Revolver. As a result of this refinancing, a charge of $30.0 million was recognized in 2003 for the deferred financing fees related to these debt instruments.

The Senior Notes and Senior Subordinated Notes include various financial and customary covenants that limit Houghton Mifflin’s ability to pay dividends, make investments or sell assets, and dispose of substantially all its assets by sale or merger. Some covenants include the calculation of EBITDA, defined as earnings before interest, taxes, depreciation, and amortization, and other adjustments under the indenture. These covenants are tied to the calculation of a fixed charge coverage ratio based on EBITDA, including Houghton Mifflin’s ability to incur additional debt or make restricted payments subject to qualifications and limitations as defined in the indenture. The fixed charge coverage ratio is required to be at least 2.0:1. Other covenants restrict Houghton Mifflin’s ability to enter into certain transactions with affiliates.

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular data in thousands, except per share data)

As of and for the year ended December 31, 2005, Houghton Mifflin was in compliance with the covenants for both the Revolver and the Senior and Senior Subordinated Notes, respectively.

On January 3, 2003, Houghton Mifflin purchased $99.2 million of its $100.0 million 7.125% notes due April 1, 2004 through a tender offer. Houghton Mifflin borrowed $100.0 million under its then existing Term Loan B agreement to finance this purchase. This borrowing was repaid on January 30, 2003. Consent fees for this repurchase totaled $2.0 million and a charge for this amount was recognized in 2003.

On December 30, 2002, Houghton Mifflin entered into a $725.0 million Senior Secured Credit Facility with several banks, including a revolving credit agreement and a term loan agreement (“Term Loan B”) for which Houghton Mifflin incurred fees of $32.4 million. Houghton Mifflin borrowed $175.0 million under the Term Loan B agreement at December 31, 2002. These agreements were amended on March 5, 2003, canceling the Term Loan B and Houghton Mifflin entered into the Amended and Restated Credit and Guaranty Agreement governing the Revolver.

On December 30, 2002, Houghton Mifflin entered into a $500.0 million Senior Subordinated Bridge Loan Agreement with several banks for which Houghton Mifflin incurred fees of $22.3 million. This loan was repaid on January 30, 2003.

On March 19, 2001, Houghton Mifflin issued $150.0 million of 10-year 7.2% notes through a public offering. The notes mature on March 15, 2011 and were priced at 99.847% to yield an effective annual interest rate of 7.22%. The notes are secured obligations, ranking equally with all of the other unsecured and unsubordinated indebtedness of Houghton Mifflin.

(9) Financial Instruments

During December 2003, Houghton Mifflin entered into interest rate swap agreements in conjunction with a notional $200.0 million of its Senior Notes. The interest rate swap agreements converted $200.0 million of Houghton Mifflin’s debt from a fixed rate to a floating rate. Changes in the fair value of these swaps are recorded as interest income or expense in the consolidated statement of operations on a monthly basis. During 2004, $1.8 million was recorded as interest income for the net change in fair value of these agreements. In 2004, Houghton Mifflin terminated portions of these swap agreements during periods of favorable interest rate movement, receiving $3.5 million at settlement on swaps with total recorded fair values of $2.1 million, resulting in $1.4 million of interest income in conjunction with these settlements. Total swap activity for 2004 yielded interest income of $3.2 million that was recorded in the results of operations. In February 2005, Houghton Mifflin terminated the remaining swap agreements and paid $1.8 million, of which $0.2 million was recorded as interest expense. The recorded fair value of the swaps at settlement was $1.6 million.

(10) Stock Rights and Privileges

Holdings has two classes of common stock, designated as Class A common stock and Class L common stock. Holdings’ Class A common stock is further divided into ten series. Class A-1 through Class A-10. The various series of the Class A common stock are identical in all material respects except with respect to the power to elect directors. All Class L shares convert to Class A shares in certain circumstances, including immediately prior to a registered public offering of Class A common stock. The Class L common stock is identical to the Class A common stock, except that it is non-voting and each share of Class L common stock is entitled to a preferential payment upon any distribution by the Company to holders of Holdings’ common stock,

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular data in thousands, except per share data)

whether by dividend, liquidating distribution or otherwise. The preferential payment for each share of Class L common stock is equal to the base amount for such shares ($8,100) plus an amount which accrues from the date on which the shares were issued by Holdings equal to 10% per annum, compounded quarterly, less preferential payments made. After payment of this preference amount, each share of Class A common stock and Class L common stock share equally in all distributions by Holdings to holders of its common stock, with the Class L common stock treated as having been converted into Class A common stock for such purposes. Class L common stock converts into Class A common stock, including immediately prior to a registered public offering of Class A common stock, at a conversion ratio set forth in Holdings’ Amended and Restated Certificate of Incorporation. The $145.2 million distribution to Class L common stockholders in October 2003 represented the only preferential payment on the Class L common stock through December 31, 2005. After giving effect to such distribution, the cumulative preference value is $8,259 per Class L common share as of December 31, 2005.

(11) Income Taxes

Total income taxes for the years ended December 31, 2005, 2004, and 2003 are as follows:

	2005	2004	2003
Income tax benefit from continuing operations	$(16,727)	$(38,680)	$(42,374)
Income tax benefit from discontinued operations	(179)	(2,068)	(821)

	$(16,906)	$(40,748)	$(43,195)

Significant components of the benefit for income taxes attributable to loss from continuing operations before taxes consist of the following:

	2005	2004	2003
Current:
Federal	$—	$—	$—
State and other	1,472	1,544	919

Total current	1,472	1,544	919
Deferred:
Federal	(17,191)	(37,060)	(39,389)
State and other	(1,008)	(3,164)	(3,904)

Total deferred	(18,199)	(40,224)	(43,293)

	$(16,727)	$(38,680)	$(42,374)

The reconciliation of the income tax rate computed at the U.S. federal statutory tax rate to the reported income tax benefit attributable to continuing operations before taxes is as follows:

	2005	2004	2003
Federal statutory rate	(35.0)%	(35.0)%	(35.0)%
State income taxes, net of federal benefit	(4.1)	(4.3)	(3.7)
Valuation allowance	15.2	2.0	1.3
Other	1.0	0.8	0.8

Effective tax rate	(22.9)%	(36.5)%	(36.6)%

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular data in thousands, except per share data)

The significant components of the net deferred tax assets and liabilities are shown in the following table:

	2005	2004
Tax asset related:
Net operating loss carry forward	$57,738	$56,139
Publishing/inventory expense	57,315	57,536
Pension and postretirement benefits	29,873	45,761
Interest	17,741	9,056
Deferred revenue	12,751	7,968
Allowance for book returns	6,496	7,026
Deferred compensation	1,677	1,915
Other, net	11,384	12,612
Valuation allowance	(29,486)	(13,828)

	165,489	184,185

Tax liability related:
Intangible assets	(266,406)	(299,388)
Depreciation and amortization expense	(41,416)	(41,049)
Other, net	(11,458)	(12,721)

	(319,280)	(353,158)

Net deferred tax liabilities	$(153,791)	$(168,973)

The net deferred tax asset balance is stated at prevailing statutory income tax rates. Deferred tax assets and liabilities are reflected on the Company’s consolidated balance sheet at December 31, 2005 and 2004 as follows:

	2005	2004
Current deferred tax assets	$67,050	$60,569
Non-current deferred tax liability	(220,841)	(229,542)

Net deferred tax liability	$(153,791)	$(168,973)

As of December 31, 2005, the Company had consolidated net operating loss carryforwards for federal, state, local and foreign jurisdictions of $57.7 million, which expire in various years from 2006 through 2025. The utilization of net operating loss carryforwards may be limited in the event of a change in ownership as defined by the Internal Revenue Code Section 382.

The Company’s deferred tax assets at December 31, 2005 and 2004, were reduced by a valuation allowance of $26.9 million and $13.8 million, respectively. The 2004 amounts principally related to state tax benefits of net operating losses that are not expected to be realized. The increase in 2005 relates primarily to an additional $10.4 million valuation allowance recorded against deferred tax assets relating to future postretirement benefit obligations.

Tax Indemnification:

Pursuant to the Acquisition, Vivendi agreed to indemnify Holdings for all income taxes of Houghton Mifflin and its subsidiaries due with respect to tax periods, or any portion of a tax period, ending on or before September 30, 2002.

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular data in thousands, except per share data)

(12) Retirement and Postretirement Benefit Plans

Retirement Plan

Houghton Mifflin has a noncontributory, qualified defined benefit pension plan (the “Retirement Plan”), which covers substantially all employees. The Retirement Plan is a cash balance plan, which accrues benefits based on pay, length of service, and interest. The funding policy is to contribute amounts subject to minimum funding standards set forth by the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. The Retirement Plan’s assets consist principally of common stocks, fixed income securities, investments in registered investment companies, and cash and cash equivalents. Houghton Mifflin also has a nonqualified defined benefit plan, or nonqualified plan, that covers employees who earn over the qualified pay limit as determined by the Internal Revenue Service. The nonqualified plan accrues benefits for the executive officers based on service and pay. Benefits for all other employees accrue based on the cash balance plan calculation. The nonqualified plan is not funded. The Company uses a September 30 date to measure the accrued pension and postretirement liabilities.

Kingfisher has a contributory, defined benefit pension plan, The Grisewood and Dempsey Pension Scheme, which has been approved by the Inland Revenue (the “Kingfisher Pension Plan”). All permanent employees between ages 21 and 64 are eligible to join the plan. The assets of the plan are held in a trust fund and invested in stocks and fixed income securities of the UK and other countries. Kingfisher’s Pension Plan is included in the accompanying table for all years presented. Kingfisher’s Pension Plan had benefit obligations of $11.7 million, $11.4 million, and $9.1 million, plan assets of $6.6 million, $6.1 million, and $4.8 million, and accrued pension benefit liability of $4.0 million, $4.2 million, and $3.8 million, respectively, as of December 31, 2005, 2004, and 2003.

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular data in thousands, except per share data)

The following table summarizes the Accumulated Benefit Obligations (“ABO”), the change in Projected Benefit Obligation (“PBO”), and the funded status of Houghton Mifflin’s plans as of and for the financial statement periods presented:

	2005	2004
ABO at end of period	$205,063	$189,093
Change in PBO
PBO at beginning of period	$214,852	$202,662
Service cost	10,996	9,821
Interest cost on PBO	11,854	11,220
Special termination benefits	—	1,061
Actuarial loss	4,238	10,047
Settlement	—	(5,692)
Benefits paid	(13,363)	(15,173)
Other	(1,222)	906

PBO at end of period	$227,355	$214,852

Change in plan assets
Fair market value at beginning of period	$118,708	$111,727
Actual return	10,702	10,723
Company contribution	31,177	16,596
Benefits paid	(13,363)	(15,173)
Settlement	—	(5,692)
Other	(640)	527

Fair market value at end of period	$146,584	$118,708

Funded status	$(80,771)	$(96,144)
Unrecognized items:
Net loss	25,655	23,127
Prior service cost	3,458	4,150
Contributions after measurement date	149	10,076

Net amount recognized	$(51,499)	$(58,791)

Accrued benefit liability	$(58,331)	$(61,044)
Intangible asset	2,783	1,898
Accumulated other comprehensive loss	4,049	355

Net amount recognized	$(51,499)	$(58,791)

Other comprehensive loss attributable to the change in additional minimum liability recognition	$3,694	$355

Additional year-end information for pension plans with ABO in excess of plan assets:
ABO	$205,063	$189,093
Fair value of plan assets	$146,584	$118,708

Weighted average assumptions used to determine the benefit obligations (both PBO and ABO) at year-end are:

	2005	2004
Discount rate	5.5%	5.7%
Increase in future compensation	4.9%	4.9%

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular data in thousands, except per share data)

Net periodic pension cost for the twelve months ended December 31, 2005, 2004, and 2003 include the following components:

	2005	2004	2003
Service cost	$10,996	$9,821	$9,066
Interest cost on projected benefit obligation	11,854	11,220	10,855
Expected return on plan assets	(9,375)	(8,567)	(6,906)
Amortization of unrecognized prior service cost	692	692	—
Recognized actuarial loss	248	—	—

Net pension expense	$14,415	$13,166	$13,015
Recognition of special termination benefits	—	1,061	—
Gain due to settlement	—	(118)	—

Net cost recognized for year	$14,415	$14,109	$13,015

Significant actuarial assumptions used to determine net periodic pension cost are:

	2005	2004	2003
Discount rate	5.7%	5.7%	6.5%
Increase in future compensation	4.9%	4.9%	4.9%
Expected long-term rate of return on asset	8.0%	8.0%	8.0%

Assumptions on Expected Long-Term Rate of Return as Investment Strategies:

Houghton Mifflin employs a building block approach in determining the long-term rate of return for plan assets. Historical markets are studied and long-term relationships between equities and fixed income are preserved congruent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are determined. The long-term portfolio return is established via a building block approach and proper consideration of diversification and rebalancing. Peer data and historical returns are reviewed for reasonability and appropriateness. Houghton Mifflin regularly reviews the actual asset allocation and periodically rebalances investments to a targeted allocation when appropriate. The current targeted asset allocation is 60% with equity managers and 40% with fixed income managers. For 2006, Houghton Mifflin will continue to use an 8.0% long-term rate of return for the Retirement Plan and a 7.0% long-term rate of return for the Kingfisher Pension Plan. Houghton Mifflin will continue to evaluate the expected rate of return assumption, at least annually, and will adjust as necessary.

Plan Assets:

Plan assets for the U.S. and U.K. tax qualified plans consist of a diversified portfolio of fixed income securities, equity securities, real estate, and cash equivalents. Plan assets do not include any Houghton Mifflin securities. The U.K. plan assets are included in the asset information table.

Investment Policy and Investment Targets:

The tax qualified plans consist of the U.S. pension plan and the U.K. pension scheme. It is Houghton Mifflin’s practice to fund amounts for its qualified pension plans at least sufficient to meet minimum

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular data in thousands, except per share data)

requirements of local benefit and tax laws. The nonqualified noncontributory defined benefit pension plan is generally not funded. Assets were invested amongst several asset classes.

The percentage of assets invested in each asset class is shown below.

	Percentage in Each Asset Class
Asset Class	9/30/05	9/30/04
Equity	59.8%	56.2%
Fixed income	39.4	35.7
Real estate investment trust	0.1	0.2
Cash	0.7	0.2
Pending investment	0.0	7.7

Total	100.0%	100.0%

Estimated Future Benefit Payments:

The following benefit payments, which reflect expected future service, are expected to be paid.

Fiscal Year Ended	Total Pension
2006	$13,325
2007	13,516
2008	14,141
2009	16,384
2010	13,888
2011-2015	67,454

Expected Contributions:

Houghton Mifflin expects to contribute $20.0 million to its pension plans in 2006. However, the actual funding decision will be made after the 2006 actuarial valuation is completed.

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular data in thousands, except per share data)

Postretirement Benefit Plan

Houghton Mifflin also provides postretirement medical benefits to retired full-time, non-union employees hired before April 1, 1992, who have provided a minimum of five years of service and attained age 55.

The following table summarizes the Accumulated Postretirement Benefit Obligation (“APBO”), the changes in plan assets, and the funded status of Houghton Mifflin’s plan as of and for the financial statement periods presented.

	2005	2004
Change in APBO
APBO at beginning of period	$55,008	$56,753
Service cost (benefits earned during the year)	1,094	1,199
Interest cost on APBO	3,083	3,032
Plan amendment	—	(2,442)
Employee contributions	628	592
Actuarial (gain) loss	(5,447)	(1,045)
Benefits paid	(3,272)	(3,081)

APBO at end of period	$51,094	$55,008

Change in Plan Assets
Company contributions	$2,644	$2,489
Employee contributions	628	592
Benefits paid	(3,272)	(3,081)

Fair market value at end of period	$—	$—

Funded status	$(51,094)	$(55,008)
Unrecognized items:
Net loss	(5,106)	340
Prior service cost	(2,028)	(2,235)
Fourth quarter contribution	748	800

Net amount recognized	$(57,480)	$(56,103)

Amounts recognized in the balance sheet consist of:
Accrued benefit liability	$(57,480)	$(56,103)

Net amount recognized	$(57,480)	$(56,103)

Significant actuarial assumptions used to determine APBO at year-end were:

	2005	2004
Discount rate	5.6%	5.8%
Health care cost trend rate assumed for next year	11.0%	12.5%
Rate to which the cost trend rate is assumed to decline (ultimate trend rate)	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	2013	2011

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular data in thousands, except per share data)

Net periodic postretirement benefit cost included the following components for the twelve months ended December 31, 2005, 2004, and 2003:

	2005	2004	2003
Service cost	$1,094	$1,199	$970
Interest cost on APBO	3,083	3,032	3,219
Amortization of unrecognized:
Net loss	—	—	—
Prior service cost	(207)	(207)	—

Net periodic postretirement benefit expense	$3,970	$4,024	$4,189

Significant actuarial assumptions used to determine postretirement benefit cost are:

	2005	2004	2003
Discount rate	5.8%	5.8%	6.5%
Health care cost trend rate assumed for next year	11.0%	12.5%	14.0%
Rate to which the cost trend rate is assumed to decline (ultimate trend rate)	5.0%	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	2011	2009	2009

Assumed health care trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects on the expense recorded in 2005 for the postretirement medical plan:

One percentage point increase:
Effect on total of service and interest cost components	$2,264
Effect on postretirement benefit obligation	$225
One percentage point decrease:
Effect on total of service and interest cost components	$(2,155)
Effect on postretirement benefit obligation	$(202)

Estimated Future Benefit Payments:

The following benefit payments, which reflect expected future service, are expected to be paid:

Fiscal year ended	Total Postretirement
2006	$3,043
2007	3,249
2008	3,372
2009	3,549
2010	3,654
2011-2015	19,679

Expected Contribution:

Houghton Mifflin expects to contribute $3.0 million to its postretirement plan in 2006.

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular data in thousands, except per share data)

Medicare Reform Information for the Retiree Welfare Plan:

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the “Act”) was reflected in the second quarter of 2004 and assumes that Houghton Mifflin will continue to provide a prescription drug benefit for participants who retired prior to January 1, 1993 that is at least actuarially equivalent to Medicare Part D and that Houghton Mifflin will receive the federal subsidy. The prescription drug benefit for all other retirees is assumed to not meet the actuarial equivalence test and therefore no subsidy savings is reflected.

As a result of reflecting the effects of the Act, the liabilities were remeasured at the beginning of the third quarter of 2004. The APBO increased by $0.6 million from $54.4 million to $55.0 million due to the remeasurement of the Plan’s liability midway through the measurement year. The APBO decreased by $1.8 million from $55.0 million to $53.2 million due to the effect of the Act. The remeasurement and the Act had immaterial effects on the net periodic postretirement benefit cost.

Defined Contribution Retirement Plan

Houghton Mifflin maintains a defined contribution retirement plan, the Houghton Mifflin 401(k) Savings Plan, which conforms to Section 401(k) of the Internal Revenue Code, and covers substantially all of Houghton Mifflin’s eligible employees. Participants may elect to contribute up to 50.0% of their compensation subject to an annual limit. Houghton Mifflin provides a matching contribution in amounts up to 4.5% of employee compensation. The 401(k) contribution expense amounted to $7.7 million in 2005, $6.7 million in 2004, and $6.4 million in 2003.

(13) Stock-Based Compensation

Years Ended December 31, 2005 and 2004

Stock Option Plan:

The Houghton Mifflin Holdings, Inc. 2003 Stock Option Plan (“Option Plan”) was adopted on December 3, 2003 to provide for the grant of options to purchase Holding’s Class A Common Stock. The board of directors of Holdings administers the Option Plan and may, from time to time, grant option awards to directors and employees of the Company and its subsidiaries who, in the opinion of the board, are in a position to make a significant contribution to the success of the Company and its subsidiaries. The board of directors of Holdings may grant options that are time-vested and options that vest based on the attainment of performance goals specified by the board of directors. The number of shares reserved for issuance under the Option Plan is 101,611, subject to adjustment based on any dilution of Holding’s Common Stock. The Option Plan became effective July 1, 2003 and options may be granted under the Option Plan until June 30, 2013.

Participants in the Option Plan have been granted stock options to purchase shares of Holdings Class A Common Stock in three parts, or tranches—Tranche 1, Tranche 2, and Tranche 3. One-third of each participant’s options are in Tranche 1, one-third are in Tranche 2, and one-third are in Tranche 3. Each tranche has its own vesting provisions.

Tranche 1 options vest in equal annual installments over four or five years, based on the terms of the grant. The Tranche 1 options vest ratably and become exercisable on each of the anniversaries of the date of the option grant. The Tranche 2 and Tranche 3 options fully vest and become exercisable on the seventh anniversary of the date they were granted. However, if certain events occur as noted in the Option Plan, the vesting of the Tranche 2

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular data in thousands, except per share data)

and/or Tranche 3 options will be accelerated so that the Tranche 2 and Tranche 3 options also vest and become exercisable, consistent with Tranche 1, on each of the anniversaries of the Option Plan’s effective date.

The Company uses the Black Scholes option-pricing model to calculate the fair value of stock options on the date of grant with the following assumptions used for grants in 2005 and 2004, respectively:

	2005	2004
Expected life (years)	5	5
Expected dividend yield	0.0%	0.0%
Expected volatility	35.0%	35.0%
Risk-free interest rate	3.8%	3.1%

Stock option activity during 2005 and 2004 is as follows:

	Number of Shares	Weighted Average Exercise Price
Balance at December 31, 2003	75.9	$100.00
Granted	10.7	100.00
Forfeited	(9.5)	100.00

Balance at December 31, 2004	77.1	100.00
Granted	27.5	525.00
Forfeited	(9.3)	100.00

Balance at December 31, 2005	95.3	223.00

The weighted-average fair value of options granted in 2005 and 2004 was $192.65 per share and $36.03 per share, respectively. The weighted average remaining contractual life of options outstanding at December 31, 2005 was 8.2 years.

Deferred Compensation Plan:

In January 2003, the Company established a Deferred Compensation Plan. The Deferred Compensation Plan was offered to certain executives and key employees of Houghton Mifflin, allowing the employees to defer receipt of all or a portion of their retention agreement payments in exchange for an interest in the common stock of Holdings. In January 2003, thirty-four of Houghton Mifflin’s employees elected to participate in the Deferred Compensation Plan and deferred an aggregate $4.6 million of payments due pursuant to their respective retention agreements in exchange for common stock ownership in Holdings.

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular data in thousands, except per share data)

(14) Disclosures About Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair market values of the Company’s financial instruments at December 31, 2005 and 2004. The fair value of a financial instrument is deemed to be the amount at which the instrument could be exchanged in a current transaction between willing parties.

	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$227,068	$227,068	$148,120	$148,120
Short-term investments	—	—	54,200	54,200
Interest rate swaps—liability	—	—	1,314	1,314
Financial liabilities:
7.20% notes	140,731	155,813	138,966	157,500
8.25% notes	600,000	624,000	600,000	645,000
9.875% notes	397,790	430,000	397,478	436,000
11.50% notes	193,993	204,050	173,471	194,775
Other	62	62	112	112

The fair market values of financial instruments were estimated based on market conditions and perceived risks at December 31, 2005 and 2004 and require varying degrees of management judgment. The factors used to estimate these values may not be valid on any subsequent date. Accordingly, the fair market value of the financial instruments presented may not be indicative of their future values.

(15) Commitments and Contingencies

Operating Lease Obligations:

The Company has operating leases for various real property, office facilities, and warehouse equipment that expire at various dates through 2017. Certain leases contain renewal and escalation clauses for a proportionate share of operating expenses.

The future minimum rental commitments under all noncancelable leases (with initial or remaining lease terms in excess of one year) for real estate and equipment are payable as follows:

2006	$25,161
2007	19,764
2008	20,608
2009	19,916
2010	20,303
Thereafter	21,619

Total minimum lease payments	$127,371

Rent expense, net of sublease income, was $27.0 million, $24.4 million, and $26.1 million, in 2005, 2004, and 2003, respectively.

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular data in thousands, except per share data)

Contingencies:

The Company is involved in ordinary and routine litigation and matters incidental to its business. There are no such matters pending that the Company expects to be material in relation to its financial condition, results of operations, or cash flows.

Houghton Mifflin is contingently liable for $32.6 million of performance bonds, surety bonds, and letters of credit, posted as security for its operating activities. An aggregate of $24.7 million of letters of credit existed at December 31, 2005, $18.2 of which backed performance and surety bonds. Under the terms of Houghton Mifflin’s Revolver, outstanding letters of credit are deducted from the unused borrowing capacity under this facility.

The Company routinely enters into standard indemnification provisions as part of license agreements involving use of its intellectual property. These provisions typically require the Company to indemnify and hold harmless licensees in connection with any infringement claim by a third party relating to the intellectual property covered by the license agreement. The Assessment Group routinely enters into contracts with customers that contain provisions requiring the Company to indemnify the customer against a broad array of potential liabilities resulting from any breach of the contract or the invalidity of the test. Although the term of these provisions and the maximum potential amounts of future payments the Company could be required to make is not limited, the Company has never incurred any costs to defend or settle claims related to these types of indemnification provisions. The Company therefore believes the estimated fair value of these provisions is minimal, and has no liabilities recorded for them as of December 31, 2005.

(16) Contributed Capital and Related Party Transactions

The Sponsors:

Houghton Mifflin entered into a management services agreement with THL, Bain Capital, and Blackstone on December 30, 2002. Under the terms of the agreement, the Sponsors provided Houghton Mifflin the following services: (i) advice in connection with the negotiation of agreements, contracts, documents, and instruments necessary to provide Houghton Mifflin with financing from banks on terms and conditions satisfactory to Houghton Mifflin; and (ii) financial, managerial, and operational advice in connection with its day-to-day operations, including, without limitation, advice with respect to the development and implementation of strategies for improving the operating, marketing, and financial performance of Houghton Mifflin. Houghton Mifflin has agreed to pay the Sponsors a management fee in an aggregate amount not to exceed $5.0 million, plus out of pocket expenses, annually, payable quarterly in advance, in exchange for these services. The terms of this arrangement shall continue, unless terminated by agreement of two of the three Sponsors. If terminated, Houghton Mifflin is obligated to pay all unpaid fees through the date of termination plus the net present value of all annual fees that would be due through December 31, 2012. The net present value of this contingent liability at December 31, 2005 is estimated to be $18.4 million.

(17) Segment Information

The Company’s geographic area of operation is predominantly the United States. Export or foreign sales to locations outside the United States are not significant to the Company’s business segments. No single customer accounts for more than 10% of consolidated net sales. The Company’s largest single customer is Barnes & Noble, which purchases both College and Trade and Reference products and accounted for 11% of accounts receivable as of December 31, 2005. Although the loss of a single customer, including Barnes & Noble, or a few

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular data in thousands, except per share data)

customers would not have a material adverse effect on the Company’s business, schedules of school adoptions and market acceptance of the Company’s products can materially affect year-to-year revenue performance. The Company evaluates the performance of its operating segments based on the profit and loss from operations before interest income and expense, income taxes, and nonrecurring and extraordinary items. The significant accounting policies of the reportable segments are the same as those for the Company.

The Company has seven operating divisions with separate management teams and infrastructures that offer various products and services. These divisions have been aggregated into three reportable segments based on similar economic characteristics, products and services, production process, class of customers, and distribution method, as follows:

K-12 Publishing:

This segment consists of four divisions: School Division, McDougal Littell, Great Source Education Group (which includes CCI), and the Assessment Group (which includes Riverside and Edusoft). This operating segment includes textbooks, instructional materials and services, tests for measuring achievement and aptitude, clinical and special needs testing products, multimedia instructional programs, and career guidance products and services. The principal markets for these products are elementary and secondary schools.

College Publishing:

The College Division is the sole business unit reported in this segment. This operating segment includes textbooks, ancillary products such as workbooks and study guides, technology-based instructional materials, and services for introductory and upper level courses in the post-secondary education market. Products may be in print or electronic form. The principal markets for these products are two and four year colleges and universities. These products are also sold to high schools for advanced placement courses and to for-profit, certificate-granting institutions that offer skill-based training and job placement.

Trade and Reference Publishing:

This segment consists of the Trade and Reference Division and Kingfisher. Kingfisher management reports functionally to the Trade and Reference Division. This operating segment publishes fiction and nonfiction for adults and children, dictionaries, and other reference works. This segment also licenses book rights to paperback publishers, book clubs, web sites, and other publishers and electronic businesses in the United States and abroad. Its principal markets are retail stores, including Internet bookstore sites and wholesalers. It also sells reference materials to schools, colleges, libraries, office supply distributors, and businesses.

The reconciliation of segment operating income to consolidated statements of operations is as follows:

	2005	2004	2003
Total operating income from reportable segments	$59,353	$21,941	$49,904
Unallocated income (expense):
Net interest expense	(132,341)	(127,993)	(117,079)
Debt extinguishment costs	—	—	(48,427)
Other income (expense)	10	184	(39)

Loss from continuing operations before taxes and loss from discontinued operations	$(72,978)	$(105,868)	$(115,641)

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular data in thousands, except per share data)

Summarized financial information concerning the Company’s reportable segments is shown in the following tables, except as disclosed below. The consolidated financial information reported below has been adjusted to remove the results of Promissor from Other for all periods presented. The “Other” column includes unallocated corporate-related items and non-recurring items. In 2005, the Company also changed its method of allocating certain corporate expenses. The financial information reported in the following tables reflects the impact of these changes on all years presented.

	K-12 Publishing	College Publishing	Trade and Reference Publishing	Other	Consolidated
Year ended December 31, 2005:
Net sales from external customers	$925,460	$228,344	$128,263	$—	$1,282,067
Depreciation and amortization	177,701	39,010	8,903		225,614
Segment operating income (loss)	71,190	6,088	(5,948)	(11,977)	59,353
Identifiable assets	1,668,570	361,205	213,396	—	2,243,171
Total assets	1,668,570	361,205	213,396	—	2,243,171
Purchase of property, plant, and equipment including pre-publication costs	126,342	27,582	14,001		167,925

Year ended December 31, 2004:
Net sales from external customers	$849,809	$220,891	$148,189	$—	$1,218,889
Depreciation and amortization	167,317	39,163	11,930	—	218,410
Segment operating income (loss)	40,326	416	(794)	(18,007)	21,941
Identifiable assets	1,816,498	178,165	291,697	—	2,286,360
Total assets	1,816,498	178,165	291,697	—	2,286,360
Purchase of property, plant, and equipment including pre-publication costs	101,549	28,350	3,704		133,603

Year ended December 31, 2003:
Net sales from external customers	$848,372	$226,099	$125,129	$—	$1,199,600
Depreciation and amortization	143,682	39,866	4,200	—	187,748
Segment operating income (loss)	65,556	5,039	(5,287)	(15,404)	49,904
Identifiable assets	2,151,429	93,848	104,708	—	2,349,985
Acquired assets	64,422	—	—	—	64,422
Total assets	2,215,851	93,848	104,708	—	2,414,407
Purchase of property, plant, and equipment including pre-publication costs	93,549	19,127	3,794	—	116,470

Deferred issuance costs in 2005 and 2004 of $4.9 million and $5.4 million and a deferred tax asset valuation allowance of $0.4 million in both years resulted in total assets from continuing operations of $2,247.6 million and $2,291.4 million for the Company as of December 31, 2005 and 2004, respectively.

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular data in thousands, except per share data)

(18) Subsequent Events

In May 2006, the Company engaged in a reorganization transaction pursuant to which three new companies were formed, Houghton Mifflin Holding Company, Inc. (“Parent”), Houghton Mifflin, LLC (“Issuer”), and Houghton Mifflin Finance, Inc. (“Co-issuer”). To effectuate the reorganization, Holdings’ equity holders contributed their equity in Holdings in exchange for equity in Parent. Upon completion of this reorganization, the Sponsors and management of the Company beneficially own Parent, Issuer is a wholly owned subsidiary of Parent, and Holdings is a wholly owned subsidiary of Issuer. Co-issuer is a 100% owned finance subsidiary of Issuer.

In addition, Issuer completed an offering of $300 million aggregate principal of Floating Rate Senior PIK Notes due 2011 (the “Notes”) in a private placement. The net proceeds from this offering after fees and expenses and underwriters’ discount, were $290.0 million and were used to pay a dividend to Parent, which in turn paid a dividend to owners of Class L common stock of the Parent. As of May 31, 2006, the cumulative preference value was $4,366 per Class L common share. The Notes are unsecured and are not guaranteed by any of the assets of either Publishing or Houghton Mifflin.

In connection with this transaction and also in May 2006, Houghton Mifflin paid one-time bonuses totaling approximately $21.7 million to certain members of its management and recorded a corresponding compensation charge. This bonus was funded by Houghton Mifflin’s existing cash balance and not from the proceeds of the aforementioned private placement.

On May 31, 2006, the Company entered into an asset purchase agreement with Achievement Technologies, Inc. (“ATI”), a privately held educational software solution and service company, to acquire ATI’s research-based instructional and tutoring product, SkillsTutor, for $18.5 million in cash. The agreement also provides for contingent payments of up to $4 million, based upon the achievement of certain performance targets over the next three years, as well as certain commissions and other payments to ATI. Additionally, the agreement provides ATI with a license to use the SkillsTutor product in connection with ATI’s ongoing business and retained assets, and also provides the Company with an option to purchase certain retained assets of ATI on or before June 15, 2007. As of the date of the transaction, Michael Perik was a director of the Company and a shareholder and President and Chief Executive Officer of ATI. Tibbar, LLC and Tibbar FF, LLC, additional parties to the asset purchase agreement, are affiliates of Thomas H. Lee Partners, L.P. and its affiliates, which are shareholders of Houghton Mifflin Holdings, Inc.

(19) Subsequent Events (unaudited)

On June 12, 2006, Michael Perik resigned as a director of the Company and became Chairman of Houghton Mifflin’s Assessment Group.

HOUGHTON MIFFLIN HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular data in thousands, except per share data)

(19) Quarterly Financial Data

SUMMARY OF OPERATIONS BY QUARTER (UNAUDITED)

	Year ended December 31, 2005
	First	Second	Third	Fourth	Year
Net Sales	$132,354	$324,942	$610,084	$214,687	$1,282,067
Operating income (loss) from continuing operations	(118,839)	22,530	222,580	(66,918)	59,353
Net income (loss) from continuing operations	(96,598)	(7,311)	121,838	(74,181)	(56,252)
Net income (loss) available to common stockholders	(98,083)	(5,413)	121,332	(79,876)	(62,040)

	Year ended December 31, 2004
	First	Second	Third	Fourth	Year
Net sales	$124,924	$314,810	$554,432	$224,723	$1,218,889
Operating income (loss) from continuing operations	(111,225)	20,969	184,191	(71,994)	21,941
Net income (loss) from continuing operations	(88,960)	(9,890)	97,714	(66,052)	(67,188)
Net income (loss) available to common stockholders	(90,454)	(8,398)	95,793	(67,327)	(70,386)

The above quarterly information reflects the seasonal fluctuations of the Company’s educational publishing business.

SUPPLEMENTAL SCHEDULE

HOUGHTON MIFFLIN HOLDINGS, INC.

SCHEDULE II—CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS

Years ended December 31, 2005, 2004, and 2003

(In thousands of dollars)

		Additions
	Balance at beginning of year	Charged to cost and expense		Charged to other accounts		Deductions		Balance at end of year
2005
Allowance for bad debts	$5,000	$535		$—		$715	(4)	$4,820
Allowance for book returns	32,315	90,625		—		93,451	(2)	29,489
Allowance for author advances	45,968	4,591		—		357	(3)	50,202
Allowance for inventory valuation	60,704	22,753		—		25,832	(5)	57,625

2004
Allowance for bad debts	$4,336	$1,194		$—		$530	(4)	$5,000
Allowance for book returns	29,316	90,351		—		87,352	(2)	32,315
Allowance for author advances	38,949	7,251		—		232	(3)	45,968
Allowance for inventory valuation	61,534	24,668		—		25,498	(5)	60,704

2003
Allowance for bad debts	$7,061	$976	(4)	$(2,500	)(1)	$1,318	(4)	$4,336
Allowance for book returns	32,568	92,342		—		95,594	(2)	29,316
Allowance for author advances	33,211	4,965		1,000		227	(3)	38,949
Allowance for inventory valuation	50,211	21,639		11,752	(1)	22,068	(5)	61,534

(1)	Reflects additions (deductions) to the allowance from acquisitions.
(2)	Books actually returned during the year.
(3)	Write-offs of unearned author advances.
(4)	Write-offs of uncollectible customer receivables, net of recoveries.
(5)	Inventory physically destroyed during the year.

Houghton Mifflin, LLC

Houghton Mifflin Finance, Inc.

Offer to exchange up to $300,000,000 aggregate principal amount of Floating Rate Senior PIK Notes due 2011, which have been registered under the Securities Act of 1933, for Any And All Outstanding Floating Rate Senior PIK Notes due 2011.

Until                     , 2006 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Houghton Mifflin, LLC

Section 18-108 of the Limited Liability Company Act of the State of Delaware, as amended, under which Houghton Mifflin, LLC (the “Issuer”) is formed, empowers a limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Issuer’s Limited Liability Company Agreement provides that Issuer will indemnify its members and officers to the maximum extent permitted by the laws of the State of Delaware. Section 17.3 of the Limited Liability Company Agreement provides as follows:

“17.3 Indemnifications. This Company shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a member of the Board of Managers or officer of this Company or while a member of the Board of Managers or officer is or was serving at the request of this Company as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, against expenses (including, without limitation, attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this Company to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification and advancement of expenses shall not be exclusive of other indemnification rights arising as a matter of law, under any by-law, agreement, vote of the Board of Managers or Member or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph 17.3 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this paragraph 17.3 shall not adversely affect any right or protection of a member of the Board of Managers or officer of this Company with respect to any acts or omissions of such member of the Board of Managers or officer occurring prior to such repeal or modification.”

As also permitted by the Limited Liability Company Act of Delaware, Issuer or its affiliates have purchased directors’ and officers’ liability insurance, which insures against certain liabilities incurred in connection with the performance of their duties.

Houghton Mifflin Finance, Inc.

As permitted by Delaware law, the Certificate of Incorporation (the “Certificate of Incorporation”) of Houghton Mifflin Finance, Inc. (the “Co-issuer”) contains indemnification provisions to the effect that, subject to certain standards, directors and officers may be indemnified by the Co-issuer for all liabilities incurred by them in connection with any proceeding in which they are involved as a result of serving or having served as a director or officer of the Co-issuer or, at the request of the Co-issuer, as a director or officer of any other organization, including service with respect to employee benefit plans.

As permitted by Delaware law, the Certificate of Incorporation provides that a director of the Co-issuer will not be personally liable to the Co-issuer or its stockholders for monetary damages arising out of the director’s breach of his or her fiduciary duty, except to the extent that the General Corporation Law of the State of Delaware (the “DGCL”) does not permit exemption from such liability. Currently, Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto or eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

As also permitted by the DGCL, the Co-issuer or its affiliates have purchased directors’ and officers’ liability insurance, which insures against certain liabilities incurred in connection with the performance of their duties.

Item 21.	Exhibits and Financial Statement Schedules

Reference is made to the information contained in the Exhibit Index filed as part of this Registration Statement, which information is incorporated by reference pursuant to Rule 411 of the Securities and Exchange Commission’s Rules and Regulations under the Securities Act of 1933.

Item 22.	Undertakings

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) That, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or in securities provided by or on behalf of the undersigned registrants; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

Insofar as indemnification for liabilities arising under Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrants have duly caused this amendment to the registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Boston, Commonwealth of Massachusetts, on July 7, 2006.

HOUGHTON MIFFLIN, LLC HOUGHTON MIFFLIN FINANCE, INC.

By:	/s/ PAUL D. WEAVER
Name: Title:	Paul D. Weaver General Counsel Houghton Mifflin, LLC Houghton Mifflin Finance, Inc.

Pursuant to the requirements of the Securities Act, this registration statement has been signed on July 7, 2006 by or on behalf of the following persons in the capacities indicated.

Signature	Title

* Anthony Lucki	President, Chief Executive Officer and Director (principal executive officer)

* Stephen C. Richards	Executive Vice President, Chief Operating Officer, and Chief Financial Officer (principal financial officer and principal accounting officer)

* Charles Brizius	Director

* Robert Friedman	Director

* Steve Gandy	Director

Signature	Title

* Jonathan Goodman	Director

* Seth Lawry	Director

* James Levy	Director

* Mark Nunnelly	Director

* James Quella	Director

* Scott Sperling	Director

* Michael Ward	Director

*By Power of Attorney /S/ PAUL D. WEAVER Paul D. Weaver	Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description	Page Number in this Registration Statement
3.1	Certificate of Formation of Houghton Mifflin, LLC

Filed as Exhibit 3.1 to Houghton Mifflin, LLC’s and Houghton Mifflin Finance, Inc.’s Registration Statement on Form S-4 filed on June 1, 2006 and incorporated by reference into this registration statement

3.2	Limited Liability Company Agreement of Houghton Mifflin, LLC

Filed as Exhibit 3.2 to Houghton Mifflin, LLC’s and Houghton Mifflin Finance, Inc.’s Registration Statement on Form S-4 filed on June 1, 2006 and incorporated by reference into this registration statement

3.3	Certificate of Incorporation of Houghton Mifflin Finance, Inc.

Filed as Exhibit 3.3 to Houghton Mifflin, LLC’s and Houghton Mifflin Finance, Inc.’s Registration Statement on Form S-4 filed on June 1, 2006 and incorporated by reference into this registration statement

3.4	By-Laws of Houghton Mifflin Finance, Inc.

Filed as Exhibit 3.4 to Houghton Mifflin, LLC’s and Houghton Mifflin Finance, Inc.’s Registration Statement on Form S-4 filed on June 1, 2006 and incorporated by reference into this registration statement

4.1	Indenture, dated as of January 30, 2003, between Houghton Mifflin Company and Wells Fargo Bank Minnesota, N.A., regarding the 9.785% Senior Subordinated Notes due 2013	Filed as Exhibit 4.1 to Houghton Mifflin Company’s Registration Statement on Form S-4 filed on May 30, 2003 and incorporated by reference into this registration statement

4.2	Indenture, dated as of January 30, 2003, between Houghton Mifflin Company and Wells Fargo Bank Minnesota, N.A, regarding the 8.250% Senior Notes due 2011	Filed as Exhibit 4.2 to Houghton Mifflin Company’s Registration Statement on Form S-4 filed on May 30, 2003 and incorporated by reference into this registration statement

4.3	Form of 9.785% Senior Subordinated Notes due 2013	Contained in Exhibit 4.1

4.4	Form of 8.250% Senior Notes due 2011	Contained in Exhibit 4.2

4.5

Exchange and Registration Rights Agreement, dated as of January 30, 2003, among Houghton Mifflin Company and Goldman, Sachs & Co., CIBC World Markets Corp., Deutsche Bank Securities Inc., and Fleet Securities, Inc., regarding the 9.875% Senior Subordinated Notes due 2013

Filed as Exhibit 4.5 to Houghton Mifflin Company’s Registration Statement on Form S-4 filed on May 30, 2003 and incorporated by reference into this registration statement

4.6

Exchange and Registration Rights Agreement, dated as of January 30, 2003, among Houghton Mifflin Company and Goldman, Sachs & Co., CIBC World Markets Corp., Deutsche Bank Securities Inc., and Fleet Securities, Inc., regarding the 8.250% Senior Notes due 2011

Filed as Exhibit 4.6 to Houghton Mifflin Company’s Registration Statement on Form S-4 filed on May 30, 2003 and incorporated by reference into this registration statement

Exhibit Number	Description	Page Number in this Registration Statement
4.7	Indenture, dated as of March 15, 1994, between U.S. Bank N.A., as successor trustee, and Houghton Mifflin Company, regarding the 7.20% Senior Secured Notes due 2011	Filed as Exhibit 4.7 to Houghton Mifflin Company’s Registration Statement on Form S-4 filed on May 30, 2003 and incorporated by reference into this registration statement

4.8	First Supplemental Indenture, dated as of July 27, 1995, between U.S. Bank N.A., as successor trustee, and Houghton Mifflin Company, regarding the 7.20% Senior Secured Notes due 2011	Filed as Exhibit 4.8 to Houghton Mifflin Company’s Registration Statement on Form S-4 filed on May 30, 2003 and incorporated by reference into this registration statement

4.9	Second Supplemental Indenture, dated as of December 30, 2002, between U.S. Bank N.A., as successor trustee, and Houghton Mifflin Company, regarding the 7.20% Senior Secured Notes due 2011	Filed as Exhibit 4.9 to Houghton Mifflin Company’s Registration Statement on Form S-4 filed on May 30, 2003 and incorporated by reference into this registration statement

4.10	Third Supplemental Indenture, dated as of February 7, 2003, between U.S. Bank N.A., as successor trustee, and Houghton Mifflin Company, regarding the 7.20% Senior Secured Notes due 2011	Filed as Exhibit 4.10 to Houghton Mifflin Company’s Registration Statement on Form S-4 filed on May 30, 2003 and incorporated by reference into this registration statement

4.11	Form of 7.20% Senior Secured Note due 2011	Contained in Exhibit 4.7

4.12	Indenture, dated as of October 3, 2003, between HM Publishing Corp. and Wells Fargo Bank Minnesota N.A., regarding the 11.5% Senior Discount Notes due 2013	Filed as Exhibit 4.11 to HM Publishing Corp.’s Registration Statement on Form S-4 on November 24, 2003, and incorporated by reference to this report

4.13	Form of 11.5% Senior Discount Notes due 2013	Contained in Exhibit 4.12

4.14

Exchange and Registration Rights Agreement, dated as of October 3, 2003, among HM Publishing Corp. and Deutsche Bank Securities Inc., CIBC World Markets Corp., Goldman, Sachs & Co., Fleet Securities, Inc., and Banc One Capital Markets, Inc., regarding the 11.5% Senior Discount Notes due 2013

Filed as Exhibit 4.13 to HM Publishing Corp.’s Registration Statement on Form S-4 on November 24, 2003, and incorporated by reference into this registration statement

4.15	Indenture, dated as of May 9, 2006, among Houghton Mifflin, LLC, Houghton Mifflin Finance, Inc. and Wells Fargo Bank, National Association, regarding the Floating Rate Senior PIK Notes due 2011

Filed as Exhibit 4.15 to Houghton Mifflin, LLC’s and Houghton Mifflin Finance, Inc.’s Registration Statement on Form S-4 filed on June 1, 2006 and incorporated by reference into this registration statement

4.16	Form of Floating Rate Senior PIK Note due 2011	Contained in Exhibit 4.15

4.17

Exchange and Registration Rights Agreement, dated as of May 9, 2006, among Houghton Mifflin, LLC, Houghton Mifflin Finance, Inc., Deutsche Bank Securities Inc., and Goldman, Sachs & Co. regarding the Floating Rate Senior PIK Notes due 2011

Filed as Exhibit 4.17 to Houghton Mifflin, LLC’s and Houghton Mifflin Finance, Inc.’s Registration Statement on Form S-4 filed on June 1, 2006 and incorporated by reference into this registration statement

5.1	Opinion of Simpson Thacher & Bartlett LLP as to the legality of the securities being registered	To be filed by amendment

Exhibit Number	Description	Page Number in this Registration Statement
10.1	Assumption Agreement, dated as of December 30, 2002, between Versailles Acquisition Corporation and Houghton Mifflin Company	Filed as Exhibit 10.1 to Houghton Mifflin Company’s Registration Statement on Form S-4 filed on May 30, 2003 and incorporated by reference into this registration statement

10.2

Amended and Restated Credit and Guaranty Agreement, dated as of March 5, 2003, as amended by the Amendment, dated as of September 29, 2003, among HM Publishing Corp., Houghton Mifflin Company, Houghton Mifflin Holdings, Inc., and Canadian Imperial Bank of Commerce, as Administrative Agent, by and among Houghton Mifflin Holdings, Inc., Houghton Mifflin Company, certain lenders named therein, and CIBC World Markets Corp. and Goldman Sachs Credit Partners L.P., as Joint Lead Arrangers and Joint Bookrunners, Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities Inc., as Co-Syndication Agents, and Canadian Imperial Bank of Commerce, as Administrative Agent and Collateral Trustee, Fleet Securities Inc. and Bank One, N.A., as Co-Documentation Agents, and General Electric Capital Corporation, as Senior Managing Agent.

Filed as Exhibit 10.2 to HM Publishing Corp.’s Registration Statement on Form S-4 filed on November 24, 2003 and incorporated by reference into this registration statement

10.3	Second Amendment to the Amended and Restated Credit and Guaranty Agreement, dated as of November 22, 2005.	Filed as Exhibit 10.3 to HM Publishing Corp. and Houghton Mifflin Company’s Form 10-K for the year ended December 31, 2005 and incorporated by reference into this registration statement

10.4	Pledge and Security and Collateral Trust Agreement, dated as of December 30, 2002, between Versailles Acquisition Corporation and Canadian Imperial Bank of Commerce	Filed as Exhibit 10.3 to Houghton Mifflin Company’s Registration Statement on Form S-4 filed on May 30, 2003 and incorporated by reference into this registration statement

10.5	Pledge and Security Agreement, dated as of December 30, 2002, between Versailles U.S. Holding Inc. and Canadian Imperial Bank of Commerce	Filed as Exhibit 10.4 to Houghton Mifflin Company’s Registration Statement on Form S-4 filed on May 30, 2003 and incorporated by reference into this registration statement

10.6	Share Purchase Agreement, dated as of November 4, 2002, among Vivendi Universal, S.A., Vivendi Communications North America, Inc., and Versailles Acquisition Corporation	Filed as Exhibit 10.5 to Houghton Mifflin Company’s Registration Statement on Form S-4 filed on May 30, 2003 and incorporated by reference into this registration statement

10.7	Amendment No. 1 to Share Purchase Agreement, dated as of December 29, 2002, among Vivendi Universal S.A., Vivendi Communications North America, Inc., and Versailles Acquisition Corporation	Filed as Exhibit 10.6 to Houghton Mifflin Company’s Registration Statement on Form S-4 filed on May 30, 2003 and incorporated by reference into this registration statement

10.8	Form of Senior Executive Retention Agreement and amendment letter thereto	Filed as Exhibit 10.7 to Houghton Mifflin Company’s Registration Statement on Form S-4 filed on May 30, 2003 and incorporated by reference into this registration statement

Exhibit Number	Description	Page Number in this Registration Statement
10.9	Trust Agreement for Houghton Mifflin Holdings, Inc. 2003 Deferred Compensation Plan	Filed as Exhibit 10.8 to Houghton Mifflin Company’s Registration Statement on Form S-4 filed on May 30, 2003 and incorporated by reference into this registration statement

10.10	2003 Deferred Compensation Plan	Filed as Exhibit 10.9 to Houghton Mifflin Company’s Registration Statement on Form S-4 filed on May 30, 2003 and incorporated by reference into this registration statement

10.11	Form of 2003 Senior Executive Retention Agreement Waiver and Election	Filed as Exhibit 10.10 to Houghton Mifflin Company’s Registration Statement on Form S-4 filed on May 30, 2003 and incorporated by reference into this registration statement

10.12	Employment Agreement of Mr. Gerald T. Hughes	Filed as Exhibit 10.13 to Houghton Mifflin Company’s Registration Statement on Form S-4 filed on May 30, 2003 and incorporated by reference into this registration statement

10.13	Employment Agreement of Mr. Anthony Lucki	Filed as Exhibit 10.1 to Houghton Mifflin Company’s current report on Form 8-K filed October 1, 2003 and incorporated by reference into this registration statement

10.14	2005 Management Incentive Compensation Plan

Filed as Exhibit 10.2 to HM Publishing Corp. and Houghton Mifflin Company’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2005 and incorporated by reference into this registration statement

10.15

Stockholders Agreement, dated as of December 30, 2002, among Houghton Mifflin Company, Houghton Mifflin Holdings, Inc., and Bain Capital, LLC, Thomas H. Lee Partners, L.P., and The Blackstone Group L.P

Filed as Exhibit 10.15 to Houghton Mifflin Company’s Registration Statement on Form S-4/A filed on July 10, 2003 and incorporated by reference into this registration statement

10.16

Management Agreement, dated as of December 30, 2002, among Houghton Mifflin Company, Houghton Mifflin Holdings, Inc., and Bain Capital Partners LLC, THL Managers V, L.L.C., and Blackstone Management Partners III L.L.C

Filed as Exhibit 10.16 to Houghton Mifflin Company’s Registration Statement on Form S-4/A filed on July 10, 2003 and incorporated by reference into this registration statement

10.17	First Amendment to Lease by and among Davis Church Office Development, L.L.C., as landlord, and Houghton Mifflin Company, as tenant, dated as of July 25, 2002	Filed as Exhibit 10.17 to Houghton Mifflin Company’s Registration Statement on Form S-4 filed on May 30, 2003 and incorporated by reference into this registration statement

10.18	Second Amendment to Lease by and among Davis Church Office Development, L.L.C., as landlord, and Houghton Mifflin Company, as tenant, dated as of October 1, 2002	Filed as Exhibit 10.18 to Houghton Mifflin Company’s Registration Statement on Form S-4 filed on May 30, 2003 and incorporated by reference into this registration statement

10.19	Office Lease by and between Davis Church Office Development, L.L.C., as landlord, and Houghton Mifflin Company, as tenant	Filed as Exhibit 10.19 to Houghton Mifflin Company’s Registration Statement on Form S-4 filed on May 30, 2003 and incorporated by reference into this registration statement

Exhibit Number	Description	Page Number in this Registration Statement
10.20	Lease by and between Two Twenty Two Berkeley Venture, as Landlord, and Houghton Mifflin Company, as Tenant	Filed as Exhibit 10.20 to Houghton Mifflin Company’s Registration Statement on Form S-4/A filed on May 30, 2003 and incorporated by reference into this registration statement

10.21	Fourth Amendment to Lease by and between Two Twenty Two Berkeley Ventures, as Landlord, and Houghton Mifflin Company, as Tenant

Filed as Exhibit 10.1 to HM Publishing Corp. and Houghton Mifflin Company’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2005 and incorporated by reference into this registration statement

10.22	Amended and Restated Lease between Five Hundred Boylston West Venture, as Landlord, and Houghton Mifflin Company, as Tenant, dated as of July 28, 2005	Filed as Exhibit 10.2 to HM Publishing Corp. and Houghton Mifflin Company’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2005 and incorporated by reference to this report

10.23	Houghton Mifflin Holdings, Inc. 2003 Stock Option Plan	Filed as Exhibit 10.26 to HM Publishing Corp.’s Registration Statement on Form S-4/A filed on March 26, 2004 and incorporated by reference into this registration statement

10.24	Form of Employment Security Agreement	Filed as Exhibit 10.28 to HM Publishing Corp.’s Registration Statement on Form S-4/A filed on March 26, 2004 and incorporated by reference into this registration statement

10.25	Form of Option Agreement under the Houghton Mifflin Holdings, Inc. 2003 Stock Option Plan	Filed as Exhibit 10.29 to HM Publishing Corp.’s Registration Statement on Form S-4/A filed on March 26, 2004 and incorporated by reference into this registration statement

10.26	Stock Purchase agreement among Houghton Mifflin Company, Promissor, Inc., NCS Pearson, Inc., and Pearson Autumn Acquisition, Inc., dated as of January 23, 2006	Filed as Exhibit 10.1 to HM Publishing Corp. and Houghton Mifflin Company’s Form 10-Q for the quarterly period ended March 31, 2006 and incorporated by reference into this registration statement

10.27	Sublease Agreement dated January 12, 2006, by and between Sara Lee Coffee & Tea North America, a division of Sara Lee/DE International BV, as sublandlord and Houghton Mifflin Company, as subtenant	Filed as Exhibit 10.2 to HM Publishing Corp. and Houghton Mifflin Company’s Form 10-Q for the quarterly period ended March 31, 2006 and incorporated by reference into this registration statement

10.28

Landlord Consent to Sublease dated January 12, 2006, by and among 3800 Golf Road LLC, as landlord, Sara Lee Coffee & Tea North America, a division of Sara Lee/DE International BV, as sublandlord, and Houghton Mifflin Company, as subtenant

Filed as Exhibit 10.3 to HM Publishing Corp. and Houghton Mifflin Company’s Form 10-Q for the quarterly period ended March 31, 2006 and incorporated by reference into this registration statement

Exhibit Number	Description	Page Number in this Registration Statement
12.1	Statement re Computation of Ratios

Filed as Exhibit 12.1 to Houghton Mifflin, LLC’s and Houghton Mifflin Finance, Inc.’s Registration Statement on Form S-4 filed on June 1, 2006 and incorporated by reference into this registration statement

16.1	Letter from Ernst & Young LLP dated July 10, 2003	Filed as Exhibit 16.1 to Houghton Mifflin Company’s Registration Statement on Form S-4/A filed on July 10, 2003 and incorporated by reference into this registration statement

21.1	Subsidiaries of the Registrant	Filed as Exhibit 21.1 to HM Publishing Corp. and Houghton Mifflin Company’s Form 10-K for the year ended December 31, 2005 and incorporated by reference into this registration statement

23.1	Consent of Simpson Thacher & Bartlett LLP	Contained in Exhibit 5.1

23.2	Consent of PricewaterhouseCoopers LLP	Filed herewith

24.1	Power of Attorney	Contained on signature page to Houghton Mifflin, LLC’s and Houghton Mifflin Finance, Inc.’s Registration Statement on Form S-4 filed on June 1, 2006

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wells Fargo Bank, National Association

Filed as Exhibit 25.1 to Houghton Mifflin, LLC’s and Houghton Mifflin Finance, Inc.’s Registration Statement on Form S-4 filed on June 1, 2006 and incorporated by reference into this registration statement

99.1	Form of Letter of Transmittal	To be filed by amendment

99.2	Form of Notice of Guaranteed Deliver	To be filed by amendment

99.3	Form of Letters to Brokers, Banks, etc.	To be filed by amendment

99.4	Form of Letter to Clients	To be filed by amendment